Prospectus	Filed pursuant to 424(b)(4)
Registration No. 333-215682

InspireMD, Inc.

1,171,875 Units Each Consisting of One Share of Series C Convertible Preferred Stock Warrants to Purchase Four Shares of Common Stock
and Short-Term Warrants to Purchase Four Shares of Common Stock

 4,687,500 Shares of Common Stock Underlying the Series C Convertible Preferred Stock

4,687,500 Shares of Common Stock Underlying the Warrants

4,687,500 Shares of Common Stock Underlying the Short-Term Warrants

We are offering up to 1,171,875 units, with each unit consisting of (i) one share of our Series C Convertible Preferred Stock (the “Preferred Stock”), (ii) five-year warrants (the “Series B Warrants”) to purchase four shares of our common stock, and (iii) six-month warrants (the “Series C Warrants” and together with the Series B Warrants, the “Warrants”) to purchase four shares of our common stock (and the shares of common stock issuable from time to time upon conversion of the Preferred Stock and the shares of common stock upon exercise of the Warrants). Each share of Preferred Stock has a stated value of $6.40 and is initially convertible into four shares of our common stock at a conversion price equal to $1.60, subject to adjustment as provided in the certificate of designation. Each Series B Warrant is exercisable for one share of common stock at an exercise price of $2.00 per share of common stock, and each Series C Warrant is exercisable for one share of common stock at an exercise price of $1.60 per share of common stock. The units will be sold for a purchase price equal to $6.40 per unit. Units will not be issued or certificated. The shares of Preferred Stock and the Warrants will be issued separately but can only be purchased together in this offering. Each Warrant will be immediately exercisable.

Our common stock is traded on the NYSE MKT under the symbol “NSPR,” and our warrants sold in our public offering that closed on July 7, 2016 (the “Series A Warrants”), are traded on the NYSE MKT under the symbol “NSPR.WS.” Following completion of this offering, we intend to apply to list the Series B Warrants on the NYSE MKT. No assurance can be given that such listing will be approved. We do not intend to apply for listing of either the Preferred Stock or the Series C Warrants on any securities exchange, and we do not expect that the Preferred Stock or the Series C Warrants will be quoted on any quotation system. On March 8, 2017, the last reported sale price of our common stock and our Series A Warrants as reported on the NYSE MKT was $1.97 per share and $0.36 per warrant.

We have retained Dawson James Securities, Inc. to act as placement agent in connection with this offering and to use its “best efforts” to solicit offers to purchase the units. We have agreed to pay the placement agent a cash fee equal to 8.0% of the gross proceeds of the offering and 3.0% of the proceeds from the exercise of the Series C Warrants. There are no minimum purchase requirements. We may not sell the entire amount of the securities being offered pursuant to this prospectus. The placement agent is not purchasing or selling any securities pursuant to this offering, nor are we requiring any minimum purchase or sale of any specific number of securities. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual public offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth below. See “Plan of Distribution” beginning on page 107 of this prospectus for more information regarding these arrangements.

Investing in our Preferred Stock and Warrants (and the common stock underlying such securities) involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus before making a decision to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$6.40	$7,500,000.00
Placement agent fees(1)	$0.512	$600,000.00
Proceeds, before expenses, to us	$5.888	$6,900,000.00

(1)

In addition, we have agreed to reimburse the placement agent for certain offering-related expenses and have agreed to pay the placement agent a warrant solicitation fee of 3.0% of the proceeds from the exercise of the Series C Warrants. See “Plan of Distribution” for more information.

Because there is no minimum offering amount required as a condition to closing this offering, we may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue the business goals outlined in this prospectus. In addition, because there is no escrow account and no minimum offering amount in this offering, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives due to a lack of interest in this offering. Also, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. See “Risk Factors” for more information. The offering will be terminated by March 31, 2017, and may not be extended.

Affiliates and associated persons of Dawson James Securities, Inc. may invest in this offering on the same terms and conditions as the public investors participating in this offering.

The placement agent expects to deliver the securities against payment in New York, New York on or about March 14, 2017.

DAWSON JAMES SECURITIES, INC.

The date of this prospectus is March 9, 2017

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements.”

This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

i

PROSPECTUS SUMMARY

This summary highlights selected information contained in greater detail elsewhere in this prospectus or incorporated by reference into this prospectus. This summary may not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical financial statements and related notes included elsewhere in this prospectus before making an investment decision. In this prospectus, unless the context requires otherwise, all references to “we,” “our” and “us” refer to InspireMD, Inc., a publicly traded Delaware corporation, and its direct and indirect subsidiaries, including InspireMD Ltd., unless the context requires otherwise.

Unless otherwise indicated, all information in this prospectus reflects a 1-for-10 reverse stock split of our common stock that occurred on October 1, 2015, a 1-for-25 reverse stock split of our common stock that occurred on October 7, 2016, and a 1-for-25 reverse stock split of our Series A Warrants that occurred on November 7, 2016.

Overview

We are a medical device company focusing on the development and commercialization of our proprietary MicroNet™ stent platform technology for the treatment of complex vascular and coronary disease. A stent is an expandable “scaffold-like” device, usually constructed of a metallic material, that is inserted into an artery to expand the inside passage and improve blood flow. Our MicroNet, a micron mesh sleeve, is wrapped over a stent to provide embolic protection in stenting procedures.

Our CGuard™ carotid embolic prevention system (“CGuard EPS”) combines MicroNet and a self-expandable nitinol stent in a single device for use in carotid artery applications. Our CGuard EPS received CE mark approval in the European Union in March 2013, and we launched its release on a limited basis in October 2014. In January 2015, a new version of CGuard, with a rapid exchange delivery system, received CE mark approval in Europe and in September 2015, we announced the full market launch of CGuard EPS in Europe. Subsequently, we launched CGuard EPS in Argentina and Colombia, and have received regulatory approval to commercialize CGuard EPS in Russia. If we receive sufficient proceeds from the exercise of the Series C Warrants, we plan to develop CGuard EPS with a smaller delivery catheter (5 French gauge), which we intend to submit for CE mark approval within three calendar quarters of receiving such proceeds. We believe that CGuard EPS with a smaller delivery catheter will enable us to meet the market demand for minimally invasive devices, have a competitive advantage in penetrating the Asia Pacific market and offer our product for transradial catheterization, which, we believe, is gaining favor among interventionalists. We cannot give any assurance that we will receive sufficient (or any) proceeds from the exercise of the Series C Warrants or the timing of receipt of such proceeds, if ever. We cannot predict when or if the Series C Warrants will be exercised. It is possible that the Series C Warrants may expire and may never be exercised.

Our MGuard™ Prime™ Embolic Protection System (“MGuard Prime EPS”) is marketed for use in patients with acute coronary syndromes, notably acute myocardial infarction (heart attack) and saphenous vein graft coronary interventions (bypass surgery). MGuard Prime EPS combines MicroNet with a bare-metal cobalt-chromium based stent and, together with our first generation MGuard stent combining MicroNet with a bare-metal stainless steel stent, unless otherwise indicated, we refer to both kinds of bare-metal stents as our MGuard coronary products. We market and sell MGuard Prime EPS for the treatment of coronary disease in the European Union. MGuard Prime EPS received CE mark approval in the European Union in October 2010 for improving luminal diameter and providing embolic protection. However, as a result of a shift in industry preferences away from bare-metal stents in favor of drug-eluting (drug-coated) stents, in 2014 we decided to curtail further development of this product in order to focus on the development of a drug-eluting stent product, MGuard DES™. Due to limited resources, though, our efforts have been limited to testing drug-eluting stents manufactured by potential partners for compatibility with MicroNet and seeking to incorporate MicroNet onto a drug-eluting stent manufactured by a potential partner.

We are also developing a neurovascular flow diverter (“NGuard”), which is an endovascular device that directs blood flow away from cerebral aneurysms in order to ultimately seal the aneurysms. Our flow diverter would utilize an open cell, highly flexible metal scaffold to which MicroNet would be attached. We have completed initial pre-clinical testing of this product in both simulated bench models and standard in vivo pre-clinical models.However, as we plan to focus our resources on the further expansion of our sales and marketing activities for CGuard EPS and MGuard Prime EPS and, provided that we have sufficient resources, the development of CGuard EPS with a smaller delivery catheter (5 French gauge) and its submission for CE mark approval, we do not intend to resume further development of NGuard until at least the third quarter of 2018.

We also intend to develop a pipeline of other products and additional applications by leveraging our MicroNet technology to new applications to improve peripheral vascular and neurovascular procedures, such as the treatment of the superficial femoral artery disease, vascular disease below the knee and neurovascular stenting to open diseased vessels in the brain.

Presently, none of our products may be sold or marketed in the United States.

1

During the first quarter of 2015, we implemented a cost reduction/focused spending plan. The plan had four components: (i) reducing headcount; (ii) limiting the focus of clinical and development expenses to only carotid and neurovascular products; (iii) limiting sales and marketing expenses to those related to the CGuard EPS stent launch; and (iv) reducing all other expenses (including conferences, travel, promotional expenses, executive cash salaries, director cash fees, rent, etc.). In addition, we decided to alter our commercial strategy by using third party distributors to drive future sales, as opposed to direct sales to hospitals and clinics, which had previously been our focus. However, we have decided to shift our commercial strategy to focus on direct sales of our products through our own internal sales initiatives as well as through distribution partners. In addition, we have begun to participate in international trade shows and industry conferences in an attempt to gain market exposure and brand recognition.

Recent Developments

On July 7, 2016, we closed a public offering of 442,424 shares of Series B Convertible Preferred Stock and Series A Warrants to purchase up to 1,769,696 shares of common stock. Each share of Series B Convertible Preferred Stock and the accompanying Series A Warrants were sold at a price of $33.00. Each share of Series B Convertible Preferred Stock was initially convertible into four shares of common stock reflecting a conversion price equal to $8.25 per share. Upon completion of this offering, pursuant to the full-ratchet anti-dilution price protection in the certificate of designation for the Series B Convertible Preferred Stock, the conversion price of the Series B Convertible Preferred Stock will be adjusted to $1.60 per share of common stock, and each share of Series B Convertible Preferred Stock will be convertible into 20.625 shares of common stock. The holders of Series B Convertible Preferred Stock will be entitled to receive cumulative dividends at the rate per share of 15% per annum of the stated value for five years, payable in cash or common stock, at our discretion. The Series A Warrants are exercisable immediately and have a term of exercise of five years from the date of issuance and have an exercise price of $5.00 per share of common stock. The Series A Warrants commenced trading on the NYSE MKT under the ticker symbol “NSPR.WS” on August 1, 2016. We received gross proceeds of approximately $14.6 million from the offering, before deducting placement agent fees and offering expenses payable by us.

Growth Strategy

Our primary business objective is to utilize our proprietary technology to become the industry standard for treatment of complex vascular and coronary disease and to provide a superior solution to the common acute problems caused by current stenting procedures, such as restenosis, embolic showers and late thrombosis. We are pursuing the following business strategies in order to achieve this objective.

●	Grow our presence in existing and new markets for CGuard EPS. We have fully launched CGuard EPS in most European and Latin American countries, through a combination of distributor sales organizations. We are also pursuing additional registrations and contracts with local distributors in other countries in Europe, Asia and Latin America.

●	Continue to leverage MicroNet technology to develop additional applications for interventional cardiologists and vascular surgeons. In addition to the applications described above, we believe that we will eventually be able to utilize our proprietary MicroNet technology to address imminent market needs for new product innovations to significantly improve patients’ care. We continue to broadly develop and protect intellectual property using our mesh technology. Examples of some areas include peripheral vascular disease, neurovascular disease, renal artery disease, and bifurcation disease.

●	Establish relationships with collaborative and development partners to fully develop and market our existing and future products. We are seeking strategic partners for collaborative research, development, marketing, distribution, or other agreements, which could assist with our development and commercialization efforts for CGuard EPS and NGuard, as well as future efforts with MGuard Prime EPS, MGuard DES, and other potential products that are based on our MicroNet technology.

●	Continue to protect and expand our portfolio of patents. Our MicroNet technology and the use of patents to protect it are critical to our success. We own numerous patents for our MicroNet technology. Twelve separate patent applications have been filed in the United States, some of which have corresponding patent applications and/or issued patents in Canada, China, Europe, Israel, India, and South Africa. We believe these patents and patent applications collectively cover all of our existing products, and may be useful for protecting our future technological developments. We intend to aggressively continue patenting new technology, and to actively pursue any infringement covered by any of our patents. We believe that our patents, and patent applications once allowed, are important for maintaining the competitive differentiation of our products and maximizing our return on research and development investments.

●	Resume development and successfully commercialize MGuard DES. While we have limited the focus of product development to carotid and neurovascular products, if we resume development of our coronary products, we plan to evaluate opportunities to further develop MGuard DES.

2

Risks Associated with Our Business

Our ability to operate our business and achieve our goals and strategies is subject to numerous risks as discussed more fully in the section titled “Risk Factors,” including, without limitation:

●	our history of recurring losses and negative cash flows from operating activities, significant future commitments and the uncertainty regarding the adequacy of our liquidity to pursue our complete business objectives, and substantial doubt regarding our ability to continue as a going concern;

●

our need to raise additional capital to meet our business requirements in the future and such capital raising may be costly or difficult to obtain and could dilute our stockholders’ ownership interests;

●	our ability to generate revenues from our products and obtain and maintain regulatory approvals for our products;

●	our ability to adequately protect our intellectual property;

●	our dependence on a single manufacturing facility and our ability to comply with stringent manufacturing quality standards and to increase production as necessary;

●	the risk that the data collected from our current and planned clinical trials may not be sufficient to demonstrate that our technology is an attractive alternative to other procedures and products;

●	market acceptance and adoption of our products;

●	intense competition in our industry, with competitors having substantially greater financial, technological, research and development, regulatory and clinical, manufacturing, marketing and sales, distribution and personnel resources than we do;

●	entry of new competitors and products and potential technological obsolescence of our products;

●	loss of a key customer or supplier;

●	technical problems with our research and products and potential product liability claims;

●	adverse economic conditions;

●	insufficient or inadequate reimbursement by governmental and other third party payers for our products;

●	adverse federal, state and local government regulation in the United States, Europe, Israel and other foreign jurisdictions;

●	price increases for supplies and components;

●	inability to carry out research, development and commercialization plans; and

●	loss or retirement of key executives and research scientists.

Corporate Information

We were organized in the State of Delaware on February 29, 2008. Our principal executive offices are located at 4 Menorat Hamaor St., Tel Aviv, Israel 6744832. Our telephone number is (888) 776-6804. Our website address is www.inspire-md.com. Information accessed through our website is not incorporated into this prospectus and is not a part of this prospectus.

3

The Offering

Issuer	InspireMD, Inc.

Securities offered by us in this offering

Up to 1,171,875 units, with each unit consisting of (i) one share of Preferred Stock, (ii) Series B Warrants to purchase four shares of our common stock, and (iii) Series C Warrants to purchase four shares of our common stock (4,687,500 shares of common stock issuable upon conversion of the Preferred Stock, 4,687,500 shares of our common stock issuable upon exercise of the Series B Warrants, and 4,687,500 shares of our common stock issuable upon exercise of the Series C Warrants).

Conversion

The Preferred Stock has a stated value of $6.40 and is initially convertible into four shares of our common stock at a conversion price equal to $1.60, subject to adjustment as provided in the certificate of designation, at any time at the option of the holder, provided that the holder will be prohibited from converting Preferred Stock into shares of our common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding. However, any holder may increase such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.

The Preferred Stock, to the extent that it has not been converted previously, is subject to full ratchet anti-dilution price protection upon the issuance of equity or equity-linked securities at an effective common stock purchase price of less than the conversion price then in effect, subject to adjustment as provided in the certificate of designation.

Liquidation preference	In the event of our liquidation, dissolution, or winding up, holders of our Preferred Stock will be entitled to receive the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares of Preferred Stock if such shares had been converted to common stock immediately prior to such event (without giving effect for such purposes to any beneficial ownership limitation), subject to the preferential rights of holders of any class or series of our capital stock specifically ranking by its terms senior to the Preferred Stock as to distributions of assets upon such event, whether voluntarily or involuntarily.

Voting Rights	The holders of the Preferred Stock have no voting rights, except as required by law. Any amendment to our certificate of incorporation, bylaws or certificate of designation that adversely affects the powers, preferences and rights of the Preferred Stock requires the approval of the holders of a majority of the shares of Preferred Stock then outstanding.

Dividends	The holders of our Preferred Stock are entitled to receive dividends on shares of Preferred Stock equal (on an as-if-converted-to-common-stock basis, without giving effect for such purposes to any beneficial ownership limitation) to and in the same form as dividends actually paid on shares of the common stock when such dividends are specifically declared by our board of directors. Our loan and security agreement with Hercules Capital, Inc. (formerly Hercules Technology Growth Capital, Inc.) (“Hercules”), dated October 23, 2013, as amended, prohibits us from paying cash dividends or distributions on our capital stock.

4

Series B Warrants

Series B Warrants to purchase up to 4,687,500 shares of our common stock. Each Series B Warrant will be immediately exercisable for one share of common stock, have an initial exercise price of $2.00 per share of common stock, and will expire after five years from the date of issuance. We, with the consent of the warrant holders holding all of the then outstanding Series B Warrants, may increase the exercise price, shorten the expiration date and amend all other warrant terms. We may lower the exercise price or extend the expiration date without the consent of investors. See “Description of Securities” for more information. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the Series B Warrants.

Series C Warrants	Series C Warrants to purchase up to 4,687,500 shares of our common stock. Each Series C Warrant will be immediately exercisable for one share of common stock, have an initial exercise price of $1.60 per share of common stock, and will expire after six months from the date of issuance. We, with the consent of the warrant holders holding all of the then outstanding Series C Warrants, may increase the exercise price, shorten the expiration date and amend all other warrant terms. We may lower the exercise price or extend the expiration date without the consent of investors. See “Description of Securities” for more information. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the Series C Warrants.

Common stock outstanding immediately before this offering	1,472,606 shares as of March 8, 2017.

Common stock outstanding immediately after this offering

15,223,420 shares (assuming sale of all units covered by this prospectus, conversion of 1,171,875 shares of Preferred Stock included in the units into 4,687,500 shares of common stock at the conversion price of $1.60 per share and no exercise of any Warrants included in the units).(1)

Use of proceeds

We estimate that our net proceeds from this offering will be approximately $6,675,500 after deducting estimated placement agent fees and other estimated offering expenses payable by us (assuming sale of all units covered by this prospectus and no exercise of any Warrants included in the units).

We plan to use the net proceeds from the sale of the units in this offering to further fund the expansion of our sales and marketing activities for CGuard EPS and MGuard Prime EPS. If we receive sufficient proceeds from the exercise of the Series C Warrants, we plan to continue the development of and manufacturing enhancements for CGuard EPS and further our efforts to obtain an Investigational Device Exemption (“IDE”) approval for CGuard EPS. Any balance of the net proceeds will be used for general corporate purposes. See “Use of Proceeds.”

Dividend policy	We have not declared or paid any cash or other dividends on our capital stock, and we do not expect to declare or pay any cash or other dividends in the foreseeable future other than on the Series B Convertible Preferred Stock. Our loan and security agreement with Hercules, dated October 23, 2013, as amended, prohibits us from paying cash dividends or distributions on our capital stock. See “Dividend Policy.”

Risk factors	You should carefully read and consider the information beginning on page 8 of this prospectus set forth under the heading “Risk Factors” and all other information set forth in this prospectus and the documents incorporated herein and therein by reference before deciding to invest in our Preferred Stock and Warrants.

NYSE MKT symbol for common stock and publicly traded warrants

Our common stock is traded on the NYSE MKT under the symbol “NSPR,” and our Series A Warrants are traded on the NYSE MKT under the symbol “NSPR.WS.” Following completion of this offering, we intend to apply to list the Series B Warrants on the NYSE MKT. No assurance can be given that such listing will be approved. An active trading market for the Series B Warrants may not develop following the completion of this offering or, if developed, may not be sustained. Neither the Preferred Stock nor the Series C Warrants will be listed on the NYSE MKT or any other exchange or trading market. There is no established trading market for the Preferred Stock or the Series C Warrants. We do not expect any such trading market to develop for the Preferred Stock or the Warrants.

5

(1)

Includes the issuance of 9,063,314 additional shares of common stock that we will be required to issue to the holders of our Series B Convertible Preferred Stock upon conversion of our Series B Convertible Preferred Stock and the payment of the dividends thereunder in common stock, as a result of the full ratchet anti-dilution price protection in the certificate of designation for the Series B Convertible Preferred Stock, based on 311,521 shares of Series B Convertible Preferred Stock outstanding as of March 8, 2017, and the adjusted Series B Convertible Preferred Stock conversion price of $1.60 per share of common stock (see “Risk Factors — Risks Related to Our Organization and Our Common Stock, Preferred Stock, Warrants and this Offering—Because the effective common stock purchase price in this offering is less than the current Series B Convertible Preferred Stock conversion price of $8.25, we will be required to issue additional shares of common stock to the holders of our Series B Convertible Preferred Stock upon conversion of the Series B Convertible Preferred Stock and the payment of the dividends thereunder in common stock as a result of the full ratchet anti-dilution price protection in the certificate of designation for the Series B Convertible Preferred Stock, which will be dilutive to all of our other stockholders, including new investors in this offering.”).

The number of shares to be outstanding immediately before and immediately after this offering is based on 1,472,606 shares of our common stock and 311,521 shares of Series B Convertible Preferred Stock outstanding as of March 8, 2017, and excludes as of that date:

●	3,660 shares of common stock issuable upon the exercise of currently outstanding warrants with an exercise price of $1,800.00 per share;

●	2,640 shares of common stock issuable upon the exercise of currently outstanding warrants with an exercise price of $750.00 per share;

●	674 shares of common stock issuable upon the exercise of currently outstanding warrants with an exercise price of $742.50 per share;

●	12,531 shares of common stock issuable upon the exercise of currently outstanding warrants to purchase one-half of one share of common stock with an exercise price for two warrants of $437.50 per full share;

●	137,484 shares of common stock issuable upon the exercise of currently outstanding warrants with an exercise price of $137.50 per share;

●	58,668 shares of common stock issuable upon the exercise of currently outstanding warrants with an exercise price of $14.75 per share;

●	5,867 shares of common stock issuable upon the exercise of currently outstanding warrants with an exercise price of $18.44 per share;

●	38,691 shares of common stock issuable upon the exercise of currently outstanding warrants issued to Hercules on June 13, 2016, with an exercise price of $4.71 per share;

●	1,246,084 shares of common stock issuable upon the conversion of the currently outstanding Series B Convertible Preferred Stock and payment of all dividends accrued on the Series B Convertible Preferred Stock in an aggregate of 934,563 shares of common stock upon conversion of currently outstanding Series B Convertible Preferred Stock at the initial conversion price of $8.25 per share and the stated value per share of $33.00;

●	1,769,696 shares of common stock issuable upon the exercise of currently outstanding Series A Warrants with an exercise price of $5.00 per share;

●	123,880 shares of common stock issuable upon conversion of the Series B Convertible Preferred Stock and exercise of the Series A Warrants included in the unit purchase option that we issued to the placement agent in the public offering that closed on July 7, 2016;

6

●	46,455 shares of common stock issuable as cumulative dividends upon conversion of the Series B Convertible Preferred Stock included in the unit purchase option that we issued to the placement agent in the public offering that closed on July 7, 2016;

●

450,517 additional shares of common stock that we will be required to issue to the placement agent upon conversion of shares of Series B Convertible Preferred Stock and the payment of the dividends thereunder in common stock as a result of the full ratchet anti-dilution price protection in the certificate of designation for the Series B Convertible Preferred Stock, based on the adjusted Series B Convertible Preferred Stock conversion price of $1.60 per share of common stock, included in the unit purchase option that we issued to the placement agent in the public offering that closed on July 7, 2016 (see “Risk Factors — Risks Related to Our Organization and Our Common Stock, Preferred Stock, Warrants and this Offering—Because the effective common stock purchase price in this offering is less than the current Series B Convertible Preferred Stock conversion price of $8.25, we will be required to issue additional shares of common stock to the holders of our Series B Convertible Preferred Stock upon conversion of the Series B Convertible Preferred Stock and the payment of the dividends thereunder in common stock as a result of the full ratchet anti-dilution price protection in the certificate of designation for the Series B Convertible Preferred Stock, which will be dilutive to all of our other stockholders, including new investors in this offering”);

●

333,401 shares of common stock issuable upon the exercise of currently outstanding options with exercise prices ranging from $0.0001 to $2,100.00 and having a weighted average exercise price of $27.85 per share;

●	1,714 shares of common stock available for future issuance under our 2011 UMBRELLA Option Plan; and

●	239,901 shares of common stock available for future issuance under our 2013 Long-Term Incentive Plan.

Unless otherwise stated, all information contained in this prospectus assumes no exercise of the Warrants issued in this offering.

7

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks described below, together with other information in this prospectus, the information and documents incorporated by reference, and in any free writing prospectus that we have authorized for use in connection with this offering. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. Please also read carefully the section below entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business

We have a history of net losses and may experience future losses.

We have yet to establish any history of profitable operations. We reported a net loss of $8.5 million for the fiscal year ended December 31, 2016 and had a net loss of approximately $15.6 million during the fiscal year ended December 31, 2015. As of December 31, 2016, we had an accumulated deficit of $132 million. We expect to incur additional operating losses for the foreseeable future. There can be no assurance that we will be able to achieve sufficient revenues throughout the year or be profitable in the future.

The report of our independent registered public accounting firm contains an explanatory paragraph as to our ability to continue as a going concern, which could prevent us from obtaining new financing on reasonable terms or at all.

Because we have had recurring losses and negative cash flows from operating activities, substantial doubt exists regarding our ability to remain as a going concern at the same level at which we are currently performing. Accordingly, the report of Kesselman & Kesselman, our independent registered public accounting firm, with respect to our financial statements for the year ended December 31, 2016, includes an explanatory paragraph as to our potential inability to continue as a going concern. The doubts regarding our potential ability to continue as a going concern may adversely affect our ability to obtain new financing on reasonable terms or at all.

We will need to raise additional capital to meet our business requirements in the future and such capital raising may be costly or difficult to obtain and could dilute our stockholders’ ownership interests.

In order to fully realize all of our business objectives, we will need to raise additional capital following the completion of this offering, which additional capital may not be available on reasonable terms or at all. For instance, we will need to raise additional funds to accomplish the following:

●	development of our current and future products, including CGuard EPS with a smaller delivery catheter;

●	pursuing growth opportunities, including more rapid expansion and funding regional distribution systems;

●	making capital improvements to improve our infrastructure;

●	hiring and retaining qualified management and key employees;

●	responding to competitive pressures;

●	complying with regulatory requirements such as licensing and registration; and

●	maintaining compliance with applicable laws.

8

Any additional capital raised through the sale of equity or equity-backed securities may dilute our stockholders’ ownership percentages and could also result in a decrease in the market value of our equity securities.

The terms of any securities issued by us in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect on the holders of any of our securities then outstanding.

Furthermore, any additional debt or equity financing that we may need may not be available on terms favorable to us, or at all. In connection with this offering, on March 9, 2017, we entered into a placement agency agreement with Dawson James Securities, Inc., which contains a restriction on sales of our capital stock by us for a period of 90 days after the date of the placement agency agreement, which restriction may be waived by Dawson James Securities, Inc., at any time, in its sole discretion. If we are unable to obtain such additional financing on a timely basis, we may have to curtail our development activities and growth plans and/or be forced to sell assets, perhaps on unfavorable terms, which would have a material adverse effect on our business, financial condition and results of operations, and ultimately could be forced to discontinue our operations and liquidate, in which event it is unlikely that stockholders would receive any distribution on their shares. Further, we may not be able to continue operating if we do not generate sufficient revenues from operations needed to stay in business.

In addition, we may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may adversely impact our financial condition.

The voluntary field action of our MGuard Prime EPS we initiated in 2014 could continue to have a significant adverse impact on us.

The manufacturing and marketing of medical devices involves an inherent risk that our products may prove to be defective and cause a health risk even after regulatory clearances have been obtained. Medical devices may also be modified after regulatory clearance is obtained to such an extent that additional regulatory clearance is necessary before the device can be further marketed. In these events, we may voluntarily implement a recall or market withdrawal or may be required to do so by a regulatory authority.

On April 30, 2014 we initiated a voluntary field corrective action of our MGuard Prime EPS to address the issue of stent retention following reports of MGuard Prime EPS stent dislodgements in patients. Although there have been no reports of death or serious injury as a result of such dislodgements, we decided to suspend shipments of the MGuard Prime EPS and implement a field corrective action to enhance the reliability and performance of the affected product units in the field. We received European regulatory approval to resume manufacturing and distribution of our MGuard Prime EPS stent with a modified stent securement process, and we resumed shipping products to new customers in our direct markets in Europe in late September 2014. We completed the full re-launch of MGuard Prime EPS in 2015.

As a result of our voluntary field action, we are subject to numerous risks and uncertainties, including the following:

●	although we resumed manufacturing and distribution of our MGuard Prime EPS stent with a modified stent securement process, our suspension of shipments has and may continue to adversely impact revenue;

●	we are more susceptible to claims such as product liability claims, distributor claims and class action lawsuits as a result of the reported product malfunction and voluntary field action, which could significantly increase our costs and may have a material adverse effect on our business, financial condition and results of operations; and

●	our decision to implement the voluntary field action and discontinue shipments, and any additional action related to such decision, may harm our reputation or the market’s perception of our products, which could have a negative impact on our future sales and our ability to generate profits.

9

In the European Economic Area, we must comply with the EU Medical Device Vigilance System. Under this system, manufacturers are required to take Field Safety Corrective Actions (“FSCAs”) to reduce a risk of death or serious deterioration in the state of health associated with the use of a medical device that is already placed on the market. A FSCA may include the recall, modification, exchange, destruction or retrofitting of the device. FSCAs must be communicated by the manufacturer or its legal representative to its customers and/or to the end users of the device through Field Safety Notices.

Any adverse event involving our products could result in other future voluntary corrective actions, such as recalls or customer notifications, or agency action, such as inspection or enforcement action. Adverse events, such as the MGuard Prime EPS stent dislodgements, have been reported to us in the past, and we cannot guarantee that they will not occur in the future. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, would require the dedication of our time and capital, distract management from operating our business and could harm our reputation and financial results.

We expect to derive our revenue from sales of our MGuard Prime EPS and CGuard EPS stent products and other products we may develop, such as CGuard EPS with a smaller delivery catheter. If we fail to generate revenue from these sources, our results of operations and the value of our business would be materially and adversely affected.

We expect our revenue to be generated from sales of our MGuard Prime EPS and CGuard EPS stent products and other products we may develop. Future sales of CGuard EPS will be subject to the receipt of regulatory approvals and commercial and market uncertainties that may be outside our control. In addition, sales of MGuard Prime EPS have been hampered by weakened demand for bare metal stents, which may never improve, and we may not be successful in developing a drug-eluting stent product. In addition, there may be insufficient demand for other products we are seeking to develop, such as CGuard EPS with a smaller delivery catheter. If we fail to generate expected revenues from these products, our results of operations and the value of our business and securities would be materially and adversely affected.

If we are unable to obtain and maintain intellectual property protection covering our products, others may be able to make, use or sell our products, which would adversely affect our revenue.

Our ability to protect our products from unauthorized or infringing use by third parties depends substantially on our ability to obtain and maintain valid and enforceable patents. Similarly, the ability to protect our trademark rights might be important to prevent third party counterfeiters from selling poor quality goods using our designated trademarks/trade names. Due to evolving legal standards relating to the patentability, validity and enforceability of patents covering medical devices and pharmaceutical inventions and the scope of claims made under these patents, our ability to enforce patents is uncertain and involves complex legal and factual questions. Accordingly, rights under any of our pending patent applications and patents may not provide us with commercially meaningful protection for our products or may not afford a commercial advantage against our competitors or their competitive products or processes. In addition, patents may not be issued from any pending or future patent applications owned by or licensed to us, and moreover, patents that may be issued to us now or in the future may not be valid or enforceable. Further, even if valid and enforceable, our patents may not be sufficiently broad to prevent others from marketing products like ours, despite our patent rights.

The validity of our patent claims depends, in part, on whether prior art references exist that describe or render obvious our inventions as of the filing date of our patent applications. We may not have identified all prior art, such as U.S. and foreign patents or published applications or published scientific literature, that could adversely affect the patentability of our pending patent applications. For example, some material references may be in a foreign language and may not be uncovered during examination of our patent applications. Additionally, patent applications in the United States are maintained in confidence for up to 18 months after their filing. In some cases, however, patent applications remain confidential in the U.S. Patent and Trademark Office for the entire time prior to issuance as a U.S. patent. Patent applications filed in countries outside the U.S. are not typically published until at least 18 months from their first filing date. Similarly, publication of discoveries in the scientific or patent literature often lags behind actual discoveries. Therefore, we cannot be certain that we were the first to invent, or the first to file patent applications relating to, our stent technologies. In the event that a third party has also filed a U.S. patent application covering our stents or a similar invention, we may have to participate in an adversarial proceeding, known as an interference, declared by the U.S. Patent and Trademark Office to determine priority of invention in the United States. It is possible that we may be unsuccessful in the interference, resulting in a loss of some portion or all of our position in the United States.

10

In addition, statutory differences in patentable subject matter depending on the jurisdiction may limit the protection we obtain on certain of the technologies we develop. The laws of some foreign jurisdictions do not offer the same protection to, or may make it more difficult to effect the enforcement of, proprietary rights as in the United States, risk that may be exacerbated if we move our manufacturing to certain countries in Asia. If we encounter such difficulties or are otherwise precluded from effectively protecting our intellectual property rights in any foreign jurisdictions, our business prospects could be substantially harmed.

We may initiate litigation to enforce our patent rights on any patents issued on pending patent applications, which may prompt adversaries in such litigation to challenge the validity, scope, ownership, or enforceability of our patents. Third parties can sometimes bring challenges against a patent holder to resolve these issues, as well. If a court decides that any such patents are not valid, not enforceable, not wholly owned by us, or are of a limited scope, we may not have the right to stop others from using our inventions. Also, even if our patent rights are determined by a court to be valid and enforceable, they may not be sufficiently broad to prevent others from marketing products similar to ours or designing around our patents, despite our patent rights, nor do they provide us with freedom to operate unimpeded by the patent and other intellectual property rights of others that may cover our products. We may be forced into litigation to uphold the validity of the claims in our patent portfolio, as well as our ownership rights to such intellectual property, and litigation is often an uncertain and costly process.

We also rely on trade secret protection to protect our interests in proprietary know-how and for processes for which patents are difficult to obtain or enforce. We may not be able to protect our trade secrets adequately. In addition, we rely on non-disclosure and confidentiality agreements with employees, consultants and other parties to protect, in part, trade secrets and other proprietary technology. These agreements may be breached and we may not have adequate remedies for any breach. Moreover, others may independently develop equivalent proprietary information, and third parties may otherwise gain access to our trade secrets and proprietary knowledge. Any disclosure of confidential data into the public domain or to third parties could allow competitors to learn our trade secrets and use the information in competition against us.

If our manufacturing facilities are unable to provide an adequate supply of products, our growth could be limited and our business could be harmed.

We currently manufacture our MGuard Prime EPS and CGuard EPS products at our facility in Tel Aviv, Israel. If there were a disruption to our existing manufacturing facility, we would have no other means of manufacturing our MGuard Prime EPS or CGuard EPS stents until we were able to restore the manufacturing capability at our facility or develop alternative manufacturing facilities. If we were unable to produce sufficient quantities of our MGuard Prime EPS or CGuard EPS stents to meet market demand or for use in our current and planned clinical trials, or if our manufacturing process yields substandard stents, our development and commercialization efforts would be delayed.

Additionally, any damage to or destruction of our Tel Aviv facility or its equipment, prolonged power outage or contamination at our facility would significantly impair our ability to produce either MGuard Prime EPS or CGuard EPS stents.

Finally, the production of our stents must occur in a highly controlled, clean environment to minimize particles and other yield and quality-limiting contaminants. In spite of stringent quality controls, weaknesses in process control or minute impurities in materials may cause a substantial percentage of defective products in a lot. If we are unable to maintain stringent quality controls, or if contamination problems arise, our clinical development and commercialization efforts could be delayed, which would harm our business and results of operations.

11

Pre-clinical and clinical trials will be lengthy and expensive, and any delay or failure of clinical trials could prevent us from commercializing our MicroNet products, which would materially and adversely affect our results of operations and the value of our business.

As part of the regulatory process, we must conduct clinical trials for each product candidate to demonstrate safety and efficacy to the satisfaction of the regulatory authorities, including, if we seek in the future to sell our products in the United States, the U.S. Food and Drug Administration. Clinical trials are subject to rigorous regulatory requirements and are expensive and time-consuming to design and implement. They require the enrollment of a large number of patients, and suitable patients may be difficult to identify and recruit, which may cause a delay in the development and commercialization of our product candidates. In some trials, a greater number of patients and a longer follow-up period may be required. Patient enrollment in clinical trials and the ability to successfully complete patient follow-up depends on many factors, including the size of the patient population, the nature of the trial protocol, the proximity of patients to clinical sites, the eligibility criteria for the clinical trial and patient compliance. For example, patients may be discouraged from enrolling in our clinical trials if the trial protocol requires them to undergo extensive post-treatment procedures or follow-up to assess the safety and efficacy of our products, or they may be persuaded to participate in contemporaneous clinical trials of competitive products. In addition, patients participating in our clinical trials may die before completion of the trial or suffer adverse medical events unrelated to or related to our products. Delays in patient enrollment or failure of patients to continue to participate in a clinical trial may cause an increase in costs and delays or result in the failure of the clinical trial.

In addition, the length of time required to complete clinical trials for pharmaceutical and medical device products varies substantially according to the degree of regulation and the type, complexity, novelty and intended use of a product, and can continue for several years and cost millions of dollars. The commencement and completion of clinical trials for our existing products and those under development may be delayed by many factors, including governmental or regulatory delays and changes in regulatory requirements, policy and guidelines or our inability or the inability of any potential licensee to manufacture or obtain from third parties materials sufficient for use in preclinical studies and clinical trials. In addition, market demand may change for products being tested due to the length of time needed to complete requisite clinical trials.

Physicians may not widely adopt our products unless they determine, based on experience, long-term clinical data and published peer reviewed journal articles, that the use of our stents provides a safe and effective alternative to other existing treatments for coronary artery disease and carotid artery disease.

We believe that physicians will not widely adopt our products unless they determine, based on experience, long-term clinical data and published peer reviewed journal articles, that the use of our products provide a safe and effective alternative to other existing treatments for the conditions we are seeking to address.

If we fail to demonstrate safety and efficacy that is at least comparable to existing and future therapies available on the market, our ability to successfully market our products will be significantly limited. Even if the data collected from clinical studies or clinical experience indicate positive results, each physician’s actual experience with our products will vary. Clinical trials conducted with our products may involve procedures performed by physicians who are technically proficient and are high-volume stent users of such products. Consequently, both short-term and long-term results reported in these clinical trials may be significantly more favorable than typical results of practicing physicians, which could negatively affect rates of adoptions of our products. We also believe that published peer-reviewed journal articles and recommendations and support by influential physicians regarding our products will be important for market acceptance and adoption, and we cannot assure you that we will receive these recommendations and support, or that supportive articles will be published.

Physicians currently consider drug-eluting stents to be the industry standard for treatment of coronary artery disease. None of our current coronary products is a drug-eluting stent, and this may adversely affect our business.

Our ability to attract customers depends to a large extent on our ability to provide goods that meet the customers’ and the market’s demands and expectations. If we do not have a product that is expected by the market, we may lose customers. The market demand has shifted away from bare metal stents in favor of drug-eluting stents. Our MGuard Prime EPS is a bare-metal stent product and has experienced a substantial reduction in sales over the past two years. Such sales may never recover and we do not currently have the resources to develop a drug-eluting stent product. Our failure to provide industry standard devices could adversely affect our business, financial condition and results of operations.

12

Our products are based on a new technology, and we have only limited experience in regulatory affairs, which may affect our ability or the time required to navigate complex regulatory requirements and obtain necessary regulatory approvals, if such approvals are received at all. Regulatory delays or denials may increase our costs, cause us to lose revenue and materially and adversely affect our results of operations and the value of our business.

Because our products are new and long-term success measures have not been completely validated, regulatory agencies may take a significant amount of time in evaluating product approval applications. Treatments may exhibit a favorable measure using one metric and an unfavorable measure using another metric. Any change in accepted metrics may result in reconfiguration of, and delays in, our clinical trials. Additionally, we have only limited experience in filing and prosecuting the applications necessary to gain regulatory approvals, and our clinical, regulatory and quality assurance personnel are currently composed of only four employees. As a result, we may experience delays in connection with obtaining regulatory approvals for our products.

In addition, the products we and any potential licensees license, develop, manufacture and market are subject to complex regulatory requirements, particularly in the United States, Europe and Asia, which can be costly and time-consuming. There can be no assurance that such approvals will be granted on a timely basis, if at all. Furthermore, there can be no assurance of continued compliance with all regulatory requirements necessary for the manufacture, marketing and sale of the products we will offer in each market where such products are expected to be sold, or that products we have commercialized will continue to comply with applicable regulatory requirements. If a government regulatory agency were to conclude that we were not in compliance with applicable laws or regulations, the agency could institute proceedings to detain or seize our products, issue a recall, impose operating restrictions, enjoin future violations and assess civil and criminal penalties against us, our officers or employees and could recommend criminal prosecution. Furthermore, regulators may proceed to ban, or request the recall, repair, replacement or refund of the cost of, any device manufactured or sold by us. Furthermore, there can be no assurance that all necessary regulatory approvals will be obtained for the manufacture, marketing and sale in any market of any new product developed or that any potential licensee will develop using our licensed technology.

Even if our products are approved by regulatory authorities, if we or our suppliers fail to comply with ongoing regulatory requirements, or if we experience unanticipated problems with our products, these products could be subject to restrictions or withdrawal from the market.

Any regulatory approvals that we receive for our products will require surveillance to monitor the safety and efficacy of the product and may require us to conduct post-approval clinical studies. In addition, if a regulatory authority approves our products, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion, import, export and recordkeeping for our products will be subject to extensive and ongoing regulatory requirements.

Moreover, if we obtain regulatory approval for any of our products, we will only be permitted to market our products for the indication approved by the regulatory authority, and such approval may involve limitations on the indicated uses or promotional claims we may make for our products. In addition, later discovery of previously unknown problems with our products, including adverse events of unanticipated severity or frequency, or with our suppliers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

●	restrictions on the marketing or manufacturing of our product candidates, withdrawal of the product from the market, or voluntary or mandatory product recalls;

●	fines, warning letters, or untitled letters;

●	holds on clinical trials;

●	refusal by the regulatory authority to approve pending applications or supplements to approved applications filed by us or suspension or revocation of license approvals;

●	product seizure or detention, or refusal to permit the import or export of our product candidates; and

●	injunctions, the imposition of civil penalties or criminal prosecution.

13

The applicable regulatory authorities’ policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our products. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability.

Further, healthcare laws and regulations may change significantly in the future. Any new healthcare laws or regulations may adversely affect our business. A review of our business by courts or regulatory authorities may result in a determination that could adversely affect our operations. In addition, the healthcare regulatory environment may change in a way that restricts our operations.

We are subject to federal, state and foreign healthcare laws and regulations and implementation of or changes to such healthcare laws and regulations could adversely affect our business and results of operations.

In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory proposals in recent years to change the healthcare system in ways that could impact our ability to sell our products. If we are found to be in violation of any of these laws or any other federal or state regulations, we may be subject to administrative, civil and/or criminal penalties, damages, fines, individual imprisonment, exclusion from federal health care programs and the restructuring of our operations. Any of these could have a material adverse effect on our business and financial results. Since many of these laws have not been fully interpreted by the courts, there is an increased risk that we may be found in violation of one or more of their provisions. Any action against us for violation of these laws, even if we ultimately are successful in our defense, will cause us to incur significant legal expenses and divert our management’s attention away from the operation of our business.

Failure to obtain regulatory approval in foreign jurisdictions will prevent us from marketing our products in such jurisdictions.

We market our products in international markets. In order to market our products in other foreign jurisdictions, we must obtain separate regulatory approvals from those obtained in the United States and Europe. The approval procedure varies among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain CE mark or U.S. Food and Drug Administration approval. Foreign regulatory approval processes may include all of the risks associated with obtaining CE mark or U.S. Food and Drug Administration approval in addition to other risks. We may not obtain foreign regulatory approvals on a timely basis, if at all. CE mark approval does not ensure approval by regulatory authorities in other countries. We may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize our products in certain markets.

We operate in an intensely competitive and rapidly changing business environment, and there is a substantial risk our products could become obsolete or uncompetitive.

The medical device market is highly competitive. We compete with many medical device companies globally in connection with our current products and products under development. We face competition from numerous pharmaceutical and biotechnology companies in the therapeutics area, as well as competition from academic institutions, government agencies and research institutions. When we commercialize our products, we expect to face intense competition from Boston Scientific Corporation, Guidant Corporation, Medtronic, Inc., Abbott Vascular Devices, Johnson & Johnson, Terumo Corporation, Covidien Ltd., Cordis Corporation (currently part of Cardinal Health, Inc.) and others. Most of our current and potential competitors, including but not limited to those listed above, have, and will continue to have, substantially greater financial, technological, research and development, regulatory and clinical, manufacturing, marketing and sales, distribution and personnel resources than we do. There can be no assurance that we will have sufficient resources to successfully commercialize our products, if and when they are approved for sale. The worldwide market for stent products is characterized by intensive development efforts and rapidly advancing technology. Our future success will depend largely upon our ability to anticipate and keep pace with those developments and advances. Current or future competitors could develop alternative technologies, products or materials that are more effective, easier to use or more economical than what we or any potential licensee develop. If our technologies or products become obsolete or uncompetitive, our related product sales and licensing revenue would decrease. This would have a material adverse effect on our business, financial condition and results of operations.

14

We may become subject to claims by much larger and better capitalized competitors seeking to invalidate our intellectual property or our rights thereto.

Based on the prolific litigation that has occurred in the stent industry and the fact that we may pose a competitive threat to some large and well-capitalized companies that own or control patents relating to stents and their use, manufacture and delivery, we believe that it is possible that one or more third parties will assert a patent infringement claim against the manufacture, use or sale of our stents based on one or more of these patents. These companies also own patents relating to the use of drugs to treat restenosis, stent architecture, catheters to deliver stents, and stent manufacturing and coating processes and compositions, as well as general delivery mechanism patents like rapid exchange that might be alleged to cover one or more of our products. A number of stent-related patents are owned by very large and well-capitalized companies that are active participants in the stent market. In addition, it is possible that a lawsuit asserting patent infringement, misappropriation of intellectual property, or related claims may have already been filed against us of which we are not aware. As the number of competitors in the stent market grows and as the geographies in which we commercially market grow in number and scope, the possibility of patent infringement by us, and/or a patent infringement or misappropriation claim against us, increases.

These companies have maintained their position in the market by, among other things, establishing intellectual property rights relating to their products and enforcing these rights aggressively against their competitors and new entrants into the market. All of the major companies in the stent and related markets, including Boston Scientific Corporation, C.R. Bard, Inc., W.L. Gore & Associates, Inc. and Medtronic, Inc., have been repeatedly involved in patent litigation relating to stents since at least 1997. The stent and related markets have experienced rapid technological change and obsolescence in the past, and our competitors have strong incentives to stop or delay the introduction of new products and technologies. We may pose a competitive threat to many of the companies in the stent and related markets. Accordingly, many of these companies will have a strong incentive to take steps, through patent litigation or otherwise, to prevent us from commercializing our products. Such litigation or claims would divert attention and resources away from the development and/or commercialization of our products and product development, and could result in an adverse court judgment that would make it impossible or impractical to sell our products in one or more territories.

If we fail to maintain or establish satisfactory agreements or arrangements with suppliers or if we experience an interruption of the supply of materials from suppliers, we may not be able to obtain materials that are necessary to develop our products.

We depend on outside suppliers for certain raw materials. These raw materials or components may not always be available at our standards or on acceptable terms, if at all, and we may be unable to locate alternative suppliers or produce necessary materials or components on our own.

Some of the components of our products are currently provided by only one vendor, or a single-source supplier. For MGuard Prime EPS and CGuard EPS, we depend on MeKo Laserstrahl-Materialbearbeitung for the laser cutting of the stent, Natec Medical Ltd. for the supply of catheters, and Biogeneral Inc. for the fiber. We may have difficulty obtaining similar components from other suppliers that are acceptable to the U.S. Food and Drug Administration or foreign regulatory authorities if it becomes necessary.

If we have to switch to a replacement supplier, we will face additional regulatory delays and the interruption of the manufacture and delivery of our stents for an extended period of time, which would delay completion of our clinical trials or commercialization of our products. In addition, we will be required to obtain prior regulatory approval from the U.S. Food and Drug Administration or foreign regulatory authorities to use different suppliers or components that may not be as safe or as effective. As a result, regulatory approval of our products may not be received on a timely basis or at all.

15

We may be exposed to product liability claims and insurance may not be sufficient to cover these claims.

We may be exposed to product liability claims based on the use of any of our products, or products incorporating our licensed technology, in the market or clinical trials. We may also be exposed to product liability claims based on the sale of any products under development following the receipt of regulatory approval. Product liability claims could be asserted directly by consumers, health-care providers or others. We have obtained product liability insurance coverage; however such insurance may not provide full coverage for our future clinical trials, products to be sold, and other aspects of our business. Insurance coverage is becoming increasingly expensive and we may not be able to maintain current coverage, or expand our insurance coverage to include future clinical trials or the sale of products incorporating our licensed technology if marketing approval is obtained for such products, at a reasonable cost or in sufficient amounts to protect against losses due to product liability or at all. A successful product liability claim or series of claims brought against us could result in judgments, fines, damages and liabilities that could have a material adverse effect on our business, financial condition and results of operations. We may incur significant expense investigating and defending these claims, even if they do not result in liability. Moreover, even if no judgments, fines, damages or liabilities are imposed on us, our reputation could suffer, which could have a material adverse effect on our business, financial condition and results of operations.

We face risks associated with litigation and claims.

We may, in the future, be involved in one or more lawsuits, claims or other proceedings. These suits could concern issues including contract disputes, employment actions, employee benefits, taxes, environmental, health and safety, personal injury and product liability matters.

There are two lawsuits filed against us or InspireMD Ltd., one filed by Microbanc, LLC and Todd Spenla of Microbanc, LLC in April 2016, seeking approximately $2.2 million and 9% of the amount of stock and warrants sold in 2011 and 2012 in alleged damages relating to certain alleged finders’ fees that they claim are owed, and another filed by Medpace Inc. in July 2016, seeking $1,967,822 in damages plus interest, costs, attorneys’ fees and expenses against InspireMD Ltd. See “Business — Legal Proceedings” for more information. Due to the uncertainties of litigation, however, we can give no assurance that we or InspireMD Ltd. will prevail on any claims made against us or InspireMD Ltd. in any such lawsuit. Also, we can give no assurance that any other lawsuits or claims brought in the future will not have an adverse effect on our financial condition, liquidity or operating results. Adverse outcomes in some or all of these claims may result in significant monetary damages that could adversely affect our ability to conduct our business.

The successful management of operations depends on our ability to attract and retain talented personnel.

We depend on the expertise of our senior management and research personnel, which would be difficult to replace. The loss of the services of any of our senior management could compromise our ability to achieve our objectives. Furthermore, recruiting and retaining qualified personnel will be crucial to future success. There can be no assurance that we will be able to attract and retain necessary personnel on acceptable terms given the competition among medical device, biotechnology, pharmaceutical and healthcare companies, universities and non-profit research institutions for experienced management, scientists, researchers, sales and marketing and manufacturing personnel. If we are unable to attract, retain and motivate our key personnel, our operations may be jeopardized and our results of operations may be materially and adversely affected.

We are an international business, and we are exposed to various global and local risks that could have a material adverse effect on our financial condition and results of operations.

We operate globally and develop and market products in multiple countries. Consequently, we face complex legal and regulatory requirements in multiple jurisdictions, which may expose us to certain financial and other risks. International sales and operations are subject to a variety of risks, including:

●	foreign currency exchange rate fluctuations;

●	greater difficulty in staffing and managing foreign operations;

16

●	greater risk of uncollectible accounts;

●	longer collection cycles;

●	logistical and communications challenges;

●	potential adverse changes in laws and regulatory practices, including export license requirements, trade barriers, tariffs and tax laws;

●	changes in labor conditions;

●	burdens and costs of compliance with a variety of foreign laws;

●	political and economic instability;

●	the escalation of hostilities in Israel, which could impair our ability to manufacture our products;

●	increases in duties and taxation;

●	foreign tax laws and potential increased costs associated with overlapping tax structures;

●	greater difficulty in protecting intellectual property;

●	the risk of third party disputes over ownership of intellectual property and infringement of third party intellectual property by our products; and

●	general economic and political conditions in these foreign markets.

Further, in the past, the State of Israel and Israeli companies have been subjected to an economic boycott. Several countries still restrict business and trade activity with the State of Israel and with Israeli companies. Since our principal operating subsidiary is an Israeli corporation, these restrictive laws and policies may have an adverse impact on our operating results, financial condition or the expansion of our business.

International markets are also affected by economic pressure to contain reimbursement levels and healthcare costs. Profitability from international operations may be limited by risks and uncertainties related to regional economic conditions, regulatory and reimbursement approvals, competing products, infrastructure development, intellectual property rights protection and our ability to implement our overall business strategy. We expect these risks will increase as we pursue our strategy to expand operations into new geographic markets. We may not succeed in developing and implementing effective policies and strategies in each location where we conduct business. Any failure to do so may harm our business, results of operations and financial condition.

If we fail to obtain an adequate level of reimbursement for our products by third party payors, there may be no commercially viable markets for our products or the markets may be much smaller than expected.

The availability and levels of reimbursement by governmental and other third party payors affect the market for our products. The efficacy, safety, performance and cost-effectiveness of our products and of any competing products will determine the availability and level of reimbursement. Reimbursement and healthcare payment systems in international markets vary significantly by country, and include both government sponsored healthcare and private insurance. To obtain reimbursement or pricing approval in some countries, we may be required to produce clinical data, which may involve one or more clinical trials, that compares the cost-effectiveness of our products to other available therapies. We may not obtain international reimbursement or pricing approvals in a timely manner, if at all. Our failure to receive international reimbursement or pricing approvals would negatively impact market acceptance of our products in the international markets in which those approvals are sought.

17

We believe that future reimbursement may be subject to increased restrictions both in the U.S. and in international markets. There is increasing pressure by governments worldwide to contain health care costs by limiting both the coverage and the level of reimbursement for therapeutic products and by refusing, in some cases, to provide any coverage for products that have not been approved by the relevant regulatory agency. Future legislation, regulation or reimbursement policies of third party payors may adversely affect the demand for our products and limit our ability to sell our products on a profitable basis. In addition, third party payors continually attempt to contain or reduce the costs of healthcare by challenging the prices charged for healthcare products and services. If reimbursement for our products is unavailable or limited in scope or amount or if pricing is set at unsatisfactory levels, market acceptance of our products would be impaired and future revenues, if any, would be adversely affected.

In the United States and in the European Union, our business could be significantly and adversely affected by healthcare reform legislation and other administration and legislative proposals.

The Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act were enacted into law in the United States in March 2010 and are known collectively as the “Affordable Care Act.” Certain provisions of these acts are not yet fully implemented and it is unclear what the full impact will be from the legislation. The legislation levies a 2.3% excise tax, that began on January 1, 2013, on all sales of any U.S. medical device listed with the U.S. Food and Drug Administration under Section 510(j) of the Federal Food, Drug, and Cosmetic Act and 21 C.F.R. Part 807, unless the device falls within an exemption from the tax, such as the exemption governing direct retail sale of devices to consumers or for foreign sales of these devices. If we commence sales of our MGuard Prime EPS or CGuard EPS stent in the United States, this new tax may materially and adversely affect our business and results of operations. The legislation also focuses on a number of provisions aimed at improving quality, broadening access to health insurance, enhancing remedies for fraud and abuse, adding transparency requirements, and decreasing healthcare costs, among others. Uncertainties remain regarding what negative unintended consequences these provisions will have on patient access to new technologies, pricing and the market for our products, and the healthcare industry in general. The Affordable Care Act includes provisions affecting the Medicare program, such as value-based payment programs, increased funding of comparative effectiveness research, reduced hospital payments for avoidable readmissions and hospital acquired conditions, and pilot programs to evaluate alternative payment methodologies that promote care coordination (such as bundled physician and hospital payments). Additionally, the provisions include a reduction in the annual rate of inflation for hospitals which started in 2011 and the establishment of an independent payment advisory board to recommend ways of reducing the rate of growth in Medicare spending. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. Judicial challenges as well as legislative initiatives to modify, limit, or repeal the Affordable Care Act have been initiated and continue, including a recent Executive Order signed by the U.S. president directing executive departments and federal agencies to waive, defer, grant exemptions from, or delay the implementation of provisions of the Affordable Care Act that would impose a fiscal or regulatory burden on individuals and certain entities to the maximum extent permitted by law. The challenges to the Affordable Care Act and efforts to repeal or replace the legislation may increase in light of the change in presidential administrations and U.S. Congress. We cannot predict what healthcare programs and regulations will be implemented or changed at the federal or state level in the United States, or the effect of any future legislation or regulation. However, any changes that lower reimbursements for our products or reduce medical procedure volumes could adversely affect our business plan to introduce our products in the United States.

On September 26, 2012, the European Commission adopted a package of legislative proposals designed to replace the existing regulatory framework governing medical devices in the European Union. These proposals are currently being reviewed by the European Parliament and the Council and may undergo significant amendments as part of the legislative process. If adopted by the European Parliament and the Council in their present form, these proposed revisions would, among other things, impose stricter requirements on medical device manufacturers and strengthen the supervising competences of the competent authorities of European Union Member States and the notified bodies. As a result, if and when adopted, the proposed new legislation could prevent or delay the CE marking of our products under development or impact our ability to modify our currently CE marked products on a timely basis. The regulation of advanced therapy medicinal products is also in continued development in the European Union, with the European Medicines Agency publishing new clinical or safety guidelines concerning advanced therapy medicinal products on a regular basis. Any of these regulatory changes and events could limit our ability to form collaborations and our ability to continue to commercialize our products, and if we fail to comply with any such new or modified regulations and requirements it could adversely affect our business, operating results and prospects.

18

Risks Related to Operating in Israel

We anticipate being subject to fluctuations in currency exchange rates because we expect a substantial portion of our revenues will be generated in Euros and U.S. dollars, while a significant portion of our expenses will be incurred in New Israeli Shekels.

We expect a substantial portion of our revenues will be generated in U.S. dollars and Euros, while a significant portion of our expenses, principally salaries and related personnel expenses, is paid in New Israeli Shekels, or NIS. As a result, we are exposed to the risk that the rate of inflation in Israel will exceed the rate of devaluation of the NIS in relation to the Euro or the U.S. dollar, or that the timing of this devaluation will lag behind inflation in Israel. Because inflation has the effect of increasing the dollar and Euro costs of our operations, it would therefore have an adverse effect on our dollar-measured results of operations. The value of the NIS, against the Euro, the U.S. dollar, and other currencies may fluctuate and is affected by, among other things, changes in Israel’s political and economic conditions. Any significant revaluation of the NIS may materially and adversely affect our cash flows, revenues and financial condition. Fluctuations in the NIS exchange rate, or even the appearance of instability in such exchange rate, could adversely affect our ability to operate our business.

If there are significant shifts in the political, economic and military conditions in Israel and its neighbors, it could have a material adverse effect on our business relationships and profitability.

Our sole manufacturing facility and certain of our key personnel are located in Israel. Our business is directly affected by the political, economic and military conditions in Israel and its neighbors. Since the establishment of the State of Israel in 1948, a number of armed conflicts have occurred between Israel and its Arab neighbors. A state of hostility, varying in degree and intensity, has caused security and economic problems in Israel. Although Israel has entered into peace treaties with Egypt and Jordan, and various agreements with the Palestinian Authority, there has been a marked increase in violence, civil unrest and hostility, including armed clashes, between the State of Israel and the Palestinians since September 2000. The establishment in 2006 of a government in the Gaza Strip by representatives of the Hamas militant group has created heightened unrest and uncertainty in the region. In mid-2006, Israel engaged in an armed conflict with Hezbollah, a Shiite Islamist militia group based in Lebanon, and in June 2007, there was an escalation in violence in the Gaza Strip. From December 2008 through January 2009 and again in November and December 2012, Israel engaged in an armed conflict with Hamas, which involved missile strikes against civilian targets in various parts of Israel and negatively affected business conditions in Israel. In July 2014, Israel launched an additional operation against Hamas operatives in the Gaza strip in response to Palestinian groups launching rockets at Israel. Recent political uprisings and social unrest in Syria are affecting its political stability, which has led to the deterioration of the political relationship between Syria and Israel and have raised new concerns regarding security in the region and the potential for armed conflict. Similar civil unrest and political turbulence is currently ongoing in many countries in the region. The continued political instability and hostilities between Israel and its neighbors and any future armed conflict, terrorist activity or political instability in the region could adversely affect our operations in Israel and adversely affect the market price of our shares of common stock. In addition, several countries restrict doing business with Israel and Israeli companies have been and are today subjected to economic boycotts. The interruption or curtailment of trade between Israel and its present trading partners could adversely affect our business, financial condition and results of operations.

In addition, many of our officers or key employees may be called to active duty at any time under emergency circumstances for extended periods of time. See “— Our operations could be disrupted as a result of the obligation of certain of our personnel residing in Israel to perform military service.”

Our operations could be disrupted as a result of the obligation of certain of our personnel residing in Israel to perform military service.

Many of our officers and employees reside in Israel and may be required to perform annual military reserve duty. Currently, all male adult citizens and permanent residents of Israel under the age of 40 (or older, depending on their position with the Israeli Defense Forces reserves), unless exempt, are obligated to perform military reserve duty annually and are subject to being called to active duty at any time under emergency circumstances. Our operations could be disrupted by the absence for a significant period of one or more of our key officers and employees due to military service. Any such disruption could have a material adverse effect on our business, results of operations and financial condition.

19

We may not be able to enforce covenants not-to-compete under current Israeli law.

We have non-competition agreements with most of our employees, many of which are governed by Israeli law. These agreements generally prohibit our employees from competing with us or working for our competitors for a specified period following termination of their employment. However, Israeli courts are reluctant to enforce non-compete undertakings of former employees and tend, if at all, to enforce those provisions for relatively brief periods of time in restricted geographical areas and only when the employee has unique value specific to that employer’s business and not just regarding the professional development of the employee. Any such inability to enforce non-compete covenants may cause us to lose any competitive advantage resulting from advantages provided to us by such confidential information.

We may become subject to claims for remuneration or royalties for assigned service invention rights by our employees, which could result in litigation and adversely affect our business.

A significant portion of our intellectual property has been developed by our Israeli employees in the course of their employment for us. Under the Israeli Patent Law, 5727-1967 (the “Israeli Patent Law”), inventions conceived by an employee during the term and as part of the scope of his or her employment with a company are regarded as “service inventions,” which belong to the employer, absent a specific agreement between the employee and employer giving the employee service invention rights. The Israeli Patent Law also provides that if there is no such agreement between an employer and an employee, the Israeli Compensation and Royalties Committee (the “C&R Committee”), a body constituted under the Israeli Patent Law, shall determine whether the employee is entitled to remuneration for his inventions. The C&R Committee (decisions of which have been upheld by the Israeli Supreme Court) has held that employees may be entitled to remuneration for their service inventions despite having specifically waived any such rights. Further, the C&R Committee has not yet set specific guidelines regarding the method for calculating this remuneration or the criteria or circumstances under which an employee’s waiver of his right to remuneration will be disregarded. We generally enter into intellectual property assignment agreements with our employees pursuant to which such employees assign to us all rights to any inventions created in the scope of their employment or engagement with us. Although our employees have agreed to assign to us service invention rights and have specifically waived their right to receive any special remuneration for such assignment beyond their regular salary and benefits, we may face claims demanding remuneration in consideration for assigned inventions. As a consequence of such claims, we could be required to pay additional remuneration or royalties to our current or former employees, or be forced to litigate such claims, which could negatively affect our business.

It may be difficult for investors in the United States to enforce any judgments obtained against us or some of our directors or officers.

The majority of our assets other than cash are located outside the U.S. In addition, certain of our officers are nationals and/or residents of countries other than the U.S., and all or a substantial portion of such persons’ assets are located outside the U.S. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our non-U.S. officers, including judgments predicated upon the civil liability provisions of the securities laws of the U.S. or any state thereof. Additionally, it may be difficult to assert U.S. securities law claims in actions originally instituted outside of the U.S. Israeli courts may refuse to hear a U.S. securities law claim because Israeli courts may not be the most appropriate forums in which to bring such a claim. Even if an Israeli court agrees to hear a claim, it may determine that the Israeli law, and not U.S. law, is applicable to the claim. Further, if U.S. law is found to be applicable, certain content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process, and certain matters of procedure would still be governed by the Israeli law. Consequently, you may be effectively prevented from pursuing remedies under U.S. federal and state securities laws against us or any of our non-U.S. directors or officers.

The tax benefits that are currently available to us under Israeli law require us to satisfy specified conditions. If we fail to satisfy these conditions, we may be required to pay increased taxes and would likely be denied these benefits in the future.

InspireMD Ltd. has been granted a “Beneficiary Enterprise” status by the Investment Center in the Israeli Ministry of Industry Trade and Labor, and we are therefore eligible for tax benefits under the Israeli Law for the Encouragement of Capital Investments, 1959. The main benefit is a two-year exemption from corporate tax, commencing when we begin to generate net income derived from the beneficiary activities in facilities located in Israel, and a reduced corporate tax rate for an additional five years, depending on the level of foreign investment in each year. In addition, under the January 1, 2011 amendment to the Israeli Law for the Encouragement of Capital Investments, 1959, a uniform corporate tax rate of 16% applies to all qualifying income of “Preferred Enterprise,” which we may be able to apply as an alternative tax benefit.

20

The tax benefits available to a Beneficiary Enterprise or a Preferred Enterprise are dependent upon the fulfillment of conditions stipulated under the Israeli Law for the Encouragement of Capital Investments, 1959 and its regulations, as amended, which include, among other things, maintaining our manufacturing facilities in Israel. If we fail to comply with these conditions, in whole or in part, the tax benefits could be cancelled and we could be required to refund any tax benefits that we received in the past. If we are no longer eligible for these tax benefits, our Israeli taxable income would be subject to regular Israeli corporate tax rates. The standard corporate tax rate for Israeli companies in 2016 is 25% and in 2017 is 24% of taxable income. The termination or reduction of these tax benefits would increase our tax liability, which would reduce our profits.

In addition to losing eligibility for tax benefits currently available to us under Israeli law, if we do not maintain our manufacturing facilities in Israel, we will not be able to realize certain tax credits and deferred tax assets, if any, including any net operating losses to offset against future profits.

The tax benefits available to Beneficiary Enterprises may be reduced or eliminated in the future. This would likely increase our tax liability.

The Israeli government may reduce or eliminate in the future tax benefits available to Beneficiary Enterprises and Preferred Enterprises. Our Beneficiary Enterprise status and the resulting tax benefits may not continue in the future at their current levels or at any level. The 2011 amendment regarding Preferred Enterprise may not be applicable to us or may not fully compensate us for the change. The termination or reduction of these tax benefits would likely increase our tax liability. The amount, if any, by which our tax liability would increase will depend upon the rate of any tax increase, the amount of any tax benefit reduction, and the amount of any taxable income that we may earn in the future.

Risks Related to Our Organization and Our Common Stock, Preferred Stock, Warrants and this Offering

The market prices of our common stock and our publicly traded warrants are subject to fluctuation and have been and may continue to be volatile, which could result in substantial losses for investors.

The market prices of our common stock and our Series A Warrants have been and are likely to continue to be highly volatile and could fluctuate widely in response to various factors, many of which are beyond our control, including the following:

●	technological innovations or new products and services by us or our competitors;

●	additions or departures of key personnel;

●	our ability to execute our business plan;

●	operating results that fall below expectations;

●	loss of any strategic relationship;

●	industry developments;

●	economic, political and other external factors; and

●	period-to-period fluctuations in our financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also significantly affect the market prices of our common stock and our publicly traded warrants.

21

If you purchase the securities sold in this offering, and assuming conversion of the Preferred Stock into shares of our common stock, you will experience immediate and substantial dilution in your investment.

Since the price per share of our Preferred Stock being offered in this offering exceeds the net tangible book value per share of our common stock outstanding prior to this offering, you will suffer immediate and substantial dilution with respect to the net tangible book value of the Preferred Stock included in the units you purchase in this offering, assuming conversion of the Preferred Stock into shares of our common stock. After giving effect to (i) the sale by us of 1,171,875 units covered by this prospectus at $6.40 per unit, and deducting estimated placement agent fees and other estimated offering expenses payable by us and assuming conversion of the Preferred Stock into shares of our common stock at the conversion price of $1.60 per share of common stock, and (ii) the issuance of 9,063,314 additional shares of common stock that we will be required to issue to the holders of our Series B Convertible Preferred Stock upon conversion of the Series B Convertible Preferred Stock and the payment of the dividends thereunder in common stock as a result of the full ratchet anti-dilution price protection in the certificate of designation for the Series B Convertible Preferred Stock because the effective common stock purchase price in this offering is less than the current Series B Convertible Preferred Stock conversion price of $8.25 (see “Risk Factors — Risks Related to Our Organization and Our Common Stock, Preferred Stock, Warrants and this Offering—Because the effective common stock purchase price in this offering is less than the current Series B Convertible Preferred Stock conversion price of $8.25, we will be required to issue additional shares of common stock to the holders of our Series B Convertible Preferred Stock upon conversion of the Series B Convertible Preferred Stock and the payment of the dividends thereunder in common stock as a result of the full ratchet anti-dilution price protection in the certificate of designation for the Series B Convertible Preferred Stock, which will be dilutive to all of our other stockholders, including new investors in this offering.”), you will experience immediate dilution of $0.90 per share of common stock, representing the difference between our as adjusted net tangible book value per share of common stock as of December 31, 2016, and the conversion price of the Preferred Stock. If any outstanding options or warrants are exercised, you could experience further dilution. For the purpose of this calculation, the entire purchase price for the units is being allocated to the shares of Preferred Stock, and shares issuable upon exercise of the Warrants have not been included. Furthermore, the exercise of outstanding warrants and options may result in further dilution of your investment. See the section entitled “Dilution” on page 34 for a more detailed illustration of the dilution you will incur if you participate in this offering.

A continued low trading price could lead the NYSE MKT to take actions toward delisting our common stock, including immediately suspending trading in our common stock.

Pursuant to Section 1003(f)(v) of the NYSE MKT Company Guide (the “Company Guide”), the NYSE MKT could take action to delist our common stock in the event that our common stock trades at levels viewed as abnormally low for a substantial period of time. In addition, the NYSE MKT has advised us that its policy is to immediately suspend trading in shares of, and commence delisting procedures with respect to, a listed company if the market price of its shares falls below $0.06 per share at any time during the trading day. For much of the several months prior to the 1-for-25 reverse stock split of our common stock which became effective as of October 7, 2016, our common stock had traded at prices less than $1.00. Since we effected the reverse stock split, the closing price of our common stock on the NYSE MKT has been above $1.00, but there is no assurance that our stock will not trade at levels viewed as abnormally low for a substantial period of time and lead the NYSE MKT to immediately suspend trading in our common stock. Dilution caused by the issuance of the securities offered in this offering or the offers or availability for sale of a substantial number of our common stock or securities convertible into our common stock may cause the price of our common stock to trade at prices less than $1.00.

22

Because the effective common stock purchase price in this offering is less than the current Series B Convertible Preferred Stock conversion price of $8.25, we will be required to issue additional shares of common stock to the holders of our Series B Convertible Preferred Stock upon conversion of the Series B Convertible Preferred Stock and the payment of the dividends thereunder in common stock as a result of the full ratchet anti-dilution price protection in the certificate of designation for the Series B Convertible Preferred Stock, which will be dilutive to all of our other stockholders, including new investors in this offering.

The certificate of designation for our Series B Convertible Preferred Stock contains anti-dilution provisions, pursuant to which, in the event that, while any of our Series B Convertible Preferred Stock is outstanding, we issue equity or equity-linked securities at an effective common stock purchase price of less than the Series B Convertible Preferred Stock conversion price then in effect, we are required, subject to certain limitations and adjustments as provided in the certificate of designation, to reduce the Series B Convertible Preferred Stock conversion price to equal the effective common stock purchase price. This reduction in the Series B Convertible Preferred Stock conversion price will result in a greater number of shares of common stock being issuable upon conversion of the Series B Convertible Preferred Stock or the payment of any dividends thereunder in shares of common stock for no additional consideration. In accordance with this anti-dilution price protection, because the effective common stock purchase price in this offering is below the current Series B Convertible Preferred Stock conversion price of $8.25 per share of common stock, it will result in the issuance of additional shares of common stock to the holders of our Series B Convertible Preferred Stock upon conversion of the Series B Convertible Preferred Stock or the payment of any dividends’ thereunder in shares of common stock, which will be dilutive to all of our other stockholders, including new investors in this offering. Based on the Preferred Stock conversion price of $1.60 per share of common stock and 311,521 shares of Series B Convertible Preferred Stock outstanding as of March 8, 2017, we would be required to issue 9,063,314 additional shares of common stock to the holders of Series B Convertible Preferred Stock upon conversion of the Series B Convertible Preferred Stock.

Because there is no minimum required for the offering to close, investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue the business goals outlined in this prospectus.

We have not specified a minimum offering amount nor have or will we establish an escrow account in connection with this offering. Because there is no escrow account and no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives due to a lack of interest in this offering. Further, because there is no escrow account in operation and no minimum investment amount, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. Investor funds will not be returned under any circumstances whether during or after the offering.

Our management team may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a significant return.

Our management will have broad discretion over the use of proceeds from this offering. We intend to use the net proceeds of this offering to further fund the expansion of our sales and marketing activities for CGuard EPS and MGuard Prime EPS. If we receive sufficient proceeds from the exercise of the Series C Warrants, we plan to continue the development of and manufacturing enhancements for CGuard EPS and further our efforts to obtain an IDE approval for CGuard EPS and for general corporate purposes. However, our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. The failure by management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our common stock to decline and delay the development of our product candidates.

Purchasers in this offering may experience additional dilution in the book value of their investment in the future.

We are not restricted from issuing additional securities in the future, including shares of common stock, securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or substantially similar securities. The issuance of these securities may cause further dilution to our stockholders. In order to raise additional capital, we may in the future offer such additional securities at prices that may not be the same as the price per share in this offering. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders, including investors who purchase securities in this offering. The price per share at which we sell additional shares of our common stock or securities convertible into common stock in future transactions may be higher or lower than the price per share in this offering. The exercise of outstanding stock options and the vesting of outstanding restricted stock units may also result in further dilution of your investment.

23

Because our offering will be conducted on a best efforts basis, there can be no assurance that we can raise the money we need.

The placement agent is offering the securities on a “best efforts” basis with no minimum, and the placement agent is under no obligation to purchase any securities for their own account. The placement agent is not required to sell any specific number or dollar amount of securities in this offering but will use its best efforts to sell the securities offered in this prospectus. As a “best efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated. If the offering is not consummated or we receive less than the maximum proceeds, our business plans and prospects for the current fiscal year could be adversely affected.

There is no public market for the Preferred Stock or the Warrants included in the units being offered in this offering.

The Preferred Stock and the Warrants are new issues of securities with no established trading market. Following completion of this offering, we intend to apply to list the Series B Warrants on the NYSE MKT. No assurance can be given that such listing will be approved. An active trading market for the Series B Warrants may not develop following the completion of this offering or, if developed, may not be sustained. Neither the Preferred Stock nor the Series C Warrants will be listed on any securities exchange and we do not expect the Preferred Stock or the Series C Warrants to be quoted on any quotation system. There is no established trading market for the Preferred Stock or the Warrants. In addition, because our publicly-traded Series A Warrants recently commenced trading on the NYSE MKT, there is a limited trading history from which you can make an investment decision to purchase the Warrants. A trading market for neither the Preferred Stock nor the Series C Warrants is expected to develop, and even if a market develops for the Preferred Stock or the Series C Warrants, it may not provide meaningful liquidity. The absence of a trading market or liquidity for the Preferred Stock or the Warrants may adversely affect their value.

The certificate of designation for the Series B Convertible Preferred Stock and the Preferred Stock contains anti-dilution provisions that may result in the reduction of the conversion price in the future. This feature may result in an indeterminate number of shares of common stock being issued upon conversion of the Series B Convertible Preferred Stock or the Preferred Stock. Sales of these shares will dilute the interests of other security holders and may depress the price of our common stock.

The respective certificate of designation for our Series B Convertible Preferred Stock and Preferred Stock contains anti-dilution provisions, which provisions require the lowering of the applicable conversion price, as then in effect, to the purchase price of equity or equity-linked securities issued in subsequent offerings. If in the future, while any of our Series B Convertible Preferred Stock or Preferred Stock is outstanding, we issue securities at an effective common stock purchase price of less than the applicable conversion price of our Series B Convertible Preferred Stock or Preferred Stock, as then in effect, we will be required, subject to certain limitations and adjustments as provided in the respective certificate of designation for the Series B Convertible Preferred Stock and the Preferred Stock, to further reduce the relevant conversion price, which will result in a greater number of shares of common stock being issuable upon conversion of the Series B Convertible Preferred Stock or the Preferred Stock, which in turn will have a greater dilutive effect on our shareholders. In addition, as there is no floor price on the conversion price, we cannot determine the total number of shares issuable upon conversion. As such, it is possible that we will not have a sufficient number of available shares to satisfy the conversion of the Series B Convertible Preferred Stock or the Preferred Stock if we enter into a future transaction that reduces the applicable conversion price. If we do not have a sufficient number of available shares for any Series B Convertible Preferred Stock or Preferred Stock conversions, we will be required to increase our authorized shares, which may not be possible and will be time consuming and expensive. The potential for such additional issuances may depress the price of our common stock regardless of our business performance. We may find it more difficult to raise additional equity capital while any of our Series B Convertible Preferred Stock or Preferred Stock is outstanding.

The Series B Convertible Preferred Stock provides for the payment of dividends in cash or in shares of our common stock, and we may not be permitted to pay such dividends in cash, which will require us to have shares of common stock available to pay the dividends.

Each share of the Series B Convertible Preferred Stock is entitled to receive cumulative dividends at the rate per share of 15% per annum of the stated value per share, until the fifth anniversary of the date of issuance of the Series B Convertible Preferred Stock. The dividends are payable, at our discretion, in cash, out of any funds legally available for such purpose, or in pay-in-kind shares of common stock calculated based on the conversion price, subject to adjustment as provided in the certificate of designation for the Series B Convertible Preferred Stock. The conversion price is subject to reduction if in the future we issue securities for less than the conversion price of our Series B Convertible Preferred Stock, as then in effect. As there is no floor price on the conversion price, we cannot determine the total number of shares issuable upon conversion or in connection with the dividend. As such, it is possible that we will not have a sufficient number of available shares to pay the dividend in common stock, which would require the payment of the dividend in cash. We will not be permitted to pay the dividend in cash unless we are legally permitted to do so under Delaware law, which requires cash to be available from surplus or net profits, which may not be available at the time payment is due. Additionally, we are also subject to certain restrictions pursuant to our loan and security agreement with Hercules, which prohibits us from paying cash dividends or distributions on our capital stock. As such, we do not expect to have cash available to pay the dividends on our Series B Convertible Preferred Stock or to be permitted to make such payments under our loan agreements, and will be relying on having available shares of common stock to pay such dividends, which will result in dilution to our shareholders. If we do not have such available shares, we may not be able to satisfy our dividend obligations.

24

We are subject to financial reporting and other requirements that place significant demands on our resources.

We are subject to reporting and other obligations under the Securities Exchange Act of 1934, as amended, including the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 requires us to conduct an annual management assessment of the effectiveness of our internal controls over financial reporting. These reporting and other obligations place significant demands on our management, administrative, operational, internal audit and accounting resources. Any failure to maintain effective internal controls could have a material adverse effect on our business, operating results and stock price. Moreover, effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed.

There are inherent limitations in all control systems, and misstatements due to error or fraud may occur and not be detected.

The ongoing internal control provisions of Section 404 of the Sarbanes-Oxley Act of 2002 require us to identify material weaknesses in internal control over financial reporting, which is a process to provide reasonable assurance regarding the reliability of financial reporting for external purposes in accordance with accounting principles generally accepted in the United States. Our management, including our chief executive officer and chief financial officer, does not expect that our internal controls and disclosure controls will prevent all errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, in our company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple errors or mistakes. Further, controls can be circumvented by individual acts of some persons, by collusion of two or more persons, or by management override of the controls. The design of any system of controls is also based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, a control may be inadequate because of changes in conditions, such as growth of the company or increased transaction volume, or the degree of compliance with the policies or procedures may deteriorate. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

In addition, discovery and disclosure of a material weakness, by definition, could have a material adverse impact on our financial statements. Such an occurrence could discourage certain customers or suppliers from doing business with us and adversely affect how our stock trades. This could in turn negatively affect our ability to access equity markets for capital.

Delaware law and our corporate charter and bylaws contain anti-takeover provisions that could delay or discourage takeover attempts that stockholders may consider favorable.

Our board of directors is authorized to issue shares of preferred stock in one or more series and to fix the voting powers, preferences and other rights and limitations of the preferred stock. Accordingly, we may issue shares of preferred stock with a preference over our common stock with respect to dividends or distributions on liquidation or dissolution, or that may otherwise adversely affect the voting or other rights of the holders of common stock. Issuances of preferred stock, depending upon the rights, preferences and designations of the preferred stock, may have the effect of delaying, deterring or preventing a change of control, even if that change of control might benefit our stockholders. In addition, we are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

25

Section 203 could delay or prohibit mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our publicly traded securities to decline.

Sales of a significant number of shares of our common stock or our warrants in the public market could harm the market prices of our common stock or warrants and make it more difficult for us to raise funds through future offerings of common stock or warrants. Our stockholders and the holders of our options and warrants may sell substantial amounts of our common stock or our publicly traded warrants in the public market. In addition, we will be required to issue additional shares of common stock to the holders of our Series B Convertible Preferred Stock upon conversion of shares of our Series B Convertible Preferred Stock and the payment of the dividends thereunder in common stock as a result of the full ratchet anti-dilution price protection in the certificate of designation for the Series B Convertible Preferred Stock because the effective common stock purchase price in this offering is less than the current Series B Convertible Preferred Stock conversion price of $8.25, which in turn will increase the number of shares of common stock available for sale. See “Risk Factors — Risks Related to Our Organization and Our Common Stock, Preferred Stock, Warrants and this Offering—Because the effective common stock purchase price in this offering is less than the current Series B Convertible Preferred Stock conversion price of $8.25, we will be required to issue additional shares of common stock to the holders of our Series B Convertible Preferred Stock upon conversion of the Series B Convertible Preferred Stock and the payment of the dividends thereunder in common stock as a result of the full ratchet anti-dilution price protection in the certificate of designation for the Series B Convertible Preferred Stock, which will be dilutive to all of our other stockholders, including new investors in this offering.”

In addition, the fact that our stockholders, option holders and warrant holders or the placement agent can sell substantial amounts of our common stock or our publicly traded warrants in the public market, whether or not sales have occurred or are occurring, could make it more difficult for us to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate, or at all.

No industry analyst publishes research about our business.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. Because no industry analyst publishes research about us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

26

Aspects of the tax treatment of the securities may be uncertain.

The tax treatment of our preferred stock and our warrants is uncertain and may vary depending upon whether you are an individual or a legal entity and whether or not you are domiciled in the United States. In the event you are a non-U.S. investor, you should consult your tax advisors as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of our preferred stock and our warrants.

Risks Related to our Indebtedness

Our obligations under our outstanding term loan are secured by all of our assets, so if we default on those obligations, the lender could foreclose on our assets. As a result of these security interests, such assets would only be available to satisfy claims of our general creditors or to holders of our equity securities if we were to become insolvent at a time when the value of such assets exceeded the amount of our indebtedness and other obligations. In addition, the existence of these security interests may adversely affect our financial flexibility.

Hercules, the lender under our term loan has a security interest in all of our assets and those of InspireMD Ltd., our wholly-owned subsidiary. As a result, if we default under our obligations to the lender, the lender could foreclose on its security interests and liquidate some or all of these assets, which would harm our business, financial condition and results of operations. The current principal amount of the term loan as of March 3, 2017, was approximately $1.1 million.

In the event of a default in connection with our bankruptcy, insolvency, liquidation, or reorganization, the lender would have a prior right to substantially all of our assets to the exclusion of our general creditors. In that event, our assets would first be used to repay in full all indebtedness and other obligations secured by the lender, resulting in all or a portion of our assets being unavailable to satisfy the claims of any unsecured indebtedness. Only after satisfying the claims of any unsecured creditors would any amount be available for our equity holders.

The pledge of these assets and other restrictions may limit our flexibility in raising capital for other purposes. Because substantially all of our assets are pledged under the term loan, our ability to incur additional secured indebtedness or to sell or dispose of assets to raise capital may be impaired, which could have an adverse effect on our financial flexibility.

Our loan and security agreement contains customary events of default. In addition, an event of default will include the occurrence of a circumstance that would reasonably be expected to have a material adverse effect upon (i) our business, operations, properties, assets, prospects or condition (financial or otherwise), (ii) our ability to perform our obligations under the agreement and any related loan documents or (iii) the collateral, the lender’s liens on the collateral or the priority of such liens.

Our outstanding term loan obligations may adversely affect our cash flow and our ability to operate our business.

Pursuant to the terms of our loan and security agreement, the lender made a term loan to us and InspireMD Ltd. in aggregate amount of $10 million. We are required to make monthly payments of interest and principal in the amount of approximately $380,000 per month. The current principal amount of the loan as of March 3, 2017 was approximately $1.1 million. The term loan under the loan and security agreement, as amended, matures on June 1, 2017.

The terms of our term loan could have negative consequences to us, such as:

●	we may be unable to obtain additional financing to fund working capital, operating losses, capital expenditures or acquisitions on terms acceptable to us, or at all;

●	the amount of our interest expense may increase because our term loan has a variable rate of interest at any time that the prime rate, as reported in the Wall Street Journal, is above 5.5%; and

●	we may be more vulnerable to economic downturns and adverse developments in our industry or the economy in general.

27

Our ability to meet our expenses and debt obligations will depend on our future performance, which will be affected by financial, business, economic, regulatory and other factors. We will be unable to control many of these factors, such as economic conditions. We cannot be certain that we will continue to have sufficient capital to allow us to pay the principal and interest on our debt and meet any other obligations. If we do not have enough money to service our debt, we may be required, but unable to refinance all or part of our existing debt, sell assets, borrow money or raise equity on terms acceptable to us, if at all, and the lender could foreclose on its security interests and liquidate some or all of our assets.

Our loan and security agreement contains covenants that could limit our financing options and liquidity position, which would limit our ability to grow our business.

Covenants in our loan and security agreement impose operating and financial restrictions on us. These restrictions prohibit or limit our ability, and the ability of InspireMD Ltd., to, among other things:

●	pay cash dividends to our stockholders;

●	redeem or repurchase our common stock or other equity;

●	incur additional indebtedness;

●	permit liens on assets;

●	make certain investments (including through the acquisition of stock, shares, partnership or limited liability company interests, any loan, advance or capital contribution);

●	sell, lease, license, lend or otherwise convey an interest in a material portion of our assets; and

●	cease making public filings under the Securities Exchange Act of 1934, as amended.

These restrictions may limit our ability to obtain additional financing, withstand downturns in our business or take advantage of business opportunities. Moreover, additional debt financing we may seek, if permitted, may contain terms that include more restrictive covenants, may require repayment on an accelerated schedule or may impose other obligations that limit our ability to grow our business, acquire needed assets, or take other actions we might otherwise consider appropriate or desirable.

28

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein and therein contain “forward-looking statements,” which include information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will probably not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	our history of recurring losses and negative cash flows from operating activities, significant future commitments and the uncertainty regarding the adequacy of our liquidity to pursue our complete business objectives, and substantial doubt regarding our ability to continue as a going concern;

●

our need to raise additional capital to meet our business requirements in the future and such capital raising may be costly or difficult to obtain and could dilute our stockholders’ ownership interests;

●	our ability to generate revenues from our products and obtain and maintain regulatory approvals for our products;

●	our ability to adequately protect our intellectual property;

●	our dependence on a single manufacturing facility and our ability to comply with stringent manufacturing quality standards and to increase production as necessary;

●	the risk that the data collected from our current and planned clinical trials may not be sufficient to demonstrate that our technology is an attractive alternative to other procedures and products;

●	market acceptance and adoption of our products;

●	intense competition in our industry, with competitors having substantially greater financial, technological, research and development, regulatory and clinical, manufacturing, marketing and sales, distribution and personnel resources than we do;

●	entry of new competitors and products and potential technological obsolescence of our products;

●	loss of a key customer or supplier;

●	technical problems with our research and products and potential product liability claims;

●	adverse economic conditions;

●	insufficient or inadequate reimbursement by governmental and other third party payers for our products;

●	adverse federal, state and local government regulation, in the United States, Europe or Israel and other foreign jurisdictions;

●	price increases for supplies and components;

●	inability to carry out research, development and commercialization plans; and

●	loss or retirement of key executives and research scientists.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with that may cause our actual results to differ from those anticipated in our forward-looking statements. You should review carefully the section entitled “Risk Factors” beginning on page 8 of this prospectus for a discussion of these and other risks that relate to our business and investing in our securities. The forward-looking statements contained or incorporated by reference in this prospectus are expressly qualified in their entirety by this cautionary statement. We do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

29

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the units offered under this prospectus, after deducting estimated placement agent fees and other estimated offering expenses payable by us, will be $6,675,500, if we sell the maximum amount of units offered hereby. However, this is a best efforts offering with no minimum, and we may not sell all or any of the securities; as a result, we may receive significantly less in net proceeds, and the net proceeds received may not be sufficient to continue to operate our business. If any of the Warrants included in units sold in this offering is exercised, we may also receive proceeds from the exercise of the Warrants. If all of the Series B Warrants were to be exercised in cash at the exercise price of $2.00 per share of common stock, we would receive additional net proceeds of approximately $9,375,000. If all of the Series C Warrants were to be exercised in cash at the exercise price of $1.60 per share of common stock, we would receive additional net proceeds of approximately $7,275,000. We cannot predict when or if the Warrants will be exercised. It is possible that the Warrants may expire and may never be exercised.

On July 7, 2016, we closed a public offering of shares of Series B Convertible Preferred Stock and Series A Warrants, pursuant to which we received net proceeds of approximately $13.1 million. The net proceeds from this offering provided us with the capital to operate our business since the time of that offering, to revise our sales force strategy and to further the clinical development of our products. In particular,

●	we hired a new chief commercial officer in October 2016 to analyze and revise, as necessary, our sales strategy for our products;

●	we expanded our sales and marketing forces, which were reduced in 2015 pursuant to cost cutting initiatives; and

●	we began participating in industry conferences and other promotional activities.

We also used a portion of the proceeds from the July 2016 offering to further develop the clinical protocol synopsis for CGuard EPS in order to ultimately seek the U.S. Food and Drug Administration approval for commercial sales in the United States.

While the proceeds from the July 2016 offering enabled us to make important investments in the future growth of the company, the proceeds were not sufficient for us fully accomplish our goals. In addition, based upon our anticipated expenses, we currently expect to run out funds within six months from the date of this prospectus.

As such, we intend to use the net proceeds from the sale of the units offered in this offering to further fund the expansion of our sales and marketing activities for CGuard EPS and MGuard Prime EPS, including the recruitment of more distributor and sales representatives.

If we receive sufficient proceeds from the exercise of the Series C Warrants, together with any balance from the net proceeds from the sale of the units, we intend to use the net proceeds from the exercise of the Series C Warrants for the following activities:

●	to continue the development of and manufacturing enhancements for CGuard EPS, including developing CGuard EPS with a smaller delivery catheter (5 French gauge), which, we believe, will enable us to meet the market demand for minimally invasive devices, have a competitive advantage in penetrating the Asia Pacific market and offer our product for transradial catheterization, which, we believe, is gaining favor among interventionalists; and

●	to further our efforts to obtain an IDE approval for CGuard EPS, to ultimately seek the U.S. Food and Drug Administration approval for commercial sales in the United States.

We expect to use any balance of the foregoing and any additional proceeds from exercise of the Warrants, if any, for operations and general working capital requirements.

30

Investors are cautioned, however, that expenditures may vary substantially from these uses. Investors will be relying on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including the amount of cash generated by our operations, the amount of competition we face and other operational factors. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

From time to time, we evaluate these and other factors and we anticipate continuing to make such evaluations to determine if the existing allocation of resources, including the proceeds of this offering, is being optimized. Circumstances that may give rise to a change in the use of proceeds include:

●	a change in development plan or strategy;

●	the addition of new products or applications;

●	technical delays;

●	delays or difficulties with our clinical trials;

●	negative results from our clinical trials;

●	difficulty obtaining regulatory approval;

●	failure to achieve sales as anticipated; and

●	the availability of other sources of cash including cash flow from operations and new bank debt financing arrangements, if any.

Until we use the net proceeds of this offering, we will hold such funds in cash or invest the funds in short-term, investment grade, interest-bearing securities.

31

PRICE RANGE OF OUR COMMON STOCK

Our common stock has been quoted on the NYSE MKT since April 11, 2013 under the symbol “NSPR”

The following table sets forth the intra-day high and low sales price per share for our common stock, as reported on the NYSE MKT, for the periods indicated. The sales prices for our common stock are adjusted for the 1-for-10 reverse stock split of our common stock that occurred on October 1, 2015 and the 1-for-25 reverse stock split of our common stock that occurred on October 7, 2016:

	Common Stock
	High	Low
Fiscal Year Ending December 31, 2017
First quarter (through March 8, 2017)	$3.97	$1.87
Fiscal Year Ending December 31, 2016
Fourth quarter	$4.39	$1.41
Third quarter	$7.50	$1.75
Second quarter	$15.50	$7.75
First quarter	$23.75	$9.75
Fiscal Year Ended December 31, 2015
Fourth quarter	$53.00	$15.75
Third quarter	$80.00	$37.50
Second quarter	$105.00	$47.50
First quarter	$252.50	$57.50

The closing price of our common stock on the NYSE MKT on March 8, 2017, was $1.97 per share. Immediately prior to this offering, we had 1,472,606 issued and outstanding shares of common stock, which were held by approximately 237 holders of record.

DIVIDEND POLICY

In the past, we have not declared or paid cash dividends on our capital stock. Our loan and security agreement with Hercules, dated October 23, 2013, as amended, prohibits us from paying cash dividends or distributions on our capital stock. Even if we are permitted to pay cash dividends in the future, we do not intend to do so. Rather, we intend to retain future earnings, if any, to fund the operation and expansion of our business and for general corporate purposes.

32

CAPITALIZATION

The following table summarizes our cash and cash equivalents, certain other items from our historical consolidated balance sheet, and capitalization as of December 31, 2016:

●	on an actual basis; and

●

on an as adjusted basis, giving effect to our receipt of the net proceeds from the sale by us in this offering of 1,171,875 units at the public offering price of $6.40 per unit, assuming the conversion of all of the Preferred Stock included in the units into shares of common stock and after deducting estimated placement agent fees and other estimated offering expenses payable by us.

For the purposes of this capitalization discussion, we took into account the additional shares of common stock that we will be required to issue to the holders of our Series B Convertible Preferred Stock upon conversion of our Series B Convertible Preferred Stock and the payment of the dividends thereunder in common stock as a result of the full ratchet anti-dilution price protection in the certificate of designation for the Series B Convertible Preferred Stock, based on 311,521 shares of Series B Convertible Preferred Stock outstanding as of December 31, 2016, and the adjusted Series B Convertible Preferred Stock conversion price of $1.60 per share of common stock (see “Risk Factors — Risks Related to Our Organization and Our Common Stock, Preferred Stock, Warrants and this Offering—Because the effective common stock purchase price in this offering is less than the current Series B Convertible Preferred Stock conversion price of $8.25, we will be required to issue additional shares of common stock to the holders of our Series B Convertible Preferred Stock upon conversion of the Series B Convertible Preferred Stock and the payment of the dividends thereunder in common stock as a result of the full ratchet anti-dilution price protection in the certificate of designation for the Series B Convertible Preferred Stock, which will be dilutive to all of our other stockholders, including new investors in this offering”). You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes appearing elsewhere in this prospectus.

	December 31, 2016 (in thousands) (unaudited)
	Actual	As Adjusted
Cash and cash equivalents	$7,516	$14,191
Equity:
Common stock, par value $0.0001 per share – 150,000,000 shares authorized; 1,475,318 shares and 15,226,132 shares issued and outstanding actual and as adjusted(1), respectively	—	$1
Preferred stock, par value $0.0001 per share; 5,000,000 shares authorized:
Series A Preferred Stock, par value $0.0001 per share; none issued and outstanding actual and as adjusted	—	—
Series B Convertible Preferred Stock, par value $0.0001 per share; 311,521 shares issued and outstanding actual and as adjusted	—	—
Series C Convertible Preferred Stock, par value $0.0001 per share; none issued and outstanding at December 31, 2016; 1,171,875 shares issued as adjusted	—	—
Additional paid-in capital	135,959	142,633
Accumulated deficit	(131,914)	(131,914)
Total equity	4,045	10,720

(1)	15,226,132 shares issued and outstanding as adjusted includes 4,687,500 shares of common stock underlying Preferred Stock included in the units being sold in this offering and 9,063,314 additional shares of common stock that we will be required to issue to the holders of our Series B Convertible Preferred Stock upon conversion of shares of the Series B Convertible Preferred and the payment of the dividends thereunder in common stock as a result of the full ratchet anti-dilution price protection in the certificate of designation for the Series B Convertible Preferred Stock, based on 311,521 shares of Series B Convertible Preferred Stock outstanding as of December 31, 2016, and the adjusted Series B Convertible Preferred Stock conversion price of $1.60 per share of common stock, and does not include 9,375,000 shares of common stock issuable upon the full exercise of the Warrants being sold in this offering.

33

DILUTION

If you invest in our securities in this offering, your interest will be diluted to the extent of the difference between the price per unit you pay in this offering and the as adjusted net tangible book value per share of our common stock immediately after this offering (assuming the conversion of all of the Preferred Stock included in the unit into shares of common stock). For the purpose of such calculation, the entire purchase price for the unit is being allocated to the Preferred Stock included in the unit, and the shares issuable upon exercise of the Warrants included in the unit have not been included.

Our net tangible book value of our common stock as of December 31, 2016, was approximately $4,007,000 or approximately $2.72 per share of common stock based on 1,475,318 shares outstanding (including 1,344,869 vested restricted shares and 130,449 unvested restricted shares) at that time. “Net tangible book value” is total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares outstanding.

After giving effect to (i) the sale of 1,171,875 units at the offering price of $6.40 per unit and assuming the conversion of all shares of Preferred Stock included in the units into 4,687,500 shares of common stock at an assumed conversion price of $1.60 per share of common stock and no exercise of any of the Warrants offered hereby, and after deducting estimated placement agent fees and other estimated offering expenses payable by us, and (ii) the issuance of 9,063,314 additional shares of common stock that we will be required to issue to the holders of our Series B Convertible Preferred Stock upon conversion of shares of Series B Convertible Preferred and the payment of the dividends thereunder in common stock as a result of the full ratchet anti-dilution price protection in the certificate of designation for the Series B Convertible Preferred Stock, based on 311,521 shares of Series B Convertible Preferred Stock outstanding as of December 31, 2016, and the adjusted Series B Convertible Preferred Stock conversion price of $1.60 per share of common stock, our net tangible book value as of December 31, 2016, would have been approximately $10,682,000, or approximately $0.70 per share of common stock based on 15,226,132 shares of common stock outstanding on a pro forma basis at that time. This represents an immediate decrease in net tangible book value of $2.02 per share to our existing stockholders and an immediate dilution of approximately $0.90 per share to new investors participating in this offering (assuming conversion of all of the Preferred Stock included in the units covered by this prospectus into shares of common stock), as illustrated by the following table:

Preferred Stock conversion price per share of common stock	$1.60

Net tangible book value per share of common stock as of December 31, 2016	$2.72

Decrease in net tangible book value per share of common stock attributable to the offering	$(2.02)

Pro forma net tangible book value per share of common stock as of December 31, 2016 after giving effect to the offering	$0.70

Dilution in net tangible book value per share of common stock to new investors in the offering	$0.90

The discussion of dilution, and the table quantifying it, attribute no value to the Warrants being issued in this offering and assume no exercise of any of the Warrants included in the units offered hereby or any outstanding options or warrants or other potentially dilutive securities. The exercise of potentially dilutive securities having an exercise price less than the offering price would increase the dilutive effect to new investors.

34

In particular, the table above excludes the following potentially dilutive securities as of December 31, 2016:

●	3,660 shares of common stock issuable upon the exercise of currently outstanding warrants with an exercise price of $1,800.00 per share;

●	2,640 shares of common stock issuable upon the exercise of currently outstanding warrants with an exercise price of $750.00 per share;

●	674 shares of common stock issuable upon the exercise of currently outstanding warrants with an exercise price of $742.50 per share;

●	12,531 shares of common stock issuable upon the exercise of currently outstanding warrants to purchase one-half of one share of common stock with an exercise price for two warrants of $437.50 per full share;

●	137,484 shares of common stock issuable upon the exercise of currently outstanding warrants with an exercise price of $137.50 per share;

●	58,668 shares of common stock issuable upon the exercise of currently outstanding warrants with an exercise price of $14.75 per share;

●	5,867 shares of common stock issuable upon the exercise of currently outstanding warrants with an exercise price of $18.44 per share;

●	38,691 shares of common stock issuable upon the exercise of currently outstanding warrants issued to Hercules on June 13, 2016, with an exercise price of $4.71 per share;

●	1,246,084 shares of common stock issuable upon the conversion of the currently outstanding Series B Convertible Preferred Stock and payment of all dividends accrued on the Series B Convertible Preferred Stock in an aggregate of 934,563 shares of common stock upon conversion of outstanding Series B Convertible Preferred Stock at the initial conversion price of $8.25 per share and the stated value per share of $33.00;

●	1,769,696 shares of common stock issuable upon the exercise of outstanding Series A Warrants with an exercise price of $5.00 per share;

●	123,880 shares of common stock issuable upon conversion of the Series B Convertible Preferred Stock and exercise of the Series A Warrants included in the unit purchase option that we issued to the placement agent in the public offering that closed on July 7, 2016;

●	46,455 shares of common stock issuable as cumulative dividends upon conversion of the Series B Convertible Preferred Stock included in the unit purchase option that we issued to the placement agent in the public offering that closed on July 7, 2016;

●

450,517 additional shares of common stock that we will be required to issue to the placement agent upon conversion of shares of Series B Convertible Preferred Stock and the payment of the dividends thereunder in common stock as a result of the full ratchet anti-dilution price protection in the certificate of designation for the Series B Convertible Preferred Stock, based on the adjusted Series B Convertible Preferred Stock conversion price of $1.60 per share of common stock, included in the unit purchase option that we issued to the placement agent in the public offering that closed on July 7, 2016 (see “Risk Factors — Risks Related to Our Organization and Our Common Stock, Preferred Stock, Warrants and this Offering—Because the effective common stock purchase price in this offering is less than the current Series B Convertible Preferred Stock conversion price of $8.25, we will be required to issue additional shares of common stock to the holders of our Series B Convertible Preferred Stock upon conversion of the Series B Convertible Preferred Stock and the payment of the dividends thereunder in common stock as a result of the full ratchet anti-dilution price protection in the certificate of designation for the Series B Convertible Preferred Stock, which will be dilutive to all of our other stockholders, including new investors in this offering.”);

35

●

337,421 shares of common stock issuable upon the exercise of currently outstanding options with exercise prices ranging from $0.0001 to $2,100.00 and having a weighted average exercise price of $27.64 per share;

●	1,694 shares of common stock available for future issuance under our 2011 UMBRELLA Option Plan; and

●	233,189 shares of common stock available for future issuance under our 2013 Long-Term Incentive Plan.

To the extent that any of our already outstanding preferred stock are converted, any of the options listed above are exercised, new options are issued under our equity incentive plans and subsequently exercised or we issue additional shares of common stock in the future, there will be further dilution to new investors participating in this offering. Our outstanding Series B Convertible Preferred Stock is subject to full-ratchet anti-dilution protection in the event we sell any common stock or common stock equivalents (subject to exceptions for certain exempt issuances) at a price lower than the then-conversion price of the Series B Convertible Preferred Stock ($8.25 prior to this offering, which will adjust to $1.60 as a result of this offering). Additionally, the Preferred Stock included in the units offered pursuant to this prospectus will also be subject to full-ratchet anti-dilution adjustment in the event we sell common stock or common stock equivalents (subject to exceptions for certain exempt issuances) at a price lower than the then-conversion price of the Preferred Stock. The full-ratchet anti-dilution protection applicable to our Series B Convertible Preferred Stock and the Preferred Stock included in the units offered pursuant to this prospectus is further described below under the captions “Description of Securities – Series B Convertible Preferred Stock,” “Description of Securities -- Potential Common Stock Issuances to the Holders of Our Series B Convertible Preferred Stock” and “Description of Securities– Series C Convertible Preferred Stock Being Issued in this Offering” respectively.

36

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion and analysis of financial condition and results of operations in conjunction with our financial statements and the related notes thereto included elsewhere in this prospectus. In addition to historical information, the following discussion and analysis includes forward-looking information that involves risks, uncertainties and assumptions. Our actual results and the timing of events could differ materially from those anticipated by these forward-looking statements as a result of many factors, including those discussed under “Risk Factors” and elsewhere in this prospectus. See “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this prospectus.

Overview

We are a medical device company focusing on the development and commercialization of our proprietary MicroNet stent platform technology for the treatment of complex vascular and coronary disease. A stent is an expandable “scaffold-like” device, usually constructed of a metallic material, that is inserted into an artery to expand the inside passage and improve blood flow. Our MicroNet, a micron mesh sleeve, is wrapped over a stent to provide embolic protection in stenting procedures.

Our CGuard EPS combines MicroNet and a self-expandable nitinol stent in a single device for use in carotid artery applications. Our CGuard EPS received CE mark approval in the European Union in March 2013, and we launched its release on a limited basis in October 2014. In January 2015, a new version of CGuard, with a rapid exchange delivery system, received CE mark approval in Europe and in September 2015, we announced the full market launch of CGuard EPS in Europe. Subsequently, we launched CGuard EPS in Argentina and Colombia, and have received regulatory approval to commercialize CGuard EPS in Russia. If we receive sufficient proceeds from the exercise of the Series C Warrants, we plan to develop CGuard EPS with a smaller delivery catheter (5 French gauge), which we intend to submit for CE mark approval within three calendar quarters of receiving such proceeds. We cannot give any assurance that we will receive sufficient (or any) proceeds from the exercise of the Series C Warrants or the timing of receipt of such proceeds, if ever. We cannot predict when or if the Series C Warrants will be exercised. It is possible that the Series C Warrants may expire and may never be exercised.

Our MGuard Prime EPS is marketed for use in patients with acute coronary syndromes, notably acute myocardial infarction (heart attack) and saphenous vein graft coronary interventions (bypass surgery). MGuard Prime EPS combines MicroNet with a bare-metal cobalt-chromium based stent. We market and sell MGuard Prime EPS for the treatment of coronary disease in the European Union. MGuard Prime EPS received CE mark approval in the European Union in October 2010 for improving luminal diameter and providing embolic protection. However, as a result of a shift in industry preferences away from bare-metal stents in favor of drug-eluting (drug-coated) stents, in 2014 we decided to curtail further development of this product in order to focus on the development of a drug-eluting stent product, MGuard DES. Due to limited resources, though, our efforts have been limited to testing drug-eluting stents manufactured by potential partners for compatibility with MicroNet and seeking to incorporate MicroNet onto a drug-eluting stent manufactured by a potential partner.

We are also developing a neurovascular flow diverter, NGuard, which is an endovascular device that directs blood flow away from cerebral aneurysms in order to ultimately seal the aneurysms. Our flow diverter would utilize an open cell, highly flexible metal scaffold to which MicroNet would be attached. We have completed initial pre-clinical testing of this product in both simulated bench models and standard in vivo pre-clinical models. However, as we plan to focus our resources on the further expansion of our sales and marketing activities for CGuard EPS and MGuard Prime EPS and, provided that we have sufficient resources, the development of CGuard EPS with a smaller delivery catheter (5 French gauge) and its submission for CE mark approval, we do not intend to resume further development of NGuard until at least the third quarter of 2018.

We also intend to develop a pipeline of other products and additional applications by leveraging our MicroNet technology to new applications to improve peripheral vascular and neurovascular procedures, such as the treatment of the superficial femoral artery disease, vascular disease below the knee and neurovascular stenting to open diseased vessels in the brain.

Presently, none of our products may be sold or marketed in the United States.

37

During the first quarter of 2015, we implemented a cost reduction/focused spending plan. The plan had four components: (i) reducing headcount; (ii) limiting the focus of clinical and development expenses to only carotid and neurovascular products; (iii) limiting sales and marketing expenses to those related to the CGuard EPS stent launch; and (iv) reducing all other expenses (including conferences, travel, promotional expenses, executive cash salaries, director cash fees, rent, etc.). In addition, we decided to alter our commercial strategy by using third party distributors to drive future sales, as opposed to direct sales to hospitals and clinics, which had previously been our focus. However, we have decided to shift our commercial strategy to focus on direct sales of our products through our own internal sales initiatives as well as through distribution partners. In addition, we have begun to participate in international trade shows and industry conferences in an attempt to gain market exposure and brand recognition.

Recent Events

Effective as of 5:00 p.m. Eastern Time on October 7, 2016, we amended our certificate of incorporation in order to effectuate a 1-for-25 reverse stock split of our outstanding shares of common stock.

Critical Accounting Policies

We prepared our consolidated financial statements for inclusion in this prospectus in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). U.S. GAAP represents a comprehensive set of accounting and disclosure rules and requirements, and applying these rules and requirements requires management judgments and estimates including, in certain circumstances, choices between acceptable U.S. GAAP alternatives. The following is a discussion of our most critical accounting policies, judgments and uncertainties that are inherent in our application of U.S. GAAP.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates using assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and expenses during the reporting periods. Actual results could differ from those estimates.

As applicable to these consolidated financial statements, the most significant estimates and assumptions relate to inventory valuations, share-based compensation and legal contingencies.

Functional currency

The currency of the primary economic environment in which our operations and the operations of our subsidiaries are conducted is the U.S. dollar (“$” or “dollar”). Accordingly, our and our subsidiaries’ functional currency is the U.S. dollar.

The dollar figures are determined as follows: transactions and balances originally denominated in dollars are presented in their original amounts. Balances in foreign currencies are translated into dollars using historical and current exchange rates for non-monetary and monetary balances, respectively. The resulting translation gains or losses are recorded as financial income or expense, as appropriate. For transactions reflected in the statements of operations in foreign currencies, the exchange rates at transaction dates are used. Depreciation and changes in inventories and other changes deriving from non-monetary items are based on historical exchange rates.

38

Concentration of credit risk and allowance for doubtful accounts

Financial instruments that may potentially subject us to a concentration of credit risk consist of cash and cash equivalents, which are deposited in major financially sound institutions in the United States, Israel and Germany, and trade accounts receivable. Our trade accounts receivable are derived from revenues earned from customers from various countries. We perform ongoing credit evaluations of our customers’ financial condition and, generally, require no collateral from customers. We also have a credit insurance policy for some customers. We maintain an allowance for doubtful accounts receivable based upon the expected ability to collect the accounts receivable. We review our allowance for doubtful accounts quarterly by assessing individual accounts receivable and all other balances based on historical collection experience and an economic risk assessment. If we determine that a specific customer is unable to meet its financial obligations to us, we provide an allowance for credit losses to reduce the receivable to the amount management reasonably believes will be collected, which is netted against “Accounts receivable — Trade”.

Inventory

Inventories are stated at the lower of cost (cost is determined on a “first-in, first-out” basis) or market value. Our inventories generally have a limited shelf life and are subject to impairment as they approach their expiration dates. We regularly evaluate the carrying value of our inventories and when, based on such evaluation, factors indicate that impairment has occurred, we impair the inventories’ carrying value.

Revenue recognition

Revenue is recognized when delivery has occurred, evidence of an arrangement exists, title and risks and rewards for the products are transferred to the customer and collection is reasonably assured.

We recognize revenue net of value added tax (VAT).

Research and development costs

Research and development costs are charged to the statement of operations as incurred.

Share-based compensation

Employee option awards are classified as equity awards and accounted for using the grant-date fair value method. The fair value of share-based awards is estimated using the Black-Scholes valuation model and expensed over the requisite service period, net of estimated forfeitures. Until December 31, 2015, we estimated forfeitures based on historical experience and anticipated future conditions. Beginning on January 1, 2016, we adopted Accounting Standards Update (“ASU”) 2016-09 and elected to account for forfeitures as they occur. See Note 2s4 to our financial statements for the twelve months ended December 31, 2016 included in this prospectus.

We elected to recognize compensation expenses for awards with only service conditions that have graded vesting schedules using the accelerated multiple option approach.

In addition, certain of our share-based awards are market- and performance-based and dependent upon achieving certain goals. With respect to performance-based awards, we estimate the expected pre-vesting award probability that the performance conditions will be achieved. We only recognize expense for those shares that are expected to vest.

39

Fair value measurement

We measure fair value and disclose fair value measurements for financial assets and liabilities. Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The accounting standard establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are described below:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3: Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining fair value, we utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible and consider counterparty credit risk in our assessment of fair value.

Results of Operations

Twelve months ended December 31, 2016 compared to the twelve months ended December 31, 2015

Revenues. For the twelve months ended December 31, 2016, revenue decreased by $416,000, or 18.0%, to $1,894,000, from $2,310,000 during the twelve months ended December 31, 2015. This decrease was predominantly driven by a 53.5% decrease in sales of MGuard Prime EPS from $1,607,000 in 2015 to $747,000 in 2016, largely driven by doctors increasingly using drug-eluting stents rather than bare metal stents like MGuard Prime EPS in STEMI patients. This decrease in MGuard Prime EPS sales was partially offset by a 63.2% increase in sales of CGuard EPS from $703,000 in 2015 to $1,147,000 in 2016.

With respect to regions, the decrease in revenue was primarily attributable to a decrease of $586,000 in revenue from sales of MGuard Prime EPS from our distributors in Europe and a decrease of $257,000 in revenue from sales of MGuard Prime EPS from our distributors in Latin America, partially offset by an increase of $383,000 in revenue from sales of CGuard EPS from our distributors in Europe.

Gross Profit (Loss). For the twelve months ended December 31, 2016, we had a gross profit (revenue less cost of revenues) of $102,000, as compared to a gross loss (revenue less cost of revenues) of $296,000, during the twelve months ended December 31, 2015, representing an increase of $398,000. This increase in gross profit was attributable to a decrease of write-offs of inventory (primarily MGuard Prime EPS) of $593,000 during 2016, as compared to 2015, a decrease of $317,000 in material and labor costs (due to the decreased sales) and a decrease of $86,000 in miscellaneous expenses. These increases in gross profit were partially offset by a decrease in revenues of $416,000 (see above for explanation) and an increase of $182,000 related to the underutilization of our manufacturing resources. Gross margin (gross profits as a percentage of revenue) increased to 5.4% in the twelve months ended December 31, 2016 from (12.8)% during 2015.

40

Research and Development Expenses. For the twelve months ended December 31, 2016, research and development expenses decreased by 64.6%, or $2,351,000, to $1,291,000, from $3,642,000 during the twelve months ended December 31, 2015. This decrease in research and development expenses resulted primarily from a decrease of $1,282,000 in compensation expenses, a decrease of $543,000 in clinical trial and development costs associated with CGuard EPS, a decrease of $292,000 in clinical trial expenses associated with our now terminated MASTER II trial and a decrease of $234,000 in miscellaneous expenses. The decreases in compensation and miscellaneous expenditures related to MGuard Prime EPS are the results of the implementation of our cost reduction/focused spending plan that began in the first quarter of 2015.

Selling and Marketing Expenses. For the twelve months ended December 31, 2016, selling and marketing expenses decreased by 54.1%, or $1,719,000, to $1,459,000, from $3,178,000 during the twelve months ended 2015. This decrease in selling and marketing expenses resulted primarily from a decrease of $1,113,000 in compensation expenses due to our transition away from direct sales in favor of using third party distributors, a decrease of $281,000 in travel expenses associated with the decreased size of our sales force, a decrease of $180,000 in expenditures related to our reduced participation in trade shows and promotional activities, primarily the EuroPCR Congress, incurred in 2015, and a decrease of $145,000 in miscellaneous expenditures. The decrease in spending was a result of our cost reduction/focused spending plan that began in the first quarter of 2015.

General and Administrative Expenses. For the twelve months ended December 31, 2016, general and administrative expenses decreased by 21.7%, or $1,387,000, to $5,000,000, from $6,387,000 during the twelve months ended December 31, 2015. The decrease in general and administrative expenses resulted primarily from a decrease of $791,000 in compensation expenses, a decrease of $507,000 in consulting fees and a decrease of $89,000 in miscellaneous expenses. The reduction in compensation expenses mainly related to the forfeiture of the unvested restricted shares caused by our former chief executive officer’s resignation in 2016. The reduction in consulting fees related to recruitment and business development activities in 2015, which we did not undertake in 2016.

Restructuring and Impairment Expenses. For the twelve months ended December 31, 2015, we incurred $982,000 of restructuring and impairment expenses made up of $576,000 of expenses related to the impairment of an MGuard Prime EPS royalty buyout option due to anticipated lower sales in the future, $246,000 of cash payouts and $59,000 of restricted shares given to terminated employees in connection with our restructuring and $101,000 associated with the early termination of our lease for a portion of our office in Boston, Massachusetts. No such expense was incurred in 2016.

Financial Expenses. For the twelve months ended December 31, 2016, financial expenses decreased by 25.9% or $284,000, to $812,000, from $1,096,000 during the twelve months ended 2015. The decrease in financial expenses primarily resulted from a decrease in interest expenses due to the reduction in principal of our outstanding indebtedness.

Tax Expenses (Income). For the twelve months ended December 31, 2016, there was no material change in tax expenses (income) compared to the same period in 2015.

Net Loss. Our net loss decreased by $7,124,000, or 45.7%, to $8,461,000 for the twelve months ended December 31, 2016, from $15,585,000 during the twelve months ended December 31, 2015. The decrease in net loss resulted primarily from a decrease of $6,439,000 in operating expenses primarily associated with our cost reduction/focused spending plan (see above for explanation), an increase of $398,000 in gross profit and a decrease of $284,000 in financial expenses.

41

Twelve months ended December 31, 2015 compared to the twelve months ended December 31, 2014

Revenues. For the twelve months ended December 31, 2015, revenue decreased by $0.5 million, or 18.1%, to $2.3 million, from $2.8 million during the same period in 2014. This decrease was predominantly driven by a decrease in sales of our MGuard coronary products of $1.2 million, or 42.6%, from $2.8 million in the twelve months ended December 31, 2014 to $1.6 million in the same period in 2015. This decrease in sales of MGuard Prime EPS was predominantly driven by a decrease in sales volume of $0.8 million, or 28.9% due to the trend of doctors increasingly using drug-eluting stents rather than bare metal stents in STEMI patients, which impacted current sales. Price decreases to our distributors drove the remaining decrease of $0.4 million, or 13.7%, of MGuard Prime EPS, due to lower average sales prices necessary to remain competitive amongst sharp price decreases in the coronary stent market, as well as the effects of the weakening of the Euro against the U.S dollar. These decreases, however, were partially offset by an increase of $0.7 million of sales of our new product CGuard EPS, which was launched in October 2014.

With respect to regions, the decrease in revenue was primarily attributable to a decrease of $0.7 million in revenue from our distributors in the Middle East and a decrease of $0.1 million in revenue from our distributors in Asia, partially offset by an increase of $0.3 million in revenue from our distributors in Europe.

Gross Profit (Loss). For the twelve months ended December 31, 2015, we had a gross loss (revenue less cost of revenues) of $0.3 million, as compared to a gross profit of $0.8 million during the same period in 2014, representing a decrease of 137.8%, or $1.1 million. This decrease in gross profit was attributable to a decrease in revenues of $0.5 million (see above for explanation), an increase of write-offs of inventory of $0.4 million, which were primarily related to write-offs of MGuard Prime EPS units due to expected lower sales in the future resulting from industry preferences for drug eluting stents, and our transition to a third party distributor commercial strategy, an increase in labor and material costs of $0.3 million attributable to higher material and labor costs for CGuard EPS, as well as an increase of $0.3 million related to underutilization of our manufacturing resources. These increases, however, were partially offset by a decrease of $0.4 million in costs associated with a voluntary field action pursuant to which we temporarily withdrew our MGuard products from the market. Gross margin (gross profits as a percentage of revenue) decreased from 27.8% in the twelve months ended December 31, 2014 to (12.8)% in the same period in 2015. The decrease in gross margin of 40.6% was driven mainly by write-offs of inventory, the change in product mix, including a higher percentage of CGuard EPS, which has higher material and labor costs than our MGuard coronary products, and a lower average sales price of MGuard Prime EPS.

Research and Development Expenses. For the twelve months ended December 31, 2015, research and development expenses decreased by 58.3%, or $5.1 million, to $3.6 million, from $8.7 million during the same period in 2014. This decrease in research and development expenses resulted primarily from a decrease of $3.4 million in clinical trial expenses associated with our now terminated MASTER II trial, a decrease of $0.5 million in clinical trial and development costs associated with CGuard EPS, which were predominantly related to our CARENET (CARotid Embolic protection using microNET) trial, a decrease of $0.3 million in compensation expenses, a decrease of $0.3 million of expenses related to our stent retention program, which we concluded in 2014, a decrease of $0.2 million in travel expenses and a decrease of $0.4 million in miscellaneous clinical and development expenditures related to MGuard Prime EPS. The decreases in compensation, travel and miscellaneous clinical and development expenditures related to MGuard Prime EPS are the results of the implementation of our cost reduction/focused spending plan in the first quarter of 2015. Research and development expenses as a percentage of revenue decreased to 157.7% for the twelve months ended December 31, 2015, from 310.3% in the same period in 2014.

Selling and Marketing Expenses. For the twelve months ended December 31, 2015, selling and marketing expenses decreased by 51.9%, or $3.4 million, to $3.2 million, from $6.6 million during the same period in 2014. This decrease in selling and marketing expenses resulted primarily from a decrease of $2.2 million in compensation expenses due to our transition away from direct sales in favor of using third party distributors, a decrease of $0.5 million in travel expenses associated with the decreased size of our sales force, a decrease of $0.5 million in trade show participation related expenditures and a decrease of $0.2 million in miscellaneous expenses. The decrease in spending of the above was a result of our cost reduction/focused spending plan. Selling and marketing expenses as a percentage of revenue decreased to 137.6% in the twelve months ended December 31, 2015, from 234.7% in the same period in 2014.

42

General and Administrative Expenses. For the twelve months ended December 31, 2015, general and administrative expenses decreased by 30.0%, or $2.7 million, to $6.4 million, from $9.1 million during the same period in 2014. The decrease in general and administrative expenses resulted primarily from a decrease of $2.1 million in compensation due to a decrease in share-based compensation driven by lower valued equity grants made to our management and directors, as well as a decrease in salary expenses due to a reduced headcount as part of our cost reduction/focused spending plan. In line with our cost reduction/focused spending plan, we also had a decrease of $0.2 million in legal expenses, a decrease of $0.1 million in travel expenditures and a decrease of $0.4 million in miscellaneous expenses. General and administrative expenses as a percentage of revenue decreased to 276.5% in the twelve months ended December 31, 2015 from 323.8% in the same period in 2014.

Restructuring and Impairment Expenses. For the twelve months ended December 31, 2015, we incurred $1.0 million of restructuring and impairment expenses made up of $0.6 million of expenses related to the impairment of an MGuard Prime EPS royalty buyout option due to anticipated lower sales in the future due to the shift in industry preferences away from bare metal stents in favor of drug eluting stents, $0.2 million of cash payouts and $0.1 million of restricted shares given to employees terminated in connection with our cost reduction/focused spending plan and $0.1 million in fees associated with our early exit from a portion of our lease in our Boston office. Restructuring and impairment expenses as a percentage of revenue was 42.5% for the twelve months ended December 31, 2015.

Financial Expenses. For the twelve months ended December 31, 2015, financial expenses decreased by 20.9%, or $0.3 million, to $1.1 million, from $1.4 million during the same period in 2014. The decrease in financial expenses resulted from a decrease of $0.4 of interest expenses due to the reduction in principal of our outstanding indebtedness, partially offset by an increase in miscellaneous expenses of $0.1 million. Financial expenses as a percentage of revenue decreased to 47.4% in the twelve months ended December 31, 2015, from 49.1% in the same period in 2014.

Tax Expenses (Income). For the twelve months ended December 31, 2015 there was no material change in tax expenses (income) compared to the same period in 2014.

Net Loss. Our net loss decreased by $9.5 million, or 37.9%, to $15.6 million for the twelve months ended December 31, 2015 from $25.1 million during the same period in 2014. The decrease in net loss resulted primarily from a decrease of $10.2 million in operating expenses primarily associated with lower research and development expenses, due to our cost reduction/focused spending plan, and a decrease of $0.3 million in financial expenses, partially offset by a decrease of $1.0 million in gross profit (see above for explanation).

Liquidity and Capital Resources

We had an accumulated deficit as of December 31, 2016 of $132 million, as well as a net loss of $8,461,000 and negative operating cash flows. We expect to continue incurring losses and negative cash flows from operations until our products (primarily CGuard EPS) reach commercial profitability. As a result of these expected losses and negative cash flows from operations, along with our current cash position, we only have sufficient resources to fund operations for a period of up to six months from the date of this prospectus. Therefore, there is substantial doubt about our ability to continue as a going concern.

Our plans include the continued commercialization of our products and raising capital through the sale of additional equity securities, debt or capital inflows from strategic partnerships. There are no assurances, however, that we will be successful in obtaining the level of financing needed for our operations. If we are unsuccessful in commercializing our products and raising capital, we may need to reduce activities, curtail or cease operations.

43

On October 23, 2013, we entered into a loan and security agreement with Hercules, which was subsequently amended on November 19, 2013, July 23, 2014, and June 13, 2016, pursuant to which we received a loan of $10 million, before deduction of issuance costs. Interest on the loan is determined on a daily basis at a variable rate equal to the greater of either (i) 10.5%, or (ii) the sum of (A) 10.5% plus (B) the prime rate minus 5.5%. In connection with the loan and security agreement, on October 23, 2013, we issued the lender a five year warrant to purchase 674 shares of our common stock at a per share exercise price of $742.50. The amendment to the loan and security agreement entered into on June 13, 2016, provides that, among other things, the principal payment otherwise due and payable will be suspended for a four month period beginning May 1, 2016, provided, that we receive unrestricted and unencumbered net cash proceeds in an amount of at least $10 million from the sale of our equity securities with investors acceptable to the lender on or prior to June 30, 2016. In addition, we agreed to increase the end of term charge from $500,000 to $520,000 on the earliest to occur of February 1, 2017, or when the loan is paid in full or matures. Our obligations under the loan and security agreement are secured by a grant of a security interest in substantially all of our assets. On June 13, 2016, in connection with the amendment to the loan and security agreement, we entered into a warrant agreement with the lender, pursuant to which we issued a five year warrant to purchase up to 38,691 shares of common stock. The principal payments due on May 1, 2016, and June 1, 2016, were suspended, and although the public offering that closed in July 2016 had not closed prior to June 30, 2016, the lender agreed to waive the July 1, 2016, principal payment. Additionally, on July 6, 2016, the lender agreed to waive the August 1, 2016 principal payment, as well. The current principal amount of the loan as of January 5, 2017, was approximately $1.9 million, and we are required to make monthly payments of interest and principal in the amount of approximately $380,000 per month. The term loan under the loan and security agreement, as amended, matures on June 1, 2017.

On March 9, 2015, we sold 137,481 shares of our common stock and warrants to purchase 137,481 shares of our common stock in a public offering. Each purchaser received a warrant to purchase one share of common stock for each share of common stock that it purchased in the offering. The warrants have a term of exercise of 5 years from the date of issuance and an exercise price of $137.50. This offering resulted in net proceeds to us of approximately $12.4 million after deducting placement agent fees and other estimated offering expenses.

On March 21, 2016, we sold 76,004 shares of our common stock and warrants to purchase 38,005 shares of our common stock in a public offering. Each purchaser received a warrant to purchase one half of one share of common stock for each share of common stock that it purchased in the offering. The warrants were exercisable immediately and have a term of exercise of 5 years from the date of issuance and an exercise price of $14.75. This offering resulted in gross proceeds to us of approximately $1.1 million.

On March 21, 2016, we sold 41,323 shares of our common stock and warrants to purchase 20,663 shares of our common stock in a private placement. Each purchaser received a warrant to purchase one half of one share of common stock for each share of common stock that it purchased in the offering. The warrants were exercisable immediately and have a term of exercise of 5 years from the date of issuance and an exercise price of $14.75. This offering resulted in gross proceeds to us of approximately $0.6 million.

These offerings on March 21, 2016, resulted in net proceeds to us of approximately $1.4 million after deducting placement agent fees and other estimated offering expenses.

On July 7, 2016, we closed a public offering of 442,424 shares of Series B Convertible Preferred Stock and Series A Warrants to purchase up to 1,769,696 shares of common stock. Each share of Series B Convertible Preferred Stock and the accompanying Series A Warrants were sold at a price of $33.00. Each share of Series B Convertible Preferred Stock was initially convertible into four shares of common stock reflecting a conversion price equal to $8.25 per share. The holders of Series B Convertible Preferred Stock will be entitled to receive cumulative dividends at the rate per share of 15% per annum of the stated value for five years, payable in cash or common stock, at our discretion. The Series A Warrants are exercisable immediately and have a term of exercise of five years from the date of issuance and have an exercise price of $5.00 per share of common stock. The Series A Warrants commenced trading on the NYSE MKT under the ticker symbol “NSPR.WS” on August 1, 2016. We received gross proceeds of approximately $14.6 million from the offering, before deducting placement agent fees and offering expenses payable by us.

44

Twelve months ended December 31, 2016 compared to the twelve months ended December 31, 2015

General. At December 31, 2016, we had cash and cash equivalents of $7,516,000, as compared to $3,257,000 as of December 31, 2015. We have historically met our cash needs through a combination of issuing new shares, borrowing activities and product sales. Our cash requirements are generally for research and development, marketing and sales activities, finance and administrative cost, capital expenditures and general working capital.

Net cash used in our operating activities of $7,495,000 during the twelve months ended December 31, 2016 was primarily used for payment of (i) $5,257,000 for third party related expenses and for professional services and (ii) $4,164,000 in salary payments. These expenditures were partially offset by $1,926,000 in payments received from customers.

Net cash used in our operating activities of $11,596,000 during the twelve months ended December 31, 2015 was primarily used for payment of (i) $7,864,000 for third party related expenses and for professional services and (ii) $6,169,000 in salary payments. These expenditures were partially offset by $2,437,000 in payments received from customers.

Cash provided by our investing activities was $70,000 during the twelve months ended December 31, 2016, resulting primarily from the receipt of cash previously funded to employee retirement funds, compared to $23,000 of cash used during the same period in 2015 primarily from the purchase of property, plant and equipment.

Cash provided by financing activities for the twelve months ended December 31, 2016 was $11,703,000, compared to $8,617,000 during the same period in 2015. The principal source of the cash provided by financing activities during the twelve months ended December 31, 2016, was the funds received from our July 2016 public offering of preferred stock and warrants and from our March 2016 concurrent public and private offerings of common stock and warrants that resulted in approximately $14,365,000 of aggregate net proceeds, offset by loan repayments of $2,648,000. The principal source of the cash provided by financing activities during the twelve months ended December 31, 2015 was the issuance of common stock and warrants in a public offering that resulted in approximately $12,432,000 of net proceeds, offset by loan repayments of $3,702,000 and $113,000 of payments made by us in satisfaction of tax withholding obligations associated with the vesting of restricted stock held by some of our employees.

As of December 31, 2016, our current assets exceeded our current liabilities by a multiple of 1.8. Current assets increased by $3,962,000 during the twelve months ended December 31, 2016 and current liabilities decreased by $2,056,000 during the twelve months ended December 31, 2016. As a result, our working capital surplus at December 31, 2016 increased by $6,018,000 to $3,816,000 from a working capital deficit of $2,202,000 at December 31, 2015.

Twelve months ended December 31, 2015 compared to the twelve months ended December 31, 2014

General. At December 31, 2015, we had cash and cash equivalents of $3.3 million, as compared to $6.3 million as of December 31, 2014. We have historically met our cash needs through a combination of issuing new shares, borrowing activities and product sales. Our cash requirements are generally for research and development, marketing and sales activities, finance and administrative cost, capital expenditures and general working capital.

Cash used in our operating activities was $11.6 million for the twelve months ended December 31, 2015 and $19.4 million for the same period in 2014. The principal reasons for the usage of cash in our operating activities for the twelve months ended December 31, 2015 were a net loss of $15.6 million, as well as an increase in working capital of $0.2 million, offset by $3.1 million in non-cash share-based compensation that was largely paid to our directors, former chief executive officer and chief operating officer, $0.6 million of non-cash expenses related to the impairment of our royalty buyout option (discussed above), $0.3 million of non-cash financial expenses and $0.2 million of depreciation and amortization expenses. The principal reasons for the usage of cash in our operating activities for the twelve months ended December 31, 2014 were a net loss of $25.1 million, offset by $4.1 million in non-cash share-based compensation that was largely paid to our directors and former chief executive officer, a decrease in working capital of $0.9 million, $0.4 million of non-cash financial expense and $0.3 million of depreciation and amortization expenses.

45

Cash used in our investing activities was $23,000 during the twelve months ended December 31, 2015, compared to $86,000 during the same period in 2014. The decrease in cash used in our investing activities resulted primarily from a decrease in purchases of property, plant and equipment.

Cash provided by financing activities for the twelve months ended December 31, 2015 was $8.6 million, compared to $8.3 million during the same period in 2014. The principal source of the cash provided by financing activities during the twelve months ended December 31, 2015 was the issuance of shares and warrants in a public offering for approximately $12.4 million after deducting placement agent fees and other estimated offering expenses, offset by loan repayments of $3.7 million and $0.1 million of payments made by us in satisfaction of tax withholding obligations associated with the vesting of restricted stock held by some of our employees. The principal source of the cash provided by financing activities during the twelve months ended December 31, 2014 was the issuance of shares in a registered direct offering of $7.4 million and funds received from the issuance of at-the-market shares of $2.2 million, offset by the repayment of a loan of $1.2 million.

As of December 31, 2015, our current liabilities exceeded our current assets by a multiple of 1.5. Current assets decreased by $4.7 million during the twelve months ended December 31, 2015 and current liabilities decreased by $1.6 million during the twelve months ended December 31, 2015. As a result, our working capital surplus decreased by $3.1 million to a working capital deficit of $2.3 million at December 31, 2015.

Off Balance Sheet Arrangements

We have no off-balance sheet transactions, arrangements, obligations (including contingent obligations), or other relationships with unconsolidated entities or other persons that have, or may have, a material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Recent Accounting Pronouncements

In April, 2015, the Financial Accounting Standards Board (“FASB”) ASU No. 2015-03, “Simplifying the Presentation of Debt Issuance Costs.” The new guidance requires debt issuance costs to be presented in the balance sheet as a direct deduction from the carrying value of the associated debt liability, consistent with the presentation of a debt discount. The new guidance does not affect the recognition and measurement of debt issuance costs. The new guidance became effective during the first quarter of 2016 and was applied on a retrospective basis.

As of December 31, 2016 and December 31, 2015, $35,000 and $85,000, respectively were deducted from the carrying value of the “Current maturity of loan” in the consolidated balance sheets.

In May 2014, the FASB issued Accounting Standards Codification (“ASC”) 606, Revenue from contracts with customers. The objective of the new revenue standard is to provide a single, comprehensive revenue recognition model for all contracts with customers to improve comparability within industries, across industries, and across capital markets. The revenue standard contains principles that an entity will apply to determine the measurement of revenue and timing of when it is recognized. The underlying principle is that an entity will recognize revenue to depict the transfer of goods or services to customers at an amount that the entity expects to be entitled to in exchange for those goods or services, based on a five step model that includes the identification of the contract with the customer and the performance obligations in the contract, determination of the transaction price, allocation of the transaction price to the performance obligations in the contract and recognizing revenue when (or as) the entity satisfies a performance obligation. The revenue standard is effective for annual periods beginning on or after December 15, 2017. We believe that the adoption of this standard will not have a material impact on our consolidated financial statements.

46

On July 22, 2015, the FASB issued ASU No. 2015-11, “Simplifying the Measurement of Inventory,” which requires that inventory within the scope of the guidance be measured at the lower of cost and net realizable value. Inventory measured using last-in, first-out and the retail inventory method are not impacted by the new guidance. The new guidance will be effective for public business entities in fiscal years beginning after December 15, 2016, including interim periods within those years. Prospective application is required. Early adoption is permitted as of the beginning of an interim or annual reporting period. We believe that the adoption of this standard will not have a material impact on our consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09 – Improvements to Employee Share Based Payment Accounting which simplifies certain aspects of the accounting for share-based payments, including accounting for income taxes, classification of awards as either equity or liabilities, classification on the statement of cash flows as well as allowing an entity-wide accounting policy election to either estimate the number of awards that are expected to vest or account for forfeitures as they occur. This ASU is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. Early adoption is permitted in any annual or interim period for which financial statements have not yet been issued, and all amendments in the ASU that apply must be adopted in the same period. We adopted the update during the quarter ended December 31, 2016, and have retroactively applied the guidance effective as of January 1, 2016.  We elected to account for forfeitures as they occur rather than estimate expected forfeitures which resulted in a cumulative-effect adjustment to retained earnings as of the beginning of the current period of $457,000. Certain amounts or ratios for 2016 interim periods have been restated to reflect the adoption of this new guidance. Adoption of this update does not affect our total equity or book value per share.

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230) Restricted Cash”. The new guidance requires that the reconciliation of the beginning-of-period and end-of-period amounts shown in the statement of cash flows include restricted cash and restricted cash equivalents. If restricted cash is presented separately from cash and cash equivalents on the balance sheet, companies will be required to reconcile the amounts presented on the statement of cash flows to the amounts on the balance sheet. Companies will also need to disclose information about the nature of the restrictions. The guidance is effective for annual an interim reporting periods beginning after December 15, 2017, and early adoption is permitted. The adoption of this standard is not expected to have a material impact on our consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15 “Statement of Cash Flows Topic 230: Classification of Certain Cash Receipts and Cash Payments.” ASU No. 2016-15 issued guidance to clarify how certain cash receipts and cash payments should be presented in the statement of cash flows. ASU 2014-15 is effective for annual and interim reporting periods beginning on or after December 15, 2016 and early adoption is permitted. The adoption of this standard is not expected to have a material impact on our consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which addresses certain aspects of recognition, measurement, presentation and disclosure of financial instruments. The new standard is effective for annual periods and interim periods beginning after December 15, 2017, and upon adoption, an entity should apply the amendments by means of a cumulative-effect adjustment to the balance sheet at the beginning of the first reporting period in which the guidance is effective. Early adoption is not permitted except for the provision to record fair value changes for financial liabilities under the fair value option resulting from instrument-specific credit risk in other comprehensive income. We are currently evaluating the impact of adopting this guidance.

In February 2016, the FASB issued ASU 2016-02, Leases, which requires to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The accounting standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. We believe that the adoption of this standard will not have a material impact on our consolidated financial statements.

Factors That May Affect Future Operations

We believe that our future operating results will continue to be subject to quarterly variations based upon a wide variety of factors, including the cyclical nature of the ordering patterns of our distributors, timing of regulatory approvals, the implementation of various phases of our clinical trials and manufacturing efficiencies due to the learning curve of utilizing new materials and equipment. Our operating results could also be impacted by a weakening of the Euro and strengthening of the NIS, both against the U.S. dollar. Lastly, other economic conditions we cannot foresee may affect customer demand, such as individual country reimbursement policies pertaining to our products.

47

BUSINESS

Overview

We are a medical device company focusing on the development and commercialization of our proprietary MicroNet stent platform technology for the treatment of complex vascular and coronary disease. A stent is an expandable “scaffold-like” device, usually constructed of a metallic material, that is inserted into an artery to expand the inside passage and improve blood flow. Our MicroNet, a micron mesh sleeve, is wrapped over a stent to provide embolic protection in stenting procedures.

Our CGuard EPS combines MicroNet and a self-expandable nitinol stent in a single device for use in carotid artery applications. Our CGuard EPS received CE mark approval in the European Union in March 2013, and we launched its release on a limited basis in October 2014. In January 2015, a new version of CGuard, with a rapid exchange delivery system, received CE mark approval in Europe and in September 2015, we announced the full market launch of CGuard EPS in Europe. Subsequently, we launched CGuard EPS in Argentina and Colombia, and have received regulatory approval to commercialize CGuard EPS in Russia. If we receive sufficient proceeds from the exercise of the Series C Warrants, we plan to develop CGuard EPS with a smaller delivery catheter (5 French gauge), which we intend to submit for CE mark approval within three calendar quarters of receiving such proceeds. We believe that CGuard EPS with a smaller delivery catheter will enable us to meet the market demand for minimally invasive devices, have a competitive advantage in penetrating the Asia Pacific market and offer our product for transradial catheterization, which, we believe, is gaining favor among interventionalists. We cannot give any assurance that we will receive sufficient (or any) proceeds from the exercise of the Series C Warrants or the timing of receipt of such proceeds, if ever. We cannot predict when or if the Series C Warrants will be exercised. It is possible that the Series C Warrants may expire and may never be exercised.

Our MGuard Prime EPS is marketed for use in patients with acute coronary syndromes, notably acute myocardial infarction (heart attack) and saphenous vein graft coronary interventions (bypass surgery). MGuard Prime EPS combines MicroNet with a bare-metal cobalt-chromium based stent and, together with our first generation MGuard stent combining MicroNet with a bare-metal stainless steel stent, unless otherwise indicated, we refer to both kinds of bare-metal stents as our MGuard coronary products. We market and sell MGuard Prime EPS for the treatment of coronary disease in the European Union. MGuard Prime EPS received CE mark approval in the European Union in October 2010 for improving luminal diameter and providing embolic protection. However, as a result of a shift in industry preferences away from bare-metal stents in favor of drug-eluting (drug-coated) stents, in 2014 we decided to curtail further development of this product in order to focus on the development of a drug-eluting stent product, MGuard DES. Due to limited resources, though, our efforts have been limited to testing drug-eluting stents manufactured by potential partners for compatibility with MicroNet and seeking to incorporate MicroNet onto a drug-eluting stent manufactured by a potential partner.

We are also developing a neurovascular flow diverter, NGuard, which is an endovascular device that directs blood flow away from cerebral aneurysms in order to ultimately seal the aneurysms. Our flow diverter would utilize an open cell, highly flexible metal scaffold to which MicroNet would be attached. We have completed initial pre-clinical testing of this product in both simulated bench models and standard in vivo pre-clinical models. However, as we plan to focus our resources on the further expansion of our sales and marketing activities for CGuard EPS and MGuard Prime EPS and, provided that we have sufficient resources, the development of CGuard EPS with a smaller delivery catheter (5 French gauge) and its submission for CE mark approval, we do not intend to resume further development of NGuard until at least the third quarter of 2018.

We also intend to develop a pipeline of other products and additional applications by leveraging our MicroNet technology to new applications to improve peripheral vascular and neurovascular procedures, such as the treatment of the superficial femoral artery disease, vascular disease below the knee and neurovascular stenting to open diseased vessels in the brain.

Presently, none of our products may be sold or marketed in the United States.

During the first quarter of 2015, we implemented a cost reduction/focused spending plan. The plan had four components: (i) reducing headcount; (ii) limiting the focus of clinical and development expenses to only carotid and neurovascular products; (iii) limiting sales and marketing expenses to those related to the CGuard EPS stent launch; and (iv) reducing all other expenses (including conferences, travel, promotional expenses, executive cash salaries, director cash fees, rent, etc.). In addition, we decided to alter our commercial strategy by using third party distributors to drive future sales, as opposed to direct sales to hospitals and clinics, which had previously been our focus. However, we have decided to shift our commercial strategy to focus on sales of our products through local distribution partners and our own internal sales initiatives. We have begun to participate in international trade shows and industry conferences in an attempt to gain market exposure and brand recognition.

48

Recent Developments

On July 7, 2016, we closed a public offering of 442,424 shares of Series B Convertible Preferred Stock and Series A Warrants to purchase up to 1,769,696 shares of common stock. Each share of Series B Convertible Preferred Stock and the accompanying Series A Warrants were sold at a price of $33.00. Each share of Series B Convertible Preferred Stock was initially convertible into four shares of common stock reflecting a conversion price equal to $8.25 per share. Upon completion of this offering, pursuant to the full-ratchet anti-dilution price protection in the certificate of designation for the Series B Convertible Preferred Stock, the conversion price of the Series B Convertible Preferred Stock will be adjusted to $1.60 per share of common stock, and each share of Series B Convertible Preferred Stock will be convertible into 20.625 shares of common stock. The holders of Series B Convertible Preferred Stock will be entitled to receive cumulative dividends at the rate per share of 15% per annum of the stated value for five years, payable in cash or common stock, at our discretion. The Series A Warrants are exercisable immediately and have a term of exercise of five years from the date of issuance and have an exercise price of $5.00 per share of common stock. The Series A Warrants commenced trading on the NYSE MKT under the ticker symbol “NSPR.WS” on August 1, 2016. We received gross proceeds of approximately $14.6 million from the offering, before deducting placement agent fees and offering expenses payable by us.

Effective as of 5:00 p.m. Eastern Time on October 7, 2016, we amended our certificate of incorporation in order to effectuate a 1-for-25 reverse stock split of our outstanding shares of common stock.

Growth Strategy

Our primary business objective is to utilize our proprietary technology to become the industry standard for treatment of complex vascular and coronary disease and to provide a superior solution to the common acute problems caused by current stenting procedures, such as restenosis, embolic showers and late thrombosis. We are pursuing the following business strategies in order to achieve this objective.

●

Grow our presence in existing and new markets for CGuard EPS. We have fully launched CGuard EPS in most European and Latin American countries, through a combination of distributor sales organizations. We are also pursuing additional registrations and contracts with local distributors in other countries in Europe, Asia and Latin America.

●	Continue to leverage MicroNet technology to develop additional applications for interventional cardiologists and vascular surgeons. In addition to the applications described above, we believe that we will eventually be able to utilize our proprietary MicroNet technology to address imminent market needs for new product innovations to significantly improve patients’ care. We continue to broadly develop and protect intellectual property using our mesh technology. Examples of some areas include peripheral vascular disease, neurovascular disease, renal artery disease, and bifurcation disease.

●	Establish relationships with collaborative and development partners to fully develop and market our existing and future products. We are seeking strategic partners for collaborative research, development, marketing, distribution, or other agreements, which could assist with our development and commercialization efforts for CGuard EPS and NGuard, as well as future efforts with MGuard Prime EPS, MGuard DES, and other potential products that are based on our MicroNet technology.

●	Continue to protect and expand our portfolio of patents. Our MicroNet technology and the use of patents to protect it are critical to our success. We own numerous patents for our MicroNet technology. Twelve separate patent applications have been filed in the United States, some of which have corresponding patent applications and/or issued patents in Canada, China, Europe, Israel, India, and South Africa. We believe these patents and patent applications collectively cover all of our existing products, and may be useful for protecting our future technological developments. We intend to aggressively continue patenting new technology, and to actively pursue any infringement covered by any of our patents. We believe that our patents, and patent applications once allowed, are important for maintaining the competitive differentiation of our products and maximizing our return on research and development investments.

●	Resume development and successfully commercialize MGuard DES. While we have limited the focus of product development to carotid and neurovascular products, if we resume development of our coronary products, we plan to evaluate opportunities to further develop MGuard DES.

49

Business Segment and Geographic Areas

Prior to October 2014, all revenue was derived from sales of MGuard Prime EPS. For the twelve months ended December 31, 2016, 39% of our revenue was derived from sales of this product, with the remaining 61% of our revenue derived from sales of CGuard EPS. For financial information about our one operating and reportable segment and geographic areas, refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 12 to our financial statements for the twelve months ended December 31, 2016 included in this prospectus.

Our Industry

Carotid

Carotid arteries are located on each side of the neck and provide the primary blood supply to the brain. Carotid artery disease, also called carotid artery stenosis, is a type of atherosclerosis (hardening of the arteries) that is one of the major risk factors for ischemic stroke. In carotid artery disease, plaque accumulates in the artery walls, narrowing the artery and disrupting the blood supply to the brain. This disruption in blood supply, together with plaque debris breaking off the artery walls and traveling to the brain, are the primary causes of stroke. According to the World Heart Federation (http://www.world-heart-federation.org/cardiovascular-health/stroke/, last visited on Mar. 11, 2016), every year, 15 million people worldwide suffer a stroke, and nearly six million die and another five million are left permanently disabled. According to the same source, stroke is the second leading cause of disability, after dementia.

The potential global market value of carotid stents is approximately $500 million, approximately $300 million of which consists of the U.S. market and approximately $200 million of which consists of the rest of the world (source: JMP Securities 2014 and Cowen 2014). Carotid artery stenting is a minimally invasive treatment option for carotid artery disease and an alternative to carotid endarterectomy, where a surgeon accesses the blocked carotid artery though an incision in the neck, and then surgically removes the plaque. Endovascular techniques using stents and carotid embolic prevention system protect against plaque and debris traveling downstream, blocking off the vessel and disrupting blood flow. We believe that the use of a stent with an embolic protection system should increase the number of patients being treated since it would avoid the need for complex surgery.

Coronary

Physicians and patients may select from among a variety of treatments to address coronary artery disease, including pharmaceutical therapy, balloon angioplasty, stenting with bare metal or drug-eluting stents, and coronary artery bypass graft procedures, with the selection often depending upon the stage of the disease.

The global market value of coronary products is estimated at $5.9 billion, of which $4.2 billion is for stable angina and $1.7 billion is for acute myocardial infarctions according to Health Research International (June 2011). According to the 2014 MEDTECH OUTLOOK produced in December 2013 by BMO Capital Markets (“MEDTECH OUTLOOK”), revenues from the global coronary stent market are predicted to slightly decline, although in volume of stents the market is predicted to continue to grow. We believe the growth in volume is due to the appeal for less invasive percutaneous coronary intervention (“PCI”) procedures and advances in technology coupled with the increase in the elderly population, obesity rates and advances in technology.

Neurovascular

The neurovascular market focuses on catheter-delivered products used to treat strokes that already happened or unruptured brain aneurysms that could lead to strokes. In the latter case, coils are wound into blood vessel bulges to block blood flow entering the aneurysms to prevent the aneurysms from rupturing. Endovascular treatment of arterial aneurysm has evolved substantially over the past two decades, transitioning from an investigational therapy into routine clinical practice and ultimately emerging as the treatment of choice for many lesions (source: Medtech Ventures 2009, Aneurysm Flow Modulating Device Market). We believe that the market for aneurysm flow modulating devices is still in the embryonic stage with windows of opportunities for early entrance.

The current global market for the aneurysm flow modulating devices is estimated at $550 million, and the current market value of the flow diversion market segment is estimated to be $125 million. The neurovascular market includes over-the-wire, flow-guided microcatheters, guiding catheters, coil and liquid embolics, neurovascular stents and flow diversion stents. According to iData Research, the market is expected to be driven by the conversion from surgical procedures to endovascular techniques in the treatment of aneurysms and arteriovenous malformations.

50

Peripheral

Peripheral vascular diseases (“PVD”) are caused by the formation of atherosclerotic plaques in arteries, which carry blood to organs, limbs and head. It is also known as peripheral artery occlusive disease or peripheral artery disease. It comprises diseases pertaining to both peripheral veins and peripheral arteries, affecting the peripheral and cardiac circulation in the body. PVD includes diseases outside of the heart and brain, but most times refers to the leg and foot.

The global market value of PVDs is estimated at $1.7 billion (source: Global Data 2011). The overall peripheral vascular devices market consists of nine different product segments: peripheral vascular stents, chronic total occlusion devices, peripheral transluminal angioplasty balloon catheters, atherectomy devices, percutaneous transluminal angioplasty guidewires, aortic stents, embolic protection devices, synthetic surgical grafts and inferior vena cava filters (source: Grand View Research 2014). Treatment modalities and methods have considerably improved during the last several years, and this trend is expected to continue (source: Global Data 2011). Stents and balloons hold the majority of the share in the peripheral vascular devices market. Peripheral stents are more often used in combination with balloon angioplasty to open the veins, so that blood can flow through the blocked veins in the body.

The growing prevalence of PVD is expected to cause increased demand for treatment options. The expansion of the elderly population is contributing to increasing incidence rates of PVD. The percentage of the global population above the age of 50 is expected to reach 17% by 2030. As the risk of developing PVD increases with age, a growing elderly population translates into a growing incidence of PVD (source: Global Data 2011). The growing global geriatric population base also triggers increasing demand for minimally invasive endovascular procedures on account of their shorter recovery time, lesser scaring and lesser chances of post-surgery infections. In addition, a growing prevalence of disease causing lifestyle factors and eating habits such as high consumption of alcohol and tobacco products is expected to boost peripheral vascular devices market demand by triggering the incidence rates of cardiac arrest, blood clotting and other vascular diseases (source: Grand View Research 2014).

Our Products

Below is a summary of our current products and products under development, and their intended applications.

MicroNet

MicroNet is our proprietary circular knitted mesh which wraps around a stent to protect patients from plaque debris flowing downstream upon deployment. MicroNet is made of a single fiber from a biocompatible polymer widely used in medical implantations. The size, or aperture, of the current MicroNet ‘pore’ is only 150-180 microns in order to maximize protection against the potentially dangerous plaque and thrombus.

CGuard — Carotid Applications

Our CGuard EPS combines our MicroNet mesh and a self-expandable nitinol stent (a stent that expands without balloon dilation pressure or need of an inflation balloon) in a single device for use in carotid artery applications. MicroNet is placed over and attached to an open cell nitinol metal stent platform which is designed to trap debris and emboli that can dislodge from the diseased carotid artery and potentially travel to the brain and cause a stroke. This danger is one of the greatest limitations of carotid artery stenting with conventional carotid stents and stenting methods. The CGuard EPS technology is a highly flexible stent system that conforms to the carotid anatomy.

We believe that our CGuard EPS design provides advantages over existing therapies in treating carotid artery stenosis, such as conventional carotid stenting and surgical endarterectomy, given the superior embolic protection characteristics provided by the MicroNet. We believe the MicroNet will provide acute embolic protection at the time of the procedure, but more importantly, we believe that CGuard EPS will provide post-procedure protection against embolic dislodgement, which can occur up to 48 hours post-procedure. It is in this post-procedure time frame that embolization is the source of post-procedural strokes in the brain. Schofer, et al. (“Late cerebral embolization after emboli-protected carotid artery stenting assessed by sequential diffusion-weighted magnetic resonance imaging,” Journal of American College of Cardiology Cardiovascular Interventions, Volume 1, 2008) have shown that the majority of the incidents of embolic showers associated with carotid stenting occur post-procedure.

51

Our CGuard EPS with over-the-wire delivery system received CE mark approval in the European Union in March 2013. In October 2014, we initiated a limited market release of CGuard EPS with over-the-wire delivery system for use in carotid artery applications in Germany, Poland and Italy.

In September 2014, we reported the results of the CGuard CARENET trial at the Transcatheter Cardiovascular Therapeutics (“TCT”) conference in Washington D.C. In the CARENET trial, the CGuard EPS system demonstrated better results over historical data using conventional commercially available carotid stents. In the third quarter of 2015 the results of the CGuard CARENET trial were published in the Journal of the American College of Cardiology. In November 2015, positive twelve month follow-up data from the CGuard CARENET trial was presented at the 42nd Annual Symposium on Vascular and Endovascular Issues, documenting the benefits of the CGuard MicroNet technology as well as the patency benefits (maintaining the artery open) of the internal and external carotid arteries at twelve months.

In the first quarter of 2015, we introduced CGuard RX, the new rapid exchange delivery system for CGuard EPS. The rapid exchange delivery system has a guidewire that passes through the delivery system, running through the guiding catheter. It has one port, and thus, can be operated by one operator, while an over-the-wire-delivery system has two lumens and ports and requires two operators to perform the procedure. Our rapid exchange delivery system received CE mark approval in January 2015. We launched our CGuard EPS in Europe with the rapid exchange delivery system in multiple medical specialties that perform carotid artery stenting. These customers include interventional cardiologists, vascular surgeons, interventional neuroradiologists and interventional radiologists.

In September 2015, we announced full market launch of CGuard EPS in Europe. Subsequently, we launched CGuard EPS in Argentina and Colombia, and have received regulatory approval to commercialize CGuard EPS in Russia in November 2016. We plan to launch CGuard EPS in Russia in the first half of 2017.

We intend to conduct a clinical trial in the United States and prepared a draft clinical protocol synopsis that could support a pivotal clinical trial for a premarket approval application submission for approval by the U.S. Food and Drug Administration. A pre-IDE meeting with the U.S. Food and Drug Administration is expected to take place during the first quarter of 2017, by which we plan to seek the consent from the U.S. Food and Drug Administration to the roadmap proposed.

If we receive sufficient proceeds from the exercise of the Series C Warrants, we plan to develop CGuard EPS with a smaller delivery catheter (5 French gauge), which we intend to submit for CE mark approval within three calendar quarters of receiving such proceeds. Based on the level of interest in this product that we have observed in our clinical trials, we believe that CGuard EPS with a smaller delivery catheter will enable us to meet the market demand for minimally invasive devices, which, we believe, may have broader and easier usage, and for a lower profile system used in procedures in which predilation could be problematic. We also believe that CGuard EPS with a smaller delivery catheter will enable us to have a competitive advantage in penetrating the Asia Pacific market, since its population is generally smaller than in Western countries. In addition, we believe that CGuard EPS with a smaller delivery catheter will enable us to offer CGuard EPS for use in transradial catheterization, which, we believe, is gaining favor among interventionalists. We cannot give any assurance that we will receive sufficient (or any) proceeds from the exercise of the Series C Warrants or the timing of receipt of such proceeds, if ever. We cannot predict when or if the Series C Warrants will be exercised. It is possible that the Series C Warrants may expire and may never be exercised.

MGuard Products — Coronary Applications

Bare-Metal Stent MGuard Product. Our MGuard Prime EPS coronary product is comprised of MicroNet wrapped around a cobalt-chromium based bare-metal stent. In comparison to a conventional bare-metal stent, we believe our MGuard Prime EPS coronary product with MicroNet mesh provides protection from dangerous embolic showers in patients experiencing ST-segment elevation myocardial infarction, the most severe form of a heart attack, referred to as STEMI. Standard stents were not engineered for heart attack patients. Rather, they were designed for treating stable angina patients whose occlusion is different from that of an occlusion in a heart attack patient. In acute heart attack patients, the plaque or thrombus is unstable and often breaks up as the stent is implanted causing downstream blockages in a significant portion of heart attack patients. Our MGuard Prime EPS is integrated with a precisely engineered micro net mesh that is designed to prevent the unstable arterial plaque and thrombus that caused the heart attack blockage from breaking off.

During the fourth quarter of 2014, due to a shift in industry preferences away from bare-metal stents in favor of drug-eluting (drug-coated) stents, we decided to curtail developing and promoting our bare-metal stent platform and instead focus on the development of a drug-eluting stent product. Although we have curtailed development and promotion of MGuard Prime EPS, our distributors and sales staff generally cover all of our current products in the market, including MGuard Prime EPS.

52

Drug-Eluting Stent MicroNet Product Candidate. During 2015, we completed the second phase of development work for our MGuard DES, pursuant to which we incorporated our MicroNet with a drug-eluting stent manufactured by a prospective partner. We believe that a drug-eluting stent with MicroNet has the potential to improve certain performance metrics over the MGuard Prime EPS and attract a broader portion of the cardiologists in the worldwide stent market who are more accustomed to using drug-eluting stents. However, due to our limited resources we have tabled further development of MGuard DES at this time.

NGuard — Neurovascular Applications

We are developing a neurovascular flow diverter, which we refer to as NGuard, which is an endovascular device that diverts blood flow away from cerebral aneurysms and ultimately seals the aneurysms. Flow diversion is a growing market segment within the neurovascular medical device field. Current commercial flow diverters are highly flexible dense metal mesh tubes that go across most types of cerebral aneurysms and divert the blood flow away from the aneurysm with the desired end result of sealing the aneurysm. The challenges with the current flow diverters are that they (i) are difficult to place given the high metal content in the device, which makes it more difficult to move the device through the delivery system due to resistance from the metal, and to subsequently accurately place it, (ii) need to be accurately placed to avoid crossing and blocking other cerebral vessels, which could cause additional damage by cutting off blood flow to sections of the brain, (iii) require chronic use of anti-thrombotic medications due to the amount of metal in the cerebral vasculature, which could cause thrombotic complications, and (iv) do not allow a physician to re-access the aneurysm if the aneurysm does not seal, in which event the aneurysm may need to be treated with another therapy such as aneurysm coils, due to the tight metal mesh that will not allow other devices to pass through the flow diverter.

Our flow diverter prototype will include our MicroNet that has been employed in CGuard EPS and MGuard Prime EPS. MicroNet has already demonstrated the ability to effectively seal aneurysms in both human coronary arteries using the MGuard Prime EPS and aneurysms in the carotid arteries using CGuard EPS in human clinical situations without the need for additional devices or procedures (coils or a second stent) (source: Journal of Medical Case Reports http://www.jmedicalcasereports.com/content/4/1/238). For our flow diverter, we plan to utilize an open cell, highly flexible metal scaffold to which MicroNet would be attached. We believe our flow diverter could be more accurately delivered due to a lower metal content scaffold than current commercial flow diverters; lower metal content in our flow diverter may reduce the need for long-term anticoagulation; the open cell metal scaffold combined with the MicroNet may allow passage of other devices through the MicroNet mesh without compromising the MicroNet, thus allowing a physician to reaccess the aneurysm, if needed; and our flow diverter should be capable of being delivered through a state-of-the-art microcatheter for accurate placement without constant repositioning. We have tested early flow diverter prototypes in initial pre-clinical testing in both simulated aneurysm bench models using various MicroNet configurations with varying aperture sizes, as well as in standard in vivo pre-clinical models, in which we observed aneurysm sealing and also wide open side branch vessels across which the device was placed. However, as we plan to focus our resources on the further expansion of our sales and marketing activities for CGuard EPS and MGuard Prime EPS and, provided that we have sufficient resources, the development of CGuard EPS with a smaller delivery catheter (5 French gauge) and its submission for CE mark approval, we do not intend to resume further development of NGuard until at least the third quarter of 2018.

PVGuard — Peripheral Vascular Applications

We intend to develop our MicroNet mesh sleeve and a self-expandable stent for use in peripheral vascular applications, to which we refer to as PVGuard. PVDs are usually characterized by the accumulation of plaque in arteries in the legs. This accumulation can lead to the need for amputation or even death, when untreated. PVD is treated either by trying to clear the artery of the blockage, or by implanting a stent in the affected area to push the blockage out of the way of normal blood flow.

As in carotid procedures, peripheral procedures are characterized by the necessity of controlling embolic showers both during and post-procedure. Controlling embolic showers is so important in these indications that physicians often use fully covered stents, at the risk of blocking branching vessels, to ensure that emboli do not fall into the bloodstream and move to the brain. We believe that our MicroNet design will provide substantial advantages over existing therapies in treating peripheral artery stenosis.

However, as we plan to focus our resources on the further expansion of our sales and marketing activities for CGuard EPS and MGuard Prime EPS and, provided that we have sufficient resources, the development of CGuard EPS with a smaller delivery catheter (5 French gauge) and its submission for CE mark approval, we do not intend to pursue the development of PVGuard in the near future.

53

Completed Clinical Trials for CGuard EPS — CARENET

The CARENET trial was the first multi-center study of CGuard EPS following the receipt of CE mark of this device in March 2013. The CARENET trial was designed to evaluate feasibility and safety of CGuard EPS in treatment of carotid lesions in consecutive patients suitable for coronary artery stenting (“CAS”) in a multi-operator, real-life setting. The acute, 30 day, magnetic resonance imaging (“MRI”), ultrasound and six month clinical event results were presented at the LINC conference in Leipzig, Germany in February, 2015. In the third quarter of 2015, the results of the CGuard CARENET trial were published in the Journal of the American College of Cardiology. In November 2015, positive twelve month follow-up data from the CGuard CARENET trial was presented at the 42nd Annual Symposium on Vascular and Endovascular Issues, documenting the benefits of the CGuard MicroNet technology as well as the patency benefits (maintaining the artery open) of the internal and external carotid arteries at twelve months.

MACCE (myocardial infarction (“MI”), stroke or death) was 0.0% at 30 days. At six months, there was one case of death, which was not stent or procedure-related, and MACCE was increased to 3.6%. At twelve months there were three cases of death, which were not stent or procedure-related, and MACCE was 11.1%.

	30 days (n=30)	6 months (n=28)	12 months (n=27)
MACCE (MI, stroke, death)	(0)0.0%	(1)3.6%	(3)11.1%
MI	(0)0.0%	(0)0.0%	(0)0.0%
Stroke	(0)0.0%	(0)0.0%	(0)0.0%
Death	(0)0.0%	(1)3.6%	(3)11.1%

In addition, 30 day and 6 month follow-up data from the CARENET study determined the following MACCE events as compared to MACCE events from studies using conventional carotid stents:

	30 days (14 trials, 5255 patients)(1)	6 months (3 trials, 1053 patients)(2)
MACCE (MI, stroke, death)	5.72%	8.09%

(1) Trials included in analysis: ARCHeR pooled, ARMOUR, BEACH, CABERNET, CREATE, EMPIRE, EPIC, MAVErIC 1+2, MAVErIC International, PRIAMUS, SAPPHIRE, SECURITY, PROFI, ICSS

(2) Values extrapolated from event curves (source: The CARENET all-comer trial using the CGuard micronet-covered carotid embolic prevention stent, presented by Dr. Piotr Musialek at the LINC 2015 conference)

CAS carries the risk of cerebral embolization during and following the procedure, leading to life-threatening complications, mainly cerebral ischemic events. Diffusion-weighted magnetic resonance imaging (DW-MRI) is a sensitive tool used to identify cerebral emboli during CAS by measuring “lesions” within the brain which are areas that are ischemic and do not receive oxygenated blood due to cerebral emboli. In the CARENET trial, 37.0% of patients treated with CGuard EPS had new ischemic lesions at 48 hours after the procedure, with an average volume of 0.039 cm3. Of these lesions, there was only one that remained at 30 days following the procedure and all others had resolved. Complete details appear in the following table. Where there is a second number shown below after a ±,it indicates the rate of error.

	48 hours n=27	30 days n=26
Subjects with new Acute Ischemic Lesions (“AIL”)	10	1
Incidence of new lesions	37.0%	4.0%
Total number new AIL	83	1
Avg. number new AIL per patient	3.19 ± 10.33	0.04 ± 0.20
Average lesion volume (cm3)	0.039 ± 0.08	0.08 ± 0.00
Maximum lesion volume (cm3)	0.445	0.116
Permanent AIL at 30 days	—	1

54

The healing process of the tissue and in-stent restenosis can be measured by a non-invasive form of ultrasound called duplex ultrasound. This type of ultrasound measures the velocity of the blood that flows within the carotid arteries, which increases exponentially as the lumen of the internal carotid artery narrows and the percent stenosis increases. One of the measurements is called PSV (peak systolic volume) and is known to be highly correlated to the degree of in-stent restenosis; PSV values higher than 300 cm/sec are indicative of >70% stenosis, while PSV values lower than 104 cm/sec are indicative of <30% restenosis and healthy healing. In the CARENET trial, duplex ultrasound measurements done at 30 days, 6 months and 12 months following the stenting procedure all attest to healthy normal healing without restenosis concerns, as the PSV values were 60.96 cm/sec ± 22.31, 85.24 cm/sec ± 39.56, and 90.22 cm/sec ± 37.72 respectively. The internal carotid artery was patent in all patients (100%).

The conclusions of the CARENET trial were:

●	CARENET trial demonstrated safety of the CGuard EPS stent, with 30 day MACCE of 0%.

●

Incidence of new ipsilateral lesions (percent of patients with new lesions on the ipsilateral side (same side where the stent was employed)) at 48 hours was reduced by almost half compared to published data, and volume was reduced almost tenfold.

●	All but one lesion had resolved completely by 30 days.

●	Twelve month data showed no change in peak systolic velocity between 6 months and 12 months, suggesting no restenosis concerns.

●	CGuard EPS offers unique clinical benefits for patients undergoing CAS with unprecedented safety.

Physician-Sponsored Clinical Trials for CGuard—PARADIGM-101 Study

PARADIGM-101 (Prospective evaluation of All-comer peRcutaneous cArotiD revascularization In symptomatic and increased-risk asymptomatic carotid artery stenosis, using CGuard™ Mesh-covered embolic prevention stent system-101) was an investigator-led, single center study with the objective of evaluating feasibility and outcome of routine anti-embolic stent system in 101 consecutive unselected all-comer patients referred for carotid revascularization, initiated in 2015. In May 2016, the 30-day positive results were presented at the EuroPCR 2016 Late-Breaking Clinical Trial Session in Paris, and in the Journal of EuroIntervention. In November 2016, positive twelve month follow-up data was presented at the Transcatheter Cardiovascular Therapeutics (TCT) 2016 conference, documenting the benefits of the CGuard MicroNet technology at twelve months.

Key findings from the PARADIGM-101 study and the follow-up data are as follows:

●	CGuard EPS delivery success was 99.1%. The clinical evaluation also found no device foreshortening or elongation;

●	Angiographic diameter stenosis or vessel narrowing was reduced from 83±9% to only 6.7±5% (p<0.001);

●	Periprocedural complications were 0%;

●	One event was adjudicated by the Clinical Events Committee as a minor stroke (0.9%), with no change in NIH Stroke Scale or modified Ranking scale; and

●	At 12 months, no new adverse events (0%) were noted by independent neurologist evaluation.

The results of the PARADIGM-101 study demonstrated that CGuard EPS can safely be used on a high risk, all-comer population of patients with carotid artery stenosis and indicate that routine use of CGuard EPS may prevent cerebral events, such as strokes, by holding plaque against the vessel wall, preventing emboli from being released into the blood stream. The PARADIGM-101 study found that CGuard EPS is applicable in up to 90% of all-comer patients with carotid stenosis.

55

Clinical Results and Mechanical Properties of the Carotid CGUARD Double-Layered Embolic Prevention Stent Study

Clinical Results and Mechanical Properties of the Carotid CGUARD Double-Layered Embolic Prevention Stent Study was an investigator-led, prospective single-center study which evaluated CGuard EPS in 30 consecutive patients with internal carotid artery stenosis disease with the objective of reporting early clinical outcomes with a novel double-layer stent for the internal carotid artery and the in vitro investigation of the stent’s mechanical properties. In October 2016, the 30-day positive results were published online-ahead-of-print in the Journal of Enovascular Therapy.

Key findings from the study are as follows:

●	100% success in implanting CGuard EPS without residual stenosis;

●	No peri- or post-procedural complications;

●	No deaths, major adverse events, minor or major strokes, or new neurologic symptoms during the six months following the procedure;

●	Modified Rankin Scale improved for the symptomatic patients from 1.56 prior to the procedure to 0 afterwards;

●	All vessels treated with CGuard EPS remained patent (open) at six months; and

●	DW-MRI performed in 19 of 30 patients found no new ipsilateral lesions after 30 days and after six months compared with the baseline DW-MRI studies.

Additionally, based on engineering evaluations, the study concluded that CGuard EPS provides a high radial force and strong support in stenotic lesions. The stent is easy to use and safe to implant because it does not foreshorten and its structure adapts well to changes in diameter and direction of tortuous vascular anatomies. The MicroNet mesh of CGuard EPS did not cause any changes to specific mechanical parameters of the underlying stent.

CGUARD Mesh-Covered Stent in Real World: The IRON-Guard Registry

CGUARD Mesh-Covered Stent in Real World: The IRON-Guard Registry using CGuard EPS is a physician initiated prospective multi-center registry which included 200 patients from 12 medical centers in Italy. The objective of the study was to report 30-day outcomes (including MACCE) in a prospective series of patients submitted to protected carotid artery stenting with CGuard EPS between April 2015 and June 2016. In January 2017, 30-day results were presented at the Leipzig Interventional Course (LINC) 2017.

Key 30-day results presented are as follows:

●	100% success in implanting CGuard EPS;

●	No MI, major stroke or death at 30 days;

●	All vessels treated with CGuard EPS remained patent (open) at six months; and

●	DW-MRI performed pre procedure and 24/72 hours post-procedure in 61 patients, of which 12 patients had new micro emboli (19%).

Completed Clinical Trials for MGuard Bare-Metal Coronary Products

We have completed eight clinical trials with respect to our first generation stainless steel-based MGuard stent and our cobalt-chromium based MGuard Prime EPS stent. Our first generation MGuard stent combining the MicroNet with a stainless steel stent received CE mark approval for the treatment of coronary artery disease in the European Union in October 2007. We subsequently replaced the stainless steel stent with a more advanced cobalt-chromium based stent for MGuard Prime EPS.

The First in Men (FIM) study conducted in Germany from the fourth quarter of 2006 through the second quarter of 2008 focused on patients with occlusion in their stent graft. This group is considered to be in “high risk” for complications during and shortly after the procedure due to the substantial risk of occurrence of a thromboembolic event. The study demonstrated MGuard stent’s safety in this high risk group. This study was followed by the GUARD study in Brazil in 2007 with a similar patient population which reinforced the safety profile of MGuard stents in patients prone to procedural complications. The MAGICAL study was a pilot study in STEMI patients conducted in Poland from 2008 through 2012 which demonstrated safety, measured by MACE rates at 30 days following the stent procedure, as well as efficacy results, measured by the ability of MGuard to reestablish blood flow into the infarcted area of the muscle. Furthermore, we conducted three registries (iMOS, IMR and iMOS Prime) that confirmed the feasibility of MGuard and MGuard Prime EPS for the treatment of STEMI patients and the safety of MGuard and MGuard Prime EPS in the STEMI patient group. Safety was repeatedly demonstrated in these trials and registries by the low mortality rate in the first month after the procedure.

In the second calendar quarter of 2011, we began the MGuard for Acute ST Elevation Reperfusion Trial (which we refer to as our “MASTER I trial”), a prospective, randomized study, which demonstrated that among patients with acute STEMI undergoing emergency PCI, patients treated with MGuard had superior rates of epicardial coronary flow (blood flow within the vessels that run along the outer surface of the heart) and complete ST-segment resolution, or restoration of blood flow to the heart muscle after a heart attack, compared to those treated with commercially-approved bare metal or drug-eluting stents. The results of this trial are summarized in greater detail below.

56

Finally, the MASTER II trial, which we initially initiated as part of our efforts to seek approval of our MGuard Prime EPS by the U.S. Food and Drug Administration, was discontinued at our election in its current form in light of market conditions moving toward the use of drug-eluting stents over bare-metal stents. Analysis of the patients already enrolled in the MASTER II trial prior to its suspension, however, reconfirmed the MASTER I safety results due to a continued low mortality rate.

MASTER I Trial

In the second calendar quarter of 2011, we began the MASTER I trial, a prospective, randomized study in Europe, South America and Israel to compare the MGuard with commercially-approved bare metal and drug-eluting stents in achieving superior myocardial reperfusion (the restoration of blood flow) in primary angioplasty for the treatment of acute STEMI, the most severe form of heart attack. The MASTER I trial enrolled 433 subjects, 50% of whom were treated with MGuard and 50% of whom were treated with a commercially-approved bare metal or drug-eluting stent. The detailed acute and 30 days results from the trial were presented at the TCT conference on October 24, 2012 and published (Prospective, Randomized, Multicenter Evaluation of a Polyethylene Terephthalate Micronet Mesh–Covered Stent (MGuard) in ST-Segment Elevation Myocardial Infarction, Stone et. Al, JACC, 60; 2012). The results were as follows:

●

The primary endpoint of post-procedure complete ST-segment resolution (restoration of blood flow to the heart muscle after a heart attack) was statistically significantly improved in patients randomized to the MGuard compared to patients receiving a commercially-approved bare metal or drug-eluting stent (57.8% vs. 44.7%).

●	Patients receiving MGuard exhibited superior rates of thrombolysis in myocardial infarction (TIMI) 3 flow, which evidences normal coronary blood flow that fills the distal coronary bed completely, as compared to patients receiving a commercially-approved bare metal or drug-eluting stent (91.7% vs. 82.9%), with comparable rates of myocardial blush grade 2 or 3 (83.9% vs. 84.7%) and corrected TIMI frame count (cTFC) (17.0 vs. 18.1), all markers of optimal blood flow to the heart.

●

Angiographic success rates (attainment of <50% final residual stenosis of the target lesion and final TIMI 3 flow) were higher in the MGuard group compared to commercially-approved bare metal or drug-eluting stents (91.7% vs 82.4%).

●	Mortality (0% vs. 1.9%) and major adverse cardiac events (1.8% vs. 2.3%) at 30 days post procedure were not statistically significantly different between patients randomized to MGuard as opposed to patients randomized to commercially-approved bare metal or drug-eluting stents. All other major adverse cardiac event components, as well as stent thrombosis, were comparable between MGuard and commercially-approved bare metal or drug-eluting stents.

The six month results from the MASTER I trial, which were presented at the 2013 EuroPCR Meeting, the official annual meeting of the European Association for Percutaneous Cardiovascular Interventions, on May 23, 2013 in Paris, France. The results were as follows:

●

Mortality (0.5% vs. 2.8%) and major adverse cardiac events (5.2% vs. 3.4%) at 6 months post procedure were not statistically significantly different between patients randomized to the MGuard as compared to patients randomized to commercially-approved bare metal or drug-eluting stents. All other major adverse cardiac event components, as well as stent thrombosis, were comparable between patients treated with MGuard and those treated with commercially-approved bare metal or drug-eluting stents.

The twelve month results from the MASTER I trial were presented at the TCT conference on October 29, 2013 and published (Mesh-Covered Embolic Protection Stent Implantation in ST-Segment–Elevation Myocardial Infarction Final 1-Year Clinical and Angiographic Results From the MGUARD for Acute ST Elevation Reperfusion Trial, Dudek e. el, Coronary Interventions, 2014. The results were as follows:

●

Mortality (1.0% vs. 3.3%) and major adverse cardiac events (9.1% vs. 3.3%) at 12 months post procedure were not statistically significantly different between patients randomized to the MGuard as opposed to those randomized to commercially-approved bare metal or drug-eluting stents. All other major adverse cardiac events, as well as stent thrombosis, were comparable between the MGuard and commercially-approved bare metal or drug-eluting stents.

57

In summary, the MASTER I trial demonstrated that among patients with acute STEMI undergoing emergency PCI patients treated with MGuard had superior rates of epicardial coronary flow (blood flow within the vessels that run along the outer surface of the heart) and complete ST-segment resolution compared to those treated with commercially-approved bare metal or drug-eluting stents. In addition, patients treated with MGuard showed a slightly lower mortality rate and a slightly higher major adverse cardiac event rate as compared to patients treated with commercially-approved bare metal or drug-eluting stents six and twelve months post procedure.

A detailed table with the results from the MASTER I trial is set forth below. The “p-Value” refers to the probability of obtaining a given test result. Any p value less than 0.05 is considered statistically significant.

	MGuard	Bare Metal Stents/Drug Eluting Stents	p-Value
Number of Patients	217	216	—
TIMI 0-1	1.8	5.6	0.01
TIMI 3	91.7	82.9	0.006
Myocardial blush grade 0-1	16.1	14.8	0.71
Myocardial blush grade 3	74.2	72.1	0.62
ST segment resolution >70	57.8	44.7	0.008
30 day major adverse cardiac event	1.8	2.3	0.75
6 month major adverse cardiac event	5.2	3.4	0.34
12 month major adverse cardiac event	9.1	3.3	0.02

Future Clinical Trials for CGuard EPS and MGuard Prime EPS

Post-marketing clinical trials (outside the United States) could be conducted to further evaluate the safety and efficacy of CGuard EPS in specific indications. These trials would be designed to facilitate market acceptance and expand the use of the product. We should be able to rely upon CE mark approval of the product and other supporting clinical data to obtain local approvals.

We are currently preparing materials required to conduct a clinical trial of CGuard EPS in the United States and have a draft clinical protocol synopsis that we believe could support a clinical trial for submission for approval by the U.S. Food and Drug Administration. Once complete, we plan to request a pre-submission guidance meeting with the U.S. Food and Drug Administration.

We do not anticipate conducting additional post-marketing clinical trials for our bare-metal MGuard coronary products.

Competition

The markets in which we compete are highly competitive, subject to change and impacted by new product introductions and other activities of industry participants.

Carotid

The carotid stent markets in the United States and Europe are dominated by Abbott Laboratories, Boston Scientific Corporation, Covidien Ltd. (currently part of Medtronic, Inc.), and Cordis Corporation (currently part of Cardinal Health, Inc.). Gore Medical and Terumo Medical Corporation produce a polytetrafluoroethylene mesh-covered stent and a double layer metal stent, respectively. All of these larger companies have substantially greater capital resources, larger customer bases, broader product lines, larger sales forces, greater marketing and management resources, larger research and development staffs and larger facilities than ours and have established reputations and relationships with our target customers, as well as worldwide distribution channels that are more effective than ours. However, we believe that the European market is somewhat fragmented, and, in our opinion, smaller competitors may be able to gain market share with greater flexibility.

58

Coronary

The bare-metal stent and the drug-eluting stent markets in the United States and Europe are dominated by Abbott Laboratories, Boston Scientific Corporation, and Medtronic, Inc. In the future, we believe that physicians will look to next-generation stent technology to compete with existing therapies. These new technologies will likely include bio-absorbable stents, stents that focus on treating bifurcated lesions, and stents with superior polymer and drug coatings, and many industry participants are working to improve stenting procedures in the future as the portfolio of available stent technologies rapidly increases.

According to the MEDTECH OUTLOOK, the three major players (Abbott Laboratories, Boston Scientific Corporation and Medtronic, Inc.) in the worldwide coronary stent market have a combined total market share of approximately 92%. To date, our sales are not significant enough to register in market share. As such, one of the challenges we face to further our product growth is the competition from numerous pharmaceutical and biotechnology companies in the therapeutics area, as well as competition from academic institutions, government agencies and research institutions. Most of our current and potential competitors, including but not limited to those listed above, have, and will continue to have, substantially greater financial, technological, research and development, regulatory and clinical, manufacturing, marketing and sales, distribution and personnel resources than we do. Due to ongoing consolidation in the industry, there are high barriers to entry for small manufacturers in both the European and the United States markets.

Neurovascular

Stryker Corporation dominated the global interventional neurology market in 2014. The other key players in this market include Medtronic plc, Johnson & Johnson, Terumo Corporation, Penumbra, Abbott Laboratories, Merit Medical Systems, Inc., W. L. Gore & Associates, Inc., Microport Scientific Corporation, and Medikit Co., Ltd., among others. (source: Markets and Markets 2015).

Research and Development Expenses

During the twelve months ended December 31, 2016 and 2015, we spent $1.3 million and $3.6 million, respectively, on research and development.

Sales and Marketing

Sales and Marketing

Currently, we are actively selling our MGuard coronary products with a bio-stable MicroNet through local distributors in Europe, Latin America, the Middle East and Asia.

Based on the positive CGuard EPS clinical data, we commercially launched CGuard EPS in CE marked countries in early 2015. We initially sold CGuard products through a distributor network as we did with MGuard coronary products. In September 2015, we announced full market launch of CGuard EPS in Europe.

We plan to focus our marketing efforts primarily on Europe, Asia and Latin America and direct sales through our own internal sales initiatives as well as through distribution partners. In addition, we are using international trade shows and industry conferences to gain market exposure and brand recognition. We plan to work with leading physicians to enhance our marketing efforts.

Product Positioning

The MGuard coronary products have initially penetrated the market by entering segments with indications that present high risks of embolic dislodgement, notably acute MI and saphenous vein graft coronary interventions. Even though MGuard technology has demonstrated its advantages with clinical data, it is based on a bare-metal platform while the market demand has shifted away from bare-metal stents in favor of drug-eluting stents.

When treating carotid artery disease, we believe that there is an opportunity to enter the market with bare-metal stent platform and to become a competitive player without a drug-eluting stent platform. Therefore, we believe that CGuard EPS is poised for commercial growth in 2017 as more and more positive clinical data is presented. If we receive sufficient proceeds from the exercise of the Series C Warrants, we plan to develop CGuard EPS with a smaller delivery catheter (5 French gauge), which we intend to submit for CE mark approval within three calendar quarters of receiving such proceeds. Based on the level of interest in this product that we have observed in our clinical trials, we believe that CGuard EPS with a smaller delivery catheter will enable us to meet the market demand for minimally invasive devices, which, we believe, may have broader and easier usage, and for a lower profile system used in procedures in which predilation could be problematic. We also believe that CGuard EPS with a smaller delivery catheter will enable us to have a competitive advantage in penetrating the Asia Pacific market, since its population is generally smaller than in Western countries. In addition, we believe that CGuard EPS with a smaller delivery catheter will enable us to offer CGuard EPS for use in transradial catheterization, which, we believe, is gaining favor among interventionalists. Finally, we do not expect that it would be crucial to use a drug-eluting stent platform to compete in certain new markets such as the neurovascular market, and hence, we plan to continue to explore this area of opportunity.

59

Insurance Reimbursement

In most countries, a significant portion of a patient’s medical expenses is covered by third-party payers. Third-party payers can include both government funded insurance programs and private insurance programs. While each payer develops and maintains its own coverage and reimbursement policies, the vast majority of payers have similarly established policies. All of the MGuard coronary products and CGuard products sold to date have been designed and labeled in such a way as to facilitate the utilization of existing reimbursement codes, and we intend to continue to design and label our present and future products in a manner consistent with this goal.

While most countries have established reimbursement codes for stenting procedures, certain countries may require additional clinical data before recognizing coverage and reimbursement for the MGuard coronary products and CGuard products or in order to obtain a higher reimbursement price. In these situations, we intend to complete the required clinical studies to obtain reimbursement approval in countries where it makes economic sense to do so.

Intellectual Property

Patents

We have twenty-eight pending patent applications, twelve of which are pending in the United States, many of which cover aspects of our MGuard and CGuard technology. Some of the corresponding patent applications outside the U.S. are filed in Canada, China, Europe, Israel, India and South Africa. We hold an aggregate total of 50 patents and pending applications including six issued U.S. patents. These patent rights are directed to cover the following eight (8) patent families:

Base Title of Patent Family	Country Pending	Country/Patent No.	Issue Date

Bifurcated Stent Assemblies	India	Israel 198,188	5/1/2014
		China ZL200780046676.2	9/26/2012

Deformable Tip for Stent Delivery and Methods of Use	US	—	—
	PCT/WIPO	—	—

In Vivo Filter Assembly	US	Canada 2,666,712	3/31/2015
	India	Canada 2,881,557	10/11/2016
	Europe (EPO)	US 8,043,323	10/25/2011
		US 9,132,261	9/15/2015
		Israel 198,189	2/1/2014
		China ZL200780046659.9	6/13/2012
		China ZL201210119132.7	6/24/2015

Knitted Stent Jackets	Canada	Canada 2,666,728	6/23/2015
	US	China ZL200780046697.4	10/10/2012
		China ZL201210320950.3	12/2/2015
		Israel 198,190	2/1/2014

Optimized Stent Jacket	Israel	China ZL201210454357.8	12/9/2015
	Europe (EPO)	China ZL200780043259.2	1/2/2013
	Canada	Israel 198,665	5/28/2014
	India	US 9,132,003	9/15/2015
	Israel	US 9,526,644	12/27/2016
US

Stent Apparatuses for Treatment Via Body Lumens and Methods of Use	US	South Africa 2007/10751	10/27/2010
	Israel	Canada 2609687	4/22/2015
	Europe (EPO)	Canada 2,843,097	10/27/2015
		US 8,961,586	2/24/2015

Stent Thermoforming Apparatus and Methods	US	US 9,527,234	12/27/2016
PCT/WIPO

Stent with Sheath and Metal Wire Retainer	US	—	—

In lay terms, these patent applications generally cover three aspects of our products: the mesh sleeve with and without a drug, the product and the delivery mechanism of the stent. We also believe that one or more additional pending patent applications, upon issuance, will cover our existing products. We also believe that the patent applications we have filed, in particular those covering the use of a knitted micron-level mesh sleeve over a stent for various indications, if issued as patents with claims substantially in their present form, would likely create a significant barrier for another company seeking to use similar technology.

60

Trademarks

We use the InspireMD®, MGuard®, CGuard®, and MGuard Prime® trademarks in connection with our products. We have registered these trademarks in the European Union. The trademarks are renewable indefinitely, so long as we make the appropriate filings when required. We also have registrations for Carenet®, NGuard® and the MNP Micronet Protection Logo in the European Union and a supplemental registration for Micronet® in the United States. We have also applied to register the names PVGuard™ as a trademark in the European Union, as well as Carenet™, CGuard™ InspireMD™, SmartFit™, PVGuardTM, NGuardTM, AGuardTM, and MGuard Prime™ as trademarks in the United States. We also use and may have common law rights to various trademarks, trade names, and service marks.

Government Regulation

The manufacture and sale of our products are subject to regulation by numerous governmental authorities, principally the European Union CE mark and other corresponding foreign agencies.

Sales of medical devices outside the United States are subject to foreign regulatory requirements that vary widely from country to country. These laws and regulations range from simple product registration requirements in some countries to complex clearance, clinical trials and production controls in others. As a result, the processes and time periods required to obtain foreign marketing approval may be longer or shorter than those necessary to obtain U.S. Food and Drug Administration market authorization. These differences may affect the efficiency and timeliness of international market introduction of our products. For the European Union nations, medical devices must obtain a CE mark before they may be placed on the market. In order to obtain and maintain the CE mark, we must comply with the Medical Device Directive 93/42/EEC by presenting comprehensive technical files for our products demonstrating safety and efficacy of the product to be placed on the market and passing initial and annual quality management system audit as per ISO 13485 standard by an European Notified Body. We have obtained ISO 13485 quality system certification and the products we currently distribute into the European Union display the required CE mark. In order to maintain certification, we are required to pass annual facilities audit inspections conducted by European Notified Body inspectors.

As noted below, we have regulatory approval and have made sales of MGuard Prime EPS, CGuard EPS or both products either through distributors pursuant to distribution agreements or directly, in the following countries: Argentina, Australia, Austria, Belarus, Belgium, Brazil, Chile, Colombia, Croatia, Cyprus, Czech Republic, Estonia, Finland, France, Germany, Hungary, Ireland, Israel, Italy, Latvia, Lithuania, Luxembourg, Malta, Mexico, Netherlands, Norway, Poland, Romania, Russia, Saudi Arabia, Slovakia, Slovenia, South Africa, Spain, Sweden, Switzerland, and the United Kingdom. We have temporary regulatory approval to sell MGuard Prime EPS in Malaysia while we are in the registration process due to a regulatory change in November 2015. In addition, we have distribution agreements for our products in Uzbekistan, Canada, Venezuela, and Armenia, although we have not yet obtained regulatory approval to sell our products in those countries, and we are awaiting regulatory approval to sell our products in India and Brazil (for CGuard EPS). While each of the European Union member countries accepts the CE mark as its sole requirement for marketing approval, some of these countries still require us to take additional steps in order to gain reimbursement rights for our products. Furthermore, while we believe that certain of the above-listed countries that are not members of the European Union accept the CE mark as a primary requirement for marketing approval, each such country requires additional regulatory requirements for final marketing approval of our products. Furthermore, we are currently targeting additional countries in Europe, Asia, and Latin America, however, even if all governmental regulatory requirements are satisfied in each such country, we anticipate that obtaining marketing approval in each country could take as few as three months or as many as twelve months or more, due to the nature of the approval process in each individual country, including typical wait times for application processing and review, as discussed in greater detail below.

In October 2007, our first generation MGuard stent combining the MicroNet with a stainless steel stent received CE mark approval for the treatment of coronary artery disease in the European Union. We subsequently replaced the first generation MGuard product with MGuard Prime EPS, which uses a more advanced cobalt-chromium based stent. Our MGuard Prime EPS received CE mark approval in the European Union in October 2010 and marketing approval in those countries listed in the table below. We are focused on seeking marketing approval in these countries because we believe that these countries represent the strongest opportunities for us to grow with respect to our sales.

61

The CGuard EPS received CE mark approval in the European Union on March 14, 2013 and marketing approval in those countries listed in the table below. We are currently seeking marketing approval for CGuard EPS in Brazil and India.

Please refer to the table below setting forth the approvals and sales made for CGuard EPS and the MGuard Prime EPS on a country-by-country basis.

Approvals and Sales of MGuard Prime EPS and CGuard EPS on a Country-by-Country Basis

Countries	MGuard Prime EPS Approval		MGuard Prime EPS Sales		CGuard EPS Approval	CGuard EPS Sales
Argentina	Y		Y		Y	Y
Armenia	N		N		N	N
Australia	Y		Y		N	N
Austria	Y		Y		Y	Y
Belarus	Y		Y		Y	Y
Belgium	Y		N		Y	Y
Brazil	Y		Y		N	N
Bulgaria	Y		N		Y	Y
Chile	N		Y	(1)	Y	Y	(1)
Colombia	Y		Y		Y	Y
Croatia	Y		Y		Y	N
Cyprus	Y		Y		Y	Y
Czech Republic	Y		Y		Y	Y
Denmark	Y		N		Y	Y
Estonia	Y		Y		Y	N
Finland	Y		Y		Y	Y
France	Y		Y		Y	Y
Germany	Y		Y		Y	Y
Greece	Y		N		Y	N
Holland (Netherlands)	Y		Y		Y	Y
Hungary	Y		Y		Y	Y
Iceland	Y		N		Y	N
India	Y		N		N	N
Ireland	Y		Y		Y	N
Israel	Y		Y		Y	Y
Italy	Y		Y		Y	Y
Kazakhstan	N		N		N	N
Latvia	Y		Y		Y	Y
Lithuania	Y		Y		Y	Y
Liechtenstein	Y		N		Y	N
Luxemburg	Y		N		Y	N
Malaysia	Y	(2)	Y		N	N
Malta	Y		Y		Y	N
Mexico	Y		Y		N	N
Norway	Y		Y		Y	N
Poland	Y		Y		Y	Y
Portugal	Y		N		Y	Y
Romania	Y		Y		Y	Y
Russia	Y		Y		Y	N
Saudi Arabia	Y		Y		N	N
Serbia	Y		N		N	N
Slovakia	Y		Y		Y	Y
Slovenia	Y		Y		Y	Y
South Africa	Y	(3)	Y		N	N
Spain	Y		Y		Y	Y
Sweden	Y		Y		Y	N
Switzerland	Y		Y		Y	N
Taiwan	Y		N		N	N
United Kingdom	Y		Y		Y	Y
Uzbekistan	N		N		N	N
Venezuela	N		N		N	N

(1)	We have made sales to distributors in this country, but based upon information from such distributors, we believe that the product has not been sold to customers in this country.

(2)

Due to the changes made to the relevant regulations in Malaysia that became effective in November 2015, we are required to register our product. On November 29, 2015, we initiated the registration process required pursuant to the amended regulation. We have temporary authorization to sell and market MGuard Prime EPS in Malaysia pending a final determination of our application for registration based on a regulatory exemption covering applications for registration submitted between July 1, 2015 and June 30, 2016.

(3)	We believe that we have regulatory approval for MGuard Prime EPS in South Africa based upon information from our former distributor in such country, who was responsible for obtaining the regulatory approval for MGuard Prime EPS. However, the certificate evidencing regulatory approval was held by our former distributor and we cannot guarantee that it is in full force and effect. Our distribution agreement with the distributor in South Africa expired pursuant to the terms of such distribution agreement on February 1, 2015.

62

In the United States, the medical devices that we will manufacture and sell in the future are subject to extensive and rigorous regulation by the U.S. Food and Drug Administration pursuant to the Federal Food, Drug, and Cosmetic Act and regulations promulgated and administered by the U.S. Food and Drug Administration. Under the Federal Food, Drug, and Cosmetic Act, each medical device must receive U.S. Food and Drug Administration clearance or approval or exemption from such clearance or approval before we can market such device commercially in the U.S.

We anticipate that our CGuard EPS will be classified as a Class III medical device by the U.S. Food and Drug Administration. Class III medical devices are generally the highest risk devices and are therefore subject to the highest level of regulatory control by the U.S. Food and Drug Administration, since the U.S. Food and Drug Administration process of premarket approval involves scientific and regulatory review to evaluate the safety and effectiveness of Class III medical devices for the purpose(s) intended. The U.S. Food and Drug Administration will either approve or deny a premarket approval application and we cannot market a device unless or until the U.S. Food and Drug Administration approves a premarket approval application.

We expect the approval process in the U.S. to take a significant amount of time, require the expenditure of significant resources, involve rigorous clinical investigations and testing, and potentially require changes to products. The approval process may result in limitations on the indicated uses of the medical devices for which we are able to obtain approval (since the U.S. Food and Drug Administration can take action against a company that promotes off-label uses) and will also require increased post-market surveillance.

The U.S. Food and Drug Administration’s regulations covering medical devices also regulate labeling, reporting of certain events (such as adverse events, corrections and removals), manufacturing practices (including extensive the U.S. Food and Drug Administration’s extensive Quality System Regulation), device tracking and identification.

We will also be required to register with the U.S. Food and Drug Administration as a medical device manufacturer. As such, our manufacturing facilities will be subject to U.S. Food and Drug Administration inspections for compliance with the U.S. Food and Drug Administration’s Quality System Regulation. Additionally, some of our subcontractors may also be subject to U.S. Food and Drug Administration inspections for compliance with the U.S. Food and Drug Administration’s Quality System Regulation. These regulations will require that we manufacture our products and maintain our documents in a prescribed manner with respect to design, manufacturing, testing and quality control activities. As a medical device manufacturer, we will further be required to comply with U.S. Food and Drug Administration requirements regarding the reporting of adverse events associated with the use of our medical devices, as well as product malfunctions that would likely cause or contribute to death or serious injury if the malfunction were to recur. U.S. Food and Drug Administration regulations also govern product labeling and prohibit a manufacturer from marketing a medical device for unapproved applications.

The U.S. Food and Drug Administration actively monitors compliance with laws and regulations through its review and inspection of design and manufacturing practices, recordkeeping, reporting of adverse events, labeling and promotional practices. The U.S. Food and Drug Administration can ban certain medical devices; detain or seize adulterated or misbranded medical devices (that is, medical devices that do not comply with the Federal Food, Drug, and Cosmetic Act, including as implemented through the U.S. Food and Drug Administration’s regulations); order repair, replacement or refund of these devices; and require notification of health professionals and others with regard to medical devices that present unreasonable risks of substantial harm to the public health. The U.S. Food and Drug Administration may also enjoin and restrain a company for certain violations of the Federal Food, Drug, and Cosmetic Act and other amending laws pertaining to medical devices, or initiate action for criminal prosecution of such violations. Any adverse regulatory action, depending on its magnitude, may restrict us from effectively marketing and selling our products, may limit our ability to obtain premarket approvals, and could result in a substantial modification to our business practices and operations.

Customers

Our customer base is varied. We began shipping our product to customers in Europe in January 2008 and have since expanded our global distribution network to Southeast Asia, India, Latin America and Israel. We currently have distribution agreements for our CE mark-approved MGuard Prime EPS and/or CGuard EPS with medical product distributors based in Europe, the Middle East, Asia Pacific, Australia and Latin America. We are currently in discussions with additional distribution companies in Europe, Asia, and Latin America.

63

For the twelve months ended December 31, 2016, 85% of our revenue was generated in Europe, and 9% of our revenue was generated in Latin America, with the remaining 6% of our revenue generated in the rest of the world. Our major customers in the twelve months ended December 31, 2016, were Penumbra, Inc., a distributor in Europe that accounted for 28% of our revenues, and Crossmed S.r.l., a distributor in Italy that accounted for 13% of our revenues.

Most of our current agreements with our distributors stipulate that, and we expect our future agreements with our distributors to stipulate that, while we shall assist in training by providing training materials, marketing guidance, marketing materials, and technical guidance, each distributor will be responsible for carrying out local registration, sales and marketing activities. In addition, in most cases, all sales costs, including sales representatives, incentive programs, and marketing trials, will be borne by the distributor. Under current agreements, distributors purchase stents from us at a fixed price. Our current agreements with distributors are generally for a term of two to three years.

Manufacturing and Suppliers

The polymer fiber for MicroNet is supplied by Biogeneral, Inc., a San Diego, California-based specialty polymer manufacturer for medical and engineering applications.

Natec Medical Ltd. supplies us with catheters that help create the base for our CGuard EPS stents. Our agreement with Natec Medical Ltd., as amended, may be terminated by us upon eight months’ notice. We have also agreed to participate in certain startup cost incurred by Natec Medical Ltd. in an aggregate total amount of 52,000 Euros.

Natec Medical Ltd. supplies us with catheters that help create the base for our MGuard Prime EPS. Our agreement with Natec Medical Ltd., which may be terminated by either party upon six months’ notice, calls for non-binding minimum orders.

The cobalt-chromium stent for our MGuard Prime EPS was designed by Svelte Medical Systems Inc. We have an agreement with Svelte Medical Systems Inc., as amended, that grants us a non-exclusive, worldwide license for production and use of the MGuard Prime cobalt-chromium stent for the life of the stent’s patent, subject to the earlier termination of the agreement upon the bankruptcy of either party or the uncured default by either party under any material provision of the agreement. Our royalty payments to Svelte Medical Systems Inc. are determined by the sales volume of MGuard Prime EPS. Currently, the royalty rate is 2.9% of all net sales. We have mutual indemnification obligations with Svelte Medical Systems Inc. for any damages suffered as a result of third party actions based upon breaches of representations and warranties or the failure to perform certain covenants in the license agreement, and Svelte Medical Systems Inc. will also indemnify us for any damages suffered as a result of third party actions based upon intellectual property or design claims against the cobalt-chromium stent for the MGuard Prime EPS.

We manufacture our CGuard EPS and MGuard Prime EPS at our own facility. The bare-metal cobalt-chromium stents for our MGuard Prime EPS and the self-expanding bare-metal stents for our CGuard EPS are being manufactured and supplied by MeKo Laserstrahl-Materialbearbeitung. Our agreement with MeKo Laserstrahl-Materialbearbeitung for the production of electro polished L605 bare-metal stents for MGuard Prime EPS and CGuard EPS is priced on a per-stent basis, subject to the quantity of stents ordered. The complete assembly process for MGuard Prime EPS and CGuard EPS, including knitting and securing the sleeve to the stent and the crimping of the sleeve stent on to a delivery catheter, is done at our Israel manufacturing site. Once MGuard Prime EPS and CGuard EPS have been assembled, they are sent for sterilization in Germany, and then back to Israel for final packaging and distribution.

Each MGuard stent is manufactured from two main components, the stent and the mesh polymer. The stent is made out of cobalt chromium. This material is readily available and we acquire it in the open market. The mesh is made from polyethylene terephthalate (polyester). This material is readily available in the market as well, because it is used for many medical applications. In the event that our supplier can no longer supply this material in fiber form, we would need to qualify another supplier, which could take several months. In addition, in order to retain the approval of the CE mark, we are required to perform periodic audits of the quality control systems of our key suppliers in order to insure that their products meet our predetermined specifications.

64

A CGuard EPS consists of a CGuard stent and the delivery system. Each CGuard stent is manufactured from two main components, a self-expending nickel-titanium stent and the mesh polymer. This material is readily available and we acquire it in the open market. The mesh is made from polyethylene terephthalate (polyester). We have pending patent rights that cover the proposed CGuard stent with mesh. This material is readily available in the market as well, because it is used for many medical applications. In the event that our supplier can no longer supply this material in fiber form, we would need to qualify another supplier, which could take several months. The delivery system for CGuard is made out of polymer tubes we acquire from an original equipment manufacturer. In the event that our supplier can no longer supply this material, we would need to qualify another supplier, which could take several months. In addition, in order to retain the approval of the CE mark, we are required to perform periodic audits of the quality control systems of our key suppliers in order to insure that their products meet our predetermined specifications.

Employees

As of March 8, 2017, we had 34 full-time employees. Except for one of our employees in Europe, our employees are not party to any collective bargaining agreements. We do not expect the collective bargaining agreements to which our employees are party to have a material effect on our business or results of operations. We consider our relations with our employees to be good. We believe that our future success will depend, in part, on our continued ability to attract, hire and retain qualified personnel.

Properties

Our headquarters are located in Tel Aviv, Israel, where we lease a 1,000 square meter office and manufacturing facility that has the capacity to manufacture and assemble 4,800 stents per month, based upon the production schedule of one shift per day. We believe that our current facility is sufficient to meet anticipated future demand by adding additional shifts to our current production schedule.

We also lease approximately 1,580 square feet of executive office space in Boston, Massachusetts, which we plan to vacate upon termination of the lease in near future.

Legal Proceedings

From time to time, we may be involved in litigation that arises through the normal course of business.

On April 26, 2016, Microbanc, LLC and Todd Spenla of Microbanc, LLC filed suit in the New York State Supreme Court (New York County) against us asserting claims for breach of agreement, quantum meruit, unjust enrichment and fraud and seeking approximately $2.2 million and 9% of the amount of stock and warrants sold in 2011 and 2012 in alleged damages relating to certain alleged finders’ fees that they claim are owed. We have removed the suit to federal court and filed a motion to dismiss all claims on June 30, 2016. By Order dated February 23, 2017, the U.S. District Court for the Southern District of New York granted our motion to dismiss the suit in its entirety.  Microbanc, LLC and Todd Spenla have until March 16, 2017, to file a motion for application for leave to replead its claims for breach of contract. We intend to contest the matter vigorously. Due to the uncertainties of litigation, however, we can give no assurance that we will prevail on any claims made against us in any such lawsuit. Also, we can give no assurance that any other lawsuits or claims brought in the future will not have an adverse effect on our financial condition, liquidity or operating results.

On July 12, 2016, Medpace Inc., a former service provider, filed suit with the Court of Common Pleas, Hamilton County, Ohio, against us asserting that we breached a master services agreement with Medpace Inc. by failing to pay Medpace Inc. certain fees purportedly owed to it in connection with Medpace Inc.’s provision of certain clinical development program services to Inspire Ltd. We have removed the suit to the U.S. District Court for the Southern District of Ohio. Since removal, Medpace Inc. has amended its complaint to name InspireMD Ltd., our wholly owned subsidiary, as the only defendant. Medpace Inc. is seeking $1,967,822 in damages plus interest, costs, attorneys’ fees and expenses against InspireMD Ltd. InspireMD Ltd. intends to contest this matter vigorously. Due to the uncertainties of litigation, however, we can give no assurance that InspireMD Ltd. will prevail on any claims made against InspireMD Ltd. in any such lawsuit. Also, we can give no assurance that any other lawsuits or claims brought in the future will not have an adverse effect on our financial condition, liquidity or operating results.

As of the date of this filing, we are not aware of any other material legal proceedings to which we or any of our subsidiaries is a party or to which any of our property is subject, nor are we aware of any such threatened or pending litigation or any such proceedings known to be contemplated by governmental authorities other than other than the foregoing suits filed by Microbanc, LLC and Todd Spenla and by Medpace Inc.

We are not aware of any material proceedings in which any of our directors, officers or affiliates or any registered or beneficial stockholder of more than 5% of our common stock, or any associate of any of the foregoing, is a party adverse to or has a material interest adverse to, us or any of our subsidiaries.

Corporate Information

We were organized in the State of Delaware on February 29, 2008. Our principal executive office is located at 4 Menorat Hamaor St., Tel Aviv, Israel 6744832. Our telephone number is (888) 776-6804. Our website address is www.inspire-md.com. Information accessed through our website is not incorporated into this prospectus and is not a part of this prospectus.

65

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding our executive officers and the members of our board of directors.

Name	Age	Position
James Barry, Ph.D.	57	President, Chief Executive Officer and Director
Craig Shore	55	Chief Financial Officer, Chief Administrative Officer, Secretary and Treasurer
Agustin V. Gago	57	Executive Vice President, Chief Commercial Officer
Sol J. Barer, Ph.D.(2)(3)	69	Chairman of the Board of Directors
Isaac Blech	67	Vice Chairman of the Board of Directors
Michael Berman(1)(2)	59	Director
Campbell Rogers, M.D.	55	Director
Paul Stuka(1)(2)(3)	62	Director
Thomas J. Kester(1)	70	Director

(1)	Member of our audit committee

(2)	Member of our nominating and corporate governance committee

(3)	Member of our compensation committee

Our directors hold office until the earlier of their death, resignation or removal by stockholders or until their successors have been qualified. Our directors are divided into three classes. Sol J. Barer, Ph.D. and Paul Stuka are our Class 1 directors, with their terms of office to expire at our 2018 annual meeting of stockholders. Michael Berman and Campbell Rogers, M.D. are our Class 2 directors, with their terms of office to expire at our 2019 annual meeting of stockholders. Isaac Blech, James Barry, Ph.D. and Thomas J. Kester are our Class 3 directors, with their terms of office to expire at our 2017 annual meeting of stockholders. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified.

Our officers hold office until the earlier of their death, resignation or removal by our board of directors or until their successors have been selected. They serve at the pleasure of our board of directors.

James Barry, Ph.D. has served as our president and chief executive officer since June 6, 2016, and as a director since January 30, 2012. Prior to becoming our president and chief executive officer, Dr. Barry served as our executive vice president and chief operating officer from July 14, 2014. Dr. Barry served as president and chief executive officer and executive vice president and chief operating officer at Arsenal Medical Inc., a medical device company focused on local therapy, from September 2011 to December 2013. Dr. Barry also heads his own consulting firm, Convergent Biomedical Group LLC, advising medtech companies on product development, strategy, regulatory compliance and fund raising. Until June 2010, he was senior vice president, corporate technology development at Boston Scientific Corporation, where he was in charge of the corporate research and development and pre-clinical science functions and was also a member of the operating committee and corporate portfolio committee. Dr. Barry joined Boston Scientific in 1992 and oversaw its efforts in the identification and development of drug device combinations for both implantable and catheter-based delivery systems. He currently serves on a number of advisory boards including the College of Biomedical Engineering at Yale University, the College of Sciences at University of Massachusetts-Lowell where he is chairman emeritus and the Massachusetts Life Science Center. Dr. Barry also serves as a director of pSivida Corp (NASDAQ: PSDV). Dr. Barry received his Ph.D. in Biochemistry from the University of Massachusetts-Lowell and holds a B.A. degree in Chemistry from Saint Anselm College. Dr. Barry brings to the board over 25 years of experience in leadership roles in the medical device industry and significant medical technology experience, in particular with respect to interventional cardiology products, and as chief executive officer, Dr. Barry’s position on the board ensures a unity of vision between the broader goals of our company and our day-to-day operations.

66

Craig Shore has served as our chief financial officer, secretary and treasurer since March 31, 2011 and as our chief administrative officer since May 3, 2013. In addition, from November 10, 2010 through March 31, 2011, Mr. Shore served as InspireMD Ltd.’s vice president of business development. From February 2008 through June 2009, Mr. Shore served as chief financial officer of World Group Capital Ltd. and Nepco Star Ltd., both publicly traded companies on the Tel Aviv Stock Exchange, based in Tel Aviv, Israel. From March 2006 until February 2008, Mr. Shore served as the chief financial officer of Cellnets Solutions Ltd., a provider of advanced cellular public telephony solutions for low to middle income populations of developing countries based in Azur, Israel. Mr. Shore has over 25 years of experience in financial management in the United States, Europe and Israel. His experience includes raising capital both in the private and public markets. Mr. Shore graduated with honors and received a B.Sc. in Finance from Pennsylvania State University and an M.B.A. from George Washington University.

Agustin V. Gago has served as our executive vice president and chief commercial officer since October 24, 2016. Mr. Gago has over 25 years of experience in building profitable international commercial, sales and marketing organizations. Prior to joining us, Mr. Gago served as a principal at Dash International, LLC, a consulting firm he founded in 2013, advising senior management of major medical device companies on business strategy. From 2009 to 2013, Mr. Gago served as chief commercial officer at Delcath Systems, Inc. (NASDAQ: DCTH), an interventional oncology company, creating its direct and contract sales forces as well as a distributor infrastructure serving Europe, Asia and South America. From 2011 to 2013, Mr. Gago also served as a director of Delcath Systems, Inc.’s subsidiary in Galway, Ireland. From 2008 to 2009, Mr. Gago was vice president of international oncology surgery sales at AngioDynamics, Inc. (NASDAQ: ANGO), a provider of minimally invasive medical devices for cardiology vascular disease and oncology. Mr. Gago also worked from 1998 to 2008 in various leadership roles at E-Z-EM, Inc. (acquired by Bracco Diagnostics Inc.), a global manufacturer of medical devices and contrast agents for gastrointestinal imaging, and served as a director of E-Z-EM, Inc.’s subsidiaries in the United Kingdom and the Netherlands, eventually being appointed as vice president of global gastrointestinal business and vice president of international operations of E-Z EM, Inc. Mr. Gago received a B.S. degree in business management from Hofstra University.

Sol J. Barer, Ph.D. has served as a director since July 11, 2011 and has served as our chairman since November 16, 2011. Dr. Barer has over 25 years of experience with publicly traded biotechnology companies. In 1980, when Dr. Barer was with Celanese Research Company, he formed the biotechnology group that was subsequently spun out to form Celgene Corporation. Dr. Barer spent 18 years leading Celgene Corporation as president, chief operating officer and chief executive officer, culminating with his tenure as Celgene Corporation’s executive chairman from June 2010 until January 2011 and chairman from May 2006 until June 2010 and from January 2011 until his retirement in June 2011. Dr. Barer is also the chariman of the board of Teva Pharmaceutical Industries Ltd. and a director of Edge Therapeutics, Inc., Medgenics, Inc., Centrexion Corporation, ContraFect Corporation, Amicus Therapeutics, Inc. and serves as a senior advisor to biotechnology companies. Dr. Barer received a Ph.D. in organic chemistry from Rutgers University. Dr. Barer brings to the board significant scientific and executive leadership experience in the U.S. biotechnology industry and prior service on the board of directors of other publicly-held biopharmaceutical companies, as well as a unique perspective on the best methods of growth for a biotechnology company.

Isaac Blech has served as a director and our vice chairmen since January 22, 2016. Mr. Blech is a renowned biotechnology entrepreneur and investor, who, over the past 32 years, has founded and served on the board of companies which have produced major advances in a broad array of diseases, including the diagnosis of chlamydia, herpes, syphilis and HIV, and the treatment of cystic fibrosis, sexual dysfunction, multiple myeloma and brain cancer. The companies he established include Celgene Corporation (NASDAQ: CELG), ICOS Corporation, Nova Pharmaceutical Corporation, Pathogenesis Corporation and Genetics Systems Corporation. Mr. Blech’s current roles include director and founder of Cerecor, Inc. (NASDAQ: CERC), a public company developing new treatments for central nervous system disorders, director of ContraFect Corporation (NASDAQ: CFRX), a public infectious disease company, director of Aevi Genomic Medicine (NYSE: GNMX), a public company creating new treatments for rare diseases, and vice chairman of Edge Therapeutics, Inc. (NASDAQ: EDGE), a public company that treats life-threatening neurological conditions. He is vice chairman of Centrexion Corporation, a private company which is developing new modalities of pain control, vice chairman of Regenovation, Inc., a private company developing new ways to regenerate human tissue, vice chairman of X4 Pharmaceuticals, a private cancer immunology company, vice chairman of Sapience Therapeutics, a private oncology company and vice chairman of Aridis Pharmaceuticals, a private company with a product to treat pneumonia. He also serves as vice chairman of WaveGuide Corporation, a private company developing the world’s smallest NMR machine, vice chairman of root9B Technologies, Inc. (OTC: RTNB), a public cyber security company, and vice chairman of The SpendSmart Payments Company (OTC: SSPC), a public electronic rewards company. Our board of directors believes that Mr. Blech’s broad experiences as a founder, director and major investor in numerous biotechnology companies provide him with the qualifications and skills to serve as a director.

67

Michael Berman has served as our director since February 7, 2013. Mr. Berman is a medical device entrepreneur who works with high-potential development and early-stage commercial companies. From 2005 to 2012, when the company was sold to Boston Scientific, Mr. Berman was a co-founder and the chairman of BridgePoint Medical, Inc., which developed technology to treat coronary and peripheral vascular chronic total occlusions. Mr. Berman was also a member of the board of Lutonix, Inc. from 2007 until 2011, when the company was sold to C.R. Bard, Inc. Mr. Berman has served (i) since 2011 as an advisor to, and since 2012 as a director of, Cardiosonic, Inc., a company developing a system for hypertension reduction via renal denervation, (ii) since 2005 as a director of PharmaCentra, LLC, which creates customizable marketing programs that help pharmaceutical companies communicate with physicians and patients, (iii) since 2011 as a co-founder and director of Rebiotix Inc., a company developing an innovative treatment for C Diff colitis, (iv) since 2011 as a director of AngioSlide Ltd., a medical device company that has developed an embolic capture angioplasty device, (v) since 2011 as a director of InterValve, Inc., a medical device company developing an aortic valvuloplasty balloon for treatment of calcific aortic stenosis, (vi) since 2013 as a Director of ClearCut Inc., a medical device company that has developed an MRI system for tumor margin assessment, (vii) since 2013 as a director of PulmOne Ltd., a medical device company developing an innovative Pulmonary Function Testing system, (viii) since 2014 as a director of Mazor Robotics, Inc., a publicly held company that has developed and markets an innovative system for robotic surgery, (ix) since 2014 as a director of SoniVie, a medical device company, (x) since 2016 as a director at EndoSpan Ltd. and (xi) since 2014 as a venture partner at RiverVest Ventures. Mr. Berman brings to the board his extensive executive and entrepreneurial experiences in the field of medical devices and interventional cardiology, which should assist in strengthening and advancing our strategic focus.

Campbell Rogers, M.D. has served as a director since September 3, 2013. Dr. Rogers is the executive vice president and chief medical officer of HeartFlow, Inc., a cardiovascular diagnostics company, since March 2012. Prior to joining HeartFlow, Inc., he was the chief scientific officer and global head of research and development at Cordis Corporation (currently part of Cardinal Health, Inc.), Johnson & Johnson, where he was responsible for leading investments and research in cardiovascular devices. Prior to that, he was associate professor of medicine at Harvard Medical School and the Harvard-M.I.T. Division of Health Sciences and Technology and director of the cardiac catheterization and experimental cardiovascular interventional laboratories at Brigham and Women’s Hospital. He served as principal investigator for numerous interventional cardiology device, diagnostic, and pharmacology trials, is the author of numerous journal articles, chapters, and books in the area of coronary artery and other cardiovascular diseases and was the recipient of research grant awards from the National Institute of Health and the American Heart Association. He received his A.B. from Harvard College and his M.D. from Harvard Medical School. Dr. Rogers’ qualifications to serve on the board include his significant experience in cardiovascular devices, as well as his familiarity with the operations of medical device companies.

Paul Stuka has served as a director since August 8, 2011. Mr. Stuka has served as the managing member of Osiris Partners, LLC, an investment fund, since 2000. Prior to forming Osiris Partners, LLC, Mr. Stuka, with 35 years of experience in the investment industry, was a managing director of Longwood Partners, managing small cap institutional accounts. In 1995, Mr. Stuka joined State Street Research and Management as manager of its Market Neutral and Mid Cap Growth Funds. From 1986 to 1994, Mr. Stuka served as the general partner of Stuka Associates, where he managed a U.S.-based investment partnership. Mr. Stuka began his career in 1980 as an analyst at Fidelity Management and Research. As an analyst, Mr. Stuka followed a wide array of industries including healthcare, energy, transportation, and lodging and gaming. Early in his career he became the assistant portfolio manager for three Fidelity Funds, including the Select Healthcare Fund which was recognized as the top performing fund in the United States for the five-year period ending December 31, 1985. Mr. Stuka has been serving as a director of Caliber Imaging & Diagnostics, Inc. (formerly Lucid, Inc.) since June 2013. Mr. Stuka’s qualifications to serve on the board include his significant strategic and business insight from his years of experience investing in the healthcare industry.

68

Thomas J. Kester has served as a director since September 6, 2016. Mr. Kester has been serving as the chief financial officer of Kester Search Group, Inc., a private executive search firm specializing in sales force placement for medical, dental and diagnostic device companies, since October 2014. From 2004 to 2010, Mr. Kester served as a director of Orthofix International, NV (NASDAQ: OFIX), a global medical device company. Mr. Kester’s experience includes 28 years at KPMG LLP, including 18 years as an audit partner, advising public and private companies in connection with annual audit and financings. Mr. Kester’s qualifications to serve on the board include his significant strategic and business insight from his years of experience auditing global companies and serving on the boards of several public and not-for-profit organizations. Mr. Kester received his B.S. in mechanical engineering from Cornell University and an M.B.A. from Harvard University.

Dr. Barry, Mr. Shore and Mr. Gago are parties to certain agreements related to their service as executive officers and directors described under “Executive Compensation – Agreements with Executive Officers.”

Family Relationships

We have no family relationships amongst our directors and executive officers.

Director Independence

The board of directors has determined that Drs. Barer and Rogers and Messrs. Stuka, Berman, Blech and Kester, and our former director, James J. Loughlin, who resigned from our board as of May 24, 2016, satisfy the requirement for independence set out in Section 803 of the NYSE MKT rules and that each of these directors has no material relationship with us (other than being a director and/or a stockholder). In making its independence determinations, the board of directors sought to identify and analyze all of the facts and circumstances relating to any relationship between a director, his immediate family or affiliates and our company and our affiliates and did not rely on categorical standards other than those contained in the NYSE MKT rule referenced above.

Board Committees

Our board of directors has established an audit committee, a nominating and corporate governance committee and a compensation committee, each of which has the composition and responsibilities described below.

Audit Committee. Our audit committee is currently comprised of Messrs. Berman, Stuka and Kester, each of whom our board has determined to be financially literate and qualify as an independent director under Section 803(B)(2) of the NYSE MKT rules. Mr. Kester is the chairman of our audit committee and qualifies as a financial expert, as defined in Item 407(d)(5)(ii) of Regulation S-K. The audit committee’s duties are to recommend to our board of directors the engagement of independent auditors to audit our financial statements and to review our accounting and auditing principles. The audit committee will review the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee is currently comprised of Messrs. Berman and Stuka and Dr. Barer, each of whom qualify as an independent director under Section 803(A) of the NYSE MKT rules. Mr. Berman is the chairman of our nominating and corporate governance committee. The nominating and corporate governance committee identifies and recommends to our board of directors individuals qualified to be director nominees. In addition, the nominating and corporate governance committee recommends to our board of directors the members and chairman of each board committee who will periodically review and assess our code of business conduct and ethics and our corporate governance guidelines. The nominating and corporate governance committee also makes recommendations for changes to our code of business conduct and ethics and our corporate governance guidelines to our board of directors, reviews any other matters related to our corporate governance and oversees the evaluation of our board of directors and our management.

Compensation Committee. Our compensation committee is currently comprised of Mr. Stuka and Dr. Barer, each of whom qualify as an independent director under Sections 803(A) and 805(c)(1) of the NYSE MKT rules. Mr. Stuka is the chairman of our compensation committee. The compensation committee reviews and approves our salary and benefits policies, including compensation of executive officers and directors. The compensation committee also administers our stock option plans and recommends and approves grants of stock options under such plans.

Code of Ethics

We have adopted a code of ethics and business conduct that applies to our officers, directors and employees, including our principal executive officer, principal financial officer and principal accounting officer, which is posted on our website at www.inspire-md.com. We intend to disclose future amendments to certain provisions of the code of ethics, or waivers of such provisions granted to executive officers and directors, on this website within four business days following the date of such amendment or waiver.

69

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below sets forth the compensation earned by our named executive officers for the twelve month period ended December 31, 2016 and 2015.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Restricted Stock Awards ($)(1)		Option Awards ($)(1)	All Other Compensation ($)		Total ($)
James Barry, Ph.D.	2016	288,958		106,458	(2)	334,871		235,783	25,820	(3)	991,890
President and Chief Executive Officer	2015	300,333	(4)	37,500	(5)	127,167	(6)	16,740	19,936	(3)	532,093

Craig Shore	2016	290,341	(7)(8)	50,000	(7)(9)	83,718		60,711	95,343	(7)(10)	580,113	(7)
Chief Financial Officer, Secretary and Treasurer	2015	224,481	(7)	17,349	(5)(7)	33,750		33,479	74,318	(7)(10)	383,377	(7)

Agustin Gago	2016	51,225		25,000	(11)	-		61,241	-		137,466
Executive Vice President And Chief Commercial Officer

Alan Milinazzo	2016	242,086	(13)	-		-		-	25,312	(14)	267,398
Former President and Chief Executive Officer(12)	2015	225,000	(15)	45,833	(5)	428,826	(3)	131,221	20,462	(14)	851,342

(1)	The amounts reflect the dollar amounts recognized for financial statement reporting purposes with respect to the twelve month periods ended December 31, 2016 and 2015 in accordance with FASB ASC Topic 718. Fair value is based on the Black-Scholes option pricing model using the fair value of the underlying shares at the measurement date. For additional discussion of the valuation assumptions used in determining stock-based compensation and the grant date fair value for stock options, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies — Share-based compensation”.

(2)	Pursuant to the fourth amendment of Dr. Barry’s employment agreement dated June 6, 2016.

(3)	Dr. Barry’s other compensation consisted solely of benefits related to health insurance.

(4)	Includes $26,583 of salary forgone at the election of Dr. Barry, representing 50% of his salary from March 10, 2015 through April 30, 2015 in exchange for 3,692 shares of restricted common stock. See “— Agreements with Executive Officers — James Barry.”

(5)	Bonuses for the 2015 calendar year were approved by the compensation committee in July 2015.

(6)	Includes 4,757 shares of restricted common stock we issued to Dr. Barry in lieu of 50% of his base salary pursuant to amendments to employment agreement with Dr. Barry, dated January 5, 2016, and dated February 22, 2015. See “— Agreements with Executive Officers — James Barry.”

(7)	Compensation amounts received in non-U.S. currency have been converted into U.S. dollars using the average exchange rate for the applicable period, except for bonus amounts which have been converted into U.S. dollars using 3.846 NIS per dollar and 3.769 NIS per dollar, which were the exchange rates as of June 30, 2016 and 2015. The average exchange rate for the twelve month period ended December 31, 2016 and 2015 were 3.8409 NIS per dollar and 3.884 NIS per dollar, respectively.

(8)	Mr. Shore’s salary for 2016 includes cash paid in lieu of accrued vacation of $51,678.

(9)	Bonuses for the 2016 calendar year were approved by the compensation committee in July 2016.

(10)	Mr. Shore’s other compensation consisted solely of benefits in the twelve months ended December 31, 2016 and 2015. In each of the periods reported, Mr. Shore’s benefits included our contributions to his severance, pension, vocational studies and disability funds, an annual recreation payment, a company car or car allowance and cell phone, and a daily food allowance.

(11)	Pursuant to Mr. Gago’s employment agreement, dated October 24, 2016.

(12)	Mr. Milinazzo served as our president, chief executive officer and director until his resignation from such positions on June 6, 2016. Mr. Milinazzo served as our director during the twelve months ended December 31, 2015 and prior to his resignation on June 6, 2016, but did not receive any additional compensation for his services as director.

(13)	Mr. Milinazzo’s salary for 2016 includes cash paid in lieu of accrued vacation of $31,818.

(14)	Mr. Milinazzo’s other compensation consisted solely of benefits related to health insurance.

(15)	Pursuant to amendments to employment agreement with Mr. Milinazzo, dated January 5, 2016, and June 29, 2015, Mr. Milinazzo received 50% of his base salary for January 2015 through December 31, 2015, or $225,000, in 31,250 shares of restricted common stock, which was issued on January 26, 2015, and 63,825 shares of restricted common stock, which was issued on December 31, 2015. See “— Agreements with Executive Officers — Alan Milinazzo.”

70

Agreements with Executive Officers

James Barry, Ph.D.

On July 14, 2014, we entered into an employment agreement with James Barry to serve as our executive vice president and chief operating officer, which was first amended on January 5, 2015, and further amended on February 22, 2015 and on March 28, 2016, and on June 6, 2016, our board of directors appointed Dr. Barry as our president and chief executive officer, and further amended the employment agreement. Dr. Barry was previously a director and continues his role as a director. The term of Dr. Barry’s employment will continue until May 31, 2017, with Dr. Barry resigning as a member of the board of directors at the end of such term if requested by us, and in the event that the term is not extended beyond May 31, 2017 by mutual agreement of the parties and we do not offer Dr. Barry a position as chief executive officer and/or chief operating officer on the same or more favorable terms with a base salary that is at least 10% greater than his current base salary, Dr. Barry’s termination will be deemed a termination without cause.

Under the employment agreement, as amended, Dr. Barry is entitled to an annual base salary of at least $365,000. Such amount may be reduced only as part of an overall cost reduction program that affects all of our senior executives and does not disproportionately affect Dr. Barry, so long as such reductions do not reduce the base salary to a rate that is less than 90% of the amount set forth above (or 90% of the amount to which it has been increased). The base salary will be reviewed annually by the board for increase as part of its annual compensation review.

Prior to his appointment as our president and chief executive officer, Dr. Barry was also eligible to receive an annual bonus of up to $225,000 upon the achievement of reasonable target objectives and performance goals, to be determined by the board of directors in consultation with Dr. Barry on or before the end of the first quarter of the fiscal year to which the bonus relates and, in the event actual performance exceeds the goals, the board may, in its sole discretion, pay Dr. Barry bonus compensation of more than $225,000. Pursuant to the amendment to Dr. Barry’s employment agreement upon his appointment as our president and chief executive director, (i) effective as of June 6, 2016, Dr. Barry is eligible to receive annual bonus compensation in an amount equal to 100% of his base salary upon the achievement of reasonable target objectives and performance goals as may be determined by the board of directors in consultation with Dr. Barry and (ii) on the first to occur of (a) the first payroll period that is on or after the 20th business day following closing of a transaction with investors where we raise an aggregate of $5 million or (b) March 15, 2017, Dr. Barry will receive a lump-sum retention bonus in an amount equal to $106,458, subject to Dr. Barry’s continued employment through such date, which amount was paid on July 14, 2016. In addition, Dr. Barry is eligible to receive such additional bonus or incentive compensation as the board may establish from time to time in its sole discretion.

On January 5, 2015, we amended Dr. Barry’s employment agreement to provide that, for a limited period of time to be mutually agreed to by us and Dr. Barry, Dr. Barry will receive 50% of his base salary in cash payments, with the remaining 50% to be paid in an equivalent amount of shares of restricted common stock, payable and granted in equal installments in accordance with our normal payroll practices. These shares of restricted stock were to vest immediately and be valued as of the closing price of our common stock on the date of grant. Notwithstanding the foregoing agreement, at Dr. Barry’s request, no shares of restricted common stock were granted to Dr. Barry pursuant to this amendment. Rather, we and Dr. Barry determined that it would be in our mutual best interest to make a single grant of shares of restricted common stock to Dr. Barry having a fair market value, as of the date of grant, equal to 50% of his annual base salary, with such shares vesting on the first anniversary of the date of grant, as opposed to making bi-weekly grants of restricted common stock to Dr. Barry. As such, , on January 26, 2015, we issued 761 shares of restricted common stock valued at $180 per share, representing the fair market value of our common stock as of the market close on January 26, 2015, in lieu of 50% of his base salary for his employment in 2015, to vest on January 26, 2016.

71

On February 22, 2015, we further amended Dr. Barry’s employment agreement to memorialize the payroll adjustment that was made to Dr. Barry’s manner of salary payment on January 26, 2015 and to provide certain additional changes. Specifically, this amendment provided that, until the earlier of (1) September 30, 2015 and (2) we raise an aggregate of $5 million from investors, Dr. Barry shall receive 50% of his base salary in cash payments, with the remaining 50% having been paid to Dr. Barry on January 26, 2015, through the issuance of 19,011 shares of restricted stock as discussed above. Notwithstanding the foregoing, with Dr. Barry’s consent, Dr. Barry continued to receive only 50% of his base salary in cash from March 9, 2015, the date of the closing of our March 2016 offering, from which we received gross proceeds of approximately $13.7 million, until April 30, 2015. As we commenced full cash payment of Dr. Barry’s salary on April 30, 2015, Dr. Barry forfeited 423 shares of restricted stock on May 1, 2015, which represented the shares of restricted common stock previously granted to Dr. Barry to cover 50% of his base salary from May 1, 2015 through December 31, 2015. The remaining such shares of restricted stock issued to Dr. Barry on January 26, 2015 in lieu of cash base salary fully vested on January 26, 2016.

In November 2015, due to our efforts to preserve cash, Dr. Barry agreed to temporarily forego, in exchange for a corresponding reduced time commitment to us, 50% of his base salary. We formalized such voluntarily agreement by entering into an amendment to Dr. Barry’s employment agreement, dated March 28, 2016. The foregoing amendment to Dr. Barry’s employment agreement provides that, until the earlier of (1) the end of the term of his employment, and (2) we raise an aggregate of $5 million from investors, Dr. Barry shall receive 50% of his base salary and shall be eligible for 50% of any annual bonus or other incentive compensation, during which period Dr. Barry shall devote 50% less business time than he ordinarily has devoted or would devote to us for the performance of his services under his employment agreement.

On June 6, 2016, in connection with Dr. Barry’s appointment as our president and chief executive officer, we further amended Dr. Barry’s employment agreement to provide that, for the period beginning on June 1, 2016 and ending on the earlier of (i) the closing of a transaction with investors where we raise an aggregate of $5 million and (ii) March 15, 2017, Dr. Barry will receive 50% of his base salary in cash payments, payable in accordance with our regular payroll practices, with the remaining 50% of his base salary paid in a lump-sum payment on the first to occur of (a) the first payroll period that is on or after the 20th business day following such transaction or (b) March 15, 2017. In addition, within 20 business days of the closing of the transaction with investors where we raise an aggregate of $5 million, which occurred on July 7, 2016, Dr. Barry was to be granted, subject to the board’s approval and Dr. Barry’s continued employment through the applicable grant date, (i) a nonqualified stock option relating to the number of shares of our common stock equal to 2% of outstanding common stock on the date of the closing of such transaction and (ii) an award of a number of restricted shares of our common stock equal to 2% of outstanding common stock on the date of the closing of such transaction, in each case, subject to the terms and conditions of the InspireMD, Inc. 2013 Long-Term Incentive Plan and a nonqualified stock option agreement and a restricted stock award agreement to be entered into by us and Dr. Barry.

Pursuant to Dr. Barry’s employment agreement, if Dr. Barry’s employment is terminated upon his death or disability, by Dr. Barry for good reason (as such term is defined in Dr. Barry’s employment agreement), or by us without cause (as such term is defined in Dr. Barry’s employment agreement), Dr. Barry will be entitled to receive, in addition to other unpaid amounts owed to him (e.g., for base salary and accrued vacation): (i) the pro rata amount of any bonus for the fiscal year of such termination (assuming full achievement of all applicable goals under the bonus plan) that he would have received had his employment not been terminated; (ii) a one-time lump sum severance payment equal to 150% of his base salary, provided that he executes a release relating to employment matters and the circumstances surrounding his termination in favor of us, our subsidiaries and our officers, directors and related parties and agents, in a form reasonably acceptable to us at the time of such termination; (iii) vesting of 50% of all unvested stock options, restricted stock, stock appreciation rights or similar stock based rights granted to Dr. Barry, and lapse of any forfeiture included in such restricted or other stock grants; (iv) an extension of the term of any outstanding stock options or stock appreciation rights until the earlier of (a) eighteen months from the date of termination, or (b) the latest date that each stock option or stock appreciation right would otherwise expire by its original terms; (v) to the fullest extent permitted by our then-current benefit plans, continuation of health, dental, vision and life insurance coverage for the lesser of 18 months after termination or until Dr. Barry obtains coverage from a new employer; and (vi) a cash payment of $25,000, which Dr. Barry may use for executive outplacement services or an education program. The payments described above will be reduced by any payments received by Dr. Barry pursuant to any of our employee welfare benefit plans providing for payments in the event of death or disability. If Dr. Barry continues to be employed by us after the term of his employment agreement, unless otherwise agreed by the parties in writing, and Dr. Barry’s employment is terminated upon his death or disability, by Dr. Barry for good reason, or by us without cause, Dr. Barry will be entitled to receive, in addition to other unpaid amounts owed to him, the payments set forth in (i), (ii) and (iv) above. If, during the term of his employment agreement, we terminate Dr. Barry’s employment for cause or by Dr. Barry voluntarily, Dr. Barry will only be entitled to unpaid amounts owed to him and whatever rights, if any, are available to him pursuant to our stock-based compensation plans or any award documents related to any stock-based compensation.

72

Dr. Barry has no specific right to terminate the employment agreement or right to any severance payments or other benefits solely as a result of a change in control. However, if within 24 months following a change in control, (a) Dr. Barry terminates his employment for good reason, or (b) we terminate his employment without cause, the lump sum severance payment to which he is entitled will be increased from 150% of his base salary to 250% of his base salary and all stock options, restricted stock units, stock appreciation rights or similar stock-based rights granted to him will vest in full and be immediately exercisable and any risk of forfeiture included in restricted or other stock grants previously made to him will immediately lapse.

Dr. Barry’s employment agreement also contains certain noncompetition, no solicitation, confidentiality, and assignment of inventions requirements for Dr. Barry.

Pursuant to an option cancellation and release agreement, dated January 26, 2016, between us and Dr. Barry, Dr. Barry agreed to cancel options to purchase 2,709 shares of our common stock at exercise prices ranging from $180 to $1,950 previously granted to him. In exchange for the cancellation of Dr. Barry’s options, we granted to Dr. Barry, pursuant to the InspireMD, Inc. 2013 Long-Term Incentive Plan and the 2013 Employee Stock Incentive Plan, which is a sub-plan to the InspireMD, Inc. 2013 Long-Term Incentive Plan, one share of our common stock as of January 26, 2016.

Craig Shore

We have been a party to an employment agreement with Craig Shore since November 28, 2010. On May 5, 2014, we entered into an amended and restated employment agreement with Mr. Shore, which was amended on January 5, 2015 and on July 25, 2016. The employment agreement, as amended, has an initial term that ends on April 20, 2020 and will automatically renew for additional one-year periods on April 21, 2020 and on each April 21st thereafter unless either party gives the other party written notice of its election not to extend such employment at least six months prior to the next April 21st renewal date. If a change in control occurs when less than two full years remain in the initial term or during any renewal term, the employment agreement will automatically be extended for two years from the change in control date and will terminate on the second anniversary of the change in control date.

Mr. Shore was initially entitled to a monthly gross salary of $8,750, which amount had increased to $10,620 by 2012. In addition, Mr. Shore’s annual base salary was increased to $175,000 on April 22, 2013, retroactive to January 1, 2013, and to $220,200 in May 2014, retroactive to January 1, 2014. Under the terms of the employment agreement, as amended by the second amendment to the amended and restated employment agreement, dated July 25, 2016, Mr. Shore is entitled to an annual base salary of at least $250,000. Such amount may be reduced only as part of an overall cost reduction program that affects all of our senior executives and does not disproportionately affect Mr. Shore, so long as such reduction does not reduce the base salary to a rate that is less than 90% of the amount set forth above (or 90% of the amount to which it has been increased). The base salary will be reviewed annually by our chief executive officer for increase (but not decrease, except as permitted as part of an overall cost reduction program) as part of our annual compensation review. Mr. Shore is also eligible to receive an annual bonus in an amount equal to 60% of his then-annual salary upon the achievement of reasonable target objectives and performance goals, to be determined by the board of directors in consultation with Mr. Shore. On January 5, 2015, we amended Mr. Shore’s amended and restated employment agreement to remove from the amended and restated employment agreement the provision disallowing payment of annual bonus compensation if Mr. Shore achieved less than 70% of the target objectives and performance goals determined by our board of directors in consultation with him. Pursuant to such amendment, Mr. Shore is eligible to receive the percentage of his annual bonus corresponding to the percentage of his achievement of such target objectives and performance goals. The annual bonus will be reviewed annually by our chief executive officer for increase in the amount of the percentage of his then-base salary (but not decrease), as well as the criteria and the goals, as part of our annual compensation review. In addition, Mr. Shore is eligible to receive such additional bonus or incentive compensation as the board may establish from time to time in its sole discretion. Mr. Shore will also be considered for grants of equity awards each year as part of the board’s annual compensation review, which will be made at the sole discretion of the board of directors. Each grant will, with respect to any awards that are options, have an exercise price equal to the fair market value of our common stock as of the date of grant, and will be subject to a three-year vesting period subject to Mr. Shore’s continued service with us, with one-third of each additional grant vesting equally on the first, second, and third anniversary of the date of grant for such awards.

73

The second amendment to the amended and restated employment agreement provides a grant of equity awards to Mr. Shore on or within 10 business days of July 25, 2016 (the “Date of Grant”), with respect to an aggregate number of shares of our common stock equal to 1% of our outstanding common stock and common stock issuable upon the conversion of our outstanding Series B Convertible Preferred Stock on the Date of Grant, 50% of which shall be granted as restricted stock and 50% of which shall be granted as nonqualified stock options, which will be subject to the terms and conditions of the InspireMD, Inc. 2013 Long-Term Incentive Plan and a nonqualified stock option agreement and a restricted stock award agreement to be entered into by us and Mr. Shore and a one-time lump-sum cash bonus in an amount equal to $50,000, payable on or before September 1, 2016.

If during the term of the employment agreement, Mr. Shore’s employment is terminated upon his death or disability, by us without cause (as such term is defined in Mr. Shore’s employment agreement), or upon his resignation for “good reason” (as such term is defined in Mr. Shore’s employment agreement), Mr. Shore will be entitled to receive, in addition to any amounts he is entitled to receive under the manager’s insurance policy: (i) any unpaid base salary and accrued unpaid vacation or earned incentive compensation and the pro rata amount of any bonus plan incentive compensation for the fiscal year of such termination (based on the number of business days he was actually employed by us during the fiscal year of such termination and based on the percentage of the goals that he actually achieved under the bonus plan) that he would have received had his employment not been terminated; (ii) a one-time lump sum severance payment equal to 100% of his base salary, provided that he executes a release relating to employment matters and the circumstances surrounding his termination in favor of us, our subsidiaries and our officers, directors and related parties and agents, in a form reasonably acceptable to us at the time of such termination; (iii) vesting of all unvested stock options, stock appreciation rights or similar stock-based rights granted to him and immediate lapse of any risk of forfeiture included in restricted or other stock grants previously made to Mr. Shore; (iv) an extension of the exercise period of all vested stock options granted to Mr. Shore until the earlier of (a) two years from the date of termination or (b) the latest date that each stock option would otherwise expire by its original terms; (v) to the fullest extent permitted by our then-current benefit plans, continuation of health, dental, vision and life insurance coverage for the lesser of 12 months after termination or until Mr. Shore obtains coverage from a new employer; and (vi) reimbursement of up to $30,000 for executive outplacement services, subject to certain restrictions. The severance payment described in (ii) of the foregoing sentence upon Mr. Shore’s death or disability will be reduced by any payments received by Mr. Shore pursuant to any of our employee welfare benefit plans providing for payments in the event of death or disability. If, during or after the term of his employment agreement, Mr. Shore’s employment is terminated by us for cause or by Mr. Shore voluntarily, Mr. Shore will only be entitled to unpaid amounts owed to him (e.g., base salary, accrued vacation and earned incentive compensation through the date of such termination) and whatever rights, if any, are available to him pursuant to our stock-based compensation plan or any award documents related to any stock-based compensation.

Mr. Shore may terminate his employment for good reason by delivering a notice of termination to us 30 days in advance of the date of termination; provided, however, that Mr. Shore agreed to not terminate his employment for good reason until he has given us at least 30 days’ notice from which to cure the circumstances set forth in the notice of termination constituting good reason, and if such circumstances are not cured by the 30th day, Mr. Shore’s employment shall terminate on such date.

74

Pursuant to terms contained in Mr. Shore’s stock option and restricted stock award agreements, in the event of a change of control of our company, the stock options and restricted stock granted to Mr. Shore that were unvested will vest immediately upon such change of control, in the case of stock options, if such stock options are not assumed or substituted by the surviving company.

If we terminate Mr. Shore’s employment without cause, Mr. Shore will be entitled, under Israeli law, to severance payments equal to his last month’s salary multiplied by the number of years Mr. Shore has been employed with us. In order to finance this obligation, we make monthly contributions equal to 8.33% of Mr. Shore’s salary to a severance payment fund. The total amount accumulated in Mr. Shore’s severance payment fund as of December 31, 2014 was $51,615, as adjusted for conversion from New Israeli Shekels to U.S. Dollars. However, if Mr. Shore’s employment is terminated without cause, on account of a disability or upon his death, as of December 31, 2014, Mr. Shore would have been entitled to receive $67,564 in severance under Israeli law, thereby requiring us to pay Mr. Shore $15,949, in addition to releasing the $51,615 in Mr. Shore’s severance payment fund. On the other hand, pursuant to his employment agreement, Mr. Shore is entitled to the total amount contributed to and accumulated in his severance payment fund in the event of the termination of his employment as a result of his voluntary resignation. In addition, Mr. Shore would be entitled to receive his full severance payment under Israeli law, including the total amount contributed to and accumulated in his severance payment fund, if he retires from our company at or after age 67.

We are entitled to terminate Mr. Shore’s employment immediately at any time for “cause” (as such term is defined in the agreement and the Israeli Severance Payment Act 1963), upon which, after meeting certain requirements under the applicable law and recent Israeli Labor court requirements, we believe we will have no further obligation to compensate Mr. Shore.

Also, upon termination of Mr. Shore’s employment for any reason, we will compensate him for all unused or previously uncompensated vacation days accrued.

The employment agreement also contains certain standard noncompetition, non-solicitation, confidentiality, and assignment of inventions requirements for Mr. Shore.

Mr. Shore is also entitled to participate in or receive benefits under our social insurance and benefits plans, including but not limited to our manager’s insurance policy and education fund, which are customary benefits provided to executive employees in Israel. A management insurance policy is a combination of severance savings (in accordance with Israeli law), defined contribution tax-qualified pension savings and disability pension payments. An education fund is a savings fund of pre-tax contributions to be used after a specified period of time for advanced educational training and other permitted purposes, as set forth in the by-laws of the education fund. We will make periodic contributions to these insurance and social benefits plans based on certain percentages of Mr. Shore’s base salary, including (i) 7.5% to the education fund and (ii) 15.83% to the manager’s insurance policy, of which 8.33% will be allocated to severance pay, 5% to pension fund payments and 2.5% to disability pension payments. Upon the termination of Mr. Shore’s employment for any reason other than for cause, Mr. Shore will be entitled to receive the total amount contributed to and accumulated in his manager insurance policy fund.

Pursuant to an option cancellation and release agreement, dated January 26, 2016, between us and Mr. Shore, Mr. Shore agreed to cancel options to purchase 1,776 shares of our common stock at exercise prices ranging from $180 to $1,232.12 previously granted to him. In exchange for the cancellation of Mr. Shore’s options, we granted to Mr. Shore, pursuant to the InspireMD, Inc. 2013 Long-Term Incentive Plan and the 2013 Employee Stock Incentive Plan, which is a sub-plan to the InspireMD, Inc. 2013 Long-Term Incentive Plan, one share of our common stock as of January 26, 2016.

Agustin V. Gago

On October 24, 2016, we entered into an employment agreement with Agustin V. Gago to serve as our executive vice president and chief commercial officer. The initial term of Mr. Gago’s employment ends on October 23, 2018, unless earlier terminated or extended for additional one-year periods on October 23, 2018, and on each and every October 23 thereafter, provided that either party may elect not to extend the term of the employment by prior written notice at least two months prior to the expiration date or the next renewal date.

75

Pursuant to Mr. Gago’s employment agreement, Mr. Gago is entitled to an annual base salary of $275,000, which shall automatically increase to $300,000, effective as of January 1, 2018. Mr. Gago is eligible to receive an annual bonus in an amount up to 50% of his then-base salary, commencing in 2017, based upon the achievement of reasonable target objectives and performance goals as may be determined by our president and chief executive officer and approval of the board of directors after consultation with Mr. Gago. The target objectives shall be based 60% on revenue achievement, 20% on marketing objectives, and 20% on corporate objectives. In addition, in the event that Mr. Gago and his team shall exceed quarterly revenue targets determined by our president and chief executive officer and subject to approval by the board of directors after consultation with Mr. Gago, Mr. Gago may receive additional escalating amounts included as part of the annual bonus based upon the payment scales determined by our president and chief executive officer and subject to approval of the board of directors after consultation with Mr. Gago. Mr. Gago will receive a one-time bonus of $25,000 in the event that our net sales for the fourth quarter of 2016 exceed our forecast by at least 20%. Mr. Gago is also entitled to a one-time bonus of $25,000, payable on or before November 15, 2016, which was paid on October 31, 2016. In addition, pursuant to Mr. Gago’s employment agreement, on October 24, 2016, Mr. Gago was granted (i) a stock option to purchase 13,441 shares of our common stock at an exercise price of $1.86, vesting on the first anniversary of the date of grant (subject to forfeiture upon termination of employment); and (ii) a stock option to purchase 32,000 shares of our common stock at an exercise price of $1.86, vesting in equal installments on the first and second anniversary of the date of grant, each subject to the terms and conditions of the InspireMD, Inc. 2013 Long-Term Incentive Plan, and our form of option award agreement. Mr. Gago may also be eligible to receive certain stock options or similar stock-based rights as set forth separately in those certain agreements and subject to the terms and conditions of the InspireMD, Inc. 2013 Long-Term Incentive Plan.

Either party may terminate the agreement at any time, provided that Mr. Gago provides 90 day’s prior written notice to us of his voluntary resignation and we provide 90 days’ prior written notice of termination by us without cause (as defined in Mr. Gago’s employment agreement) to Mr. Gago. In addition, we may terminate Mr. Gago’s employment for cause, after a 30 day cure period, if the circumstances are curable. If we terminate Mr. Gago’s employment without cause or Mr. Gago’s death, Mr. Gago is entitled to (A) any unpaid base salary accrued through the termination date, any accrued and unpaid vacation pay and any unreimbursed expenses properly incurred prior to the termination date; (B) a severance pay equal to Mr. Gago’s base salary for 12 months; (C) any earned but unpaid annual bonus relating to the calendar year prior to the calendar year in which the termination date occurs; and (D) to the fullest extent permitted by our then-current benefit plans, continuation of certain insurance benefits for the lesser of 12 months after termination of employment or until Mr. Gago secures coverage from new employment. Mr. Gago has no specific right to terminate Mr. Gago’s employment agreement as a result of a change in control (as defined in the InspireMD, Inc. 2013 Long-Term Incentive Plan); however, if following a change in control, during the term of Mr. Gago’s employment, if we terminate Mr. Gago without cause, or the purchaser or surviving entity following the change in control does not offer Mr. Gago a comparable offer of employment, all stock options or similar stock-based rights granted to Mr. Gago shall vest in full and become immediately exercisable.

Mr. Gago’s employment agreement also contains certain noncompetition, non-solicitation, non-disparagement, confidentiality and assignment of work product requirements for Mr. Gago.

Alan Milinazzo

On January 3, 2013, we entered into an employment agreement with Alan Milinazzo to serve as our president, chief executive officer and a director, which was first amended on April 24, 2013, and further amended on January 5, 2015, June 29, 2015, and January 21, 2016. On June 6, 2016, Mr. Milinazzo resigned from his positions as our president, chief executive officer and director, and his employment agreement, as amended, was terminated.

Under the employment agreement, as amended, Mr. Milinazzo was entitled to an annual base salary of at least $450,000. Such amount may be reduced only as part of an overall cost reduction program that affects all of our senior executives and does not disproportionately affect Mr. Milinazzo, so long as such reductions do not reduce the base salary to a rate that is less than 90% of the amount set forth above (or 90% of the amount to which it has been increased). The base salary was to be reviewed annually by the board for increase as part of its annual compensation review. Mr. Milinazzo was also eligible to receive an annual bonus of at least $275,000 upon the achievement of reasonable target objectives and performance goals, to be determined by the board of directors in consultation with Mr. Milinazzo on or before the end of the first quarter of the fiscal year to which the bonus related and, in the event actual performance exceeded the goals, the board had the discretion to pay Mr. Milinazzo bonus compensation of more than $275,000. The annual bonus amount was to be less than $275,000 if the target objectives and performance goals were not met. In addition, Mr. Milinazzo was eligible to receive such additional bonus or incentive compensation as the board may have established from time to time in its sole discretion.

76

On January 5, 2015, we amended Mr. Milinazzo’s employment agreement to provide that, for a limited period of time to be mutually agreed to by us and Mr. Milinazzo, Mr. Milinazzo would receive 50% of his base salary in cash payments, with the remaining 50% to be paid in an equivalent amount of shares of restricted common stock, payable and granted in equal installments in accordance with our normal payroll practices. These shares of restricted stock were to vest immediately and be valued as of the closing price of our common stock on the date of grant. Notwithstanding the foregoing agreement, at Mr. Milinazzo’s request, no shares of restricted common stock were granted to Mr. Milinazzo pursuant to this amendment. Rather, we and Mr. Milinazzo determined that it would be in our mutual best interest to make a single grant of shares of restricted common stock to Mr. Milinazzo having a fair market value, as of the date of grant, equal to 50% of his annual base salary, with such shares vesting on the first anniversary of the date of grant, as opposed to making bi-weekly grants of restricted common stock to Mr. Milinazzo. As such, on January 26, 2015, we issued 1,250 shares of restricted common stock valued at $180 per share, representing the fair market value of our common stock as of the market close on January 26, 2015, in lieu of 50% of his base salary for his employment in 2015, to vest on January 26, 2016.

On June 29, 2015, we further amended Mr. Milinazzo’s employment agreement to memorialize the payroll adjustment that was made to Mr. Milinazzo’s manner of salary payment on January 26, 2015, and to provide certain additional changes. Specifically, this amendment provided that, until we raise an aggregate of $5 million from investors, Mr. Milinazzo would receive with respect to his employment in 2015, 50% of his base salary in cash payments, with the remaining 50% having been paid to Mr. Milinazzo on January 26, 2015, through the issuance of 1,250 shares of restricted common stock as discussed above, which would be subsequently adjusted based upon the volume-weighted average price of our common stock during the calendar year ended December 31, 2015 (or during the period from January 2, 2015 through his termination date if Mr. Milinazzo’s employment is terminated upon his death or disability, by Mr. Milinazzo for good reason, or by us without cause prior to December 31, 2015) to represent the equivalent of 50% of Mr. Milinazzo’s base salary in 2015. On December 31, 2015, we issued an additional 2,553 shares of restricted common stock as an adjustment pursuant to such amendment, as the value of our common stock declined following the grant to Mr. Milinazzo on January 26, 2015.

On January 21, 2016, we further amended Mr. Milinazzo’s employment agreement to provide that, during the remaining term of his employment, Mr. Milinazzo would receive (A) 50% of his base salary in cash payments, for all days that Mr. Milinazzo works during the remaining term of his employment, at the monthly rate of $18,750, payable in accordance with our regular payroll practices, and (B) a lump-sum payment equivalent to 50% of Mr. Milinazzo’s base salary through June 30, 2016, at the monthly rate of $18,750, payable within 20 business days from the earlier of (x) us raising an aggregate of $5 million from investors, or (y) June 30, 2016.

In accordance with Mr. Milinazzo’s employment agreement, on January 3, 2013, we granted Mr. Milinazzo a nonqualified stock option to purchase 2,104 shares of our common stock, made pursuant to a nonqualified stock option agreement, an incentive stock option to purchase 297 shares of our common stock, made pursuant to an incentive stock option agreement, and 1,600 shares of restricted stock, which are subject to forfeiture until the vesting of such shares, made pursuant to a restricted stock award agreement. The options have an exercise price of $1,012.5, which was the fair market value of our common stock on the date of grant. The options were subject to a three-year vesting period subject to Mr. Milinazzo’s continued service with us, with one-thirty-sixth (1/36th) of such awards vesting each month. The shares of restricted stock initially vested monthly over thirty-six months, with 1/36 vesting on February 3, 2013, March 3, 2013 and April 3, 2013. The grant was then amended to vest annually over three years, with 9/36 vesting on January 3, 2014, and one-third vesting on January 3, 2015 and January 3, 2016. On or before December 31 of each calendar year, Mr. Milinazzo was eligible to receive an additional grant of equity awards equal, in the aggregate, to up to 0.5% of actual outstanding shares of our common stock on the date of grant, provided that the actual amount of the grant was based on his achievement of certain performance objectives as established by the board, in its reasonable discretion, for each such calendar year. Each additional grant was, with respect to any awards that were options, to have an exercise price equal to the fair market value of our common stock, and be subject to a three-year vesting period subject to Mr. Milinazzo’s continued service with us, with one-third of each additional grant vesting equally on the first, second, and third anniversary of the date of grant for such awards. In connection with the equity compensation related to 2013 achievements, on January 29, 2014, Mr. Milinazzo was granted stock options to purchase 346 shares of common stock and 346 restricted shares. In connection with the equity compensation related to 2014 achievements, on January 26, 2015, Mr. Milinazzo was granted stock options to purchase 212 shares of common stock and 212 restricted shares.

77

Mr. Milinazzo’s employment agreement, as amended, also contains certain noncompetition, non-solicitation, confidentiality, and assignment of inventions requirements for Mr. Milinazzo.

Pursuant to Mr. Milinazzo’s employment agreement, as amended, if Mr. Milinazzo’s employment had been terminated upon his death or disability, by Mr. Milinazzo for good reason (as such term is defined in Mr. Milinazzo’s employment agreement, as amended), or by us without cause (as such term is defined in Mr. Milinazzo’s employment agreement, as amended), Mr. Milinazzo was entitled to receive, in addition to other unpaid amounts owed to him (e.g., for base salary and accrued vacation): (i) any unpaid incentive compensation (as such term is defined in the employment agreement, as amended) actually earned or owing as of the termination date; (ii) vesting of 100% of all unvested stock options, restricted stock, stock appreciation rights or similar stock based rights granted to Mr. Milinazzo, and lapse of any forfeiture included in such restricted or other stock grants; (iii) an extension of the exercise period of any outstanding stock options or stock appreciation rights until the earlier of (a) two (2) years from the date of termination, or (b) the latest date that each stock option or stock appreciation right would otherwise expire by its original terms; and (iv) to the fullest extent permitted by our then-current benefit plans, continuation of benefits coverage for the lesser of 12 months after termination or until Mr. Milinazzo obtains coverage from a new employer. If, during the term of the employment agreement, as amended, we terminated Mr. Milinazzo’s employment for cause or Mr. Milinazzo voluntarily terminated his employment, Mr. Milinazzo would have only be entitled to unpaid amounts owed to him and whatever rights, if any, were available to him pursuant to our stock-based compensation plans or any award documents related to any stock-based compensation.

Mr. Milinazzo had no specific right to terminate the employment agreement or right to any severance payments or other benefits solely as a result of a change in control. However, if within 24 months following a change in control, (a) Mr. Milinazzo terminated his employment for good reason, or (b) we terminated his employment without cause, the lump sum severance payment to which he would have been entitled to would have been equal to 200% of his base salary, and all stock options, restricted stock, stock appreciation rights or similar stock-based rights granted to him would have vested in full and been immediately exercisable and any risk of forfeiture included in restricted or other stock grants previously made to him would have immediately lapsed.

Pursuant to an option cancellation and release agreement, dated January 26, 2016, between us and Mr. Milinazzo, Mr. Milinazzo agreed to cancel options to purchase 6,422 shares of our common stock at exercise prices ranging from $180 to $1,012.5 previously granted to him. In exchange for the cancellation of Mr. Milinazzo’s options, we granted to Mr. Milinazzo, pursuant to the InspireMD, Inc. 2013 Long-Term Incentive Plan and the 2013 Employee Stock Incentive Plan, which is a sub-plan to the InspireMD, Inc. 2013 Long-Term Incentive Plan, one share of our common stock as of January 26, 2016.

78

2016 Grants of Plan-Based Awards

Name	Grant Date		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
James Barry, Ph.D.	01/26/2016	(1)	1	—	—	14
President and Chief	07/25/2016		—	70,500	4.75	235,783
Executive Officer	08/01/2016		70,500	—	—	334,871

Craig Shore	01/26/2016	(1)	1	—	—	14
Chief Financial Officer, Secretary	07/25/2016		—	17,625	4.75	60,711
and Treasurer	07/25/2016		17,625	—	—	83,718

Agustin V. Gago	10/24/2016		—	32,000	1.86	43,308
Executive Vice President and Chief Commercial Officer	10/24/2016		—	13,441	1.86	17,933

Alan Milinazzo(2) Former President and Chief Executive Officer	01/26/2016	(1)	1	—	—	14

(1)	On January 26, 2016, we entered into an option cancellation and release agreement with each of Dr. Barry and Messrs. Shore and Milinazzo, pursuant to which each party agreed to cancel options with exercise prices ranging from $180 to $1,950 previously granted to him and in exchange we granted each party one share of common stock pursuant to the InspireMD, Inc. 2013 Long-Term Incentive Plan and the 2013 Employee Stock Incentive Plan, a sub-plan of the InspireMD, Inc. 2013 Long-Term Incentive Plan.

(2)	Mr. Milinazzo served as our president, chief executive officer and director until his resignation from such positions on June 6, 2016.

79

Outstanding Equity Awards at December 31, 2016

The following table shows information concerning unexercised options and unvested restricted shares outstanding as of December 31, 2016 for each of our named executive officers.

Option Awards						Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable(12)		Option exercise price ($)	Option expiration date	Number of shares of stock that have not vested (#)		Market value of shares of stock that have not vested ($)
James Barry, Ph.D.						200	(1)	500
						62	(2)	155
						70,500	(3)	176,250
	—	70,500	(4)	4.75	07/25/2026

Craig Shore						102	(5)	255
						39	(6)	98
						125	(7)	313
						17,625	(8)	44,063
	—	17,625	(9)	4.75	07/25/2026

Agustin V. Gago	—	32,000	(10)	1.86	10/24/2026
	—	13,441	(11)	1.86	10/24/2026

(1)	These restricted shares will vest on July 14, 2017.
(2)	These restricted shares vest annually, with one-half vesting on each of January 26, 2017 and January 26, 2018.
(3)	These restricted shares will vest on August 1, 2017.
(4)	These options will vest on July 25, 2017.
(5)	These restricted shares will vest on January 29, 2017.
(6)	These restricted shares will vest on January 31, 2017.
(7)	These restricted shares vest annually, with one-half vesting on each of January 26, 2017 and January 26, 2018.
(8)	These restricted shares vest annually, with one-third vesting on each of July 25, 2017, July 25, 2018 and July 25, 2019.
(9)	These options vest annually, with one-third vesting on each of July 25, 2017, July 25, 2018 and July 25, 2019.
(10)	These options vest annually, with one-half vesting on each of October 24, 2017 and October 24, 2018.
(11)	These options will vest on October 24, 2017.
(12)

On January 26, 2016, we entered into an option cancellation and release agreement with each of Dr. Barry and Mr. Shore, pursuant to which the parties agreed to cancel options with exercise prices ranging from $180 to $1,950.

Option Exercises and Stock Vested

There were no stock options exercised by our named executive officers during the twelve months ended December 31, 2016.

2011 UMBRELLA Option Plan

On March 28, 2011, our board of directors and stockholders adopted and approved the InspireMD, Inc. 2011 UMBRELLA Option Plan, which was subsequently amended on October 31, 2011 and December 21, 2012. Under the InspireMD, Inc. 2011 UMBRELLA Option Plan, we have reserved 20,000 shares of our common stock as awards to the employees, consultants, and service providers to InspireMD, Inc. and its subsidiaries and affiliates worldwide.

The InspireMD, Inc. 2011 UMBRELLA Option Plan currently consists of three components, the primary plan document that governs all awards granted under the InspireMD, Inc. 2011 UMBRELLA Option Plan, and two appendices: (i) Appendix A, designated for the purpose of grants of stock options and restricted stock awards to Israeli employees, consultants, officers and other service providers and other non-U.S. employees, consultants, and service providers, and (ii) Appendix B, which is the 2011 U.S. Equity Incentive Plan, designated for the purpose of grants of stock options and restricted stock awards to U.S. employees, consultants, and service providers who are subject to the U.S. income tax. On December 21, 2012, the stockholders approved the awarding of “incentive stock options” pursuant to the U.S. portion of the plan.

80

The purpose of the InspireMD, Inc. 2011 UMBRELLA Option Plan is to provide an incentive to attract and retain employees, officers, consultants, directors, and service providers whose services are considered valuable, to encourage a sense of proprietorship and to stimulate an active interest of such persons in our development and financial success. The InspireMD, Inc. 2011 UMBRELLA Option Plan is administered by our compensation committee. Unless terminated earlier by the board of directors, the InspireMD, Inc. 2011 UMBRELLA Option Plan will expire on March 27, 2021.

2013 Long-Term Incentive Plan

On December 16, 2013, our stockholders approved the InspireMD, Inc. 2013 Long-Term Incentive Plan, which was adopted by our board of directors on October 25, 2013.

The purpose of the InspireMD, Inc. 2013 Long-Term Incentive Plan is to provide an incentive to attract and retain employees, officers, consultants, directors, and service providers whose services are considered valuable, to encourage a sense of proprietorship and to stimulate an active interest of such persons in our development and financial success. The InspireMD, Inc. 2013 Long-Term Incentive Plan provides for the granting of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights, and other awards, which may be granted singly, in combination, or in tandem. The InspireMD, Inc. 2013 Long-Term Incentive Plan is administered by our compensation committee.

The InspireMD, Inc. 2013 Long-Term Incentive Plan is intended serve as an “umbrella” plan for us and our subsidiaries worldwide. Therefore, if so required, appendices may be added to the InspireMD, Inc. 2013 Long-Term Incentive Plan in order to accommodate local regulations that do not correspond to the scope of the InspireMD, Inc. 2013 Long-Term Incentive Plan. Attached as Appendix A to the InspireMD, Inc. 2013 Long-Term Incentive Plan is the InspireMD, Inc. 2013 Employee Stock Incentive Plan, for the purpose of making grants of stock options, restricted stock, and other stock incentive awards pursuant to Sections 102 and 3(i) of the Israeli Income Tax Ordinance (New Version), 1961 to Israeli employees and officers and any other service providers or control holders of us who are subject to Israeli Income Tax.

When the InspireMD, Inc. 2013 Long-Term Incentive Plan was adopted, a total of 20,000 shares of common stock were reserved for awards under the InspireMD, Inc. 2013 Long-Term Incentive Plan.

On September 9, 2015, our stockholders approved an amendment to the InspireMD, Inc. 2013 Long-Term Incentive Plan to increase the number of shares of common stock available for issuance pursuant to awards under the InspireMD, Inc. 2013 Long-Term Incentive Plan by 18,800 shares of common stock, to a total of 38,800 shares of common stock.

On May 24, 2016, our stockholders approved the second amendment to the InspireMD, Inc. 2013 Long-Term Incentive Plan to increase the number of shares of common stock available for issuance pursuant to awards under the InspireMD, Inc. 2013 Long-Term Incentive Plan by 400,000 shares of common stock, to a total of 438,800 shares of common stock.

On September 28, 2016, our stockholders approved the third amendment to the InspireMD, Inc. 2013 Long-Term Incentive Plan to increase the number of shares of common stock available for issuance pursuant to awards under the InspireMD, Inc. 2013 Long-Term Incentive Plan by 252,000 shares of common stock, to a total of 690,800 shares of common stock.

81

Director Compensation

The following table shows information concerning our directors, other than James Barry, Ph.D., during the twelve months ended December 31, 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards (1) ($)	All Other Compensation ($)	Total ($)
Sol J. Barer, Ph.D.	17,500	-	71,831	-	89,331
Isaac Blech	12,500	-	267,303	-	279,803
Paul Stuka	19,500	-	57,738	-	77,238
James J. Loughlin(2)	27,333	-	-	-	27,333
Michael Berman	16,000	-	52,488	-	68,488
Campbell Rogers, M.D.	13,500	-	48,738	-	62,238
Thomas Kester	11,690	-	29,291	-	40,981

(1)	The amounts in this column reflect the dollar amounts recognized for financial statement reporting purposes with respect to the twelve months ended December 31, 2016, in accordance with FASB ASC Topic 718. Fair value of option awards with service conditions is based on the Black-Scholes option pricing model using the fair value of the underlying shares at the measurement date. Fair value of option awards with performance and market conditions is based on the Monte-Carlo option pricing model. For additional discussion of the valuation assumptions used in determining stock-based compensation and the grant date fair value for stock options, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Critical Accounting Policies - Share-based compensation”.

(2)	Mr. Loughlin resigned from our board as of May 24, 2016.

Name	Shares Subject to Options		Grant Date	Exercise Price	Vesting Schedule	Expiration	Fair Market Value on Grant Date
Sol J. Barer, Ph.D.	4,892	(1)	June 30, 2016	$8.25	Fully vested as of grant date	June 30, 2026	$26,250
	20,000	(2)	December 7, 2016	$3.04	One-third annually in 2017, 2018 and 2019 on the anniversary of the date of grant, provided that Dr. Barer is providing services to us or our subsidiaries or affiliates on the applicable vesting date.	December 7, 2026	$45,581
Isaac Blech	7,801	(4)	May 3, 2016	$12.50	Fully vested as of grant date	May 3, 2026	$66,902
	23,401	(4)	May 3, 2016	$12.50	One-third vesting upon the occurrence of any of the events below: (i) The date the company raises $15,000,000 or more in an offering of the issuer's shares of common stock or other equity interests. (ii) The date the company's market capitalization equals or exceeds $25,000,000. (iii) The date the company receives research coverage from 3 analysts at investment banks that ranked in the top 20 investment banks in terms of underwritings as of their most recently completed fiscal year and that did not cover the issuer prior to January 22, 2016. (iv) The date the company's market capitalization equals or exceeds 3 times the issuer's market capitalization as of January 22, 2016.	May 3, 2026	$161,496

82

	1,941	(3)	June 30, 2016	$8.25	Fully vested as of grant date	June 30, 2026	$10,417
	12,500	(2)	December 7, 2016	$3.04	One-third annually in 2017, 2018 and 2019 on the anniversary of the date of grant, provided that Mr. Blech is providing services to us or our subsidiaries or affiliates on the applicable vesting date.	December 7, 2026	$28,488
Paul Stuka	5,451	(1)	June 30, 2016	$8.25	Fully vested as of grant date	June 30, 2026	$29,250
	12,500	(2)	December 7, 2016	$3.04	One-third annually in 2017, 2018 and 2019 on the anniversary of the date of grant, provided that Mr. Stuka is providing services to us or our subsidiaries or affiliates on the applicable vesting date.	December 7, 2026	$28,488
Michael Berman	4,472	(1)	June 30, 2016	$8.25	Fully vested as of grant date	June 30, 2026	$24,000
	12,500	(2)	December 7, 2016	$3.04	One-third annually in 2017, 2018 and 2019 on the anniversary of the date of grant, provided that Mr. Berman is providing services to us or our subsidiaries or affiliates on the applicable vesting date.	December 7, 2026	$28,488
Campbell Rogers, M.D.	3,774	(1)	June 30, 2016	$8.25	Fully vested as of grant date	June 30, 2026	$20,250
	12,500	(2)	December 7, 2016	$3.04	One-third annually in 2017, 2018 and 2019 on the anniversary of the date of grant, provided that Mr. Rogers is providing services to us or our subsidiaries or affiliates on the applicable vesting date.	December 7, 2026	$28,488
Thomas Kester	10,000	(4)	September 6, 2016	$3.25	One-third annually in 2017, 2018 and 2019 on the anniversary of the date of grant, provided that Mr. Kester is providing services to us or our subsidiaries or affiliates on the applicable vesting date.	September 6, 2026	$23,594
	2,500	(2)	December 7, 2016	$3.04	One-third annually in 2017, 2018 and 2019 on the anniversary of the date of grant, provided that Mr. Kester is providing services to us or our subsidiaries or affiliates on the applicable vesting date.	December 7, 2026	$5,697

(1)	These options were granted in lieu of the cash compensation that was owed to them for their services as directors for the fourth calendar quarter of 2015 and the first and second quarters of 2016.

(2)	These options were granted as the director’s 2016 annual director compensation.

(3)	These options were granted in lieu of the cash compensation for their services as directors for the first and second calendar quarters of 2016.

(4)	These options were granted upon the directors’ appointment to our board of directors.

For the 2016 calendar year, our board approved the following compensation for our independent directors: (i) a $25,000 stipend, payable quarterly; (ii) annual committee chair compensation (effective April 1, 2014) of $12,000 for the chairman of the audit committee, $8,000 for the chairman of the compensation committee and $5,000 for the chairmen of the nominating and corporate governance committee and the research and development committee; (iii) annual committee membership compensation (effective April 1, 2014) of $4,000 for members of the audit committee and the compensation committee and $2,000 for members of the nominating and corporate governance committee and the research and development committee; (iv) an option to purchase 12,500 shares of our common stock for each board member; and (v) an option to purchase an additional 7,500 shares of our common stock for the chairman of the board.

83

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2016, with respect to our equity compensation plans under which our equity securities are authorized for issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	333,921		9.99	234,829
Equity compensation plans not approved by security holders	3,500	(1)	1,711.29	—
Total	337,421		27.642	—

(1)	Comprised of awards made to individuals outside the InspireMD, Inc. 2011 UMBRELLA Option Plan and 2013 Long Term Incentive Plan, as described below:

●	Options issued to current director: in November 2011, we issued options to purchase an aggregate of 2,900 shares of common stock to Dr. Barer, the chairman of our board of directors. The exercise price of these options is $1,950 per share. An option to purchase 725 shares of common stock vested on April 11, 2013, when our common stock was first listed on a national securities exchange. An option to purchase 725 shares of common stock vested on May 10, 2013, after we received research coverage from a second investment bank that ranked in the top twenty investment banks in terms of life science underwritings. The option to purchase 1,450 shares of common stock vests in substantially equal monthly installments (with any fractional shares vesting on the last vesting date) on the last business day of each calendar month over a two year period from the date of grant, with the first installment vesting on November 30, 2011, provided that Dr. Barer is still providing services to us in some capacity as of each such vesting date.

●	Options issued to our former vice president of global marketing and strategy: in September 2013, we issued options to purchase 600 shares of common stock to David Blossom. The exercise price of these options was $557.50 per share. The options vest annually with one-third vesting on September 16, 2014, September 16, 2015 and September 16, 2016. The options expire on December 16, 2018.

Directors’ and Officers’ Liability Insurance

We currently have directors’ and officers’ liability insurance insuring our directors and officers against liability for acts or omissions in their capacities as directors or officers, subject to certain exclusions. Such insurance also insures us against losses which we may incur in indemnifying our officers and directors. In addition, we have entered into indemnification agreements with key officers and directors and such persons shall also have indemnification rights under applicable laws, and our certificate of incorporation and bylaws.

84

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On March 9, 2015, we closed a public offering of approximately 137,481 shares of common stock and warrants to purchase up to approximately 137,481 shares of common stock at a price of $137.50 per share, for gross proceeds of $13.7 million, before deducting placement agents’ fees and estimated offering expenses. Each purchaser received a warrant to purchase one share of common stock for each share of common stock that it purchased in the offering. The warrants have a term of exercise of five years from the date of issuance and an exercise price of $137.50. The purchasers in the offering included: Dr. Barer, the chairman of our board of directors, who purchased 10,000 shares of common stock and warrants to purchase 10,000 shares of common stock, for a purchase price of $1,000,000, Osiris Investment Partners, L.P., of which Mr. Stuka, our director, is the principal and managing member, which purchased 2,500 shares of common stock and warrants to purchase 2,500 shares of common stock, for a purchase price of $250,000 and Mr. Milinazzo, our former president, chief executive officer and director until his resignation from such positions on June 6, 2016, who purchased 500 shares of common stock and warrants to purchase 500 shares of common stock, for a purchase price of $50,000.

On March 21, 2016, we closed a private placement of 41,323 shares of our common stock and warrants to purchase up to 20,663 shares of our common stock with certain of our officers and directors. The purchasers in the private placement included: Dr. Barer, the chairman of our board of directors, who purchased 33,899 shares of common stock and warrants to purchase 16,950 shares of common stock, for a purchase price of $500,000, Osiris Investment Partners, L.P., of which Mr. Stuka, our director, is the principal and managing member, which purchased 5,085 shares of common stock and warrants to purchase 2,543 shares of common stock, for a purchase price of $75,000, Mr. Loughlin, who served as our director until May 24, 2016, purchased 2,000 shares of common stock and warrants to purchase 1,000 shares of common stock, for a purchase price of $29,500 and Dr. Rogers, our director, who purchased 339 shares of common stock and warrants to purchase 170 shares of common stock, for a purchase price of $5,000.

On July 7, 2016, we closed a public offering of 442,424 shares of Series B Convertible Preferred Stock and accompanying warrants to purchase up to 1,769,696 shares of common stock at a price of $33.00 per share of Series B Convertible Preferred Stock and the accompanying warrant, for gross proceeds of approximately $14.6 million, before deducting placement agent fees and offering expenses payable by us. Each share of Series B Convertible Preferred Stock was initially convertible into four shares of common stock reflecting a conversion price equal to $8.25 per share. Upon completion of this offering, pursuant to the full-ratchet anti-dilution price protection in the certificate of designation for the Series B Convertible Preferred Stock, the conversion price of the Series B Convertible Preferred Stock will be adjusted to $1.60 per share of common stock, and each share of Series B Convertible Preferred Stock will be convertible into 20.625 shares of common stock. The holders of Series B Convertible Preferred Stock are entitled to receive cumulative dividends at the rate per share of 15% per annum of the stated value for five years, payable in cash or common stock, at our discretion. The warrants are exercisable immediately and have a term of exercise of five years from the date of issuance and have an exercise price of $5.00 per share of common stock. The purchasers in the offering included: Dr. Barer, the chairman of our board of directors, who purchased 33,333 shares of Series B Convertible Preferred Stock and warrants to purchase 133,332 shares of common stock, for a purchase price of $1,099,989, Osiris Investment Partners, L.P., of which Mr. Stuka, our director, is the principal and managing member, which purchased 1,515 shares of Series B Convertible Preferred Stock and warrants to purchase 6,060 shares of common stock, for a purchase price of $49,995 and Mr. Stuka, who purchased 3,030 shares of Series B Convertible Preferred Stock and warrants to purchase 12,120 shares of common stock, for a purchase price of $99,990.

In accordance with our audit committee charter, the audit committee is required to approve all related party transactions. In general, the audit committee will review any proposed transaction that has been identified as a related party transaction under Item 404 of Regulation S-K, which means a transaction, arrangement or relationship in which we and any related party are participants in which the amount involved exceeds $120,000. A related party includes (i) a director, director nominee or executive officer of us, (ii) a security holder known to be an owner of more than 5% of our voting securities, (iii) an immediate family member of the foregoing or (iv) a corporation or other entity in which any of the foregoing persons is an executive, principal or similar control person or in which such person has a 5% or greater beneficial ownership interest.

85

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 8, 2017 by:

●	each person known by us to beneficially own more than 5.0% of our common stock;

●	each of our directors;

●	each of the named executive officers; and

●	all of our directors and executive officers as a group.

The percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Securities and Exchange Commission, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security.

Except as indicated in the footnotes to this table, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned and each person’s address is c/o InspireMD, Inc., 4 Menorat Hamaor St., Tel Aviv, Israel 6744832. As of March 8, 2017, we had 1,472,606 shares outstanding.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percentage Beneficially Owned(1)
5% Owners
Renaissance Technologies LLC	109,742	(2)	7.45%
Officers and Directors
Alan W. Milinazzo	5,396	(3)	*
Craig Shore	56,713	(4)	3.85%
Sol J. Barer, Ph.D.	235,329	(5)	14.22%
James Barry, Ph.D.	71,368	(6)	4.85%
Michael Berman	5,235	(7)	*
Campbell Rogers, M.D.	4,826	(8)	*
Paul Stuka	71,954	(9)	4.69%
Isaac Blech	25,343	(10)	1.69%
Thomas Kester	280	(11)	*
Agustin V. Gago	—		*
All directors and executive officers as a group (10 persons)	476,444		27.92%

*	Represents ownership of less than one percent.

(1)	Shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock assumes the exercise of all options, warrants and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of March 8, 2017. Shares issuable pursuant to the exercise of stock options and warrants exercisable within 60 days are deemed outstanding and held by the holder of such options or warrants for computing the percentage of outstanding common stock beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person.

(2)	Based on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2017.

(3)	Consists of shares of common stock. Mr. Milinazzo served as our president, chief executive officer and director until his resignation from such positions on June 6, 2016.

(4)	Consists of (i) 18,240 shares of common stock and (ii) 38,473 shares of restricted stock granted to employees under the Israeli Appendix of the InspireMD, Inc. 2013 Long-Term Incentive Plan held in trust, and with respect to which Mr. Shore was granted a proxy with the right to vote such shares at his discretion.

(5)	Includes (i) options to purchase 8,494 shares of common stock that are currently exercisable or exercisable within 60 days of March 8, 2017, (ii) warrants to purchase 160,667 shares of common stock that are currently exercisable or exercisable within 60 days of March 8, 2017, and (iii) 13,700 shares of common stock issuable upon conversion of Series B Convertible Preferred Stock that are currently convertible within 60 days of March 3, 2017. Does not include 219,631 shares of common stock issuable upon conversion of Series B Convertible Preferred Stock, which shares were excluded because the warrants contain provisions that block conversion if such conversion will result in the holder having beneficial ownership of more than 4.99% of our common stock.

(6)	Includes warrants to purchase 39 shares of common stock that are currently exercisable or exercisable within 60 days of March 8, 2017.

(7)	Includes options to purchase 5,114 shares of common stock that are currently exercisable or exercisable within 60 days of March 8, 2017.

(8)	Includes options to purchase 4,316 shares of common stock and warrants to purchase 170 shares of common stock that are currently exercisable or exercisable within 60 days of March 8, 2017.

(9)	Paul Stuka is the principal and managing member of Osiris Investment Partners, L.P., and, as such, has beneficial ownership of (A) (i) 10,683 shares of common stock, (ii) warrants to purchase 11,103 shares of common stock that are currently exercisable or exercisable within 60 days of March 8, 2017, and (iii) 10,605 shares of common stock issuable upon conversion of Series B Convertible Preferred Stock that are currently convertible within 60 days of March 8, 2017, held by Osiris Investment Partners, L.P., in addition to (B) personally holding (i) options to purchase 6,233 shares of common stock that are currently exercisable or exercisable within 60 days of March 8, 2017, (ii) warrants to purchase 12,120 shares of common stock that are currently exercisable or exercisable within 60 days of March 8, 2017, and (iii) 1,210 shares of common stock issuable upon conversion of Series B Convertible Preferred Stock that are currently convertible within 60 days of March 8, 2017.

(10)	Consists of options to purchase 25,343 shares of common stock that are currently exercisable or exercisable within 60 days of March 8, 2017.

(11)	Consists of shares of common stock.

86

MATERIAL U.S. FEDERAL TAX CONSEQUENCES

The following is a general summary of material U.S. federal income tax consequences of the acquisition of shares of Preferred Stock in the offering, the acquisition, exercise, disposition, and lapse of Warrants in the offering, and the acquisition, ownership, and disposition of shares of our common stock issuable upon exercise of the Warrants or upon conversion of the Preferred Stock (such common stock, the “Common Stock”).

Scope of this Summary

This summary is for general information purposes only and does not purport to be a complete analysis of all potential U.S. federal income tax consequences of the acquisition, ownership and disposition of Preferred Stock, Common Stock and Warrants. Except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. In addition, this summary does not take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any particular holder. Each holder should consult its own tax advisors regarding the U.S. federal, state and local, and non-U.S. tax consequences of the acquisition, ownership and disposition of  Preferred Stock, Common Stock and Warrants.

No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of  Preferred Stock, Common Stock and Warrants. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary.

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, published rulings of the IRS, published administrative positions of the IRS, and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this prospectus. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis.

U.S. Holders

As used in this summary, the term “U.S. Holder” means a beneficial owner of  Preferred Stock and Warrants acquired pursuant to this prospectus and a beneficial owner of Common Stock acquired upon conversion of the Preferred Stock, exercise of the Warrants or acquired as a distribution with respect to the Preferred Stock that is for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the U.S.;

●	a corporation (or other entity taxable as a corporation) organized under the laws of the U.S., any state thereof or the District of Colombia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Non-U.S. Holders

The term “Non-U.S. Holder” means any beneficial owner of Preferred Stock and Warrants acquired pursuant to this prospectus and a beneficial owner of Common Stock acquired upon conversion of the Preferred Stock, exercise of the Warrants or acquired as a distribution with respect to the Preferred Stock that is not a U.S. Holder.

87

Holders Subject to Special U.S. Federal Income Tax Rules

This summary deals only with persons or entities who acquire Preferred Stock and Warrants in the offering and who hold Preferred Stock, Common Stock or Warrants as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This summary does not address all aspects of U.S. federal income taxation that may be applicable to holders in light of their particular circumstances or to holders subject to special treatment under U.S. federal income tax law, such as (without limitation): banks, insurance companies, and other financial institutions; dealers or traders in securities, commodities or foreign currencies; regulated investment companies; U.S. expatriates or former long-term residents of the U.S.; persons holding Preferred Stock, Warrants or Common Stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment; persons holding Preferred Stock, Warrants or Common Stock as a result of a constructive sale; entities that acquire Preferred Stock, Warrants or Common Stock that are treated as partnerships for U.S. federal income tax purposes and partners in such partnerships; real estate investment trusts; U.S. Holders that have a “functional currency” other than the U.S. dollar; holders that acquired Preferred Stock, Warrants or Common Stock in connection with the exercise of employee stock options or otherwise as consideration for services; or holders that are “controlled foreign corporations” or “passive foreign investment companies.” Holders that are subject to special provisions under the Code, including holders described immediately above, should consult their own tax advisors regarding the U.S. federal, state and local, and non-U.S. tax consequences arising from and relating to the acquisition, ownership and disposition of Preferred Stock, Warrants and Common Stock.

If an entity or arrangement that is classified as a partnership (or other “pass-through” entity) for U.S. federal income tax purposes holds Preferred Stock, Warrants or Common Stock, the U.S. federal income tax consequences to such entity and the partners (or other owners) of such entity generally will depend on the activities of the entity and the status of such partners (or owners). This summary does not address the tax consequences to any such owner or entity. Partners (or other owners) of entities or arrangements that are classified as partnerships or as “pass-through” entities for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership, and disposition of  Preferred Stock, Warrants or Common Stock.

Tax Consequences Not Addressed

This summary does not address the U.S. state and local, U.S. federal estate and gift, U.S. federal alternative minimum tax, or non-U.S. tax consequences to holders of the acquisition, ownership, and disposition of  Preferred Stock, Warrants and Common Stock. Each holder should consult its own tax advisors regarding the U.S. state and local, U.S. federal estate and gift, U.S. federal alternative minimum tax, and non-U.S. tax consequences of the acquisition, ownership, and disposition of Preferred Stock, Warrants and Common Stock.

Certain Material U.S. Federal Income Tax Consequences of the Purchase of Preferred Stock and Warrants to U.S. Holders and Non-U.S. Holders

For U.S. federal income tax purposes, the purchase of  Preferred Stock and Warrants in this offering by U.S. Holders and Non-U.S. Holders will be treated as the purchase of two components: a component consisting of  Preferred Stock and a component consisting of Warrants, with each Warrant enabling its holder to purchase one share of common stock. The purchase price for the Preferred Stock and Warrants will be allocated between these two components in proportion to their relative fair market values at the time the Preferred Stock and Warrants are purchased by the holder. This allocation of the purchase price will establish a holder’s initial tax basis for U.S. federal income tax purposes for each share of Preferred Stock and Warrant.

U.S. Federal Income Tax Consequences to U.S. Holders of the Exercise and Disposition of Warrants

Exercise of Warrants

A U.S. Holder generally will not recognize gain or loss on the exercise of a Warrant and related receipt of our common shares (unless cash is received in lieu of the issuance of a fractional share of Common Stock). A U.S. Holder’s initial tax basis in Common Stock received on the exercise of a Warrant should be equal to the sum of (a) such U.S. Holder’s tax basis in such Warrant (b) the exercise price paid by such U.S. Holder on the exercise of such Warrant and (c) in the case of a Series C Warrant, the amount of the solicitation fee. A U.S. Holder’s holding period for Common Stock received on the exercise of a Warrant should begin on the date that such Warrant is exercised by such U.S. Holder.

88

Disposition of Warrants

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of a Warrant (including upon lapse or expiration) in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s tax basis in the Warrant sold or otherwise disposed of. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the Warrant is held for more than one year. Long-term capital gains recognized by certain non-corporate U.S. Holders (including individuals) will generally be subject to a preferential rate of U.S. federal income tax. Deductions for capital losses are subject to limitations.

Certain Adjustments to the Warrants

Under Section 305 of the Code, an adjustment to the number of Common Stock that will be issued on the exercise of the Warrants, or an adjustment to the exercise price of the Warrants, may be treated as a constructive distribution to a U.S. Holder of the Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders). Adjustments to the exercise price of a Warrant made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the Warrants should generally not result in a constructive distribution. (See the more detailed discussion of the rules applicable to distributions made by us at “U.S. Federal Income Tax Consequences to U.S. Holders of the Acquisition, Ownership and Disposition of  Preferred Stock and Common Stock - Distributions” below).

U.S. Federal Income Tax Consequences to U.S. Holders of the Acquisition, Ownership and Disposition of  Preferred Stock and Common Stock

Distributions

Cash distributions made on Preferred Stock and Common Stock generally will be included in a U.S. Holder’s income as ordinary dividend income to the extent of our current and accumulated earnings and profits (determined under U.S. federal income tax principles) as of the end of our taxable year in which the distribution occurs. To the extent those distributions exceed our current and accumulated earnings and profits, they will constitute a return of capital and will first reduce a U.S. Holder’s basis in Preferred Stock or Common Stock, but not below zero, and then will be treated as gain from the sale of stock, which will be taxable according to rules discussed under the heading “Sale, Certain Redemptions or Other Taxable Disposition of  Preferred Stock and Common Stock” below. (As of December 2016, we have no current or accumulated earning and profits.) Cash dividends received by non-corporate U.S. Holders are generally taxed at a maximum tax rate of 20%, provided certain holding period and other requirements are satisfied. Cash distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. Holder’s adjusted tax basis in the Preferred Stock or Common Stock and thereafter as capital gain from the sale or exchange of such Preferred Stock or Common Stock, which will be taxable according to rules discussed under the heading “Sale, Certain Redemptions or Other Taxable Dispositions of  Preferred Stock and Common Stock,” below. Cash dividends received by a corporate holder may be eligible for a dividends received deduction, subject to applicable limitations.

U.S. Holders should consult their tax advisors concerning the tax treatment of distributions of Common Stock made on the Preferred Stock.

Sale, Certain Redemptions or Other Taxable Dispositions of Preferred Stock and Common Stock

Upon the sale, redemption, or other taxable disposition of  Preferred Stock or Common Stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in the Preferred Stock or Common Stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. Holder’s holding period in the Preferred Stock or Common Stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by non-corporate U.S. Holders will generally be subject to a maximum U.S. federal income tax rate of 20%. Deductions for capital losses are subject to limitations.

89

Conversion of Preferred Stock in Exchange for Common Stock

A U.S. Holder will not recognize any gain or loss by reason of receiving Common Stock in exchange for our Preferred Stock upon conversion of the Preferred Stock. A U.S. Holder’s initial tax basis in Common Stock received upon the conversion of its Preferred Stock should be equal to such U.S. Holder’s tax basis in such Preferred Stock. A U.S. Holder’s holding period for Common Stock received upon the conversion of its Preferred Stock should carry over from the converted Preferred Stock.

Constructive Dividends

The conversion rate of the Preferred Stock is subject to adjustment in certain circumstances. Adjustments that have the effect of increasing the proportionate interest of holders of our Preferred Stock in our assets or earnings can give rise to deemed dividend income to such holders. Similarly, a failure to adjust the conversion price to reflect a stock dividend or other events increasing the proportionate interest of the holders of Common Stock can, in some circumstances, give rise to deemed dividend income to such common stock holders. Such deemed dividend income is taxable to such holders in the taxable year of the adjustment (or failure to adjust). The contemplated adjustments to the Preferred Stock conversion rate under this prospectus should not be treated as a deemed dividend for U.S. federal income tax purposes.

Other U.S. Federal Income Tax Consequences Applicable to U.S. Holders

Additional Tax on Passive Income

Individuals, estates and certain trusts whose income exceeds certain thresholds will be required to pay a 3.8% Medicare surtax on “net investment income” including, among other things, dividends on and net gain from the disposition of  Preferred Stock or Common Stock. U.S. Holders should consult their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of Preferred Stock and Common Stock.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of dividends on Preferred Stock and Common Stock and to the proceeds of a sale of Preferred Stock or Common Stock paid to a U.S. Holder unless the U.S. Holder is an exempt recipient (such as a corporation). Backup withholding will apply to those payments if the U.S. Holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. Holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is furnished in a timely manner to the IRS.

U.S. Federal Income Tax Consequences to Non-U.S. Holders of the Acquisition, Ownership and Disposition of Preferred Stock and Common Stock

U.S. Federal Income Tax Consequences to Non-U.S. Holders of the Exercise and Disposition of Warrants

Exercise of Warrants

A Non-U.S. Holder generally will not recognize gain or loss on the exercise of a Warrant and related receipt of Common Stock (unless cash is received in lieu of the issuance of a fractional share of Common Stock and certain other conditions are present, as discussed below under “Sale or Other Taxable Disposition of  Preferred Stock and Common Stock”). A Non-U.S. Holder’s initial tax basis in Common Stock received on the exercise of a Warrant should be equal to the sum of (a) such Non-U.S. Holder’s tax basis in such Warrant (b) the exercise price paid by such Non-U.S. Holder on the exercise of such Warrant and (c) in the case of a Series C Warrant, the amount of the solicitation fee. A Non-U.S. Holder’s holding period for Common Stock received on the exercise of a Warrant should begin on the date that such Warrant is exercised by such Non-U.S. Holder.

90

Certain Adjustments to the Warrants

Under Section 305 of the Code, an adjustment to the number of Common Stock that will be issued on the exercise of the Warrants, or an adjustment to the exercise price of the Warrants, may be treated as a constructive distribution to a Non-U.S. Holder of the Warrants if, and to the extent that, such adjustment has the effect of increasing such Non-U.S. Holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders). See the more detailed discussion of the rules applicable to distributions made by us under the heading “Dividends” below.

U.S. Federal Income Tax Consequences to Non-U.S. Holders of the Acquisition, Ownership and Disposition of Preferred Stock and Common Stock

Conversion of Preferred Stock in Exchange for Common Shares

A Non-U.S. holder will not recognize any gain or loss by reason of receiving Common Stock, in exchange for our Preferred Stock upon conversion of the Preferred Stock. A Non-U.S. Holder’s initial tax basis in Common Stock received upon the conversion of its Preferred Stock should be equal to such Non-U.S. Holder’s tax basis in its converted Preferred Stock. A Non-U.S. Holder’s holding period for Common Stock received upon the conversion of its Preferred Stock should carry over from the Preferred Stock.

Constructive Dividends

The conversion rate of our Preferred Stock is subject to adjustment in certain circumstances. Adjustments that have the effect of increasing the proportionate interest of holders of our Preferred Stock in our assets or earnings can give rise to deemed dividend income to such holders. Similarly, a failure to adjust the conversion price to reflect a stock dividend or other events increasing the proportionate interest of the holders of Common Stock can, in some circumstances, give rise to deemed dividend income to such common stock holders. Such deemed dividend income is taxable to such holders in the taxable year of the adjustment (or failure to adjust). Any such deemed dividend with respect to Common Stock or Preferred Stock would be subject to U.S. federal withholding tax on dividend income to the same extent as an actual cash distribution, as described below under “U.S. Federal Income Tax Consequences to Non-U.S. Holders of the Acquisition, Ownership and Disposition of Preferred Stock and Common Stock — Distributions.” Because deemed distributions would not give rise to any cash from which any applicable withholding tax could be satisfied, we may withhold the U.S. federal tax on such dividend from any cash, shares of common stock or Preferred Stock, or sales proceeds otherwise payable to a non-U.S. holder. The contemplated adjustments to the Preferred Stock conversion rate under this prospectus should not be treated as a deemed dividend for U.S. federal income tax purposes.

Distributions

Cash distributions on Preferred Stock or Common Stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, they will constitute a return of capital and will first reduce a Non-U.S. Holder’s basis in Preferred Stock or Common Stock, but not below zero, and then will be treated as gain from the sale of stock, which will be taxable according to rules discussed under the heading “Sale or Other Taxable Disposition of  Preferred Stock and Common Stock,” below. (As of December 2016, we have no current or accumulated earning and profits.) Any cash dividends paid to a Non-U.S. Holder with respect to Preferred Stock or Common Stock generally will be subject to withholding tax at a 30% gross rate, subject to any exemption or lower rate under an applicable treaty if the Non-U.S. Holder provides us with a properly executed IRS Form W-8BEN-E or W-8BEN. A Non-U.S. Holder that provides us with a properly executed IRS Form W-8ECI (or other applicable form) relating to income effectively connected with the conduct of a trade or business within the U.S. will not be subject to the 30% withholding tax.

Non-U.S. Holders should consult their tax advisors concerning the tax treatment of distributions of Common Stock made on the Preferred Stock.

91

Cash dividends that are effectively connected with the conduct of a trade or business within the U.S. are not subject to the withholding tax (assuming proper certification and disclosure), but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates, subject to an applicable treaty that provides otherwise. Any such effectively connected income received by a non-U.S. corporation may, under certain circumstances, be subject to an additional branch profits tax on its effectively connected earnings and profits at a 30% rate, subject to any exemption or lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of  Preferred Stock or Common Stock who wishes to claim the benefit of an applicable treaty rate or exemption is required to satisfy certain certification and other requirements. If a Non-U.S. Holder is eligible for an exemption from or a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale or Other Taxable Disposition of Preferred Stock, Common Stock and Warrant

In general, a Non-U.S. Holder of  Preferred Stock, Common Stock or Warrants will not be subject to U.S. federal income tax on gain recognized from a sale, exchange, or other taxable disposition of such Preferred Stock, Common Stock or Warrants, unless:

●	the gain is effectively connected with a U.S. trade or business carried on by the Non-U.S. Holder (and, where an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder), in which case the Non-U.S. Holder will be subject to tax on the net gain from the sale at regular graduated U.S. federal income tax rates, and if the Non-U.S. Holder is a corporation, may be subject to an additional U.S. branch profits tax at a gross rate equal to 30% of its effectively connected earnings and profits for that taxable year, subject to any exemption or lower rate as may be specified by an applicable income tax treaty;

●	the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case the Non-U.S. Holder will be subject to a 30% tax on the gain from the sale, which may be offset by U.S. source capital losses; or

●	we are or have been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the Non-U.S. Holder’s holding period or the 5-year period ending on the date of disposition of Preferred Stock, Common Stock or Warrants; provided, with respect to the Preferred Stock, Common Stock or Warrants, that as long as Common Stock is regularly traded on an established securities market as determined under the Treasury Regulations (the “Regularly Traded Exception”), a Non-U.S. Holder would not be subject to taxation on the gain on the sale of Preferred Stock, Common Stock or Warrants under this rule unless the Non-U.S. Holder has owned more than 5% of Common Stock at any time during such 5-year or shorter period (a “5% Shareholder”). In determining whether a Non-U.S. Holder is a 5% Shareholder, such holder’s Warrants may be included in such determination. In addition, certain attribution rules apply in determining ownership for this purpose. While the Preferred Stock and Common Stock will be listed on the NYSE MKT and therefore may satisfy the Regularly Traded Exception, because the Warrants are not expected to be listed on a securities market, the Warrants are unlikely to qualify for the Regularly Traded Exception. Non-U.S. Holders should be aware that we have made no determination as to whether we are or have been a USRPHC, and we can provide no assurances that we are not and will not become a USRPHC in the future. In addition, in the event that we are or become a USRPHC, we can provide no assurances that the Preferred Stock, Common Stock or Warrants will meet the Regularly Traded Exception at the time a Non-U.S. Holder purchases such securities or sells, exchanges or otherwise disposes of such securities. Non-U.S. Holders should consult with their own tax advisors regarding the consequences to them of investing in a USRPHC. As a USRPHC, a Non-U.S. Holder will be taxed as if any gain or loss were effectively connected with the conduct of a trade or business as described above in “Dividends” in the event that (i) such holder is a 5% Shareholder, or (ii) the Regularly Traded Exception is not satisfied during the relevant period.

92

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to Non-U.S. Holders the amount of cash dividends paid on the Preferred Stock and Common Stock to Non-U.S. Holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

In general, a Non-U.S. Holder will not be subject to backup withholding with respect to payments of dividends that we make, provided we receive a statement meeting certain requirements to the effect that the Non-U.S. Holder is not a U.S. person and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient. The requirements for the statement will be met if (1) the Non-U.S. Holder provides its name, address and U.S. taxpayer identification number, if any, and certifies, under penalty of perjury, that it is not a U.S. person (which certification may be made on IRS Form W-8BEN or W-8BEN-E, as applicable) or (2) a financial institution holding the instrument on behalf of the Non-U.S. Holder certifies, under penalty of perjury, that such statement has been received by it and furnishes us or our paying agent with a copy of the statement. In addition, a Non-U.S. Holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of a sale of Preferred Stock, Common Stock and Warrants within the U.S. or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received, and we do not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient, or the Non-U.S. Holder otherwise establishes an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is furnished in a timely manner to the IRS.

Rules Relating to Foreign Accounts

Sections 1471 through 1474 of the Code (commonly referred to as FATCA) impose a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. FATCA currently applies to dividends paid on the Preferred Stock and Common stock. FATCA will also apply to gross proceeds from sales or other dispositions of the Preferred Stock and Common stock after December 31, 2018.

93

DESCRIPTION OF SECURITIES

We have authorized 155,000,000 shares of capital stock, par value $0.0001 per share, of which 150,000,000 are shares of common stock and 5,000,000 are shares of “blank check” preferred stock. On March 8, 2017, there were 1,472,606 shares of common stock and 311,521 shares of Series B Convertible Preferred Stock issued and outstanding and no shares of Series C Convertible Preferred Stock issued and outstanding. We currently have 20,000 shares of preferred stock designated as Series A Preferred Stock, 500,000 shares of preferred stock designated as Series B Convertible Preferred Stock and 1,172,000 shares of preferred stock designated as Series C Convertible Preferred Stock. The authorized and unissued shares of common stock and the authorized and undesignated shares of preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. Unless approval of our stockholders is so required, our board of directors does not intend to seek stockholder approval for the issuance and sale of our common stock or preferred stock.

Units Being Offered in this Offering

We are offering up to 1,171,875 units to purchasers in this offering, with each unit consisting of:

(i)	one share of Preferred Stock, which is initially convertible into four shares of common stock;

(ii)	five-year Series B Warrants to purchase four shares of our common stock at an exercise price of $2.00 per share of common stock; and

(iii)	six-month Series C Warrants to purchase four shares of our common stock at an exercise price of $1.60 per share of common stock.

Units will not be issued or certificated. The shares of Preferred Stock and the Warrants will be issued separately but can only be purchased together in this offering. This prospectus also covers 4,687,500 shares of common stock issuable upon conversion of the Preferred Stock, 4,687,500 shares of our common stock issuable upon exercise of the Series B Warrants, and 4,687,500 shares of our common stock issuable upon exercise of the Series C Warrants. The material terms and provisions of our common stock, which underlies the Preferred Stock and the Warrants, and each other class of securities which qualifies or limits the foregoing, are described in this section.

Common Stock

The holders of our common stock are entitled to one vote per share. Our certificate of incorporation does not provide for cumulative voting. Our directors are divided into three classes. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire are elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

The transfer agent and registrar for our common stock is Action Stock Transfer Corp. The transfer agent’s address is 2469 E. Fort Union Blvd., Suite 214, Salt Lake City, Utah 84121. Our common stock is listed on the NYSE MKT under the symbol “NSPR.”

Preferred Stock

The board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by the stockholders, to issue from time to time shares of preferred stock in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by the board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights. Issuance of preferred stock by our board of directors may result in such shares having dividend and/or liquidation preferences senior to the rights of the holders of our common stock and could dilute the voting rights of the holders of our common stock.

94

Prior to the issuance of shares of each series of preferred stock, the board of directors is required by the Delaware General Corporation Law and our certificate of incorporation to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, some or all of the following:

●	the number of shares constituting that series and the distinctive designation of that series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the board of directors;

●	the dividend rate and the manner and frequency of payment of dividends on the shares of that series, whether dividends will be cumulative, and, if so, from which date;

●	whether that series will have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

●	whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors may determine;

●	whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption;

●	whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

●	whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class in any respect;

●	the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights or priority, if any, of payment of shares of that series; and

●	any other relative rights, preferences and limitations of that series.

Once designated by our board of directors, each series of preferred stock may have specific financial and other terms.

Series B Convertible Preferred Stock

On July 7, 2016, we issued 442,424 shares of Series B Convertible Preferred Stock in a public offering. Our Series B Convertible Preferred Stock was initially convertible into shares of our common stock (subject to the beneficial ownership limitations as provided in the related certificate of designation of preferences) at a conversion price equal to $8.25 per share of common stock, subject to adjustment as provided in the certificate of designation. Upon completion of this offering, pursuant to the full-ratchet anti-dilution price protection in the certificate of designation for the Series B Convertible Preferred Stock, the conversion price of the Series B Convertible Preferred Stock will be adjusted to $1.60 per share of common stock, and each share of Series B Convertible Preferred Stock will be convertible into 20.625 shares of common stock. The Series B Convertible Preferred Stock is convertible at any time at the option of the holder prior to the fifth anniversary of the date of issuance, at which time all shares of outstanding Series B Convertible Preferred Stock shall automatically and without any further action by the holder be converted into shares of our common stock at the then effective conversion price, provided that the holder will be prohibited from converting Series B Convertible Preferred Stock into shares of our common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us. As of March 8, 2017, there were 311,521 shares of Series B Convertible Preferred Stock outstanding.

The holders of Series B Convertible Preferred Stock is entitled to receive cumulative dividends at the rate per share of 15% per annum of the stated value per share, until the fifth anniversary of the date of issuance of the Series B Convertible Preferred Stock. The dividends become payable, at our option, in either cash, out of any funds legally available for such purpose, or in shares of common stock, (i) upon any conversion of the Series B Convertible Preferred Stock, (ii) on each such other date as our board of directors may determine, subject to written consent of the holders of Series B Convertible Preferred Stock holding a majority of the then issued and outstanding Series B Convertible Preferred Stock, (iii) upon our liquidation, dissolution or winding up, and (iv) upon occurrence of a fundamental transaction, including any merger or consolidation, sale of all or substantially all of our assets, exchange or conversion of all of our common stock by tender offer, exchange offer or reclassification; provided, however, that if Series B Convertible Preferred Stock is converted into shares of common stock at any time prior to the fifth anniversary of the date of issuance of the Series B Convertible Preferred Stock, the holder will receive a make-whole payment in an amount equal to all of the dividends that, but for the early conversion, would have otherwise accrued on the applicable shares of Series B Convertible Preferred Stock being converted for the period commencing on the conversion date and ending on the fifth anniversary of the date of issuance, less the amount of all prior dividends paid on such converted Series B Convertible Preferred Stock before the date of conversion. Make-whole payments are payable at our option in either cash, out of any funds legally available for such purpose, or in shares of common stock. Our loan and security agreement with Hercules, dated October 23, 2013, as amended, prohibits us from paying cash dividends or distributions on our capital stock.

95

With respect to any dividend payments and make-whole payments paid in shares of common stock, the number of shares of common stock to be issued to a holder of Series B Convertible Preferred Stock will be an amount equal to the quotient of (i) the amount of the dividend payable to such holder divided by (ii) the conversion price then in effect.

We are not obligated to redeem or repurchase any shares of Series B Convertible Preferred Stock. Shares of Series B Convertible Preferred Stock are not otherwise entitled to any redemption rights, or mandatory sinking fund or analogous fund provision.

The Series B Convertible Preferred Stock, to the extent that it has not been converted previously, is subject to full ratchet anti-dilution price protection upon the issuance of equity or equity-linked securities at an effective common stock purchase price of less than the conversion price then in effect, subject to adjustment as provided in the certificate of designation.

In the event of our liquidation, dissolution, or winding up, holders of our Series B Convertible Preferred Stock will be entitled to receive the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares of Series B Convertible Preferred Stock if such shares had been converted to common stock immediately prior to such event (without giving effect for such purposes to the 4.99% or 9.99% beneficial ownership limitation, as applicable) subject to the preferential rights of holders of any class or series of our capital stock specifically ranking by its terms senior to the Series B Convertible Preferred Stock as to distributions of assets upon such event, whether voluntarily or involuntarily.

The holders of the Series B Convertible Preferred Stock have no voting rights, except as required by law. Any amendment to our certificate of incorporation, bylaws or certificate of designation that adversely affects the powers, preferences and rights of the Series B Convertible Preferred Stock requires the approval of the holders of a majority of the shares of Series B Convertible Preferred Stock then outstanding.

We have not listed, and we do not plan on making an application to list, the Series B Convertible Preferred Stock on the NYSE MKT, any other national securities exchange or any other nationally recognized trading system. The common stock issuable upon conversion of the Series B Convertible Preferred Stock is listed on the NYSE MKT under the symbol “NSPR.”

Shares of Series B Convertible Preferred Stock were issued in book-entry form under a transfer agency and service agreement between Action Stock Transfer Corp., as transfer agent, and us, and are represented by one or more book-entry certificates deposited with DTC and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

The transfer agent and registrar for our Series B Convertible Preferred Stock is Action Stock Transfer Corp. The transfer agent’s address is 2469 E. Fort Union Blvd., Suite 214, Salt Lake City, Utah 84121.

You should review the certificate of designation of the Series B Convertible Preferred Stock, which has been filed as an exhibit to our Quarterly Report on Form 10-Q, for the quarter ended June 30, 2016, filed with the Securities and Exchange Commission on August 9, 2016, for a complete description of the terms and conditions of the Series B Convertible Preferred Stock.

Potential Common Stock Issuances to the Holders of Our Series B Convertible Preferred Stock

Pursuant to the anti-dilution provisions contained in the certification of designation for our Series B Convertible Preferred Stock, in the event that, while any of our Series B Convertible Preferred Stock is outstanding, we issue equity or equity-linked securities at an effective common stock purchase price of less than the Series B Convertible Preferred Stock conversion price then in effect, we are required, subject to certain limitations and adjustments as provided in the certificate of designation, to reduce the Series B Convertible Preferred Stock conversion price to equal the effective common stock purchase price. This reduction in the Series B Convertible Preferred Stock conversion price will result in a greater number of shares of common stock being issuable upon conversion of the Series B Convertible Preferred Stock for no additional consideration. In accordance with this anti-dilution price protection, because the effective common stock purchase price in this offering is below the current Series B Convertible Preferred Stock conversion price of $8.25 per share of common stock, it will result in the issuance of additional shares of common stock to the holders of our Series B Convertible Preferred Stock upon conversion of the Series B Convertible Preferred Stock. As a result of this offering, based on the Preferred Stock conversion price of $1.60 and 311,521 shares of Series B Convertible Preferred Stock outstanding as of March 8, 2017, the conversion price for the Series B Convertible Preferred Stock will be adjusted to $1.60, and we would be required to issue 9,063,314 additional shares of common stock to the holders of Series B Convertible Preferred Stock upon conversion of the Series B Convertible Preferred Stock.

96

Series C Convertible Preferred Stock Being Issued in this Offering

The following summary of certain terms and provisions of the Preferred Stock offered in this offering is subject to, and qualified in its entirety by reference to, the terms and provisions set forth in our certificate of designation of preferences, rights and limitations of the Preferred Stock, which has been filed as an exhibit to the registration statement of which this prospectus is a part.

Preferred Stock is convertible into shares of our common stock (subject to the beneficial ownership limitations as provided in the related certificate of designation of preferences), at an initial conversion price equal to $1.60 per share of common stock, subject to adjustment as provided in the certificate of designation, at any time at the option of the holder, provided that the holder will be prohibited from converting Preferred Stock into shares of our common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.

Preferred Stock, to the extent that it has not been converted previously, is subject to full ratchet anti-dilution price protection upon the issuance of equity or equity-linked securities at an effective common stock purchase price of less than the conversion price then in effect, subject to adjustment as provided in the certificate of designation.

In the event of our liquidation, dissolution, or winding up, holders of our Preferred Stock will be entitled to receive the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares of Preferred Stock if such shares had been converted to common stock immediately prior to such event (without giving effect for such purposes to the 4.99% or 9.99% beneficial ownership limitation, as applicable) subject to the preferential rights of holders of any class or series of our capital stock specifically ranking by its terms senior to the Preferred Stock as to distributions of assets upon such event, whether voluntarily or involuntarily.

Shares of Preferred Stock are not entitled to receive any dividends, unless and until specifically declared by our board of directors. However, holders of our Preferred Stock are entitled to receive dividends on shares of Preferred Stock equal (on an as-if-converted-to-common-stock basis, and without giving effect for such purposes to the 4.99% or 9.99% beneficial ownership limitation, as applicable) to and in the same form as dividends actually paid on shares of the common stock when such dividends are specifically declared by our board of directors. We are not obligated to redeem or repurchase any shares of Preferred Stock. Shares of Preferred Stock are not otherwise entitled to any redemption rights, or mandatory sinking fund or analogous fund provision.

The holders of the Preferred Stock have no voting rights, except as required by law. Any amendment to our certificate of incorporation, bylaws or certificate of designation that adversely affects the powers, preferences and rights of the Preferred Stock requires the approval of the holders of a majority of the shares of Preferred Stock then outstanding.

The Preferred Stock will not be listed on the NYSE MKT, any other national securities exchange or any other nationally recognized trading system. We do not plan on making an application to list the Preferred Stock on the NYSE MKT, any other national securities exchange or any other nationally recognized trading system. The common stock issuable upon conversion of the Preferred Stock is listed on the NYSE MKT under the symbol “NSPR.”

97

Shares of Preferred Stock will be issued in book-entry form under a transfer agency and service agreement between Action Stock Transfer Corp., as transfer agent, and us, and shall initially be represented by one or more book-entry certificates deposited with DTC and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

The transfer agent and registrar for our Preferred Stock is Action Stock Transfer Corp. The transfer agent’s address is 2469 E. Fort Union Blvd., Suite 214, Salt Lake City, Utah 84121.

You should review a copy of the certificate of designation of the Preferred Stock, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions of the Preferred Stock.

Series B Warrants Being Issued in this Offering

The following is a brief summary of certain terms and conditions of the Series B Warrants and is subject in all respects to the provisions contained in the Series B Warrants being issued in this offering.

Form. The Series B Warrants will be issued in book-entry form under a warrant agent agreement between Action Stock Transfer Corp., as warrant agent, and us, and shall initially be represented by one or more global book-entry certificates deposited with DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC. You should review a copy of the form of warrant, which is attached as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions of the Series B Warrants.

Exercisability. The Series B Warrants are exercisable at any time after the date of issuance, and at any time up to the date that is 5 years from the date of issuance, at which time any unexercised Series B Warrants will expire and cease to be exercisable. The Series B Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the Series B Warrants under the Securities Act of 1933, as amended, is not then effective or available, the holder may exercise the warrant through a cashless exercise, in whole or in part, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Exercise Limitation. A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series B Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.

Exercise Price; Anti-Dilution. The initial exercise price per share of common stock purchasable upon exercise of the Series B Warrants is $2.00 per share of common stock. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock.

Transferability. Subject to applicable laws, the Series B Warrants may be offered for sale, sold, transferred or assigned without our consent. There is currently no trading market for the Series B Warrants and a trading market may not ever develop.

Exchange Listing. Following the completion of this offering, we intend to apply to list the Series B Warrants on the NYSE MKT. No assurance can be given that such listing will be approved.

98

Fundamental Transactions. In the event of a fundamental transaction, as described in the Series B Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the holders of the Series B Warrants will be entitled to receive upon exercise of the Series B Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Series B Warrants immediately prior to such fundamental transaction. Notwithstanding the foregoing, in the event of a fundamental transaction, each holder may, at its option, at any time concurrently with, or within 30 days after, the consummation of such fundamental transaction, cause us to purchase the unexercised portion of the Series B Warrants at an amount of cash equal to the Black-Scholes value of such Series B Warrants on the date of the consummation of such fundamental transaction; provided, however, such holder may not require us or our successor entity to purchase the Series B Warrants for the Black-Scholes value solely in connection with a fundamental transaction that is (i) not approved by our board of directors and (ii) not within our control.

Rights as a Stockholder. Except as otherwise provided in the Series B Warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

We, with the consent of the warrant holders holding all of the then outstanding Series B Warrants, may increase the exercise price, shorten the expiration date and amend all other warrant terms. We may lower the exercise price or extend the expiration date without the consent of investors.

You should review a copy of the warrant agent agreement and the form of warrant, each of which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions of the Series B Warrants and the warrant agent agreement.

Series C Warrants Being Issued in this Offering

The following is a brief summary of certain terms and conditions of the Series C Warrants and is subject in all respects to the provisions contained in the Series C Warrants being issued in this offering.

Form. The Series C Warrants will be issued in book-entry form under a warrant agent agreement between Action Stock Transfer Corp., as warrant agent, and us, and shall initially be represented by one or more global book-entry certificates deposited with DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC. You should review a copy of the form of warrant, which is attached as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions of the Series C Warrants.

Exercisability. The Series C Warrants are exercisable at any time after the date of issuance, and at any time up to the date that is 6 months from the date of issuance, at which time any unexercised Series C Warrants will expire and cease to be exercisable. The Series C Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the Series C Warrants under the Securities Act of 1933, as amended, is not then effective or available, the holder may exercise the warrant through a cashless exercise, in whole or in part, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Exercise Limitation. A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series C Warrants. However, any holder may increase such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.

Exercise Price; Anti-Dilution. The initial exercise price per share of common stock purchasable upon exercise of the Series C Warrants is $1.60 per share of common stock. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock.

Transferability. Subject to applicable laws, the Series C Warrants may be offered for sale, sold, transferred or assigned without our consent. There is currently no trading market for the Series C Warrants and a trading market may not ever develop.

99

Exchange Listing.  We do not plan to apply to list the Series C Warrants on the NYSE MKT, any other national securities exchange or any other nationally recognized trading system.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Series C Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the holders of the Series C Warrants will be entitled to receive upon exercise of the Series C Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Series C Warrants immediately prior to such fundamental transaction. Notwithstanding the foregoing, in the event of a fundamental transaction, each holder may, at its option, at any time concurrently with, or within 30 days after, the consummation of such fundamental transaction, cause us to purchase the unexercised portion of the Series C Warrants at an amount of cash equal to the Black-Scholes value of such Series C Warrants on the date of the consummation of such fundamental transaction; provided, however, such holder may not require us or our successor entity to purchase the Series C Warrants for the Black-Scholes value solely in connection with a fundamental transaction that is (i) not approved by our board of directors and (ii) not within our control.

Rights as a Stockholder. Except as otherwise provided in the Series C Warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

We, with the consent of the warrant holders holding all of the then outstanding Series C Warrants, may increase the exercise price, shorten the expiration date and amend all other warrant terms. We may lower the exercise price or extend the expiration date without the consent of investors.

You should review a copy of the warrant agent agreement and the form of warrant, each of which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions of the Series C Warrants and the warrant agent agreement.

Other Warrants

Series A Warrants

On July 7, 2016, we issued certain investors in an underwritten public offering Series A Warrants to purchase up to an aggregate of 1,769,696 shares of our common stock at an exercise price of $5.00 per share. The Series A Warrants are exercisable immediately and have a term of exercise of five years from the date of issuance. A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series A Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock. If a registration statement registering the issuance of the shares of common stock underlying the Series A Warrants under the Securities Act of 1933, as amended, is not then effective or available, the holder may exercise the warrant through a cashless exercise, in whole or in part, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. Except as otherwise provided in the Series A Warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant. In the event of a fundamental transaction, as described in the Series A Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the holders of the Series A Warrants will be entitled to receive upon exercise of the Series A Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Series A Warrants immediately prior to such fundamental transaction. These Series A Warrants trade on the NYSE MKT under the symbol “NSPR.WS.” As of March 8, 2017, there were 1,769,696 Series A Warrants issued and outstanding.

100

June 2016 Warrant Agreement

On June 13, 2016, in connection with an amendment entered into on June 13, 2016, to the Loan and Security Agreement, dated October 23, 2013, between us and Hercules, we entered into a warrant agreement with Hercules, pursuant to which we granted warrants to purchase 38,691 shares of common stock at an exercise price of $4.71. The warrants are immediately exercisable and have a five year term. The warrants may also be exercised on a cashless basis according to the formula set forth in the warrant agreement. The exercise price of the warrants and the number of shares issuable upon exercise of the warrants are subject to adjustments for stock splits, combinations or similar events. Upon the occurrence of a transaction involving a change of control in which the consideration is either all cash or securities that are either registered for sale on an exchange or quotation system or otherwise unrestricted, the warrants, to the extent not previously exercised, may be exchanged, at the holder’s request, for the consideration the holder would have received as if it had exercised the warrants immediately prior to the change of control. For all other changes of control, the warrants will be assumed by the successor or surviving entity with similar rights to the warrants, and thereafter the warrants shall be exercisable for the same number and type of securities or other property as if the warrants had been exercised in full immediately prior to the change of control. To the extent these warrants are not previously exercised, and if the then-current fair market value of one share of common stock is greater than the exercise price then in effect, or, in the case of a transaction involving a change of control in which the consideration is either all cash or securities that are either registered for sale on an exchange or quotation system or otherwise unrestricted, where the value per share of common stock (as determined as of the closing of such transaction) to be paid to the holders thereof is greater than the exercise price then in effect, the warrants shall be deemed automatically exercised via cashless exercise as of immediately before its expiration.

The warrant agreement provides for “piggyback” registration rights for the shares of common stock underlying the warrants that, if we, at any time and from time to time on or after the issuance and on or before the expiration or earlier termination of the warrants, propose to register under the Securities Act of 1933, as amended, any shares of common stock held by one or more stockholders of us for resale by such stockholders, whether on a Form S-3 registration statement or otherwise, we shall give written notice thereof to Hercules and permit Hercules to include any or all of the shares of common stock issuable upon exercise of the warrants (and any or all shares previously issued to Hercules upon any prior exercise(s)) in such registration on a pari passu basis with such other stockholder(s) and on the same terms and conditions applicable to such other stockholder(s).

March 2016 $14.75 Warrants

On March 21, 2016, we issued certain investors in an underwritten public offering warrants to purchase up to an aggregate of 38,005 shares of our common stock at an exercise price of $14.75 per share and certain of our directors in a concurrent private placement warrants to purchase up to an aggregate of 20,663 shares of our common stock at an exercise price of $14.75 per share. The warrants are exercisable immediately and have a term of exercise of five years from the date of issuance. A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us. The warrants contain provisions that protect their holders against dilution by adjustment of the purchase price in certain events such as stock dividends and distributions, stock splits, stock combinations, reclassifications and other similar events. If a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act of 1933, as amended, is not then effective or available, the holder may exercise the warrant through a cashless exercise, in whole or in part, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. If while the warrants are outstanding, we declare or make any dividend or other distribution of our assets to holders of shares of common stock, then any holder of the warrants shall, upon exercise, have the right to participate in such distribution as if it had exercised the warrants immediately before the date on which a record is taken for such distribution, or, if no such record is taken, the date as of which the record holders of shares of common stock are to be determined for the participation in such distribution, subject to certain limitations. In the event of a fundamental transaction, as described in the warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

101

March 2016 Underwriter Warrant and Registration Right

In connection with the underwritten public offering in March 2016, on March 21, 2016, we issued Dawson James Securities, Inc. a five-year warrant to purchase up to 3,800 shares of common stock at an exercise price of $18.44 per share. The underwriter warrant is exercisable at any time and from time to time, in whole or in part, during the period commencing six months following the date of issuance and ending five years from March 16, 2016. The underwriter warrant may be exercised through a cashless exercise, in whole or in part, in which case Dawson James Securities, Inc. would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. Dawson James Securities, Inc. has the right to include the shares of common stock underlying the underwriter warrant as part of any other registration of securities we file, subject to certain marketing and other limitations. This “piggyback” registration right terminates on March 16, 2021. The warrant contains provisions that protect its holder against dilution by adjustment of the purchase price in certain events such as stock dividends, stock splits and other similar events. In case of any reclassification or reorganization of the outstanding shares of common stock other than the foregoing, or in the case of any share reconstruction or amalgamation or consolidation of us with or into another corporation, or in the case of any sale or conveyance to another corporation or entity of our property as an entirety or substantially as an entirety in connection with which we are dissolved, Dawson James Securities, Inc. will have the right to receive upon exercise of the underwriter warrant, the kind and amount of shares of stock or other securities or property receivable upon such reclassification, reorganization, share reconstruction or amalgamation, or consolidation, or upon a dissolution following any such sale or transfer, by a holder of the number of shares of our common stock obtainable upon exercise of the underwriter’s warrant immediately prior to such event.

March 2016 Placement Agent Warrant and Registration Right

In connection with the private placement in March 2016, on March 21, 2016, we issued Dawson James Securities, Inc. a five-year warrant to purchase up to 2,067 shares of common stock at an exercise price of $18.44 per share. This warrant is exercisable at any time and from time to time, in whole or in part, during the period commencing six months following the date of issuance and ending five years from the date of issuance. The terms of this warrant are identical to the March 2016 underwriter warrant described above.

March 2015 $137.50 Warrants

On March 9, 2015, we issued certain investors in a public offering warrants to purchase up to an aggregate of 137,481 shares of our common stock at an exercise price of $137.50 per share. The warrants are exercisable immediately and have a term of exercise of five years from the date of issuance. A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock. If a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act of 1933, as amended, is not then effective or available, the holder may exercise the warrant through a cashless exercise, in whole or in part, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. Notwithstanding the foregoing, on the termination date of this warrant, the warrant will be automatically exercised via cashless exercise. If while the warrants are outstanding, we declare or make any dividend or other distribution of our assets to holders of shares of common stock, then any holder of the warrants shall have the right to participate in such distribution as if it had completely exercised the warrants immediately before the date on which a record is taken for such distribution, or, if no such record is taken, the date as of which the record holders of shares of common stock are to be determined for the participation in such distribution. In the event of a fundamental transaction, as described in the warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

102

November 2014 $325 Warrants

On November 7, 2014, we issued certain investors in a public offering warrants to purchase up to an aggregate of 12,531 shares of our common stock at an exercise price of $325 per share. The warrants are exercisable at any time after six months after the date of issuance, and at any time up to the date that is 42 months from the date of issuance. A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock. If a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act of 1933, as amended, is not then effective or available, the holder may exercise the warrant through a cashless exercise, in whole or in part, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. Notwithstanding the foregoing, on the termination date of this warrant, the warrant will be automatically exercised via cashless exercise. If while the warrants are outstanding, we declare or make any dividend or other distribution of our assets to holders of shares of common stock, then any holder of the warrants shall have the right to participate in such distribution as if it had completely exercised the warrants immediately before the date on which a record is taken for such distribution, or, if no such record is taken, the date as of which the record holders of shares of common stock are to be determined for the participation in such distribution. In the event of a fundamental transaction, as described in the warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

October 2013 $742.50 Warrant and Registration Rights

On October 23, 2013, in connection with that certain Loan and Security Agreement, dated October 23, 2013, between us and Hercules, we issued Hercules a warrant to purchase 674 shares of our common stock at an exercise price of $742.50 per share. The warrant is immediately exercisable and has a five year term. The warrant may also be exercised on a cashless basis according to the formula set forth in the warrant. The exercise price of the warrant and the number of shares issuable upon exercise of the warrant are subject to adjustments for stock splits, combinations or similar events. Upon the occurrence of a transaction involving a change of control in which the consideration is either all cash or securities that are either registered for sale on an exchange or quotation system or otherwise unrestricted, the warrant, to the extent not previously exercised, may be exchanged, at the holder’s request, for the consideration the holder would have received as if it had exercised the warrant immediately prior to the change of control. For all other changes of control, the warrant will be assumed by the successor or surviving entity with similar rights to the warrant, and thereafter the warrant shall be exercisable for the same number and type of securities or other property as if the warrant had been exercised in full immediately prior to the change of control. To the extent this warrant is not previously exercised, and if the then-current fair market value of one share of common stock is greater than the exercise price then in effect, or, in the case of a transaction involving a change of control in which the consideration is either all cash or securities that are either registered for sale on an exchange or quotation system or otherwise unrestricted, where the value per share of common stock (as determined as of the closing of such transaction) to be paid to the holders thereof is greater than the exercise price then in effect, the warrant shall be deemed automatically exercised via cashless exercise as of immediately before its expiration.

The warrant contains “piggyback” registration rights for the shares of common stock underlying the warrant that, if we, at any time and from time to time on or after the issuance and on or before the expiration or earlier termination of the warrant, propose to register under the Securities Act of 1933, as amended, any shares of common stock held by one or more stockholders of us for resale by such stockholders, whether on a Form S-3 registration statement or otherwise, we shall give written notice thereof to Hercules and permit Hercules to include any or all of the shares of common stock issuable upon exercise of the warrant (and any or all shares previously issued to Hercules upon any prior exercise(s)) in such registration on a pari passu basis with such other stockholder(s) and on the same terms and conditions applicable to such other stockholder(s).

103

April 2013 $750.00 Warrants

On April 16, 2013, we issued certain holders of our then outstanding convertible debentures warrants to purchase up to an aggregate of 2,640 shares of our common stock at an exercise price of $750.00 per share. We are prohibited from effecting the exercise of any such warrant to the extent that as a result of such exercise the holder of the exercised warrant beneficially owns more than 4.99% in the aggregate of the issued and outstanding shares of our common stock calculated immediately after giving effect to the issuance of shares of our common stock upon the exercise of the warrant (subject to an increase, upon at least 61 days’ notice by the holder of such warrant to us, of up to 9.99%). The warrants contain provisions that protect their holders against dilution by adjustment of the purchase price in certain events such as stock dividends, stock splits and other similar events. If there is no effective registration statement registering, or no current prospectus available for, the resale of the shares of common stock underlying the warrants at the time of exercise of the warrants, the holders of such warrants have the right to exercise the warrants by means of a cashless exercise. Notwithstanding the foregoing, if the last sale price of the common stock on the principal trading market on the trading day immediately preceding the termination date of the warrant is greater than the exercise price, at our election, this warrant shall either be (i) automatically exercised via cashless exercise as of the termination date or (ii) exercised via a cash exercise in accordance with the terms of the warrant. In addition, upon the occurrence of a transaction involving a change of control that is (i) an all cash transaction, (ii) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Securities Exchange Act of 1934, as amended, or (iii) involving a person or entity not traded on a national securities exchange, the holders of the warrants will have the right, among others, to have the warrants repurchased in exchange for issuance of a number of shares of common stock equal to a fraction of (i) the numerator of which is the Black Scholes value (as calculated pursuant to the warrants) of the remaining unexercised portion of the warrant, and (ii) the denominator of which is the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such fundamental transaction. If while the warrants are outstanding, we issue any evidences of indebtedness, assets, rights or warrants to subscribe for or purchase any security of the company, then any holder of the warrants shall, upon exercise, have the right to acquire the same securities as if it had exercised the warrants immediately before the date on which a record is taken for such distribution, or, if no such record is taken, the date as of which the record holders of shares of common stock are to be determined for the participation in such distribution. The warrants expire on April 16, 2018.

April 2012 $1,800.00 Warrants

On April 5, 2012, we issued certain investors warrants to purchase an aggregate of 3,344 shares of our common stock at an exercise price of $1,800.00 per share. We are prohibited from effecting the exercise of any such warrant to the extent that as a result of such exercise the holder of the exercised warrant beneficially owns more than 4.99% in the aggregate of the issued and outstanding shares of our common stock calculated immediately after giving effect to the issuance of shares of our common stock upon the exercise of the warrant (subject to an increase, upon at least 61 days’ notice by the holder of such warrant to us, of up to 9.99%). The warrants contain provisions that protect their holders against dilution by adjustment of the purchase price in certain events such as stock dividends, stock splits and other similar events. If at any time after 60 days following the date of issuance of the warrants there is no effective registration statement registering, or no current prospectus available for, the resale of the shares of common stock underlying the warrants, the holders of such warrants have the right to exercise the warrants by means of a cashless exercise. Notwithstanding the foregoing, if the last sale price of the common stock on the principal trading market on the trading day immediately preceding the termination date of the warrant is greater than the exercise price, at our election, this warrant shall either be (i) automatically exercised via cashless exercise as of the termination date or (ii) exercised via a cash exercise in accordance with the terms of the warrant.

104

In addition, upon the occurrence of a transaction involving a change of control that is (i) an all cash transaction, (ii) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Securities Exchange Act of 1934, as amended, or (iii) involving a person or entity not traded on a national securities exchange, the holders of the warrants will have the right, among others, to have the warrants repurchased in exchange for issuance of a number of shares of common stock equal to a fraction of (i) the numerator of which is the Black Scholes value (as calculated pursuant to the warrants) of the remaining unexercised portion of the warrant, and (ii) the denominator of which is the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such fundamental transaction. If while the warrants are outstanding, we issue any evidences of indebtedness, assets, rights or warrants to subscribe for or purchase any security of the company, then any holder of the warrants shall, upon exercise, have the right to acquire the same securities as if it had exercised the warrants immediately before the date on which a record is taken for such distribution, or, if no such record is taken, the date as of which the record holders of shares of common stock are to be determined for the participation in such distribution. The warrants expire on April 5, 2017.

April 2012 Placement Agent Warrants

As consideration for serving as our placement agents in connection with certain private placements, on April 5, 2012, we issued Palladium Capital Advisors, LLC a five-year warrant to purchase up to 160 shares of common stock at an exercise price of $1,800.00 per share, Oppenheimer & Co. Inc. a five-year warrant to purchase up to 114 shares of common stock at an exercise price of $1,800.00 per share and JMP Securities LLC a five-year warrant to purchase up to 40 shares of common stock at an exercise price of $1,800.00 per share. The terms of these warrants are identical to the April 2012 $1,800.00 Warrants described above.

Delaware Anti-Takeover Law, Provisions of our Certificate of Incorporation and Bylaws

Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

●	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

105

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with, or controlling, or controlled by, the entity or person. The term “owner” is broadly defined to include any person that, individually, with or through that person’s affiliates or associates, among other things, beneficially owns the stock, or has the right to acquire the stock, whether or not the right is immediately exercisable, under any agreement or understanding or upon the exercise of warrants or options or otherwise or has the right to vote the stock under any agreement or understanding, or has an agreement or understanding with the beneficial owner of the stock for the purpose of acquiring, holding, voting or disposing of the stock.

The restrictions in Section 203 do not apply to corporations that have elected, in the manner provided in Section 203, not to be subject to Section 203 of the Delaware General Corporation Law or, with certain exceptions, which do not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders. Our certificate of incorporation and bylaws do not opt out of Section 203.

Section 203 could delay or prohibit mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Certificate of Incorporation and Bylaws

Provisions of our certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our certificate of incorporation and bylaws:

●	permit our board of directors to issue up to 5,000,000 shares of preferred stock, without further action by the stockholders, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in control;

●	provide that the authorized number of directors may be changed only by resolution of the board of directors;

●	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

●	divide our board of directors into three classes, with each class serving staggered three-year terms;

●	do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

●	provide that special meetings of our stockholders may be called only by our board of directors; and

●	set forth an advance notice procedure with regard to the nomination, other than by or at the direction of our board of directors, of candidates for election as directors and with regard to business to be brought before a meeting of stockholders.

106

PLAN OF DISTRIBUTION

Placement Agency Agreement

In connection with this offering, on March 9, 2017 we entered into a placement agency agreement with Dawson James Securities, Inc., pursuant to which Dawson James Securities, Inc. agreed to act as our exclusive placement agent on a best efforts basis in connection with the sale of our securities. The placement agent has no obligation to purchase or sell any securities offered by us under this prospectus for its own account or to arrange the purchase or sale of any specific number or dollar amount of the securities, but the placement agent agreed to act as our agent and to use its reasonable best efforts to arrange for the sale of all of the securities in this offering. The placement agent may retain other brokers or dealers to act as sub-agents on its behalf in connection with this offering and may pay any sub-agent a solicitation fee with respect to any securities placed by it. Affiliates and associated persons of Dawson James Securities, Inc. may invest in this offering on the same terms and conditions as the public investors participating in this offering. Dawson James Securities, Inc. may engage one or more other brokers or dealers to act as sub-agents on its behalf in connection with this offering.

The placement agency agreement provides that the obligations of the placement agent are subject to certain conditions precedent, including, among other things, the absence of any material adverse change in our business and the receipt of customary legal opinions, letters and certificates. In addition, we made certain representations and warranties in the placement agency agreement and agreed to certain covenants in the placement agency agreement.

Upon closing, we will deliver to each purchaser delivering funds the number of shares of Preferred and Warrants included in the units purchased by such purchaser in electronic format.

Fees and Expenses

We will pay the placement agent a fee equal to 8.0% of the gross proceeds of the offering and a solicitation fee equal to 3.0% of the proceeds from the exercise of the Series C Warrants. We have also agreed to reimburse the placement agent for its diligence and legal expenses not to exceed $62,500 and its reasonable “blue sky” fees and expenses of $25,000.

We estimate the total expenses of this offering, excluding the placement agent fees, will be approximately $224,500. Because there is no minimum offering amount required as a condition to closing in this offering, the actual offering amount, placement agent fees and proceeds to us, if any, in this offering may be substantially less than the maximum offering amounts set forth in this prospectus.

107

Restriction on Sales of Capital Stock

The placement agency agreement contains a restriction on sales of our capital stock by us, pursuant to which we agreed to not, for a period of 90 days after the date of the placement agency agreement, subject to certain exceptions, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, our capital stock or any securities convertible into or exercisable or exchangeable for our capital stock; (ii) file or cause to be filed any registration statement with the Securities and Exchange Commission relating to the offering of our capital stock or any securities convertible into or exercisable or exchangeable for our capital stock other than the filing of a Registration Statement on Form S-8; (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our capital stock, whether any such transaction described in clause (i), (ii) or (iii) above is to be settled by delivery of our capital stock or such other securities, in cash or otherwise; or (iv) publicly announce an intention to effect any transaction specified in clause (i), (ii) or (iii) above.

Determination of Exercise Price of the Warrants

We currently estimate that the initial exercise price for Series B Warrants will be equal to 125% of the conversion price of the Preferred Stock and that the initial warrant exercise price for Series C Warrants will be equal to the conversion price of the Preferred Stock. The exercise price of the Warrants will be negotiated between us and Dawson James Securities, Inc. Among the factors to be considered in these negotiations are prevailing market conditions, our current value of our market capitalization compared to the size of the offering, our capitalization, market prices of our common stock in recent periods, our financial and operating information in recent periods, market valuations of us and other companies that we and Dawson James Securities, Inc. believe to be comparable to us, our prospects, the present state of our development and other factors deemed relevant.

Other Matters

We have agreed to indemnify the placement agent and certain other persons against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, to advance costs of defense incurred in respect of those liabilities, and to contribute to payments that the placement agent may be required to make in respect of those liabilities.

The placement agent has informed us that it will not engage in over-allotment, stabilizing transactions or syndicate covering transactions in connection with this offering.

108

This prospectus in electronic format may be made available on websites or through other online services maintained by the placement agent, or by its affiliates. Other than this prospectus in electronic format, the information on the placement agent’s website and any information contained in any other website maintained by the placement agent is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the placement agent and should not be relied upon by investors.

From time to time, Dawson James Securities, Inc. may provide various investment banking and other financial services for us for which services they may in the future receive customary fees. Except for services provided in connection with this offering, Dawson James Securities, Inc. has not provided any investment banking or other financial services preceding the date of this prospectus and we do not expect to retain any placement agent to perform any investment banking or other financial services for at least 90 days after the date of this prospectus, except for the following:

●	in March 2015, Dawson James Securities, Inc. served as a co-placement agent selected by H.C. Wainwright & Co., LLC, the lead placement agent, in connection with a public offering of 137,481 shares of our common stock and warrants to purchase 137,481 shares of our common stock. In connection with such offering, Dawson James Securities, Inc., together with H.C. Wainwright & Co., LLC, received placement agent fee equal to 8% of the aggregate gross proceeds of the offering;

●	in March 2016, Dawson James Securities, Inc. served as an underwriter in connection with a public offering of 76,004 shares of our common stock and warrants to purchase up to 38,005 shares of our common stock. In connection with such offering, Dawson James Securities, Inc. received underwriting discounts of $89,680 and was issued underwriter’s warrants to purchase 3,800 shares of our common stock at an exercise price of $18.44 per share. In addition, we reimbursed Dawson James Securities, Inc. for $25,000 in expenses, and for its “blue sky” fees and expenses of $20,000;

●	in March 2016, Dawson James Securities, Inc. served as a placement agent in connection with a private offering of approximately $600,000 of our common stock and warrants on the same terms as the March 2016 public offering described above. In connection with such private placement, we agreed to pay a placement agent fee of 8% of the offering proceeds, to reimburse the placement agent for its expenses up to $25,000 and to issue the placement agent warrants to purchase up to 5% of the number of shares of common stock sold in the private placement at an exercise price per share equal to $18.44; and

●	in July 2016, Dawson James Securities, Inc. served as a placement agent in connection with a public offering of approximately 442,424 shares of Series B Convertible Preferred Stock and accompanying warrants to purchase up to approximately 44,242,424 shares of common stock. The gross proceeds to the Company from this offering were approximately $14.6 million. In connection with such offering, Dawson James Securities, Inc. received placement agent fees equal to 9% of the aggregate gross proceeds of the offering and we issued the placement agent a unit purchase option to purchase 3.5% of the number of securities sold in the offering.

109

 NOTICE TO INVESTORS

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the securities offered hereby is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals”, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Haynes and Boone, LLP, New York, New York. Schiff Hardin LLP, Washington, DC, is acting as counsel for the placement agent in connection with the securities offered hereby.

EXPERTS

The financial statements as of December 31, 2016 and 2015 and for each of the two years in the period ended December 31, 2016 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements ) of Kesselman & Kesselman, an independent registered public accounting firm and a member firm of PricewaterhouseCoopers International Limited, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be read and copied at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.W., Washington, D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm. Please call the Securities and Exchange Commission at 1-800-732-0330 for further information on the operation of the Public Reference Room. In addition, the Securities and Exchange Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission’s website is www.sec.gov.

We make available free of charge on or through our website at www.inspire-md.com, our Annual Reports on Form 10-K, Transition Reports on Form 10-KT, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the Securities and Exchange Commission.

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement, at prescribed rates, from the Securities and Exchange Commission at the address listed above, or for free at www.sec.gov. The registration statement and the documents referred to below under “Incorporation of Certain Information By Reference” are also available on our website, www.inspire-md.com.

We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

110

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference all future documents (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) we file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this prospectus and prior to the termination of the offering, which shall be deemed to be incorporated by reference into the prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with this prospectus (other than an exhibit to these filings, unless we have specifically incorporated that exhibit by reference in this prospectus). Any such request should be addressed to us at: 4 Menorat Hamaor St., Tel Aviv, Israel 6744832, Attention: Craig Shore, Chief Financial Officer, or made by phone at (888) 776-6804. You may also access the documents incorporated by reference in this prospectus through our website at www.inspire-md.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

111

INSPIREMD, INC.

CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2016

The amounts are stated in U.S. dollars in thousands

F-1

Report of Independent Registered Public Accounting Firm

To the shareholders of

InspireMD Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in equity (capital deficiency) and cash flows present fairly, in all material respects, the financial position of InspireMD Inc. and its subsidiaries at December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1b to the financial statements, the Company has an accumulated deficit as of December 31, 2016, as well as a history of net losses and negative operating cash flows in recent years. The Company's management expects to continue incurring losses and negative cash flows from operations until its products reach commercial profitability. As a result of these expected losses and negative cash flows from operations, along with the Company’s current cash position, the Company's management has determined the Company only has sufficient resources to fund operations for a period of up to six months from the date of issuing the consolidated financial statements. Therefore, there is substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 1b. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Tel Aviv, Israel	/s/ Kesselman & Kesselman
February 16, 2017	Certified Public Accountants (Isr.) A member of PricewaterhouseCoopers International Limited

Kesselman & Kesselman, Trade Tower, 25 Hamered Street, Tel-Aviv 6812508, Israel,

P.O Box 50005 Tel-Aviv 6150001 Telephone: +972 -3- 7954555, Fax:+972 -3- 7954556, www.pwc.com/il

F-2

INSPIREMD, INC.

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands)

	December 31,
	2016	2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,516	$3,257
Accounts receivable:
Trade, net	356	405
Other	157	142
Prepaid expenses	65	75
Inventory	500	753
TOTAL CURRENT ASSETS	8,594	4,632

NON-CURRENT ASSETS:
Property, plant and equipment, net	379	472
Fund in respect of employee rights upon retirement	399	502
Royalties buyout	38	87
TOTAL NON-CURRENT ASSETS	816	1,061
TOTAL ASSETS	$9,410	$5,693

F-3

INSPIREMD, INC.

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands other than share and per share data)

	December 31,
	2016	2015
LIABILITIES AND EQUITY (NET OF CAPITAL DEFICIENCY)

CURRENT LIABILITIES:
Current maturity of long-term loan	$2,680	$4,149
Accounts payable and accruals:
Trade	618	512
Other	1,447	2,006
Advanced payment from customers	33	167
TOTAL CURRENT LIABILITIES	4,778	6,834

LONG-TERM LIABILITIES:
Liability for employees rights upon retirement	587	706
Long-term loan	-	1,099
TOTAL LONG-TERM LIABILITIES	587	1,805

COMMITMENTS AND CONTINGENT LIABILITIES (Note 9)
TOTAL LIABILITIES	5,365	8,639

EQUITY (CAPITAL DEFICIENCY):

Common stock, par value $0.0001 per share; 150,000,000 and 50,000,000 shares authorized at December 31, 2016 and 2015, respectively; 1,475,318 and 314,065 shares issued and outstanding at December 31, 2016 and 2015, respectively	-	-
Preferred shares, par value $0.0001 per share; 5,000,000 shares authorized at December 31, 2016 and 2015, respectively; 311,521 and 0 shares issued and outstanding at December 31, 2016 and 2015, respectively	-	-
Additional paid-in capital	135,959	120,050
Accumulated deficit	(131,914)	(122,996)
Total equity (capital deficiency)	4,045	(2,946)
Total liabilities and equity (net of capital deficiency)	$9,410	$5,693

The accompanying notes are an integral part of the consolidated financial statements.

F-4

INSPIREMD, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(U.S. dollars in thousands, except per share data)

	Year Ended December 31,
	2016	2015

REVENUES	$1,894	$2,310
COST OF REVENUES	1,792	2,606
GROSS PROFIT (LOSS)	102	(296)
OPERATING EXPENSES:
Research and development	1,291	3,642
Selling and marketing	1,459	3,178
General and administrative	5,000	6,387
Restructuring and impairment	-	982
Total operating expenses	7,750	14,189
LOSS FROM OPERATIONS	(7,648)	(14,485)
FINANCIAL EXPENSES, net:
Interest expenses	721	1,036
Other financial expenses	91	60
Total financial expenses	812	1,096
LOSS BEFORE TAX EXPENSES	(8,460)	(15,581)
TAX EXPENSES	1	4
NET LOSS	$(8,461)	$(15,585)
NET LOSS PER SHARE - basic and diluted	(5.93)	(55.85)
WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES USED IN COMPUTING NET LOSS PER SHARE - basic and diluted	1,425,617	279,055

The accompanying notes are an integral part of the consolidated financial statements.

F-5

INSPIREMD, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (CAPITAL DEFICIENCY)

(U.S. dollars in thousands, except share data)

	Common stock		Preferred stock		Additional paid-in	Accumulated	Total equity (capital
	Shares	Amount	Shares	Amount	capital	deficit	deficiency)
BALANCE AT JANUARY 1, 2015	170,710	*		-	$104,624	$(107,411)	$(2,787)
Net loss						(15,585)	(15,585)
Issuance of shares and warrants, net of $1,315 issuance costs	137,479	*			12,432		12,432
Share-based compensation related to restricted stock award, net of forfeitures of 406 shares	7,460				1,286		1,286
Share-based compensation related to stock options award					1,821		1,821
Taxes withheld in respect of share issuance	(1,584)	*			(113)		(113)
BALANCE AT DECEMBER 31, 2015	314,065	*		-	$120,050	$(122,996)	$(2,946)
Net loss						(8,461)	$(8,461)
Cumulative effect adjustment related to adoption of share-based compensation standard (ASU 2016-09)					457	(457)	-
Issuance of common stock, preferred shares and warrants, net of $1,966 issuance costs	117,327		442,424	*	14,365		14,365
Conversion of preferred shares to common shares	916,321	*	(130,903)	*
Warrants granted to lender in a debt modification					123		123
Share-based compensation related to restricted stock award, net of forfeitures of 1,266 shares	128,559				84		84
Share-based compensation related to stock options award					894		894
Exercise of options by employee and non-employee	300	*					-
Issuance of shares for options cancelled	8	*					-
Taxes withheld in respect of share issuance	(1,262)	*			(14)		(14)
BALANCE AT DECEMBER 31, 2016	1,475,318	*	311,521	*	$135,959	$(131,914)	$4,045

* Represents an amount less than $1

The accompanying notes are an integral part of the consolidated financial statements.

F-6

INSPIREMD, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars in thousands)

	Year ended December 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(8,461)	$(15,585)
Adjustments required to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	191	241
Impairment of royalties buyout	-	576
Loss from sale of property, plant and equipment	-	14
Change in liability for employees rights upon retirement	(119)	19
Financial expenses	222	249
Share-based compensation expenses	978	3,107
Loss (gains) on amounts funded in respect of employee rights upon retirement, net	(16)	3
Changes in operating asset and liability items:
Decrease in prepaid expenses	10	141
Decrease in trade receivables	49	230
Decrease (increase) in other receivables	(15)	217
Decrease in inventory	253	1,171
(Decrease) increase in trade payables	106	(397)
Decrease in other payable and advanced payment from customers	(693)	(1,582)
Net cash used in operating activities	(7,495)	(11,596)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(49)	(16)
Amounts funded in respect of employee rights upon retirement, net	119	(7)
Net cash used in investing activities	70	(23)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of shares and warrants, net of $1,966 and $1,315 issuance costs, respectively	14,365	12,432
Repayment of loan	(2,648)	(3,702)
Taxes withheld in respect of share issuance	(14)	(113)
Net cash provided by financing activities	11,703	8,617
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(19)	(41)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	4,259	(3,043)
BALANCE OF CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	3,257	6,300
BALANCE OF CASH AND CASH EQUIVALENTS AT END OF YEAR	$7,516	$3,257
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Income taxes	$6	$13
Interest paid	$399	$863
SUPPLEMENTAL DISCLOSURES OF NON-CASH FINANCING ACTIVITIES:
Warrants granted to lender in a debt modification, see Note 7c	$123	-

The accompanying notes are an integral part of the consolidated financial statements.

F-7

INSPIREMD, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF BUSINESS

a.	General

InspireMD, Inc., a Delaware corporation (the “Company”), together with its subsidiaries, is a medical device company focusing on the development and commercialization of its proprietary MicroNet™ stent platform technology for the treatment of complex vascular and coronary disease. MicroNet, a micron mesh sleeve, is wrapped over a stent to provide embolic protection in stenting procedures. In October 2014, the Company launched a limited market release of its carotid embolic prevention system (CGuard™ EPS), which combines MicroNet and a self-expandable nitinol stent in a single device to treat carotid artery disease. In January 2015, a new version of CGuard, with a rapid exchange delivery system, received CE mark approval in Europe and in September 2015, the Company announced the full market launch of CGuard EPS in Europe.

The Company’s coronary products combining MicroNet and a bare-metal stent (MGuard Prime™ EPS) are marketed for use in patients with acute coronary syndromes, notably acute myocardial infarction (heart attack) and saphenous vein graft coronary interventions (bypass surgery). The Company markets its products through distributors in international markets, mainly in Europe and Latin America.

b.	Liquidity

The Company has an accumulated deficit as of December 31, 2016, as well as a history of net losses and negative operating cash flows in recent years. The Company expects to continue incurring losses and negative cash flows from operations until its products (primarily CGuard™ EPS) reach commercial profitability. As a result of these expected losses and negative cash flows from operations, along with the Company’s current cash position, the Company only has sufficient resources to fund operations for a period of up to six months from the date of issuing these consolidated financial statements. Therefore, there is substantial doubt about the Company’s ability to continue as a going concern. These financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

Management’s plans include the continued commercialization of the Company’s products and raising capital through the sale of additional equity securities, debt or capital inflows from strategic partnerships. There are no assurances however, that the Company will be successful in obtaining the level of financing needed for its operations. If the Company is unsuccessful in commercializing its products and raising capital, it may need to reduce activities, curtail or cease operations.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

a.	Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates using assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and expenses during the reporting periods. Actual results could differ from those estimates.

As applicable to these consolidated financial statements, the most significant estimates and assumptions relate to inventory valuations, share based compensation and legal contingencies.

F-8

INSPIREMD, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

b.	Functional currency

The currency of the primary economic environment in which the operations of the Company and its subsidiaries are conducted is the U.S. dollar (“$” or “dollar”). Accordingly, the functional currency of the Company and its subsidiaries is the U.S. dollar.

The dollar figures are determined as follows: transactions and balances originally denominated in dollars are presented in their original amounts. Balances in foreign currencies are translated into dollars using historical and current exchange rates for non-monetary and monetary balances, respectively. The resulting translation gains or losses are recorded as financial income or expense, as appropriate. For transactions reflected in the statements of operations in foreign currencies, the exchange rates at transaction dates are used. Depreciation and changes in inventories and other changes deriving from non-monetary items are based on historical exchange rates.

c.	Principles of consolidation

The consolidated financial statements include the accounts of the Company and of its subsidiaries. Intercompany transactions and balances have been eliminated upon consolidation.

d.	Cash and cash equivalents

The Company considers all highly liquid investments, which include short-term bank deposits (up to three months from date of deposit), that are not restricted as to withdrawal or use, to be cash equivalents.

e.	Concentration of credit risk and allowance for doubtful accounts

Financial instruments that may potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents, which are deposited in major financially sound institutions in the U.S, Israel and Germany, and trade accounts receivable. The Company’s trade accounts receivable are derived from revenues earned from customers from various countries. The Company performs ongoing credit evaluations of its customers’ financial condition and, requires no collateral from its customers. The Company also has a credit insurance policy for some of its customers. The Company maintains an allowance for doubtful accounts receivable based upon the expected ability to collect the accounts receivable. The Company reviews its allowance for doubtful accounts quarterly by assessing individual accounts receivable and all other balances based on historical collection experience and an economic risk assessment. If the Company determines that a specific customer is unable to meet its financial obligations to the Company, the Company provides an allowance for credit losses to reduce the receivable to the amount management reasonably believes will be collected, which is netted against “Accounts receivable- Trade”.

F-9

INSPIREMD, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

f.	Inventory

Inventories are stated at the lower of cost (cost is determined on a “first-in, first-out” basis) or market value. The Company’s inventories generally have a limited shelf life and are subject to impairment as they approach their expiration dates. The Company regularly evaluates the carrying value of its inventories and when, based on such evaluation, factors indicate that impairment has occurred, the Company impairs the inventories’ carrying value.

g.	Property, plant and equipment

Property, plant and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets: over three years for computers and other electronic equipment, and seven to fifteen years for office furniture and equipment and machinery and equipment (mainly seven years). Leasehold improvements are amortized on a straight-line basis over the term of the lease, which is shorter than the estimated life of the improvements.

h.	Impairment in value of long-lived assets

The Company tests long-lived intangible and tangible assets for impairment whenever events or circumstances present an indication of impairment. If the sum of expected future cash flows (undiscounted and without interest charges) of the long-lived assets is less than the carrying amount of such assets, an impairment would be recognized and the assets would be written down to their estimated fair values, based on expected future discounted cash flows.

i.	Revenue recognition

Revenue is recognized when delivery has occurred, evidence of an arrangement exists, title and risks and rewards for the products are transferred to the customer and collection is reasonably assured.

The Company recognizes revenue net of value added tax (VAT).

j.	Research and development costs

Research and development costs are charged to the statement of operations as incurred.

F-10

INSPIREMD, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

k.	Share-based compensation

Employee option awards are classified as equity awards and accounted for using the grant-date fair value method. The fair value of share-based awards is estimated using the Black-Scholes valuation model and expensed over the requisite service period, net of estimated forfeitures. Until December 31, 2015, the Company estimated forfeitures based on historical experience and anticipated future conditions. Beginning on January 1, 2016, the Company adopted Accounting Standards Update (“ASU”) 2016-09 and and elected to account for forfeitures as they occur. See Note 2s4.

The Company elected to recognize compensation expenses for awards with only service conditions that have graded vesting schedules using the accelerated multiple option approach.

In addition, certain share-based awards of the Company are market and performance based and dependent upon achieving certain goals. With respect to performance based awards, the Company estimates the expected pre-vesting award probability that the performance conditions will be achieved. The Company only recognizes expense for those shares that are expected to vest.

l.	Uncertain tax positions

The Company follows a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit. If under the first step a tax provision is assessed to be more likely than not of being sustained on audit, the second step is performed, under which the tax benefit is measured as the largest amount that is more than 50% likely to be realized upon ultimate settlement. Such liabilities are classified as long-term, unless the liability is expected to be resolved within twelve months from the balance sheet date. The Company’s policy is to include interest related to unrecognized tax benefits within “Financial expenses -net”.

m.	Deferred income taxes

Deferred taxes are determined utilizing the “asset and liability” method based on the estimated future tax effects of differences between the financial accounting and tax bases of assets and liabilities under the applicable tax laws, and on tax rates anticipated to be in effect when the deferred taxes are expected to be paid or realized. The Company assesses realization of deferred income tax assets and, based on all available evidence, concludes whether it is more likely than not that the net deferred income tax assets will be realized. A valuation allowance is provided for the amount of deferred income tax assets not considered to be realizable.

The Company may incur an additional tax liability in the event of intercompany dividend distributions by its subsidiaries. Such additional tax liability in respect of these foreign subsidiaries has not been provided for in these financial statements as it is the Company’s policy to permanently reinvest the subsidiaries’ earnings and to consider distributing dividends only in connection with a specific tax opportunity that may arise.

Taxes that would apply in the event of disposal of investments in a foreign subsidiary have not been taken into account in computing the deferred taxes, as it is the Company’s intention to hold, and not to realize, these investments.

F-11

INSPIREMD, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

n.	Advertising

Costs related to advertising and promotion of products are charged to sales and marketing expense as incurred. Advertising expenses were approximately $0.1 million and $0.2 million for the years ended December 31, 2016 and 2015, respectively.

o.	Net loss per share

Basic and diluted net loss per share is computed by dividing the net loss for the period attributable to common stock by the weighted average number of shares of common stock outstanding during the period. For the year ended December 31, 2016 the basic and diluted net loss per also included 602,614 weighted average shares of common stock issuable to holders of Series B Convertible Preferred Stock (since the conversion is based only on the passage of time – see Note 10a).

The calculation of diluted net loss per share excludes potential share issuances of common stock upon the exercise of share options, warrants, restricted stocks and placement agent unit as the effect is anti-dilutive.

The total number of shares of common stock related to outstanding options, warrants, restricted stocks and placement agent unit excluded from the calculations of diluted loss per share were 2,668,117 and 200,194 for the years ended December 31, 2016 and 2015, respectively.

p.	Segment reporting

The Company has one operating and reportable segment.

q.	Fair value measurement

The Company measures fair value and discloses fair value measurements for financial assets and liabilities. Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The accounting standard establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are described below:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3: Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible and considers counterparty credit risk in its assessment of fair value.

F-12

INSPIREMD, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

s.	Recently adopted and issued accounting pronouncements

1)	In April, 2015, the Financial Accounting Standards Board (“FASB”) ASU No. 2015-03, “Simplifying the Presentation of Debt Issuance Costs.” The new guidance requires debt issuance costs to be presented in the balance sheet as a direct deduction from the carrying value of the associated debt liability, consistent with the presentation of a debt discount. The new guidance does not affect the recognition and measurement of debt issuance costs. The new guidance became effective during the first quarter of 2016 and was applied on a retrospective basis.

As of December 31, 2016 and December 31, 2015, $35,000 and $85,000, respectively were deducted from the carrying value of the “Current maturity of loan” in the consolidated balance sheets.

2)	In May 2014, the FASB issued Accounting Standards Codification (“ASC”) 606, Revenue from contracts with customers. The objective of the new revenue standard is to provide a single, comprehensive revenue recognition model for all contracts with customers to improve comparability within industries, across industries, and across capital markets. The revenue standard contains principles that an entity will apply to determine the measurement of revenue and timing of when it is recognized. The underlying principle is that an entity will recognize revenue to depict the transfer of goods or services to customers at an amount that the entity expects to be entitled to in exchange for those goods or services, based on a five step model that includes the identification of the contract with the customer and the performance obligations in the contract, determination of the transaction price, allocation of the transaction price to the performance obligations in the contract and recognizing revenue when (or as) the entity satisfies a performance obligation. The revenue standard is effective for annual periods beginning on or after December 15, 2017. The Company expected that the adoption of this standard will not have a material impact on its consolidated financial statements.

3)	On July 22, 2015, the FASB issued ASU No. 2015-11, “Simplifying the Measurement of Inventory,” which requires that inventory within the scope of the guidance be measured at the lower of cost and net realizable value. Inventory measured using last-in, first-out and the retail inventory method are not impacted by the new guidance. The new guidance will be effective for public business entities in fiscal years beginning after December 15, 2016, including interim periods within those years. Prospective application is required. Early adoption is permitted as of the beginning of an interim or annual reporting period. The adoption of this standard is not expected to have a material impact on its consolidated financial statements.

F-13

INSPIREMD, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

4)	In March 2016, the FASB issued ASU 2016-09 – Improvements to Employee Share Based Payment Accounting which simplifies certain aspects of the accounting for share-based payments, including accounting for income taxes, classification of awards as either equity or liabilities, classification on the statement of cash flows as well as allowing an entity-wide accounting policy election to either estimate the number of awards that are expected to vest or account for forfeitures as they occur. This ASU is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. Early adoption is permitted in any annual or interim period for which financial statements have not yet been issued, and all amendments in the ASU that apply must be adopted in the same period. The Company adopted the update during the quarter ended December 31, 2016, and has retroactively applied the guidance effective as of January 1, 2016. The Company elected to account for forfeitures as they occur rather than estimate expected forfeitures which resulted in a cumulative-effect adjustment to retained earnings as of the beginning of the current period of $457,000. Certain amounts or ratios for 2016 interim periods have been restated to reflect the adoption of this new guidance. Adoption of this update does not affect the Company’s total equity or book value per share.

5)	In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230) Restricted Cash”. The new guidance requires that the reconciliation of the beginning-of-period and end-of-period amounts shown in the statement of cash flows include restricted cash and restricted cash equivalents. If restricted cash is presented separately from cash and cash equivalents on the balance sheet, companies will be required to reconcile the amounts presented on the statement of cash flows to the amounts on the balance sheet. Companies will also need to disclose information about the nature of the restrictions. The guidance is effective for annual an interim reporting periods beginning after December 15, 2017, and early adoption is permitted. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

6)	In August 2016, the FASB issued ASU No. 2016-15 “Statement of Cash Flows Topic 230: Classification of Certain Cash Receipts and Cash Payments.” ASU No. 2016-15 issued guidance to clarify how certain cash receipts and cash payments should be presented in the statement of cash flows. ASU 2016-15 is effective for annual and interim reporting periods beginning on or after December 15, 2017 and early adoption is permitted. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

7)	In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which addresses certain aspects of recognition, measurement, presentation and disclosure of financial instruments. The new standard is effective for annual periods and interim periods beginning after December 15, 2017, and upon adoption, an entity should apply the amendments by means of a cumulative-effect adjustment to the balance sheet at the beginning of the first reporting period in which the guidance is effective. Early adoption is not permitted except for the provision to record fair value changes for financial liabilities under the fair value option resulting from instrument-specific credit risk in other comprehensive income. The Company is currently evaluating the impact of adopting this guidance.

F-14

INSPIREMD, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

8)	In February 2016, the FASB issued ASU 2016-02, Leases, which requires to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The accounting standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. The Company expected that the adoption of this standard will not have a material impact on its consolidated financial statements.

NOTE 3 - RESTRUCTURING AND IMPAIRMENT

Year ended December 31, 2015
($ in thousands)
Employee termination costs (1)	305
Lease settlement (2)	101
Total restructuring	$406
Impairment of royalties buyout (3)	576
Total restructuring and impairment	$982

During the first quarter of 2015, the board of directors approved to curtail developing and promoting our bare metal stent platform and implementing another cost reduction/focused spending plan. The plan has four components: (i) reducing headcount; (ii) limiting the focus of clinical and development expenses to only carotid and neurovascular products; (iii) limiting sales and marketing expenses primarily to those related to the CGuard EPS stent launch; and (iv) reducing all other expenses (including conferences, travel, promotional expenses, executive cash salaries, director cash fees, rent, etc.).

(1)	During the year ended December 31, 2015, the company incurred $305,000 of costs associated with reducing the Company’s headcount.

(2)	On November 5, 2015, the Company entered into a second amendment (the “Second Lease Amendment”) to the lease agreement for its facilities in the U.S. Pursuant to the Second Lease Amendment and effective January 1, 2016, the Company agreed to reduce its leased space and surrender the released premises. The Company also agreed to pay transaction costs and settlement amount of $101,000.

(3)	During the year ended December 31, 2015 the Company recorded expenses related to the impairment of the royalties buyout asset amounting to $576,000 due to anticipated lower sales of MGuard Prime in the future resulting from industry preferences for drug eluting stents.

The Company values Level 3 Royalties buyout using an internally developed valuation model, whose inputs include future MGuard Prime EPS sales and the derived royalties payments.

F-15

INSPIREMD, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 4 - FAIR VALUE MEASURMENT

Fair value of financial instruments

The carrying amounts of financial instruments included in working capital approximate their fair value either because these amounts are presented at fair value or due to the relatively short-term maturities of such instruments. The fair value of the Loan (as defined in Note 7) approximated its carrying amount since it bears interest at rates that approximate current market rates.

NOTE 5 - PROPERTY, PLANT AND EQUIPMENT

a.	Composition of assets, grouped by major classifications, is as follows:

	December 31,
	2016	2015
	($ in thousands)
Cost:
Computer equipment	$227	$221
Office furniture and equipment	107	104
Machinery and equipment	1,001	961
Leasehold improvements	143	143
	1,478	1,429
Less - accumulated depreciation and amortization	(1,099)	(957)
Net carrying amount	$379	$472

b.	Depreciation and amortization expenses totaled approximately $142,000 and $152,000 for the years ended December 31, 2016 and 2015, respectively.

NOTE 6 - LIABILITY FOR EMPLOYEES RIGHT UPON RETIREMENT

Israeli labor law generally requires payment of severance pay upon dismissal of an employee or upon termination of employment in certain other circumstances.

Pursuant to section 14 of the Israeli Severance Compensation Act, 1963, some of the Company’s employees are entitled to have monthly deposits, at a rate of 8.33% of their monthly salary, made in their name with insurance companies. Payments in accordance with section 14 relieve the Company from any future severance payments to these employees.

The severance pay liability of the Company for the rest of its Israeli employees, which reflects the undiscounted amount of the liability, is based upon the number of years of service and the latest monthly salary. The severance pay liability is partly covered by insurance policies and by regular deposits with recognized severance payment funds. The Company may only withdraw funds previously deposited for savings in connection with the payment of severance. The severance pay expenses were approximately $130,000 and $211,000 for the years ended December 31, 2016 and 2015, respectively.

Defined contribution plan expenses were approximately $157,000 and $213,000 for the years ended December 31, 2016 and 2015, respectively.

The Company expects contribution plan expenses in 2017 to be approximately $198,000.

F-16

INSPIREMD, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 7 - loan

2013 Security and Loan Agreement

a.	Loan and Security Agreement

On October 23, 2013, the Company and InspireMD Ltd. entered into a Loan and Security Agreement (the “Loan and Security Agreement”), pursuant to which a lender made a term loan to the Company and InspireMD Ltd. in the aggregate amount of $10 million (the “Loan”). The annual interest rate on the Loan is prime plus 4%, but shall not be reduced below 10.5%. Payments under the Loan and Security Agreement are for the interest portion only for 9 months, followed by 30 monthly payments of principal and interest through the scheduled maturity date on February 1, 2017.

The Company is permitted to prepay all or a portion of the Loan. However, any prepayments of the Loan will be subject to a penalty of (i) 2%, if the prepayment occurs within 12 months of the Loan being requested by the Company and InspireMD Ltd. (the “Advance Date”), (ii) 1%, if the prepayment occurs between 12 and 24 months after the Advance Date, and (iii) 0.5%, if the prepayment occurs more than 24 months after the Advance Date. The Company and InspireMD Ltd. will also pay the lender an aggregate end of term charge (the “End of Term Charge”) of $500,000 when the Loan is paid in full or matures. In addition, upon the occurrence of a change in control, the Company shall prepay the outstanding amount of all principal and accrued interest through the prepayment date and all unpaid lender’s fees and expenses accrued to the date of the repayment (including the End of Term Charge) together with the penalties stated above.

b.	Security Documents

On October 23, 2013, InspireMD Ltd. issued the lender a Fixed Charge Debenture and a Floating Charge Debenture (collectively, the “Israeli Security Agreements”) in order to create a security interest in all the assets and property of InspireMD Ltd., securing the Company’s and InspireMD Ltd.’s obligations under the Loan and Security Agreement. In addition, on October 23, 2013 and November 8, 2013, the Company entered into Deposit Account Control Agreements with the lender and two banking institutions in the US (the “Deposit Account Control Agreements”) in order to perfect the lender’s security interest in the Company’s bank account. Pursuant to the Loan and Security Agreement, the Israeli Security Agreements and the Deposit Account Control Agreement, the Company’s obligations to the lender are secured by a first priority perfected security interest in all of the assets and properties of the Company and InspireMD Ltd., other than the intellectual property of the Company and InspireMD Ltd.

The Company is required under the Loan and Security Agreement to maintain at all times in the bank accounts under the Deposit Account Control Agreements, cash and cash equivalents which may include cash collected from Accounts Receivable by Inspire M.D Ltd. and InspireM.D GmbH within the previous 7 days, and cash transferred to Inspire M.D Ltd. for the settlement of Permitted Indebtedness within the following 7 days, in each unrestricted and unencumbered, in an aggregate amount of at least the lesser of (a) an amount equal to one hundred percent of the then outstanding principal amount of the Term Loan Advance and (b) an amount equal to seventy-five percent of the aggregate amount of all of Borrower’s worldwide cash and cash equivalents.

As of December 31, 2016, the future principal payments obligation for the Loan to be repaid in 2017 is $2,237,000.

F-17

INSPIREMD, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

c.	Loan Amendment

On June 13, 2016, the Company amended (the “Amendment”) the Loan and Security Agreement, dated October 23, 2013, as amended, to provide that, among other things, the principal payment shall be suspended for a four month period beginning May 1, 2016, provided that the Company receives unrestricted and unencumbered net cash proceeds in an amount of at least $10 million from the sale of the Company’s equity securities with investors acceptable to the lender on or prior to June 30, 2016. The Amendment also modified the term loan maturity date under the Loan and security Agreement to (i) April 1, 2017, if the Company does not complete such sale of its equity securities and the lender does not waive such condition to complete such sale prior to June 30, 2016, or (ii) June 1, 2017, if the Company completes such sale of its equity securities, or if the lender waives such condition to complete such sale of its equity securities, prior to June 30, 2016. In addition, the Company agreed to increase the end of term charge from $500,000 to $520,000 on the earliest to occur of February 1, 2017, or when the loan is paid in full or matures. In connection with the Amendment, the Company and its subsidiary granted a security interest in their intellectual property to the lender (see Note 11b). In connection with the Amendment, the Company issued the lender warrants to purchase up to the number of shares of common stock equal to $182,399 divided by (i) the lowest effective price per share, determined on a common stock-equivalent basis, for which the Company’s equity securities are sold and issued by the Company in an equity financing in which the Company receives unrestricted aggregate gross cash proceeds of at least $7.5 million, subject to adjustment from time to time in accordance with the terms of the warrant agreement, or (ii) if such equity financing shall not have been consummated on or before July 30, 2016, or if, prior to the consummation of such equity financing, there shall be a transaction involving a change of control or a dissolution, liquidation or winding-up of the Company, then the closing price of a share of common stock on June 13, 2016, subject to adjustment thereafter from time to time in accordance with the terms of the warrant agreement. The warrants are immediately exercisable and have a five year term. The principal payments of May 1, 2016 and June 1, 2016 were suspended and although the July 2016 Offering (see Note 10a) had not closed prior to June 30, 2016, the lender agreed to waive the July 1, 2016 principal payment. Additionally, on July 6, 2016, the lender agreed to waive the August 1, 2016 principal payment, as well. The Loan under the Loan and Security Agreement, as amended by the Amendment, matures on June 1, 2017.

The Company has concluded that the above changes to the terms of the Loan and security Agreement do not constitute a troubled debt restructuring as no concession has been granted. As such, the Company applied the guidance in ASC 470-50, Modifications and Extinguishments. The accounting treatment is determined by whether (1) the Investors remain the same and (2) the change in the debt terms is considered substantial.

F-18

INSPIREMD, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

Since the lenders remained the same before and after the Amendment, the Company has made a quantitative test, in order to determine whether the Loan and security Agreement, as amended by the Amendment, is substantially different from the Loan and security Agreement prior to the Amendment became effective. According to ASC 470-50-40-10, from the debtor’s perspective, an exchange of debt instruments between or a modification of a debt instrument by a debtor and a creditor is deemed to have been accomplished with debt instruments that are substantially different if the present value of the cash flows under the terms of the new debt instrument is at least 10 percent different from the present value of the remaining cash flows under the terms of the original instrument. If the terms of a debt instrument are changed or modified and the cash flow effect on a present value basis is less than 10 percent, the debt instruments are not considered to be substantially different.

Based on the accounting analysis performed, the Company concluded that the Loan and security Agreement, as amended by the Amendment, was not substantially different from the Loan and security Agreement prior to the Amendment becoming effective, and, as such, accounted for the Amendment as a modification. Accordingly, no gain or loss was recorded and a new effective interest rate was established based on the carrying value of the Loan and security Agreement prior to the Amendment became effective and the revised cash flows pursuant to the Loan and security Agreement, as amended by the Amendment, including the fair value of the warrants issued to the lender.

Following the closing of the July 2016 Offering (see Note 10a), pursuant to the warrant agreement discussed above, the Company issued to the lender warrants to purchase 38,691 shares of common stock. The warrants are exercisable immediately and have a term of exercise of 5 years from the date of issuance and an exercise price of $4.71. Given the settlement mechanism described above, the warrants as of the Amendment date were classified as a liability and subsequently, upon closing of the July 2016 Offering, were reclassified to equity.

F-19

INSPIREMD, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 8 - RELATED PARTIES TRANSACTIONS

a.	Chief Executive Officer (“CEO”)

On January 21, 2016, the Company and the Company’s former CEO entered into a fourth amendment to the former CEO’s Employment Agreement by and between the Company and the former CEO, in order to, among other things, (i) modify the term of the former CEO’s employment to end on the earlier of June 30, 2016 or the date upon which a new president and/or CEO (or executive performing a similar role) commences employment with the Company (or, if such individual is promoted internally, the date such individual is promoted to the position of president and/or chief executive officer); and (ii) provide that, during the remaining term of his employment, the former CEO will receive (A) 50% of his base salary in cash payments, for all days that the CEO works during the remaining term of his employment, at the monthly rate of $18,750, payable in accordance with the Company’s regular payroll practices, and (B) a lump-sum payment equivalent to 50% of the former CEO’s base salary through June 30, 2016, at the monthly rate of $18,750, payable within 20 business days from the earlier of (x) the Company raising an aggregate of $5 million from investors, or (y) June 30, 2016.

On June 6, 2016, the former CEO resigned from all officer and director positions with the Company, and a new president and CEO commenced employment with the Company.

On June 6, 2016, the Company appointed a new CEO, who was then the Company’s executive vice president and chief operating officer. In connection with his appointment, the Company and the CEO entered into a fourth amendment (the “Fourth Amendment”) to the employment agreement by and between the Company and the CEO, in order to, among other things, (i) change the title of his position to president and chief executive officer; (ii) modify the term of the CEO’s employment to (a) continue until May 31, 2017, with the CEO resigning as a member of the Board of Directors at the end of such term if requested by the Company and (b) provide that in the event that the term is not extended beyond May 31, 2017 by mutual agreement of the parties and the Company does not offer the CEO a position as CEO and/or chief operating officer on the same or more favorable terms with a base salary that is at least 10% greater than his current base salary, the CEO’s termination will be deemed a termination without cause; and (iii) amend the terms and conditions of the CEO’s compensation, as described below.

F-20

INSPIREMD, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

Pursuant to the Fourth Amendment, for the period beginning on June 1, 2016 and ending on the earlier of (i) the closing of a transaction with investors where the Company raises an aggregate of $5 million (the “Financing”) and (ii) March 15, 2017, the CEO will receive 50% of his base salary in cash payments, payable in accordance with the Company’s regular payroll practices, with the remaining 50% of his base salary paid in a lump-sum payment on the first to occur of (a) the first payroll period that is on or after the 20th business day following the Financing or (b) March 15, 2017 (such earlier date, the “Reduction Amount Payment Date”). The Fourth Amendment also amends the terms of the CEO’s bonus compensation to provide that (i) the CEO is eligible to receive annual bonus compensation in an amount equal to 100% of his base salary upon the achievement of reasonable target objectives and performance goals as may be determined by the Board in consultation with the CEO and (ii) on the Reduction Amount Payment Date, the CEO will receive a lump-sum retention bonus in an amount equal to $106,458, subject to the CEO’s continued employment through such date.

The Fourth Amendment further provides that on or within 20 business days of the closing of the Financing, the CEO will be granted, subject to approval of the Board of Directors and the CEO’s continued employment by the Company through the applicable grant date, (i) a nonqualified stock option relating to the number of shares of the Company’s common stock equal to 2% of the Company’s outstanding common stock on the date of the closing of the Financing (the “Financing Option”) and (ii) a restircted stock award equal to 2% of the Company’s outstanding common stock on the date of the closing of the Financing (the “Financing Restricted Stock Award”), in each case, subject to the terms and conditions of the Company’s 2013 Long-Term Incentive Plan and a nonqualified stock option agreement and a restricted stock award agreement to be entered into by the Company and the CEO. From the July 2016 Offering, the Company received more than an aggregate of $5 million, and, as such, on July 25, 2016, the CEO was granted the Financing Option to purchase 70,500 shares of the Company’s common stock at an exercise price of $4.75, which is equal to the closing fair market value of common stock on the date of grant, vesting on the first anniversary of the date of the grant, and on August 1, 2016, the CEO was granted the Financing Restricted Stock Award of 70,500 restricted shares of the Company’s common stock, vesting on the first anniversary of the date of the grant.

In calculating the fair value of the above options the Company used the following assumptions: dividend yield of 0%; expected term of 5 years; expected volatility of 87.29%; and risk-free interest rate of 1.22%.

The fair value of the above options, using the Black-Scholes option-pricing model, was approximately $0.2 million.

The fair value of the above restricted shares of common stock, using the Black-Scholes option-pricing model, was approximately $0.3 million.

F-21

INSPIREMD, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

b.	On January 16, 2016, the Board of Directors appointed a new director and Vice Chairman of the Board, effective as of January 22, 2016, with a term expiring at the Company’s 2017 annual meeting of stockholders. On April 30, 2016, in connection with his appointment, the new director was granted an option to purchase 31,202 shares of the Company’s common stock at an exercise price equal to the closing fair market value of the common stock on the date of grant on April 30, 2016, subject to the terms and conditions of the the InspireMD, Inc. 2013 Long-Term Incentive Plan (the “2013 Plan”)and the 2011 UMBRELLA Option Plan. Options to purchase 7,801 shares of Common Stock vest and become exercisable immediately upon the time of grant, and, until all 31,202 options shall have vested, options to purchase 7,801 shares of common stock will vest and become exercisable each time upon (i) the Company raising at least $15 million through an equity offering; (ii) the Company’s market cap becoming equal to or greater than $25 million; (iii) the Company receiving research coverage by three new analysts at a leading investment bank; or (iv) the tripling of the Company’s market cap from the date of appointment. Any of the foregoing conditions, if achieved following the director’s appointment but prior to April 30, 2016, would have been deemed satisfied on the date of grant. However, in the event (i) of the director’s death or permanent disability, (ii) a change in control (as defined in the Plan) or (iii) if the director is asked to resign for any reason other than cause (as defined in the Company’s form of Nonqualified Stock Option Agreement under its Plan), the options shall vest immediately in full. The options have a term of 10 years from the date of grant and the exercise price may be paid in either cash or on a cashless basis.

The fair value of options with market cap related conditions reflect the probability of achieving the respective condition, and are recognized through the date in which it is expected to be met. The fair value of such options was determined using the Monte-Carlo option-pricing model with the following primary assumptions: the probability to achieve various gross proceeds in future offerings, dividend yield of 0%; expected term of 10 years; expected volatility of 85.73%; and risk-free interest rate of 1.81%. The fair value of the above options with market conditions, using the Monte-Carlo option-pricing model, was approximately $96,000.

The remaining tranches would vest upon achievment of performance conditions. Accordingly, the fair value of such options would be recognized based upon the number of options expected to vest and when the occurrence of the condition is considered probable.

In calculating the fair value of the above options with performance conditions the Company used the following assumptions: dividend yield of 0%; expected term of 5.5 years; expected volatility of 85.81%; and risk-free interest rate of 1.25%. The fair value of the above options with performance conditions, using the Black-Scholes option-pricing model, was approximately $66,000.

c.	On January 26, 2016 the Company entered into an option cancellation and release agreement with certain directors, the former CEO, the CEO who at the time was acting as the Company’s Chief Operating Officer and the Chief Financial Officer (“CFO”) (collectively “the Optionholders”), pursuant to which the parties agreed to cancel options to purchase an aggregate of 16,910 shares of common stock of the Company previously granted to each of the Optionholders. For accounting purposes, the cancellation was treated as a settlement for no consideration and accordingly all remaining unrecognized compensation cost amounting to approximately $800,000 was recognized.

F-22

INSPIREMD, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

d.	During the years ended December 31, 2016 and 2015, the Company granted stock options to directors to purchase a total of 134,232 and 5,555 shares of the Company’s common stock, respectively. The options have exercise prices of $3.04 - $12.50 and $42.50-$195.00, per share, respectively, which were the fair market value of the Company’s common stock on the date of each respective grant.Of the 134,232 options granted in 2016, 82,500 options are subject to a three-year vesting period with one-third of such awards vesting each year, 20,530 options were in lieu of cash compensation that was owed to them for their services as directors for the fourth quarter of 2015 and the first and second quarters of 2016 and are fully vested as of their grant date and the remaining options are subject to certain market and performance conditions. Of the 5,555 options granted in 2015, 4,320 options were in lieu of cash compensation that was owed to them for their services as directors for the third and fourth quarters of 2014 and the first through third quarter of 2015 and are fully vested as of their grant date and the remaining options are subject to a three-year vesting period, with one-third of such awards vesting each year.

The fair value of the above options, using the Black-Scholes option-pricing model, was approximately $526,000 and $338,000, respectively.

e.	Balances with related parties:

	December 31,
	2016	2015
	($ in thousands)
Current liabilities:
Other accounts payable	$77	$132

f.	Transactions with related parties:

	Year ended December 31,
	2016	2015
	($ in thousands)

Compensation expenses (including share based compensation)	$1,499	$1,892

F-23

INSPIREMD, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 9 - COMMITMENTS AND CONTINGENT LIABILITIES

a.	Lease commitments:

1)	The Company has a lease agreement for its facilities in the U.S which expires in October 2017.

The Subsidiary has a lease agreement for a facility in Israel, which expires on December 31, 2018 with an option to extend the agreement for two additional years until December 31, 2020 under the terms stipulated in the agreement.

Rent expense included in the consolidated statements of operations totaled approximately $319,000 and $383,000 for the years ended December 31, 2016 and 2015, respectively. The rent expense for the year ended December 31, 2015 excludes $101,000, which is recorded under “Restructuring and impairment” in the consolidated statements of operations. See Note 3.

As of December 31, 2016, the aggregate future minimum lease obligations for office rent under non-cancelable operating lease agreements are as follows:

($ in thousands)
Year Ended December 31:
2017	$326
2018	276
$602

2)	The Company leases its motor vehicles under operating lease agreements. As of December 31, 2016, the aggregate non-cancelable future minimum lease obligations for motor vehicles were approximately $6,000.

F-24

INSPIREMD, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

b.      Liens and pledges:

The Company’s obligations under the Loan and Security Agreement were secured by the Israeli Security Agreements and the Deposit Account Control Agreements on all of the assets and properties of the Company and InspireMD Ltd., other than the intellectual property of the Company and InspireMD Ltd. See Note 7.

c.      Litigation:

In December 2012, a former service provider of InspireMD GmbH filed a claim with the Labor Court in Buenos Aires, Argentina in the amount of $193,378 plus interest (6% in dollars or 18.5% in pesos), social benefits, legal expenses and fees (25% of the award) against InspireMD Ltd. and InspireMD GmbH. The Company settled with the plaintiff in the amount of $80,000 plus $20,000 for legal fees, which was approved by the Labor Court and paid by the Company in March 2016.

The Company received written communication from a distributor to provide unspecified compensation for pre-paid goods subject to the voluntary field action. After considering the views of its legal counsel as well as other factors, the Company’s management believes that there is a reasonably possible likelihood of a loss from any related future proceedings would range from a minimal amount up to 1,075,000 Euros.

On April 26, 2016 the Company received a suit seeking damages from the Company amounting to $2.2 million in cash and unspecified compensation in equity in connection with certain finders’ fees. The Company’s management, after considering the views of its legal counsel as well as other factors, is of the opinion that a loss to the Company is neither probable nor in an amount or range of loss that is estimable.

In July 2016, a service provider filed a suit seeking damages from the Company’s subsidiary amounting to $1,967,822 The Company’s management, after considering the views of its legal counsel as well as other factors, is of the opinion that a loss to the Company is neither probable nor in an amount or range of loss that is estimable.

NOTE 10 - EQUITY

a.	Share capital

The Company’s common shares are listed on the NYSE MKT.

On September 30, 2015, the Company filed with the Secretary of State of Delaware a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a one-for-ten reverse stock split of its common stock, par value $0.0001 per share , effective as of October 1, 2015, which decreased the number of issued and outstanding shares of common stock and restricted shares of common stock from 3.1 million shares to 0.3 million shares. The Company’s authorized common stock was decreased from 125 million shares to 50 million shares.

On May 25, 2016 the Company filed with the Secretary of State of Delaware a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the Company’s number of authorized shares of common stock from 50 million to 150 million.

F-25

INSPIREMD, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

On September 28, 2016, the Company filed with the Secretary of State of Delaware a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a one-for-twenty five reverse stock split of its common stock, par value $0.0001 per share , effective as of October 7, 2016, which decreased the number of issued and outstanding shares of common stock and restricted shares of common stock from 35.7 million shares to 1.4 million shares.

Accordingly, as of December 31, 2016, the Company has authorized 155,000,000 shares of capital stock, par value $0.0001 per share, of which 150,000,000 are shares of common stock and 5,000,000 are shares of “blank check” preferred stock.

All related share and per share data have been retroactively applied to the financial statements and their related notes for all periods presented.

On March 9, 2015, the Company sold 137,481  shares of its common stock and warrants to purchase 137,481 shares of common stock in a registered direct offering. Each purchaser received a warrant to purchase one share of common stock for each share of common stock that it purchased in the offering. The warrants, which are classified as equity, are exercisable immediately and have a term of exercise of 5 years from the date of issuance and an exercise price of $137.5. This offering resulted in net proceeds to the Company of approximately $12.4 million after deducting placement agent fees and other offering expenses.

On January 26, 2016 the Company entered into option cancellation and release agreements with the Optionholders. See Note 10a.

On March 21, 2016, the Company sold 117,327 shares of its common stock and warrants to purchase 58,668 shares of common stock in concurrent underwritten public offering and private placement (the “March 2016 Offering”). The common stock was sold at a price of $14.75 per share and each purchaser received a warrant to purchase one half of one share of common stock for each share of common stock that it purchased in the March 2016 Offering. The warrants, which are classified as equity, are exercisable immediately and have a term of exercise of 5 years from the date of issuance and an exercise price of $14.75. The March 2016 Offering resulted in gross proceeds to the Company of approximately $1.7 million ($1.4 million after deducting underwriting discount, placement agent fees and other offering expenses).

In connection with the March 2016 Offering, on March 21, 2016, the Company issued to the underwriter and placement agent five-year warrants to purchase up to 5,867 shares of common stock at an exercise price of $18.44 per share. The warrants, which are classified as equity, are exercisable at any time during the period commencing six months following the date of issuance and ending five years from the date of issuance.

F-26

INSPIREMD, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

On July 7, 2016, the Company closed a public offering of 442,424 shares of Series B Convertible Preferred Stock and accompanying warrants to purchase up to 1,769,696 shares of common stock (the “July 2016 Offering”). Each share of Series B Convertible Preferred Stock and the accompanying warrants were sold at a price of $33.00. Each share of Series B Convertible Preferred Stock is convertible into 4 shares of common stock reflecting a conversion price equal to $8.25 per share. The holders of Series B Convertible Preferred Stock will be entitled to receive cumulative dividends at the rate per share of 15% per annum of the stated value for five years, payable in cash or common stock, at the Company’s discretion.

The Series B Convertible Preferred Stock will automatically convert into shares after five years from issuance. Additionally, holders of the shares may elect to convert at anytime. The Series B Convertible Preferred Stock has certain anti-dilution provisions. In addition, the Series B Convertible Preferred Stock is subject to provisions providing for make-whole payments, pursuant to which, if the Series B Convertible Preferred Stock is converted into shares of common stock at any time prior to the fifth anniversary of the date of issuance, the holders will receive all of the dividends that, but for the early conversion, would have otherwise accrued on the applicable shares of Series B Convertible Preferred Stock being converted for the period commencing on the conversion date and ending on the fifth anniversary of the date of issuance, less the amount of all prior dividends paid on such converted Series B Convertible Preferred Stock before the date of conversion. The warrants are exercisable immediately and have a term of exercise of five years from the date of issuance and have an exercise price of $5.00 per share of common stock.

The Company received gross proceeds of approximately $14.6 million from the July 2016 Offering, before deducting placement agent fees and offering expenses payable by the Company.

For accounting purposes, the Company analyzed the classification of the Series B Convertible Preferred Stock, including whether the embedded conversion options should be bifurcated. As the Series B Convertible Preferred Stock is not redeemable, and the host contract was determined to be akin to equity, the entire instrument was classified as equity.

The Company has also concluded that the warrants accompanying Series B Convertible Preferred Stock are classified as equity, since the warrants bear a fixed conversion ratio and all other criteria for equity classification have been met.

During the year ended December 31, 2016, 130,903 shares of Series B Convertible Preferred Stock were converted into 916,321 shares of common stock.

Following the closing of the July 2016 Offering, pursuant to a warrant agreement (see Note 4), the Company issued to a lender warrants to purchase 38,691 shares of common stock .

As of December 31, 2016 the Company issued total of 2,029,912 warrants to purchase 2,029,912 shares of common stock.

F-27

INSPIREMD, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

b.	Share-Based Compensation

1)	On March 28, 2011, the board of directors and stockholders of the Company adopted and approved the InspireMD, Inc. 2011 UMBRELLA Option Plan (the “Umbrella Plan”) which expires on March 27, 2021. Under the Umbrella Plan, as subsequently amended, the Company reserved 20,000 shares of common stock as awards to employees, consultants, and service providers. As of December 31, 2016, the Company had 1,694 shares of common stock available for future issuance under the plans as described above.

On December 16, 2013, the board of directors and stockholders of the Company adopted and approved the 2013 Plan. Under the 2013 Plan, the Company initially reserved 20,000 shares of common stock for awards to employees, officers, directors, consultants, and service providers. On September 9, 2015, May 24, 2016 and September 28, 2016, the stockholders approved an amendment to the 2013 Plan to increase the number of shares of common stock available for issuance pursuant to awards under the 2013 Plan by 18,800, 400,000 and 252,000 shares of common stock, respectively, to a total of 690,800 shares of common stock. As of December 31, 2016, the Company reserved 233,189 shares of common stock available for future issuance under the plans as described above.

The 2013 Plan provides for the granting of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights, and other awards, which may be granted singly, in combination, or in tandem. The 2013 Plan is administered by the Company’s compensation committee.

In 2004, Section 409A was added to the U.S. Internal Revenue Code of 1986, as amended (the “Code”) to regulate all types of deferred compensation. Certain performance awards, stock options, stock appreciation rights, restricted stock units, and certain types of restricted stock are subject to Section 409A of the Code.

Pursuant to the current Section 102 of the Israeli Tax Ordinance, which came into effect on January 1, 2003, options may be granted through a trustee (i.e., Approved 102 Options) or not through a trustee (i.e., Unapproved 102 Options). As a result of an election made by the Company under Section 102 of the Income Tax Ordinance, the Company will not be allowed to claim as an expense for tax purposes in Israel the amounts credited to the employee as capital gains to the grantees, although it will generally be entitled to do so in respect of the salary income component (if any) of such awards when the related tax is paid by the employee.

F-28

INSPIREMD, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

2)	During the years ended December 31, 2016 and 2015, the Company granted stock options to the CEO, employees and directors to purchase a total of 328,698 and 8,599 shares of the Company’s common stock,respectively. The options have exercise prices ranging from $1.86-$12.5 and $42.5-$207.5 per share, respectively, which were the fair market value of the company’s common stock on the date of each respective grant. The fair value of the above options, using the Black-Scholes and the Monte-Carlo option pricing models, was approximately $1,023,000 and $660,000, respectively. Of the 328,698 stock options granted in 2016, 161,025 options are subject to a three-year vesting period with one-third of such awards vesting each year, 32,000 options are subject to a two-year vesting period with one-half of such awards vesting each year, 83,941 options are subject to a one-year vesting period, 28,331 options are fully vested as of their grant date and the remaining options are subject to certain market and performance conditions. Of the 8,599 stock options granted in 2015, 4,320 options are fully vested as of their grant date and the remaining options are subject to a three-year vesting period with one-third of such awards vesting each year.

3)	During the year ended December 31, 2016 and 2015, the Company granted to the CEO, employees and directors 129,825 and 7,866 restricted shares of the Company’s common stock, respectively. The fair value of these restricted shares was approximately $545,000 and $1,157,000. Of the 129,825 restricted shares granted during the year ended December 31, 2016, 70,500 restricted shares are subject to a one-year vesting period and the remaining restricted shares are subject to a three-year vesting period, with one-third of such awards vesting each year. Of the 7,866 restricted shares granted during the year ended December 31, 2015, 1,732 restricted shares are subject to a one-year vesting period, 370 restricted shares are fully vested as of their grant date and are subject to a 6 month lock up period, 2,553 restricted shares are fully vested as of their grant date, 1,330 restricted shares are subject to a six-month vesting period and 1,881 restricted shares are subject to a three-year vesting period, with one-third of such awards vesting each year.

F-29

INSPIREMD, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

4)	The following table summarizes information about warrants and share options to employees:

	Year ended December 31
	2016		2015
	Number of warrants and options	Weighted average exercise price	Number of warrants and options	Weighted average exercise price
Outstanding - beginning of period	28,548	$752.5	21,463	$1002.5
Granted	328,698	4.57	8,599	132.5
Forfeited	(20,861)	689.47	(1,514)	767
Exercised	(153)	-
Outstanding -end of period	336,232	$25.48	28,548	$752.5
Exercisable at the end of the period	51,275	$145.35	13,792	$1,159.25

5)	The following table summarizes information about warrants and share options to non-employees:

	Year ended December 31
	2016		2015
	Number of warrants and options	Weighted average exercise price	Number of warrants and options	Weighted average exercise price
Outstanding - beginning of period	5,372	$1,134	5,597	$1,120
Granted	-	-	-	-
Forfeited	(3,722)	1,278.55	(225)	766.75
Exercised	(147)	-
Outstanding - end of period	1,503	$890.42	5,372	$1,134.25
Exercisable at the end of the period	1,485	$886.28	5,356	$1,134

F-30

INSPIREMD, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

6)	The following table summarizes information about restricted shares to employees:

	Year ended December 31
	2016	2015
	Number of restricted shares
Outstanding - beginning of period	5,889	4,103
Granted	129,825	7,866
Forfeited	(1,266)	(406)
Vested	(3,999)	(5,674)
Outstanding - end of period	130,449	5,889

7)	The following table provides additional information about all warrants and options outstanding and exercisable:

	Outstanding as of December 31, 2016
Exercise price	Warrants and options outstanding	Weighted average remaining contractual life (years)	Warrants and options exercisable
$0-$1.86	45,823	9.76	382
$3.04-$3.25	143,400	4.68	-
$4.75-$12.5	139,857	9.51	43,932
$42.5-$207.5	3,405	7.43	3,280
$557.5-$2,100	5,250	3.89	5,165
	337,735	7.39	52,760

The weighted average of the remaining contractual life of total vested and exercisable warrants and options as of December 31, 2016 was 8.70 years.

The aggregate intrinsic value of the total exercisable warrants and options as of December 31, 2016 was approximately $955.

The weighted average fair value of warrants and options granted was approximately $3.11 and $77.75 for the years ended December 31, 2016 and 2015, respectively. The weighted average fair value of warrants and options granted was estimated using the Black-Scholes option-pricing model.

8)	The following table sets forth the assumptions that were used in determining the fair value of options granted to employees for the years ended December 31, 2016 and 2015:

	Year ended December 31
	2016	2015
Expected life	5-6.5 years	5-6.5 years
Risk-free interest rates	1.01%-2.06%	1.41%-1.71%
Volatility	85.8%-91.03%	62.68%-71.12%
Dividend yield	0%	0%

F-31

INSPIREMD, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

The Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term. Accordingly, as to ordinary course options granted, the expected term was determined using the simplified method, which takes into consideration the option’s contractual life and the vesting periods (for non-employees, the expected term is equal to the option’s contractual life).

Until December 31, 2015, the Company estimated forfeitures based on its employment termination history. Beginning January 1, 2016, the Company adopted ASU 2016-09 and elected to account for forfeitures as they occur. The annual risk-free rates are based on the yield rates of zero coupon non-index linked U.S. Federal Reserve treasury bonds as both the exercise price and the share price are in dollar terms.  The Company’s expected volatility is derived from a blended volatility, based on its historical data and that of a peer group of public companies.

9)	As of December 31, 2016, the total unrecognized compensation cost on employee and non-employee stock options and restricted shares, related to unvested stock-based compensation, amounted to approximately $1 million. This cost is expected to be recognized over a weighted-average period of approximately 0.83 years. This expected cost does not include the impact of any future stock-based compensation awards.

10)	The following table summarizes the allocation of total share-based compensation expense in the consolidated statements of operations:

	Year ended December 31
	2016	2015
	($ in thousands)
Cost of revenues	$1	$8
Research and development	182	716
Sales and marketing	(85)	179
General and administrative	880	2,145
Restructuring and impairment	-	59
	$978	$3,107

F-32

INSPIREMD, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 11 - TAXES ON INCOME:

a.	Tax laws applicable to the Company and its subsidiaries

Taxation in the United States

InspireMD, Inc. is taxed under U.S. tax laws. Accordingly, the applicable corporate tax rate is 34%.

Taxation in Israel

In January 2016, the Law for the Amendment of the Income Tax Ordinance (No. 216) was published, enacting a reduction of corporate tax rate in 2016 and thereafter, from 26.5% to 25%.

In December 2016, the Economic Efficiency Law (Legislative Amendments for Implementing the Economic Policy for the 2017 and 2018 Budget Year), 2016 was published, introducing a gradual reduction in corporate tax rate from 25% to 23%. However, the law also included a temporary provision setting the corporate tax rate in 2017 at 24%. As a result, the corporate tax rate will be 24% in 2017 and 23% in 2018 and thereafter.

Taxation in Germany

InspireMD GmbH is taxed according to the tax laws in Germany. Accordingly, the applicable tax rates are corporate tax rate of 15.825% and trade tax rate of 17.15%.

Taxation in UK

InspireMD UK is taxed according to the tax laws in the UK. Accordingly, the applicable tax rate is a corporate tax rate of 20%. The Company closed InspireMD UK in 2015.

b.	Tax benefits under the Law for the Encouragement of Capital Investments, 1959 (the “Law”):

InspireMD Ltd. has been granted a “Beneficiary Enterprises” status under the Investment Law including Amendment No. 60 thereof, which became effective in April 2005. The tax benefits derived from any such Beneficiary Enterprise relate only to taxable profits attributable to the specific program of investment to which the status was granted.

The main benefit, to which InspireMD Ltd. is entitled, conditional upon the fulfilling of certain conditions stipulated by the above law, is a two-year exemption and eight years of a reduced tax rate of 10% to 25% from tax on income derived from beneficiary activities in facilities in Israel. The two-year exemption starts only when the Company starts to pay taxes after using all carryforward tax losses. The tax benefit period is twelve years from the year of election, which means that after a year of election, the two-year exemption and eight years of reduced tax rate can only be used within the next twelve years. The Company elected the year 2007, as a year of election and 2011 as an additional year of election.

F-33

INSPIREMD, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

In the event of a distribution of tax-exempt income attributable to “Beneficiary Enterprises” as a cash dividend, the Company will be required to pay tax at a rate of 10% to 25% on the amount distributed, subject to certain conditions. In addition, dividends originating from income attributable to the “Beneficiary Enterprises” will be subject to a 15% withholding tax.

Should InspireMD Ltd. derive income from sources other than the “Beneficiary Enterprises” during the period of benefits, such income shall be taxable at the regular corporate tax rate.

1)	Conditions for entitlement to the benefits

The entitlement to the above benefits is conditional upon InspireMD Ltd. fulfilling the conditions stipulated by the law, regulations published thereunder and the instruments of approval for the specific investments in approved assets. In the event of failure to comply with these conditions, the benefits may be cancelled and InspireMD Ltd. may be required to refund the amount of the benefits, in whole or in part, with the addition of interest.

The Company opted not to apply for Preferred Enterprise status.

c.	Carry forward tax losses

As of December 31, 2016, InspireMD Ltd. had a net carry forward tax loss of approximately $60 million. Under Israeli tax laws, the carry forward tax losses can be utilized indefinitely. The Company had a net carry forward tax loss of approximately $33 million. Under U.S. tax laws, the Company’s tax losses can be utilized two years back and twenty years forward. As such the Company’s carry forward tax losses will begin to expire on December 31, 2031.

d.	Loss before income taxes

The components of loss before income taxes are as follows:

	Year ended December 31,
	2016	2015
	($ in thousands)
Loss before taxes on income:
InspireMD, Inc.	$(3,640)	$(6,131)
Subsidiaries	(4,820)	(9,450)
	$(8,460)	$(15,581)

F-34

INSPIREMD, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 11 - TAXES ON INCOME (continued):

Current taxes on income

The main reconciling items between the statutory tax rate of the Company and the effective tax rate are the change in subsidiary tax rates and the change in valuation allowance in respect of tax benefits from carried forward tax losses due to uncertainty of the realization of such tax benefits.

The changes in the valuation allowance for the year ended December 31, 2016 and 2015 were as follows:

	Year ended December 31,
	2016	2015
	($ in thousands)
Balance at the beginning of the year	$28,970	$24,655
Changes during the year	712	4,315
Balance at the end of the year	$29,682	$28,970

F-35

INSPIREMD, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

e.	Accounting for Uncertain Tax position

The Company has no uncertain tax positions as of December 31, 2016.

A summary of open tax years by major jurisdiction is presented below:

Jurisdiction	Years
U.S.	2013-2016
Israel	2013-2016
Germany	2011-2016
United Kingdom	2014-2015

f.	Deferred income tax:

	December 31,
	2016	2015
	($ in thousands)

Short-term:
Allowance for doubtful accounts	$64	$74
Provision for vacation and recreation pay	34	105
	98	179
Long-term:
R&D expenses	459	1,326
Share-based compensation	4,027	3,737
Carry forward tax losses	25,053	23,674
Accrued severance pay, net	45	54
	29,584	28,791
Less-valuation allowance	(29,682)	(28,970)
	$-	$-

F-36

INSPIREMD, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 12 - SUPPLEMENTARY FINANCIAL STATEMENT INFORMATION:

Balance sheets:

a.	Accounts receivable:

The changes in “Allowance for doubtful accounts” during the years ended December 31, 2016 and 2015 are as follows:

	Year ended December 31,
	2016	2015
	($ in thousands)
Balance at beginning of period	$346	$337
Additions during the period	-	72
Deductions during the period	-	(49)
Exchange rate differences	(10)	(14)
Balance at end of period	$336	$346

b.       Inventories:

	December 31,
	2016	2015
	($ in thousands)
Finished goods	$83	$301
Work in process	233	307
Raw materials and supplies	184	145
	$500	$753

For the years ended December 31, 2016 and 2015, the Company recorded expenses for slow moving inventory in the amounts of $50,000 and $588,000, respectively.

c.       Accounts payable and accruals-other:

	December 31,
	2016	2015
	($ in thousands)
Employees and employee institutions	$357	$412
Accrued vacation and recreation pay	137	377
Accrued clinical trials expenses	467	582
Provision for sales commissions	56	80
Accrued expenses	425	552
Other	5	3
	$1,447	$2,006

F-37

INSPIREMD, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 13 - ENTITY WIDE DISCLOSURES:

Revenues are attributed to geographic areas based on the location of the customers. The following is a summary of revenues:

	Year ended December 31,
	2016	2015
	($ in thousands)
Germany	$631	$519
Italy	382	415
Belarus	134	226
Brazil	57	238
Other	690	912
	$1,894	$2,310

By product:

	Year ended December 31,
	2016	2015
	($ in thousands)
CGuard	$1,147	$703
MGuard*	747	1,607
	$1,894	$2,310

*Includes revenue from sales of both MGuard Prime and MGuard.

By principal customers:

	Year ended December 31,
	2016	2015
Customer A	28%	9%
Customer B	13%	7%
Customer C	7%	10%
Customer D	5%	11%

All tangible long lived assets are located in Israel.

F-38

InspireMD, Inc.

1,171,875 Units Each Consisting of One Share of Series C Convertible Preferred Stock Warrants to Purchase Four Shares of Common Stock
and Short-Term Warrants to Purchase Four Shares of Common Stock

4,687,500 Shares of Common Stock Underlying the Series C Convertible Preferred Stock 4,687,500 Shares of Common Stock Underlying the Warrants

4,687,500 Shares of Common Stock Underlying the Short-Term Warrants